As filed with the U.S. Securities and Exchange Commission on November 24, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMCI ACQUISITION CORP.
(Exact name of registrant as specified in its charter)
Delaware	6770	83-0982969
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1501 Ligonier Street
Suite 370
Latrobe, PA 15650
(724) 672-4319
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
William Hunter
President and Chief Executive Officer
1501 Ligonier Street
Suite 370
Latrobe, PA 15650
(724) 672-4319
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Stuart Neuhauser, Esq. Jeffrey W. Rubin, Esq. Matthew Gray, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 (212) 370-1300	William Hunter President and Chief Executive Officer 1501 Ligonier Street Suite 370 Latrobe, PA 15650 (724) 672-4319	Carl P. Marcellino, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 (212) 841-0623
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated ☐	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering prices(2)	Amount of registration fee(3)
Common stock	25,500,000(1)	N/A	$261,375,000.00	$28,516.01(4)
(1)	Represents shares of Class A common stock, par value $0.0001 per share (“AMCI common stock”), to be issued by the registrant (“AMCI”) to the holders of the capital stock of Advent Technologies Inc.
(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low trading prices of AMCI Class A common stock on November 17, 2020 as reported by the Nasdaq Capital Market (within five business days prior to the date of this Registration Statement)

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(4)	Previously paid with respect to the registration statement on Form S-4 of the registrant (File No. 333-249988), which has been withdrawn.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION DATED
NOVEMBER 24, 2020 SUBJECT TO COMPLETION

To the Stockholders of AMCI Acquisition Corp.:

We are pleased to enclose the proxy statement/prospectus/consent solicitation relating to the proposed merger (the “Merger”) of AMCI Merger Sub Corp., a newly-formed Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of AMCI Acquisition Corp., a Delaware corporation (“AMCI”), with and into Advent Technologies Inc., a Delaware corporation (“Advent”), pursuant to an Agreement and Plan of Merger, dated as of October 12, 2020 (as amended on October 19, 2020, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among AMCI, Merger Sub, AMCI Sponsor LLC, a Delaware limited liability company (“Sponsor”), in its capacity as Purchaser Representative thereunder (the “Purchaser Representative”), Advent and Vassilios Gregoriou, in the capacity as the Seller Representative thereunder (the “Seller Representative”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.  If (i) the Merger Agreement is adopted and the Merger and the other transactions contemplated thereby (collectively, the “Business Combination”) are approved by AMCI’s and Advent’s stockholders, and (ii) the Business Combination is subsequently completed, Merger Sub will merge with and into Advent with Advent surviving the Merger as a wholly-owned subsidiary of AMCI, and all shares of Advent stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than those properly exercising any applicable dissenters rights under Delaware law) will be converted into the right to receive shares of AMCI common stock.  Upon the consummation of the Business Combination, AMCI will change its name to “Advent Technologies Holdings, Inc.”.

Subject to the terms and conditions set forth in the Merger Agreement, among other matters, at the Effective Time:

(i) the outstanding shares of Class A common stock, par value $0.0001 per share, of AMCI (“AMCI Class A common stock”), including any shares of Class B common stock, par value $0.0001 per share, of AMCI (“AMCI Class B common stock”, and together with the AMCI Class A common stock, the “AMCI common stock”) that are converted into AMCI Class A common stock in accordance with AMCI’s amended and restated certificate of incorporation, will be redesignated as common stock, par value $0.0001 per share, of Advent Technologies Holdings, Inc. (referred to herein as “New AMCI common stock”); and

(ii) each share of common stock, par value $0.001 per share, of Advent (“Advent common stock”) and each share of preferred stock, par value $0.001 per shares, of Advent (“Advent preferred stock” and, together with the Advent common stock, the “Advent stock”) will be cancelled and converted into the right to receive a number of new shares of New AMCI common stock, in each case determined in accordance with the terms and conditions of the Merger Agreement, and all outstanding options, warrants or rights to subscribe for or purchase any capital stock of Advent or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Advent (“Advent Convertible Securities”) that have not been exercised or converted prior to the Effective Time will be cancelled, retired and terminated.

The Merger Agreement provides that the aggregate Merger consideration to be paid to holders of Advent stock as of immediately prior to the Effective Time (“Advent stockholders”) will be an amount equal to (the “Merger Consideration”) $250,000,000, minus the estimated consolidated indebtedness of Advent and its subsidiaries as of the consummation of the Business Combination (the “Closing”), net of their estimated consolidated cash and cash equivalents (“Closing Net Indebtedness”). The Merger Consideration to be paid to Advent stockholders will be paid solely by the delivery of new shares of New AMCI common stock, each valued at $10.00 per share (the “Merger Consideration Shares”). The Closing Net Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment. The Merger Consideration will be allocated among Advent stockholders based on their pro rata ownership in Advent as of immediately prior to the Effective Time (treating Advent preferred stock on an as-converted to Advent common stock basis for such purposes and including Advent Convertible Securities that have exercised or converted prior to the Effective Time).

It is currently expected that Advent stockholders will hold in aggregate approximately 63%  of the issued and outstanding shares of New AMCI common stock immediately following the Closing (excluding outstanding AMCI warrants, and assuming that (i) there are no redemptions of shares AMCI Class A common stock by AMCI stockholders, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the new equity incentive plan to be adopted by AMCI in connection with the Business Combination, (iv) the Sponsor and its affiliates and AMCI’s officers and directors do not convert any of their respective working capital loans into placement warrants as described in AMCI’s initial public offering prospectus, and (v) AMCI does not engage in any kind of equity financing prior to the Closing.

AMCI’s units, AMCI Class A common stock and AMCI’s public warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”). We will apply to list the New AMCI common stock and public warrants on Nasdaq under the symbols “[     ]” and “[     ]W”, respectively, upon the Closing. Upon the Closing, AMCI’s units will be separated into their component securities and will cease to be listed on Nasdaq.

AMCI will hold a virtual special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the special meeting of AMCI, which will be held exclusively via a live audiocast at [              ], on             , 2021 at 10:00 a.m., Eastern time, unless postponed or adjourned to a later date, AMCI will ask its stockholders to adopt the Merger Agreement and the related transactions thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus/consent solicitation. To participate in the virtual meeting, an AMCI stockholder of record will need the 12-digit control number included on such stockholder’s proxy card or instructions that accompanied such stockholder’s proxy materials. If an AMCI stockholder holds his, her or its shares in “street name,” which means his, her or its shares are held of record by a broker, bank or other nominee, such AMCI stockholder should contact his, her or its broker, bank or nominee to ensure that votes related to the shares he, she or it beneficially owns are properly counted. In this regard, such AMCI stockholder must provide the record holder of his, her or its shares with instructions on how to vote his, her or its shares or, if such AMCI stockholder wishes to attend the special meeting of AM and vote in person, obtain a proxy from his, her or its broker, bank or nominee. The audiocast of the AMCI special Meeting will begin promptly at 10:00 a.m., Eastern time. AMCI stockholders are encouraged to access the special meeting of AMCI prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

If you have any questions or need assistance voting your AMCI common stock, please contact Advantage Proxy, AMCI’s proxy solicitor, by calling (877) 870-8565 (toll free) or (206) 870-8565 (collect), or banks and brokers can call (206) 870-8565 (collect), or by emailing ksmith@advantageproxy.com. This notice of the Special Meeting is and the proxy statement/prospectus/consent solicitation relating to the Business Combination will be available at [●].

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus/consent solicitation, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus/consent solicitation. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus/consent solicitation is dated [●], 2020, and is first being mailed to stockholders of AMCI and Advent on or about [●], 2020.

Very truly yours,

William Hunter, President and Chief Executive Officer of AMCI

AMCI Acquisition Corp.
1501 Ligonier Street
Suite 370
Latrobe, PA  15650

TO THE STOCKHOLDERS OF AMCI ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “AMCI Special Meeting”) of AMCI Acquisition Corp., a Delaware corporation (“AMCI”), will be held virtually at 10:00 a.m. Eastern Time on _______________, 2021. Details on how to participate are set forth in [                       ]. At the AMCI Special Meeting, AMCI stockholders will be asked to consider and vote upon the following proposals (the “Proposals”).

(1)
The Business Combination Proposal (Proposal 1)—To approve and adopt the Agreement and Plan of Merger, dated as of October 12, 2020 (as amended on October 19, 2020, and as it may further be amended or supplemented from time to time, the “Merger Agreement”), by and among AMCI, AMCI Merger Sub Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of AMCI (“Merger Sub”), AMCI Sponsor LLC (“Sponsor”) in its capacity as Purchaser Representative thereunder (the “Purchaser Representative”), Advent Technologies Inc., a Delaware corporation (“Advent”), and Vassilios Gregoriou in the capacity as the Seller Representative thereunder (the “Seller Representative”) and approve the transactions contemplated thereby, including the merger of Merger Sub with and into Advent, with Advent continuing as the surviving corporation (the “Surviving Subsidiary”) and as a wholly-owned subsidiary of AMCI (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Subject to the terms and conditions set forth in the Merger Agreement, among other matters, at the effective time of the Merger (the “Effective Time”):

(a)
the outstanding shares of Class A common stock, par value $0.0001 per share, of AMCI (“AMCI Class A common stock”), including any shares of Class B common stock, par value $0.0001 per share, of AMCI (“AMCI Class B common stock”, and together with the AMCI Class A common stock, the “AMCI common stock”) that are converted into AMCI Class A common stock in accordance with AMCI’s amended and restated certificate of incorporation, as amended (the “AMCI Charter”), will be redesignated as common stock, par value $0.0001 per share, of Advent Technologies Holdings, Inc. (which will be the new name of AMCI after the Closing, as described below) (referred to herein as “New AMCI common stock”);

(b)
all shares of Advent’s common stock, par value $0.001 per share (the “Advent common stock”), and Advent’s preferred stock, par value $0.001 per share (the “Advent preferred stock” and, together with the Advent common stock, the “Advent stock”), issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive New AMCI common stock, representing a pro rata share of the Merger consideration under the Merger Agreement, with each Advent stockholder being entitled to receive its pro rata share of the Merger consideration, with each share of Advent preferred stock being treated as if converted to Advent common stock; and

(c)
each outstanding option, warrant, convertible note or other right to subscribe or purchase any capital stock of Advent or securities convertible into or exchange for, or that otherwise confer on the holder any right to acquire any capital stock of Advent (collectively, “Company Convertible Securities”), if not exercised or converted prior to such time, will be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Advent stock or if exercised prior to such time, will have the resulting shares of Advent common stock issued upon such exercise treated as outstanding shares of Advent common stock.

We refer to this proposal as the “Business Combination Proposal.” Copies of the Merger Agreement and certain other agreements to be entered into pursuant to the Merger Agreement are attached to the proxy statement/prospectus/consent solicitation as Annex A.

(2)
Charter Amendment Proposals (Proposals 2 through 5)—To approve and adopt a second amendment and restatement of AMCI’s certificate of incorporation, as set out in the draft second amended and restated version of AMCI’s certificate of incorporation appended to this proxy statement/prospectus/consent solicitation as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”) to

(A)	provide that the name of AMCI shall be changed to “Advent Technologies Holdings, Inc.” (Proposal 2);

(B)
provide for the size and structure of the board of directors of AMCI (the “Board”) immediately after the consummation of the Business Combination (the “Closing”) changing the number of directors to not fewer than seven  (7) and not more than nine (9), split into three classes of as even size as practicable, Class I, II, and III, each to serve a term of three (3) years, except for the initial term, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. Directors will not be able to be removed during their term except for cause. The size of the Board shall be determined by resolution of the Board but will initially be seven (7) (Proposal 3);

(C)	remove and change certain provisions in the AMCI Charter related to AMCI’s status as a special purpose acquisition company (Proposal 4); and

(D)
conditioned upon the approval of Proposals 2 through 4, a proposal to approve the proposed Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed Amended Charter in connection with replacing the existing AMCI Charter with the proposed Amended Charter as of the Effective Time (Proposal 5).

(3)
The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding New AMCI common stock and the resulting change of control in connection with the Business Combination (Proposal 6);

(4)	Director Election Proposal – To elect seven (7) directors to the board of AMCI, divided into three classes, effective as of consummation of the Business Combination (Proposal 7);

(5)
Incentive Plan Proposal—To approve and adopt the new 2020 Equity Incentive Plan of AMCI (the “Equity Incentive Plan”), a copy of which is attached to the accompanying proxy statement/prospectus/consent solicitation as Annex C (the “Incentive Plan Proposal”) (Proposal 8); and

(6)
The Adjournment Proposal—To consider and vote upon a proposal to adjourn the AMCI Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the AMCI Special Meeting, there are not sufficient votes to approve the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, or the Incentive Plan Proposal. We refer to this proposal as the “Adjournment Proposal” (Proposal 9) and, together with the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal, as the “Proposals.”

Only holders of record of AMCI common stock at the close of business on [•] (the “Record Date”) are entitled to notice of the AMCI Special Meeting and to vote at the AMCI Special Meeting and any adjournments or postponements of the AMCI Special Meeting. A complete list of AMCI stockholders of record entitled to vote at the AMCI Special Meeting will be available for ten days before the AMCI Special Meeting at the principal executive offices of AMCI for inspection by stockholders during ordinary business hours for any purpose germane to the AMCI Special Meeting.

Pursuant to the AMCI Charter, AMCI is providing AMCI public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of AMCI Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less franchise and income taxes payable) of the AMCI initial public offering (the “AMCI IPO”), including overallotment securities issued to AMCI’s underwriters after the AMCI IPO. As of October 16, 2020, based on funds in the Trust Account of approximately $93.3 million as of such date (after giving effect to the redemptions that occurred in connection with the amendment to AMCI’s charter to extend its deadline to consummate a business combination), the pro rata portion of the funds available in the Trust Account for the redemption of public shares of AMCI Class A common stock was approximately $10.30 per share. AMCI public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of AMCI Class A common stock on or before [•] (two (2) business days before the AMCI Special Meeting) will be eligible to elect to have their shares of AMCI Class A common stock redeemed for cash in connection with the AMCI Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the AMCI Special Meeting. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of AMCI common stock included in the units of AMCI sold in the AMCI IPO (including overallotment securities sold to AMCI’s underwriters after the AMCI IPO). Holders of AMCI’s outstanding public warrants and units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding AMCI units must separate the underlying shares of AMCI Class A common stock and public warrants prior to exercising redemption rights with respect to the public AMCI Class A common stock. The Sponsor and AMCI’s officers and directors have agreed to waive their redemption rights with respect to any shares of AMCI common stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor beneficially owns 37.0% of the issued and outstanding shares of AMCI common stock. The Sponsor and AMCI’s directors and officers have agreed to vote any shares of AMCI common stock owned by them in favor of the Business Combination, which would include Business Combination Proposal and the other Proposals.

The approval of the Charter Amendment Proposals and the Business Combination Proposal, requires the affirmative vote of a majority of the issued and outstanding shares of AMCI common stock as of the Record Date for the AMCI Special Meeting. The approval of the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of AMCI common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the AMCI Special Meeting. If the Business Combination Proposal are not approved, the Charter Amendment Proposals, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal will not be presented to the AMCI stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposals, Director Election Proposal, and Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The board of directors has already approved the Business Combination.

As of October 16, 2020, there was approximately $93.3 million in the Trust Account (after giving effect to the redemptions that occurred in connection with the amendment to AMCI’s charter to extend its deadline to consummate a business combination). Each redemption of shares of AMCI Class A common stock by its public stockholders will decrease the amount in the Trust Account. In accordance with the AMCI Charter, net tangible assets will be maintained at a minimum of $5,000,001 upon consummation of our initial business combination.

Your attention is directed to the proxy statement/prospectus/consent solicitation accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus/consent solicitation carefully. If you have any questions or need assistance voting your shares, please call us at (724) 672-4319.

By Order of the Board of Directors of AMCI

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF AMCI COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF AMCI CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF AMCI CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE AMCI SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION FOR MORE SPECIFIC INSTRUCTIONS.

Advent Technologies Inc.
One Mifflin Place
119 Mt Auburn Street, Suite 400
Cambridge, MA, 02138

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To Stockholders of Advent Technologies Inc.:

We are pleased to enclose the proxy statement/prospectus/consent solicitation relating to the proposed merger (the “Merger”) of AMCI Merger Sub Corp., a newly-formed Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of AMCI Acquisition Corp., a Delaware corporation (“AMCI”), with and into Advent Technologies Inc., a Delaware corporation (“Advent”), pursuant to an Agreement and Plan of Merger, dated as of October 12, 2020 (as amended on October 19, 2020, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among AMCI, Merger Sub, AMCI Sponsor LLC, a Delaware limited liability company (“Sponsor”), in its capacity as Purchaser Representative thereunder (the “Purchaser Representative”), Advent and Vassilios Gregoriou, in the capacity as the Seller Representative thereunder (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. If (i) the Merger Agreement is adopted and the Merger and the other transactions contemplated thereby (collectively, the “Business Combination”) are approved by AMCI’s and Advent’s stockholders, and (ii) the Business Combination is subsequently completed, Merger Sub will merge with and into Advent with Advent surviving the Merger as a wholly-owned subsidiary of AMCI, and all shares of Advent stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than those properly exercising any applicable dissenters rights under Delaware law) will be converted into the right to receive shares of AMCI common stock. Upon the consummation of the Business Combination, AMCI will change its name to “Advent Technologies Holdings, Inc.”.

The proxy statement/prospectus/consent solicitation attached to this notice is being delivered to you on behalf of Advent board of directors to request that holders of the outstanding shares of common stock, par value $0.001 per share, of Advent  (“Advent common stock”) and Series A preferred stock and Series Seed preferred stock, each par value $0.001 per share, of Advent (“Advent preferred stock”) as of the record date of                 , 2020 execute and return written consents to adopt and approve the Merger Agreement and the Merger and all the other transactions contemplated by the Merger Agreement, in all respect.

The attached proxy statement/prospectus/consent solicitation describes the proposed Merger and the actions to be taken in connection with the Merger and provides additional information about the parties involved. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation.

A summary of the appraisal rights that may be available to you under Section 262 of the Delaware General Corporation Law (“DGCL”) with respect to the Merger is described in “Appraisal Rights”.  A copy of Section 262 of the DGCL is attached as Annex D to this proxy statement/prospectus/consent solicitation.

The Advent board of directors has considered the Merger and the terms of the Merger Agreement and has unanimously determined that the Business Combination and the Merger Agreement are advisable, fair to and in the best interests of Advent and its stockholders and recommends that Advent stockholders adopt the Merger Agreement and approve the Business Combination, in each case, by submitting a written consent.

Please complete, date and sign the written consent enclosed with this proxy statement/prospectus/consent solicitation and return it promptly to Advent by one of the means described in “Advent’s Solicitation of Written Consents”.

By Order of the Board of Directors,

Vassilios Gregoriou, Chief Executive Officer and Chairman of the Board of Directors

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by AMCI, constitutes a prospectus of AMCI under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of AMCI to be issued to Advent’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of AMCI under Section 14(a) of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus/consent solicitation. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus/consent solicitation. This proxy statement/prospectus/consent solicitation is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus/consent solicitation is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus/consent solicitation is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus/consent solicitation to AMCI stockholders or Advent stockholders nor the issuance by AMCI of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus/consent solicitation regarding AMCI and its business, operations, management and other matters has been provided by AMCI and information contained in this proxy statement/prospectus/consent solicitation regarding Advent and its business, operations, management and other matters has been provided by Advent.

This proxy statement/prospectus/consent solicitation does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus/consent solicitation contains information concerning the market and industry in which Advent conducts its business. Advent operates in an industry in which it is difficult to obtain precise industry and market information. Advent has obtained market and industry data in this proxy statement/prospectus/consent solicitation from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. Advent cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus/consent solicitation or the underlying assumptions relied on therein. As a result, you should be aware that it is possible that any such market, industry and other similar data may not in fact be reliable. While Advent is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus/consent solicitation, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “AMCI” refer to AMCI Acquisition Corp.

In this document:

“Advent” means Advent Technologies Inc., a Delaware corporation, and includes the surviving corporation after the Merger. References herein to Advent will include its subsidiaries to the extent reasonably applicable.

“Advent Board” means the board of directors of Advent.

“Advent common stock” means shares of common stock, par value $0.001 per share, of Advent.

“Advent preferred stock” means shares of preferred stock, par value $0.001 per shares, of Advent.

“Advent stock” means any of the Advent common stock and Advent preferred stock.

“Advent stockholders” refers to holders of capital stock of Advent as of the time immediately before the Effective Time.

“Amended Charter” means the second amended and restated certificate of incorporation of AMCI to be adopted by AMCI pursuant to the Charter Amendment Proposals.

“AMCI” means AMCI Acquisition Corp., a Delaware corporation, which will be renamed “Advent Technologies Holdings, Inc.” in connection with the Closing.

“AMCI Charter” or “Charter” means AMCI’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on November 15, 2018, as amended.

“AMCI IPO” means AMCI’s initial public offering.

“AMCI IPO Prospectus” means the final prospectus of AMCI, dated as of November 15, 2018, and filed with the SEC pursuant to Rule 424(b) on November 16, 2018 (File No. 333-227994).

“AMCI Special Meeting” means the special meeting of the stockholders of AMCI, to be held virtually at 10:00 a.m. Eastern Time on _______________, 2021.

“Board” means the board of directors of AMCI.

“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement.

“CFPC” means the Contingent Forward Purchase Contract, dated as of November 15, 2018, by and between AMCI and the Sponsor.

“Class A common stock” means the Class A common stock, par value $0.0001, of AMCI.

“Class B common stock” means the Class B common stock, par value $0.0001, of AMCI.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” or “New AMCI” means AMCI after giving effect to the Business Combination, and which will include Advent and any other direct or indirect subsidiaries of AMCI to the extent reasonably applicable.

“Common Stock” means any of the Class A common stock and the Class B common stock.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” means the effective time of the Merger in accordance with the Merger Agreement.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Founder Shares” means Class B common stock purchased by Sponsor on June 25, 2018, after giving effect to the forfeitures after the AMCI IPO for the partial exercise of the over-allotment option by AMCI’s underwriter in connection with the AMCI IPO.

“Merger” means the merger of Merger Sub with and into Advent, with Advent continuing as the surviving corporation and as a wholly-owned subsidiary of AMCI, in accordance with the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated October 12, 2020, and amended on October 19, 2020 and as it may further be amended or supplemented from time to time, by and among AMCI, Merger Sub, the Purchaser Representative, Advent and the Seller Representative.

“Merger Sub” means AMCI Merger Sub Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of AMCI.

“New AMCI common stock” means the common stock, par value $0.0001 per share, of AMCI (which will be renamed Advent Technologies Holdings, Inc.) following the Business Combination; such common stock was previously designated Class A common stock of AMCI, and New AMCI common stock will include any shares of Class B common stock that are converted into Class A common stock in connection with the Closing pursuant to the AMCI Charter.

“Placement Warrants” means 5,910,416 warrants to purchase shares of Class A common stock issued to Sponsor in the private placement (including the additional warrants purchased after the AMCI IPO in connection with the overallotment securities issued by AMCI’s underwriters). Each Placement Warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share.

“Private Placement” means the private placement consummated simultaneously with the AMCI IPO in which AMCI issued to the Sponsor the Placement Warrants.

“Proposals” means the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

“Public Shares” means Class A common stock underlying the Units sold in the AMCI IPO, including any overallotment securities acquired by AMCI’s underwriters.

“Public Warrants” means warrants underlying the Units issued in the AMCI IPO. Each Public Warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share.

“Purchaser Representative” means Sponsor in the capacity as the Purchaser Representative under the Merger Agreement.

“Redemption” means the right of the holders of Class A common stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus/consent solicitation and the AMCI Charter.

“Required Proposals” means the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” means Vassilios Gregoriou in the capacity as the Seller Representative under the Merger Agreement.

“Sponsor” means AMCI Sponsor LLC.

“Trust Account” means the trust account of AMCI, which holds the net proceeds of the AMCI IPO, including from overallotment securities sold by AMCI’s underwriters, and the sale of the Placement Warrants, together with interest earned thereon, less amounts released to pay franchise and income tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to redemptions.

“Units” means Units issued in the AMCI IPO, including any overallotment securities acquired by AMCI’s underwriters, consisting of one share of Class A common stock and one Public Warrant.

“Warrants” means any of the Placement Warrants, the Public Warrants and the Working Capital Warrants (if any).

“Working Capital Warrants” means any warrants issued to the Sponsor or its affiliates or AMCI’s officers or directors in connection with any loans made by them to AMCI prior to the closing of AMCI’s initial business combination in accordance with the AMCI IPO Prospectus. As described in the AMCI IPO Prospectus, up to $1,500,000 of such loans may be converted at the election of the applicable lender into warrants at a price of $1.00 per warrant, which warrants would be identical to the Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/consent solicitation contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of AMCI and Advent. These statements are based on the beliefs and assumptions of the management of AMCI and Advent. Although AMCI and Advent believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither AMCI nor Advent can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on projections prepared by, and are the responsibility of, Advent’s management. Neither Ernst & Young (Hellas) Certified Auditors Accountants S.A. (“EY”), Advent’s independent auditor, nor Marcum LLP (“Marcum”), AMCI’s independent auditor, has examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of EY included in this proxy statement/prospectus/consent solicitation relates to historical financial information of Advent, and the report of Marcum included in this proxy statement/prospectus/consent solicitation relates to historical financial information of AMCI. Neither report extends to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement/prospectus/consent solicitation include, but are not limited to, statements about the ability of AMCI and Advent prior to the Business Combination, and the Combined Entity following the Business Combination, to:

●
meet the Closing conditions to the Business Combination, including approval by stockholders of AMCI and Advent of the Business Combination and related proposals, and the availability of at least $60 million of cash and cash equivalents available to AMCI, including amounts in AMCI’s Trust Account and amounts from any equity financing conducted by AMCI in connection with the Business Combination, after giving effect to redemptions of public shares, if any, and the payment of AMCI’s and Advent’s transaction expenses and other liabilities of AMCI due at the Closing, but excluding, for the avoidance of doubt, any cash held by Advent as of the Closing (the “Minimum Cash Condition”);

●	realize the benefits from the Business Combination;

●	ability to complete an initial business combination, including the Business Combination;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the ability to obtain and/or maintain the listing of New AMCI common stock on Nasdaq following the Business Combination;

●	future financial performance following the Business Combination;

●	public securities’ potential liquidity and trading;

●	use of proceeds not held in the Trust Account or available to AMCI from interest income on the Trust Account balance;

●	impact from the outcome of any known and unknown litigation;

●	ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

●	expectations regarding future expenditures;

●	future mix of revenue and effect on gross margins;

●	attraction and retention of qualified directors, officers, employees and key personnel;

●	ability to compete effectively in a competitive industry;

●	ability to protect and enhance our corporate reputation and brand;

●	expectations concerning our relationships and actions with our technology partners and other third parties;

●	impact from future regulatory, judicial, and legislative changes in Advent’s or the Combined Entity’s industry;

●	ability to locate and acquire complementary technologies or services and integrate those into Advent’s or the Combined Entity’s business;

●	future arrangements with, or investments in, other entities or associations;

●	intense competition and competitive pressures from other companies worldwide in the industries in which the Combined Entity will operate; and

●	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus/consent solicitation, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that AMCI or Advent “believes” and similar statements reflect such parities beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus/proxy statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either AMCI or Advent has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus/consent solicitation. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause AMCI’s or Advent’s actual results to differ include:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against AMCI, Advent or others following announcement of the Merger Agreement and the transactions contemplated therein;

●
the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of AMCI or Advent or other conditions to closing in the Merger Agreement;

●	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

●
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

●	costs related to the proposed Business Combination;

●	the possibility that AMCI or Advent may be adversely impacted by other economic, business, and/or competitive factors;

●	risks related to the global Covid-19 pandemic;

●	future exchange and interest rates; and

●
other risks and uncertainties indicated in this proxy statement/prospectus/consent solicitation, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by AMCI.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus/consent solicitation are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus/consent solicitation. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus/consent solicitation describe additional factors that could adversely affect the business, financial condition or results of operations of AMCI and Advent prior to the Business Combination, and the Combined Entity following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can AMCI or Advent assess the impact of all such risk factors on the business of AMCI and Advent prior to the Business Combination, and the Combined Entity following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to AMCI or Advent or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

ADVENT’S SOLICITATION OF WRITTEN CONSENTS

Consent Solicitation

The Advent board is providing these consent solicitation materials. Advent shareholders are being asked to approve the Merger and adopt and approve the Merger Agreement and the Transactions contemplated thereby by executing and delivering the written consent furnished with this consent solicitation/prospectus.

Advent Stockholders Entitled to Consent

Only Advent stockholders of record as of the close of business on [          ], 2020, the record date, will be entitled to execute and deliver a written consent. As of the close of the record date, there were [          ] shares of Advent common stock outstanding and [          ] shares of Advent preferred stock outstanding, consisting of [          ] shares of Advent Series A preferred stock, [          ] shares of Advent Series Seed preferred stock, in each case entitled to execute and deliver written consents with respect to the Business Combination Proposal. Each holder of Advent common stock is entitled to one vote for each share of Advent common stock held as of the record date. Each holder of Advent preferred stock is entitled to the number of votes equal to the number of shares of Advent common stock into which the shares of Advent preferred stock held by such holder could be converted as of the record date. [The holders of Advent common stock will vote as a separate class, the holders of Advent preferred stock will vote together as a single class on an as-converted to common basis.]

Submission of Written Consents

You may consent to the proposals with respect to your shares by completing and signing the written consent furnished with this proxy statement/prospectus/consent solicitation and returning it to Advent on or before [            ], 2020, the date the Advent board has set as the targeted final date for receipt of written consents. Advent reserves the right to extend the final date for receipt of written consents beyond [            ], 2020 in the event that consents approving the Merger and adopting and approving the Merger Agreement and the Transactions contemplated thereby have not been obtained by that date from holders of a sufficient number of shares of Advent common stock and Advent preferred stock to satisfy the conditions to the Merger. Any such extension may be made without notice to shareholders. Once all conditions to the Merger have been satisfied or waived, the consent solicitation will conclude.

If you hold shares of Advent common stock or preferred stock as of the Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Advent. Once you have completed, dated and signed the written consent, you may deliver it to Advent by faxing it to Advent’ legal counsel, Ropes & Gray LLP, [Attention: Carl Marcellino, at (212) 596-9090, by emailing a pdf copy of your written consent to carl.marcellino@ropesgray.com, or by mailing your written consent to Ropes & Gray LLP at 1211 Avenue of the Americas, New York, New York 10036, Attention: Carl Marcellino].

Executing Written Consents; Revocation of Written Consents

With respect to each proposal for which the shares of Advent common stock and preferred stock that you hold allow you to give consent, you may execute a written consent to approve each proposal (which is equivalent to a vote for the proposal) or disapprove each proposal (which is equivalent to a vote against the proposal). If you do not return your written consent, it will have the same effect as a vote against the proposals. If you are a record holder and you return a signed written consent without indicating your decision on a proposal, you will have given your consent to approve the Merger and adopt and approve the Merger Agreement and the Transactions contemplated thereby.

Your consent to a proposal may be changed or revoked at any time before the consents of a sufficient number of shares to approve and adopt such proposal have been filed with Advent’s corporate secretary. If you wish to change or revoke a previously given consent before that time, you may do so by delivering a notice of revocation to the Secretary of Advent or by delivering a new written consent with a later date.

Solicitation of Written Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by AMCI. Officers and employees of Advent may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of the Advent Board

The Advent Board RECOMMENDS THAT ADVENT SHAREHOLDERS APPROVE THE MERGER AND ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS PROXY STATEMENT/PROSPECTUS/ CONSENT SOLICITATION. The Advent Board believes the merger consideration to Advent shareholders is fair, advisable and in the best interests of Advent and its shareholders. The management of Advent and the Advent board, after careful study and evaluation of the economic, financial, legal and other factors, also believe the Merger could provide AMCI with increased opportunity for profitable expansion of its business, which in turn should benefit Advent shareholders who become shareholders of AMCI.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, AMCI and Advent entered into Voting Agreements with certain insiders of Advent holding in the aggregate approximately 40% of Advent’s outstanding capital stock. Pursuant to the Voting Agreement, each such stockholder agreed, among other things, to vote all of its shares of Advent stock in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and the other matters submitted to Advent stockholders for their approval, and provide a proxy to AMCI to vote such Advent stock accordingly.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the AMCI Special Meeting and Advent’s consent solicitation. The following questions and answers do not include all the information that is important to stockholders of AMCI and Advent. We urge the stockholders of AMCI and Advent to read carefully this entire proxy statement/prospectus/consent solicitation, including the annexes and other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT THE AMCI PROPOSALS

Q.	Why am I receiving this proxy statement/prospectus/consent solicitation?

A.
AMCI stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. AMCI has entered into the Merger Agreement as a result of which Advent will become a wholly-owned subsidiary of AMCI. A copy of the Merger Agreement is attached to this proxy statement/prospectus/consent solicitation as Annex A.

This proxy statement/prospectus/consent solicitation and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the AMCI Special Meeting. You should read this proxy statement/prospectus/consent solicitation and its annexes carefully and in their entirety.

THE VOTE OF AMCI STOCKHOLDERS IS IMPORTANT. AMCI STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Below are proposals on which AMCI stockholders are being asked to vote.

1)	The Business Combination Proposal (Proposal 1)

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

(a)
all shares of Advent stock issued and outstanding immediately prior to the Effective Time (and with each share of Advent preferred stock being treated as if converted to Advent common stock basis), will be converted into the right to receive, in the aggregate, a number of shares of New AMCI common stock with an aggregate value equal to (the “Merger Consideration”) (i) $250,000,000, minus (ii) the estimated consolidated indebtedness of Advent and its subsidiaries as of the Closing, net of their estimated consolidated cash and cash equivalents (“Closing Net Indebtedness”), with each share of New AMCI common stock valued for such purposes at $10.00; and

(b)
each outstanding option, warrant, convertible note or other right to subscribe or purchase any capital stock of Advent or securities convertible into or exchange for, or that otherwise confer on the holder any right to acquire any capital stock of Advent (collectively, “Company Convertible Securities”), if not exercised or converted prior to such time, will be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Advent stock or if exercised prior to such time, will have the resulting shares of Advent stock issued upon such exercise treated as outstanding shares of Advent stock.

In addition to the approval of the Proposals at the AMCI Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus/consent solicitation. For more information about the closing conditions to the Business Combination, see the section titled “Business Combination Proposal—Conditions to the Closing.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon agreement of Advent and AMCI, or by Advent or AMCI acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section titled “Business Combination Proposal—Termination.”

Pursuant to the AMCI Charter, in connection with the Business Combination, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with AMCI’s Charter. As of October 16, 2020, the pro rata portion of the funds available in the Trust Account for the Public Shares was approximately $10.30 per share. If a holder exercises its redemption rights in connection with the Business Combination, then such holder will be exchanging its Class A common stock for cash and will only have equity interests in the Combined Entity pursuant to its right to the exercise of its Public Warrants, to the extent it still holds Public Warrants. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the AMCI Special Meeting. Holders of Public Shares may elect to redeem their shares whether or not such shares are voted at the AMCI Special Meeting. See the section titled “AMCI Special Meeting—Redemption Rights.”

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal are approved at the AMCI Special Meeting. In addition, the Charter Amendment Proposals, the Nasdaq Proposal, Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation.

The Combined Entity’s board of directors will increase to seven members upon the Closing of the Business Combination. In accordance with the Amended Charter to be filed immediately after the Closing of the Business Combination, the board of directors will be divided into three classes, with each director to serve for a three-year term, except for the initial terms after the Closing. At each annual general meeting of stockholders of AMCI, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. See the Charter Amendment Proposals below for more information.

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

2)	The Charter Amendment Proposals (Proposals 2 through 5)

AMCI stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of each of the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal and the consummation of the Business Combination, a second amendment and restatement of the AMCI Charter, as set out in the draft second amended and restated version of AMCI’s certificate of incorporation appended to this proxy statement/prospectus/consent solicitation as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”):

(a)	To provide that the name of New AMCI shall be changed to “Advent Technologies Holdings, Inc.” (Proposal 2);

(b)
To provide for size and structure of the post-closing board of directors of AMCI changing the number of directors to not fewer than seven (7) and not more than nine (9), split into three classes of as even size as practicable, Class I, II, and III each to serve a term of three (3) years, except for the initial term, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing.  Directors will not be able to be removed during their term except for cause. The size of the Board shall be determined by resolution of the Board but will initially be seven (7) (Proposal 3);

(c)
To remove and change certain provisions in the AMCI Charter related to AMCI’s status as a special purpose acquisition company, including the deletion of Article IX of the AMCI Charter in its entirety (Proposal 4), and

(d)
Conditioned on the approval of Proposals 2-4, a proposal to approve the proposed Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed charter in connection with replacing the existing AMCI Charter with the proposed Amended Charter as of the Effective Time (Proposal 5);

3)
The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding New AMCI common stock and the resulting change of control in connection with the Business Combination (Proposal 6);

4)	The Director Election Proposal (Proposal 7)

The following seven individuals have been nominated to serve as directors effective as of the consummation of the Business Combination:

Name	Age	Class
Vassilios Gregoriou	55	Class III
Christos Kaskavelis	52	Class III
[•]	[•]	Class III
Katherine E. Fleming	55	Class II
[•]	[•]	Class II
Anggelos Skutaris	56	Class I
[•]	[•]	Class I

For more information, see “Management of AMCI After the Business Combination”.

5)	The Incentive Plan Proposal (Proposal 8)

AMCI is proposing that its stockholders approve and adopt the Equity Incentive Plan, which will become effective upon the Closing of the Business Combination.

The Equity Incentive Plan will reserve a number of shares of New AMCI common stock equal to 15% of the amount of New AMCI common stock to be outstanding immediately following consummation of the Business Combination for issuance for awards in accordance with the terms of the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of AMCI and its affiliates and promoting the creation of long-term value for stockholders of AMCI by closely aligning the interests of such individuals with those of other stockholders. The Equity Incentive Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value.

A summary of the Equity Incentive Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus/consent solicitation and a complete copy of the Equity Incentive Plan is attached hereto as Annex C. You are encouraged to read the Equity Incentive Plan in its entirety.

6)	The Adjournment Proposal (Proposal 9).

To consider and vote upon a proposal to adjourn the AMCI Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the AMCI Special Meeting, there are not sufficient votes to approve the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, or the Incentive Plan Proposal.

Q:	When and where will the AMCI Special Meeting take place?

A:
The AMCI Special Meeting will be held on [•], at 10:00 a.m. Eastern Time, via live audiocast at the following address: [•], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Are the proposals conditioned on one another?

A:
Unless the Business Combination Proposal is approved, the Charter Amendment Proposals, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal will not be presented to the stockholders of AMCI at the AMCI Special Meeting.  In addition, the Charter Amendment Proposals, the Nasdaq Proposal, Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation. It is important for you to note that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If AMCI does not consummate the Business Combination and fails to complete an initial business combination by February 22, 2021, AMCI will be required in accordance with the AMCI Charter to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders, unless it seeks and obtains the approval of AMCI stockholders to amend the AMCI Charter to extend such date.

Q:	What will happen in the Business Combination?

A:
At the Closing, Merger Sub will merge with and into Advent, with Advent surviving such Merger, as a result of which Advent stockholders will receive newly issued shares of New AMCI common stock (except those who properly exercise appraisal rights under applicable Delaware law), and any outstanding Company Convertible Securities  will be terminated and cancelled. Upon consummation of the Business Combination, Advent will become a wholly-owned subsidiary of AMCI. After the Closing of the Business Combination, the cash held in the Trust Account will be released from the Trust Account and used to pay each of AMCI’s and Advent’s transaction expenses and other liabilities of AMCI due as of the Closing, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus/consent solicitation as Annex A.

Q:	What equity stake will current stockholders of AMCI and Advent stockholders hold in the Combined Entity after the Closing?

A:
It is anticipated that, upon the completion of the Business Combination, AMCI’s public stockholders will retain an ownership interest of approximately 23% of the outstanding capital stock of the Combined Entity, the Sponsor (together with its permitted transferee Orion) will retain an ownership interest of approximately 14% of the outstanding capital stock of the Combined Entity and the Advent stockholders will own approximately 63% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assumes that (i) there are no redemptions of any shares by AMCI’s public stockholders in connection with the Business Combination (or in connection with an amendment to the AMCI Charter prior to the Closing to extend the deadline by which AMCI must complete its initial business combination (an “Extension Redemption”)), (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the Equity Incentive Plan, (iv) no Working Capital Warrants are issued, and (v) AMCI does not engage in any kind of equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by AMCI’s existing stockholders in the Combined Entity will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of AMCI of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal. The Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal—The Merger Agreement.”

Q:	Why is AMCI providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the AMCI Charter, AMCI must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of AMCI’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, AMCI has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, AMCI is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q:	How many votes do I have at the AMCI Special Meeting?

A:
AMCI stockholders are entitled to one vote at the AMCI Special Meeting for each share of AMCI common stock held of record as of [•], the record date for the AMCI Special Meeting (the “Record Date”). Holders of Class A common stock and Class B common stock will vote together as one class. As of the close of business on the Record Date, there were 14,574,155 outstanding shares of AMCI common stock.

Q:	What vote is required to approve the proposals presented at the AMCI Special Meeting?

A:
The approval of the Charter Amendment Proposals and the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding AMCI common stock as of the Record Date. Accordingly, an AMCI stockholder’s failure to vote by proxy or to vote in person at the AMCI Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals and the Business Combination Proposal.

Our Sponsor, directors and officers have agreed to vote their shares in favor of the Business Combination, including the Business Combination Proposal and the other Proposals. As a result, we would need only 1,774,059, or approximately 19.6%, of the Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

The approval of the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of AMCI common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the AMCI Special Meeting. An AMCI stockholder’s failure to vote by proxy or to vote in person at the AMCI Special Meeting will not be counted towards the number of shares of AMCI common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and Adjournment Proposal.

If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal will not be presented to the AMCI stockholders for a vote. The approval of the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination.

Q:	May AMCI, the Sponsor or AMCI’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:
In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of AMCI’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of AMCI shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:	What constitutes a quorum at the AMCI Special Meeting?

A:
Holders of a majority in voting power of AMCI common stock issued and outstanding and entitled to vote at the AMCI Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the AMCI Special Meeting. As of the Record Date,     shares of AMCI common stock would be required to achieve a quorum.

Q:	How will the Sponsor, directors and officers of AMCI vote?

A:
The Sponsor, as AMCI’s initial stockholder, has agreed to vote its Founder Shares and Placement Warrants (as well as any Public Shares purchased during or after the AMCI IPO) in favor of the initial business combination, including the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Proposal. Accordingly, if AMCI seeks stockholder approval of its initial business combination, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote their Founder Shares in accordance with the majority of the votes cast by AMCI’s public stockholders.

As a result, we would need only ______, or approximately ___%, of the ______ Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:	What interests do AMCI’s current officers and directors have in the Business Combination?

A:
The Sponsor, members of AMCI’s board of directors and its executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interest. These interests include:

●
unless AMCI consummates an initial business combination, AMCI’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●
as a condition to the AMCI IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred for one year following the consummation of an initial business combination; provided that the lock-up will terminate if the closing price of the AMCI common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the consummation of an initial business combination;

●	the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

●
the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until 30 days after AMCI has completed a business combination, subject to limited exceptions;

●	the Sponsor has agreed to forfeit 1/3rd of its Placement Warrants as of the Closing;

●
in connection with a loan previously made by Orion Resource Partners (USA) LP, a Delaware limited partnership (“Orion”), to AMCI, the Sponsor has agreed to transfer one-half of its remaining Founder Shares and one-half of its remaining Placement Warrants to Orion as a permitted transferee of Sponsor at the Closing of the Business Combination;

●	the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

●	the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

●
there is $400,000 working capital loan to the Sponsor currently outstanding. If the Business Combination is not consummated and AMCI does not otherwise consummate another business combination prior to our February 22, 2021 (or a later date approved by its stockholders pursuant to the Existing Charter), then there will likely be insufficient funds to pay the working capital loans;

●
under the Contingent Forward Purchase Contract, dated as of November 15, 2018 (the “CFPC”), by and between AMCI and Sponsor, whereby Sponsor offered to purchase up to an aggregate of 5,000,000 Units exercisable at $10.00 per Unit commencing on the later of the first anniversary of the effective date of the AMCI IPO registration statement and the consummation of a business combination, Sponsor’s obligations to purchase AMCI securities thereunder are contingent, and the Sponsor must affirmatively elect to either agree or not agree to purchase securities thereunder in accordance with the terms thereof in connection with the proposed business combination within a certain period of time after AMCI notifies the Sponsor of the decision by AMCI’s board of directors to approve the proposed business combination.  AMCI notified the Sponsor of the decision by AMCI’s board of directors to approve the Business Combination, and the Sponsor elected not to purchase AMCI securities under the CFPC in connection therewith;

●
if AMCI does not complete an initial business combination by February 22, 2021, a portion of the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to AMCI’s public stockholders and the Placement Warrants will expire worthless; and

●
if the Trust Account is liquidated, including in the event AMCI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify AMCI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which AMCI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to AMCI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

These interests may influence AMCI’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What interests do Advent’s current officers and directors have in the Business Combination?

A:
Members of Advent’s board of directors and its executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interest. These interests include:

●
certain members of Advent’s board of directors are expected to serve as members of New AMCI’s board of directors following the Business Combination and may eligible to receive compensation with respect to such services;

●
Advent executive officers have entered into employment arrangements that are expected to become effective in connection with the Business Combination, and provide for, without limitation, increases in base salary, transaction bonuses and severance entitlements upon certain qualifying terminations of employment;

●
Mr. Antoniou has entered into a consulting agreement term sheet which provides for engagement of Mr. Antoniou as a Business Development Representative with an annual consulting fee, and beginning in fiscal 2021, an opportunity to earn a discretionary bonus;

●
upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, Advent’s executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan;

●
upon the first to occur of consummation of the Business Combination or December 31, 2020, a repurchase provision in favor of Advent that is applicable to certain shares of Advent common stock purchased by Advent’s executive officers in connection with certain Advent stock grant programs will lapse; and

●
upon or promptly following the consummation of the Business Combination, earned but unpaid base compensation payable to Messrs. Gregoriou, De Castro and Kaskavelis for prior years of service will be paid to them.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal – Interests of Advent’s Directors and Officers in the Business Combination” and “Executive Compensation of Advent — Employment Agreements and Other Arrangements with Executive Officers and Directors” of this proxy statement/prospectus/consent solicitation for a further discussion of these interests.

Q:	What happens if I sell my shares of Class A common stock before the AMCI Special Meeting?

A:
The Record Date is earlier than the date of the AMCI Special Meeting. If you transfer your shares of Class A common stock after the Record Date, but before the AMCI Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the AMCI Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Class A common stock prior to the Record Date, you will have no right to vote those shares at the AMCI Special Meeting.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination and exercise their redemption right?

A:
AMCI stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, the Minimum Cash Condition described herein. In addition, with fewer Public Shares and public stockholders, the trading market for the Combined Entity’s stock may be less liquid than the market for AMCI common stock was prior to consummation of the Business Combination and the Combined Entity may not be able to meet the listing standards for Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Advent’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which AMCI’s public stockholders exercise the maximum allowed redemption rights.

Q:	What happens if I vote against any of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal or the Incentive Plan Proposal?

A:
If any of the Required Proposals are not approved, the Business Combination is not consummated and AMCI does not otherwise consummate an alternative business combination by February 22, 2021, pursuant to the AMCI Charter, AMCI will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders, unless AMCI seeks and obtains the consent of its stockholders to amend the AMCI Charter to extend the date by which it must consummate its initial business combination (an “Extension”), in which event, AMCI’s public stockholders will be entitled to an Extension Redemption.

Q:	Do I have redemption rights in connection with the Business Combination?

A:
Pursuant to the AMCI Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the AMCI Charter. As of October 16, 2020, based on funds in the Trust Account of approximately $93.3 million as of such date (after giving effect to the redemptions that occurred in connection with the amendment to AMCI’s charter to extend its deadline to consummate a business combination), the pro rata portion of the funds available in the Trust Account for the redemption of public shares of AMCI Class A common stock was approximately $10.30 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Class A common stock for cash and will only have equity interests in the Combined Entity pursuant to the exercise of its Public Warrants, to the extent it still holds Public Warrants. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to AMCI’s transfer agent prior to the AMCI Special Meeting. See the section titled “AMCI Special Meeting—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether or not you attend or vote your shares of AMCI common stock at the AMCI Special Meeting, and regardless of how you vote your shares. As a result, the Merger Agreement and the Required Proposals can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on _______ (two (2) business days before the AMCI Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn:     Mark Zimkind
E-mail: mzimkind@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. A holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the Public Shares, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is AMCI’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, AMCI does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with AMCI’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to AMCI’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that AMCI’s transfer agent return the shares (physically or electronically). You may make such request by contacting AMCI’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. holder (as defined below) that exercises its redemption rights to receive cash from the trust account in exchange for its public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that a U.S. holder owns or is deemed to own (including through the ownership of public warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “The Business Combination Proposal—Certain United States Federal Income Tax Considerations of the Redemption.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	If I am a Warrant Holder, can I exercise redemption rights with respect to my Warrants?

A:	No. The holders of Warrants have no redemption rights with respect to Warrants.

Q:	If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:	No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares, and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust Company’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of AMCI common stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

●	AMCI stockholders who properly exercise their redemption rights;

●
certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by AMCI or Advent in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement or any Extension expenses;

●	any loans owed by AMCI to Orion;

●	any loans owed by AMCI to its Sponsor for any AMCI transaction expenses, and Extension expenses or other administrative expenses incurred by AMCI;

●	for general corporate purposes including, but not limited to, working capital for operations; and

●
upon or promptly following the consummation of the Business Combination earned but unpaid base compensation payable to Messrs. Gregoriou, De Castro and Kaskavelis for prior years of service will be paid to them.

Any remaining cash will be used for working capital and general corporate purposes of the Combined Entity.

Q:	What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal—The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, AMCI is unable to complete the Business Combination or another initial business combination transaction by  February 22, 2021, AMCI’s Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay franchise and income taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

AMCI expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to AMCI’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to AMCI’s outstanding Warrants. Accordingly, the Warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:
The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal—Conditions to the Closing” or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either AMCI or Advent if the Closing has not occurred by February 22, 2021 (the revised deadline approved by AMCI stockholders at a special meeting on October 16, 2020), subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:
If you were a holder of record of AMCI common stock on     , the Record Date, you may vote with respect to the Proposals in person at the AMCI Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the AMCI Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the AMCI Special Meeting?

A:
At the AMCI Special Meeting, AMCI will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals and the Business Combination Proposal. Abstentions will have no effect on the Nasdaq Proposal, the Director Election Proposal or the Incentive Plan Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by AMCI without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the AMCI Special Meeting.

Q:	If I am not going to attend the AMCI Special Meeting in person, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the AMCI Special Meeting or not, please read the enclosed proxy statement/prospectus/consent solicitation carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. AMCI believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to AMCI’s secretary at the address listed below so that it is received by AMCI’s secretary prior to the AMCI Special Meeting or attend the AMCI Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to AMCI’s secretary, which must be received by AMCI’s secretary prior to the AMCI Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/consent solicitation and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:
AMCI will pay the cost of soliciting proxies for the AMCI Special Meeting. AMCI has engaged Advantage Proxy, which we refer to as “Advantage,” to assist in the solicitation of proxies for the AMCI Special Meeting. AMCI has agreed to pay Advantage a fee of $8,500, plus disbursements. AMCI will reimburse Advantage for reasonable out-of-pocket expenses and will indemnify Advantage and its affiliates against certain claims, liabilities, losses, damages and expenses. AMCI will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of AMCI common stock for their expenses in forwarding soliciting materials to beneficial owners of the AMCI common stock and in obtaining voting instructions from those owners. AMCI’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus/consent solicitation or the enclosed proxy card you should contact:

William Hunter
President and Chief Executive Officer
1501 Ligonier Street
Suite 370
Latrobe, PA  15650
(724) 672-4319

You may also contact our proxy solicitor, Advantage Proxy, at:

Karen Smith
President & CEO
PO Box 13581
Des Moines, WA 98198
Toll Free:  (877) 870-8565
Collect:  (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com

To obtain timely delivery, AMCI stockholders must request the materials no later than    .

You may also obtain additional information about AMCI from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to AMCI’s transfer agent prior to the AMCI Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn:     Mark Zimkind
E-mail: mzimkind@continentalstock.com

QUESTIONS AND ANSWERS ABOUT ADVENT’S CONSENT SOLICITATION

Q:          Who is entitled to give a written consent for Advent?

A:
The Advent Board has set           , 2020 as the record date (the “Advent Record Date”) for determining Advent stockholders entitled to sign and deliver written consents with respect to this consent solicitation. Holders of outstanding shares of Advent common stock or Advent preferred stock as of the close of business on the Advent Record Date will be entitled to give a consent using the form of written consent to be furnished to them.

Q:	What will happen in the Business Combination?

A:
At the Closing, Merger Sub will merge with and into Advent, with Advent surviving such Merger, as a result of which Advent stockholders will receive newly issued shares of New AMCI common stock (except those who properly exercise dissenters rights under applicable Delaware law), and any outstanding Company Convertible Securities will be terminated and cancelled. Upon consummation of the Business Combination, Advent will become a wholly-owned subsidiary of AMCI. After the Closing of the Business Combination, the cash held in the Trust Account will be released from the Trust Account and used to pay each of AMCI’s and Advent’s transaction expenses and other liabilities of AMCI due as of the Closing, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus/consent solicitation as Annex A.

Q:	What equity stake will current stockholders of AMCI and Advent stockholders hold in the Combined Entity after the Closing?

A:
It is anticipated that, upon the completion of the Business Combination, AMCI’s public stockholders will retain an ownership interest of approximately 23% of the outstanding capital stock of the Combined Entity, the Sponsor (together with its permitted transferee Orion) will retain an ownership interest of approximately 14% of the outstanding capital stock of the Combined Entity and the Advent stockholders will own approximately 63% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assumes that (i) there are no redemptions of any shares by AMCI’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the Equity Incentive Plan, (iv) no Working Capital Warrants are issued, and (v) AMCI does not engage in any kind of equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Advent’s existing stockholders in the Combined Entity will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What interests do Advent’s current officers and directors have in the Business Combination?

A:
Members of Advent’s Board and its executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interest. These interests include:

●
certain members of Advent’s Board are expected to serve as members of New AMCI’s board of directors following the Business Combination and may eligible to receive compensation with respect to such services;

●
Advent’s executive officers have entered into employment arrangements that are expected to become effective in connection with the Business Combination, and provide for, without limitation, increases in base salary, transaction bonuses and severance entitlements upon certain qualifying terminations of employment;

●
Mr. Antoniou has entered into a consulting agreement term sheet which provides for the  engagement of Mr. Antoniou as a Business Development Representative with an annual consulting fee, and beginning in fiscal 2021, an opportunity to earn a discretionary bonus;

●
upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, Advent’s executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan;

●
upon the first to occur of the consummation of the Business Combination or December 31, 2020, a repurchase provision in favor of Advent that is applicable to certain shares of Advent common stock purchased by Advent’s executive officers in connection with certain Advent stock grant programs will lapse; and

●
upon or promptly following the consummation of the Business Combination, earned but unpaid base compensation payable to Messrs. Gregoriou, De Castro and Kaskavelis for prior years of service will be paid to them.

Please see the sections entitled “Risk Factors” and “The Business Combination – Interests of Advent’s Directors and Officers in the Business Combination” and “Executive Compensation of Advent — Employment Agreements and Other Arrangements with Executive Officers and Directors” of this proxy statement/prospectus/consent solicitation for a further discussion of these interests.

Q:	When is the Business Combination expected to be completed?

A:
The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal—Conditions to the Closing” or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either AMCI or Advent if the Closing has not occurred by February 22, 2021 (the revised deadline approved by AMCI stockholders at a special meeting on October 16, 2020), subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:          What approval is required by Advent stockholders to adopt and approve the Merger Agreement and approve the Merger?

A:
The Merger cannot be completed unless Advent stockholders adopt and approve the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement. Pursuant to the DGCL, the Advent certificate of incorporation and the shareholders agreement among Advent and its stockholders (as amended, the “Advent Shareholders’ Agreement”), the adoption and approval of the Merger Agreement and the approval of the Merger requires the approval of the holders of a majority of the issued and outstanding shares of Advent common stock and Advent preferred stock (on an as-converted-to-Advent-common stock basis) as of the Advent Record Date deliver written consent as a single class (the “Required Merger Approval”).

Your delivery of the written consent is important. The Merger cannot be completed unless the Merger Agreement is adopted and approved and the Merger is approved by the Required Merger Approval. If you fail to deliver the written consent with respect to the adoption and approval of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, the effect will be the same as a vote “AGAINST” the adoption and approval of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement.

Q:	Did the Advent Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A:
The Advent Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger. The experience and sector expertise of Advent’s financial advisors enabled Advent to make the necessary analyses and determinations regarding the Merger. In addition, Advent’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Advent Board and management team (after consultation with advisors) in valuing the merger in the context of that collective experience.

Q:	Do any of Advent’s directors or officers have interests in the Merger that may differ from or be in addition to the interests of Advent stockholders?

A:
Advent’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of Advent stockholders, generally. These interests may cause the directors and executive officers of Advent to view the Merger differently than Advent stockholders may generally view it. The Advent Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and in recommending that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be approved by Advent stockholders. For more information on the interests of Advent’s directors and executive officers in the Merger, see “The Business Combination — Interests of Advent’s Directors and Executive Officers in the Business Combination”.

Q:          How can I return my written consent?

A:
If you hold shares of Advent common stock or Advent preferred stock as of the close of business on the Advent Record Date and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Advent. Once you have completed, dated and signed your written consent, deliver it to Advent by faxing your written consent to Advent, Attention: Secretary, at           , by emailing a .pdf copy of your written consent to           or by mailing your written consent to Advent at One Mifflin Place, 119 Mt. Auburn Street, Suite 400, Cambridge, MA 02138.

Advent does not intend to hold a stockholders’ meeting to consider the adoption and approval of the Merger Agreement, the approval of the Merger and the other transaction contemplated by the Merger Agreement, and, unless Advent decides to hold a stockholders’ meeting for such purposes, you will be unable to vote in person by attending a stockholders’ meeting.

Q:          What is the deadline for returning my written consent?

A:
The Advent Board has set                 , on           , 2020 as the targeted final date for the receipt of written consents. Advent reserves the right to extend the final date for the receipt of written consents beyond                 , 2020 in the event that consents approving the Merger and adopting and approving the Merger Agreement and the other transactions contemplated by the Merger Agreement have not been obtained by that date from holders of a sufficient number of shares of Advent common stock and Advent preferred stock to satisfy the conditions to the Merger. Any such extension may be made without notice to Advent stockholders. Once all conditions to the Merger have been satisfied or waived, the consent solicitation will conclude.

The Merger and the other transactions contemplated by the Merger Agreement will not be approved and the Merger Agreement will not be adopted and approved unless the Required Merger Approval is obtained.

Under the Merger Agreement, Advent has agreed to use its reasonable best efforts to obtain the Required Merger Approval as promptly as practicable after this proxy statement/prospectus/consent solicitation is approved by the SEC and declared effective. Your prompt return of the written consent is important.

Q:	What options do I have with respect to the adoption and approval of the Merger Agreement and the approval of the Merger?

A:
With respect to the outstanding shares of Advent common stock or Advent preferred stock that you hold, you may execute a written consent to adopt and approve the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement (which is equivalent to a vote for the Merger Agreement and Merger). If you fail to execute and return your written consent, or otherwise withhold your written consent for the adoption and approval of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, it has the same effect as voting against the adoption and approval of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement. Please note that the Merger cannot be completed unless the Required Merger Approval is obtained.

Q:          Can I dissent and require appraisal of my shares?

A:
Holders of shares of Advent stock who (i) do not consent to the adoption of the Merger Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to Advent within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be “fair value”. The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Merger Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Appraisal Rights” herein and Section 262 of the DGCL attached as Annex D.

Q:          Should Advent stockholders send in their stock certificates now?

A:
No. Advent stockholders SHOULD NOT send in any stock certificates now. If the Merger Agreement is adopted and the Merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to Advent stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:          WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE CONSENT SOLICITATION?

A:
If you have any questions about the Merger or how to return your written consent or letter of transmittal, or if you need additional copies of this proxy statement/prospectus/consent solicitation or a replacement written consent or letter of transmittal, you should contact Advent at One Mifflin Place, 119 Mt. Auburn Street, Suite 400, Cambridge, MA 02138.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION

This summary, together with the section titled “Questions and Answers about the Proposals,” summarizes certain information contained in this proxy statement/prospectus/consent solicitation and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the AMCI Special Meeting, you should read this entire proxy statement/prospectus/consent solicitation carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the proxy statement/prospectus/consent solicitation to the “Combined Entity” refer to AMCI and its consolidated subsidiaries after giving effect to the Business Combination, including Advent and its subsidiaries. References to the “Company” or “AMCI” refer to AMCI Acquisition Corp. and references to “Advent” refer to Advent Technologies Inc.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s public stockholders and do not include any shares of AMCI common stock issuable upon the exercise of the Warrants.

The Parties to the Business Combination

AMCI Acquisition Corp.

AMCI is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. AMCI common stock, Units and Warrants are currently listed on Nasdaq under the symbols “AMCI”, “AMCIU” and “AMCIW”, respectively. The mailing address of AMCI’s principal executive officer is William Hunter, President and Chief Executive Officer, 1501 Ligonier Street, Suite 370, Latrobe, PA  15650, (724) 672-4319.

Merger Sub

Merger Sub is a wholly-owned subsidiary of AMCI, formed on October 8, 2020 to consummate the Business Combination. In the Business Combination, Merger Sub will merge with and into Advent with Advent surviving the Merger. As a result, Advent will become a wholly-owned subsidiary of AMCI.

Advent Technologies Inc.

Advent is an innovation-driven company in the fuel cell and hydrogen technology space. Advent’s vision is to accelerate electrification through advanced materials, components, and next-generation fuel cell technology. Advent’s technology applies to electrification (fuel cells) and energy storage (flow batteries, hydrogen production) markets, which we commercialize through partnerships with Tier1s, OEMs, and System Integrators).

The Proposals

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)

AMCI and Advent have agreed to the Business Combination under the terms of the Merger Agreement, dated as of October 12, 2020 and amended on October 19, 2020. This agreement, as may be further amended or supplemented from time to time, is referred to in this proxy statement/prospectus/consent solicitation as the “Merger Agreement.” Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub, a Delaware corporation and a wholly-owned subsidiary of AMCI will merge with and into Advent, with Advent continuing as the surviving entity and becoming a wholly-owned subsidiary of AMCI. See the section titled “The Business Combination Proposal.”

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

(a)
all shares of Advent stock issued and outstanding immediately prior to the Effective Time (other than with respect to Advent stockholders who properly exercise dissenters rights under applicable Delaware law) will be converted into the right to receive New AMCI common stock representing a pro rata share of the Merger Consideration, with each holder of Advent stock being entitled to receive its pro rata share of the Merger Consideration, with each share of Advent preferred stock being treated as if converted to Advent common stock; and

(b)
each Company Convertible Security, if not exercised or converted prior to such time, will be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or converted into shares of Advent stock or if exercised prior to such time, will have the resulting shares of Advent stock issued upon such exercise treated as outstanding shares of Advent stock.

The Merger Consideration will be equal to (i) $250,000,000, minus (ii) Closing Net Indebtedness, with each share of New AMCI common stock valued for such purposes at $10.00.

Merger Closing Conditions

The Merger Agreement is subject to standard conditions to the Closing. In addition, the Closing is subject to the following additional conditions (amongst others): (i) the approval of the Merger Agreement by the requisite vote of AMCI’s stockholders and Advent stockholders, (ii) AMCI having at least $5,000,001 in net tangible assets upon the Closing, after giving effect to the completion of its redemption of public stockholders who redeem their shares in connection with the Business Combination, (iii) the election or appointment of members to AMCI’s board of directors immediately after the Closing in accordance with the Merger Agreement and (v) the effectiveness of this registration statement.

In addition, unless waived by Advent, the obligations of Advent to consummate the Business Combination are subject to the fulfillment of certain closing conditions, including but not limited to the following (in addition to customary certificates and other closing deliverables):

●	The representations and warranties of AMCI being true and correct (subject to certain materiality exceptions);

●	AMCI having performed in all material respects its obligations under the Merger Agreement;

●
Absence of material adverse effect to the business, assets, liabilities, financial condition or results of operations of AMCI and its subsidiaries taken as a whole or its ability to consummate the transactions contemplated by the Merger Agreement and ancillary documents and perform its obligations thereunder;

●	Sponsor shall have forfeited 1/3rd of its Placement Warrants as of the Closing, as required by the Sponsor Warrant Letter (as described below);

●
The Minimum Cash Condition, which requires that AMCI have at least $60 million in cash and cash equivalents as of the Closing, including amounts in AMCI’s Trust Account and from any equity financing conducted by AMCI in connection with the Business Combination, after giving effect to redemptions of public shares, if any, and the payment of AMCI’s and Advent’s transaction expenses and other liabilities of AMCI due at the Closing, but excluding, for the avoidance of doubt, any cash held by Advent as of the Closing; and

●	The New AMCI common stock to be issued in the Business Combination having been approved for listing on Nasdaq.

Unless waived by AMCI, the obligations of AMCI and the Merger Sub to consummate the Business Combination are subject to the satisfaction of the following conditions (in addition to customary certificates and other closing deliverables):

●	The representations and warranties of Advent being true and correct (subject to certain materiality exceptions);

●	Advent having performed in all material respects its obligations under the Merger Agreement;

●
Absence of material adverse effect to the business, assets, liabilities, financial condition or results of operations of Advent and its subsidiaries taken as a whole or its ability to consummate the transactions contemplated by the Merger Agreement and ancillary documents and perform its obligations thereunder;

●	AMCI having received evidence that Advent has cancelled in full any issued or outstanding Company Convertible Securities or commitments therefor; and

●
Each Lock-Up Agreement (as described below) and Non-Competition Agreement (as described below), as well as certain new employment agreements and transaction bonus agreements (for an aggregate of $3.0 million in bonus payments payable at the Closing) with Advent executives that were signed by Advent simultaneously with the Merger Agreement, shall be in full force and effect in accordance with their terms as of the Closing

Merger Structure

Pursuant to the Merger Agreement, upon the Closing, Merger Sub, a subsidiary of AMCI, will be merged with and into Advent, with Advent continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of AMCI.  See “The Business Combination Proposal—General Description of the Merger Agreement” and “The Business Combination Proposal—Merger Consideration.”

Covenants

Each party to the Merger Agreement has agreed to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including covenants regarding (1) the provision of access to their properties, books and personnel, (2) the operation of their respective businesses in the ordinary course of business, (3) provision of financial statements by Advent; (4) filing AMCI’s reports required by the Exchange Act, and efforts regarding Nasdaq listing requirements, (5) no solicitation of other competing transactions, (6) no trading in AMCI’s securities by Advent using AMCI’s material non-public information, (7) notifications of certain breaches, consent requirements or other matters, (8) efforts to consummate the Closing and obtain third party and regulatory approvals and comply with all government authority requirements, (9) further assurances to cooperate, (10) a requirement for Advent to promptly hold its stockholder meeting or otherwise obtain the written consent of its stockholders to approve the Merger Agreement and related transactions, (11) tax matters and transfer taxes, (12) public announcements, (13) confidentiality, (14) Exchange Act Section 16 matters, and (15) post-Closing AMCI board of directors and executive officers. There are also certain customary post-Closing covenants regarding (1) maintenance of books and records; (2) indemnification of directors and officers; and (3) use of trust account proceeds. During the Interim Period, AMCI, may elect, with Advent’s consent (not to be unreasonably withheld, delayed or conditioned), to seek to enter into and consummate subscription agreements with investors relating to a private equity investment in connection with the Business Combination (including a backstop arrangements) (a “PIPE Investment”) on terms agreeable to AMCI and Advent, acting reasonably. Advent agreed to cooperate in connection with any such PIPE Investment and use its commercially reasonable efforts to cause such PIPE Investment to occur, including having Advent’s senior management participate in any investor meetings and roadshows as reasonably requested by AMCI.

Pursuant to the Merger Agreement, AMCI has agreed to file a Registration Statement on Form S-4 with respect to the issuance of the Merger Consideration Shares to the Advent stockholders, which will contain a proxy statement/prospectus/consent solicitation for a special meeting of AMCI’s stockholders to consider the Merger Agreement and the related transactions and matters, including the Required Proposals described herein.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including among other reasons, (i) by mutual consent of Advent and AMCI, (ii) by either AMCI or Advent if any of the conditions to the Closing have not been satisfied or waived by February 22, 2021 (the “Outside Date”), provided that this termination right shall not be available to AMCI or Advent if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, (iii) by either AMCI or Advent if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such Order or other action has become final and non-appealable, (iv) by either AMCI or Advent for the other party’s uncured breach (subject to certain materiality qualifiers), (v) by AMCI if there has been an event after the signing of the Merger Agreement that has a Material Adverse Effect on Advent and its subsidiaries, taken as a whole, that is uncured and continuing, (vi)  by Advent if there has been an event after the signing of the Merger Agreement that has a Material Adverse Effect on AMCI and its subsidiaries, taken as a whole, that is uncured and continuing, (vii) by either AMCI or Advent if approval for the Business Combination and the other Required Proposals are not obtained at the AMCI Special Meeting and (viii) either AMCI or Advent if a special meeting of Advent’s stockholders is held and Advent’s stockholder shall not have approved the Merger Agreement and the Business Combination and related matters.

Executive Officers and Directors of the Combined Entity

The following persons are expected to serve as executive officers and directors of the Combined Entity following the Business Combination. For biographical information concerning the Advent executive officers and Advent designees to the board of directors, see the section titled “Information about Advent—Executive Officers and Directors of Advent.” For biographical information concerning the AMCI designees to the board of directors see the section titled “AMCI’s Management.”

Name	Age	Position(s)
Vassilios Gregoriou (1)	55	Chairman, Chief Executive Officer and Director
Nick Stamp	42	Chief Financial Officer
Christos Kaskavelis (1)	52	Chief Marketing Officer and Director
Emory De Castro	63	Chief Technology Officer
James F. Coffey	58	Chief Operating Officer and General Counsel
Katherine E. Fleming(1)	55	Director
Anggelos Skutaris(1)	56	Director
[●](1)	[●]	Director
[●](2)	[●]	Director
[●](2)	[●]	Director

(1)	Designated by Advent
(2)	Designated by AMCI

Interests of Advent’s and AMCI’s Directors and Officers in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the directors and executive officers of AMCI and of Advent have interests in the Business Combination and other proposals that may be different from, or in addition to, those of AMCI stockholders and warrant holders generally. These interests include, among other things, the fact that certain of Advent’s directors and officers will become directors and officers of the Combined Entity upon the consummation of the Business Combination.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal – Interests of Advent’s Directors and Officers in the Business Combination” and “The Business Combination Proposal – Interests of AMCI Directors and Officers in the Business Combination” of this proxy statement/prospectus/consent solicitation for a further discussion of this and other risks.

Classified Board of Directors

The Combined Entity’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed, immediately after the consummation of the Business Combination, the board of directors will be divided into three classes, Classes I, II and III, each to serve a three year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause. The directors will be divided among the three classes as follows:

●	the Class I directors will be Anggelos Skutaris and , and their terms will expire at the annual meeting of stockholders to be held in 2021;

●	the Class II directors will be Katherine E. Fleming and , and their terms will expire at the annual meeting of stockholders to be held in 2022; and

●	the Class III directors will be Vassilios Gregoriou, Christos Kaskavelis, and , and their terms will expire at the annual meeting of stockholders to be held in 2023.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

AMCI’s Reasons for the Business Combination

AMCI was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. AMCI sought to do this by utilizing the networks and industry experience of both its management team and its board of directors to identify, acquire and operate one or more businesses within or outside of the United States.

In particular, AMCI’s board of directors considered the following positive factors, although not weighted or in any order of significance:

o
Advent’s Next Generation Fuel Cell Technology. Advent’s technological platform is supported by 50+ international technological and process patents supporting their key product offerings. Advent’s products, which include HT-PEMs and MEAs are fuel-flexible and lower cost with longer lifespans than the company’s LT-PEM peers. Advent plans to supplement its existing IP portfolio with an Advanced HT-PEM product that the company was awarded the rights to through the U.S. Department of Energy’s (“DoE”) L’Innovator Program along with rights to a portfolio of patents supporting this advanced technology. The company expects that this technology will reduce production costs of its MEAs significantly through a reduction of platinum content and 3-fold increase in power output per unit area of membrane. Additionally, the technology is expected to provide longer operating lifetime and a wider temperature operating range. Advent anticipates commercialization and mass manufacturing of the Advanced HT-PEM product by 2022;

o
Strong Partnerships. Advent’s technology is the result of partnerships formed with several of the world’s leading governmental research organizations, including the DoE, NASA and the European Space Agency. Advent has consolidated significant third-party investment through these organizations and private sector companies into its HT-PEM technology through licensing and joint-development agreements. Due to the nature of Advent’s business model, the company also forms long-term partnerships with its customers through the co-designing and co-development of systems based on its HT-PEM technology;

o
Large Addressable Market for Product. Advent’s platform technology is highly flexible and can be utilized in various applications, reducing the company’s reliance on the success of any individual end market. Advent expects to achieve market penetration in automotive (heavy-duty, commercial, and eventually autonomous vehicles), aviation (commercial drones, eVTOLs, and other challenging electrification applications), and power generation (off-grid, portable, remote, and CHP power), among a wide array of potential end markets;

o
Favorable Governmental Regulatory Environment Associated with Meeting Climate Goals. Hydrogen fuel cells are expected to play a major role in the clean energy transition due to challenges associated with battery technology that limit it from mass adoption in all industries, and due to the clean nature of emissions from hydrogen and hydrogen containing fuels relative to fossil fuels. Numerous governments have implemented or are currently considering policies that disincentivize or limit sales of internal combustion vehicles in the future and incentivize the electrification of their respective economies and the utilization of hydrogen as an energy source;

o
Fuel Flexibility. Advent’s HT-PEMs can utilize low cost and abundant hydrogen-carrier fuels, including methanol, natural gas, ammonia, and renewable biofuels, thus avoiding the need for significant global investment that would be required to support expensive high-purity hydrogen infrastructure. In contrast to hydrogen, many of these hydrogen-carrier fuels which Advent can utilize can leverage existing or in-development infrastructure;

o
Advent’ Competitive Advantages in Cost of Ownership and Diverse Operating Environments. Advent’s HT-PEM fuel cells can operate in virtually any practical conditions, including a wide range of external temperatures (-20[o]C to +55[o]C) and in humid or polluted environments, and reduce the need for water balance and other compensating engineering systems. The relative durability of Advent’s products in a range of environments also provides a longer life of operation relative to LT-PEMs;

o
Attractive Market Valuation Relative to Comparable Companies. The public trading market valuation of comparable fuel cell companies (including Ballard Power Systems, PowerCell, Ceres Power, ITM Power, Plug Power and FuelCell Energy, which are referred to collectively as the “Peer Group”) have expected 2023 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of October 16, 2020) ranging from 4.7x to 48.5x and 43.5x to 289.5x , respectively, and expected 2024 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of October 16, 2020) ranging from 7.6x to 25.9x and 35.3x to 194.1x, respectively. The peers’ average expected long-term multiples (based on 2023 or 2024 depending on availability of consensus research for each peer) were 17.9x and 95.6x for enterprise value/revenue multiple and enterprise value/EBITDA multiple, respectively. The AMCI Board of Directors believes that these average multiples compare favorably to Advent’s initial market valuation following the Business Combination reflected in the terms of the Business Combination multiples of 12.5x, 5.3x, and 2.6x in 2022, 2023, and 2024, respectively, and projected enterprise value/EBITDA multiple of 13.4x in 2024. The AMCI Board of Directors believes these projection years are appropriate given that Advent’s business is expected to scale significantly between 2021 and 2025 and generate positive EBITDA in 2024;

o
Other Alternatives. The AMCI Board of Directors believes, after a thorough review of other business combination opportunities reasonably available to AMCI that the proposed combination represents the best potential business combination for AMCI and the most attractive opportunity for AMCI based upon the process utilized to evaluate and assess other potential combination targets, and the AMCI Board of Directors’ belief that such process has not presented a better alternative; and

o
Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between AMCI and Advent.

AMCI’s board of directors also considered the following negative factors, although not weighted or in any order of significance:

o
Developmental Stage Company Risk. The risk that Advent is a development stage company, and the risk that it may not be able to execute on its business plan or successfully commercialize key product offerings.

o	Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on Advent’s revenues.

o	Future Growth Risk. The risk that future growth of Advent is dependent upon the market’s willingness to adopt alternative technologies, including fuel cell and hydrogen alternatives.

o	Cost Assumption Risk. The risk that Advent may not be able to achieve current cost assumptions.

o	Supply Risk. The risk that Advent’s suppliers may not be able to deliver the necessary components for Advent’s fuel cell solutions at prices or volumes acceptable to Advent.

o	Competitive Risk. The risk that Advent operates in a highly competitive and rapidly evolving industry.

o
Customer Integration Risk. The risk that customers may choose to develop their own solutions to compete with Advent’s or may price the integration of Advent’s solutions at levels lower than the price projected by Advent.

o	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

o	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

o
Redemption Risk. The risk that a significant number of AMCI stockholders elect to redeem their shares prior to the consummation of the business combination and pursuant to the AMCI Charter, which would potentially make the business combination more difficult to complete or reduce the amount of cash available to the Combined Entity to accelerate its business plan following the Closing.

o	Stockholder Vote Risk. The risk that AMCI’s stockholders or Advent’s stockholders may fail to provide the votes necessary to effect the Business Combination.

o
Litigation Risk. The risk of the possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

o	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within AMCI’s control.

o	No Third-Party Valuation Risk. The risk that AMCI did not obtain a third-party valuation or fairness opinion in connection with the business combination.

o	AMCI Stockholders Receiving a Minority Positions Risk. The risk that AMCI stockholders will hold a minority position in the Combined Entity.

o
Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

o	Other Risks Factors. Various other risk factors associated with Advent’s business, as described in the section entitled “Risk Factors.”

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, AMCI will be treated as the acquired company and Advent will be treated as the acquirer for financial statement reporting purposes. See section entitled “The Business Combination Proposal – Anticipated Accounting Treatment.”

No Delaware Appraisal Rights for AMCI Stockholders

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to AMCI stockholders or warrant holders in connection with the Business Combination.

Impact of the Business Combination on AMCI’s Public Float

It is anticipated that, upon the Closing of the Business Combination, AMCI’s public stockholders will retain an ownership interest of approximately 23% of the outstanding capital stock of the Combined Entity, the Sponsor (together with its permitted transferee Orion) will retain an ownership interest of approximately 14% of the outstanding capital stock of the Combined Entity and the Advent stockholders will own approximately 63% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assumes that (i) there are no redemptions of any shares by AMCI’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the Equity Incentive Plan, (iv) no Working Capital Warrants are issued, and (v) AMCI does not engage in any kind of equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the AMCI’s existing stockholders in the Combined Entity will be different.

The following tables illustrate, assuming the factors mentioned above, and excluding the exercise of above-mentioned warrants:

	Assumed % of Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $93.3 million in trust)	16.0% (or $78.5 million in trust)
AMCI public stockholders	23%	20%
Sponsor	7%	7%
Orion	7%	7%
Advent stockholders	63%	66%
Total	100%	100%

The Charter Amendment Proposals (Proposals 2 through 5)—To approve and adopt a second amendment and restatement of the AMCI Charter, as set out in the draft second amended and restated version of AMCI’s certificate of incorporation appended to this proxy statement/prospectus/consent solicitation as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”) to

(A)	provide that the name of AMCI shall be changed to “Advent Technologies Holdings, Inc.” (Proposal 2).

(B)
provide for the size and structure of the Board, changing the number of directors to not fewer than seven (7) and not more than nine (9), split into three classes of as even size as practicable, Class I, II, and III, each to serve a term of three (3) years, except for the initial term, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. Directors will not be able to be removed during their term except for cause. The size of the Board shall be determined by resolution of the Board but will initially be seven (7) (Proposal 3).

(C)	remove and change certain provisions in the AMCI Charter related to AMCI’s status as a special purpose acquisition company (Proposal 4).

(D)
conditioned upon the approval of Proposals 2 through 4, a proposal to approve the Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed Amended charter in connection with replacing the AMCI Charter with the proposed Amended Charter as of the Effective Time (Proposal 5).

THE NASDAQ PROPOSAL (PROPOSAL 6)

(2) The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding New AMCI common stock and the resulting change of control in connection with the Business Combination (Proposal 6);

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 7)

To elect seven (7) directors to the board of AMCI, divided into three classes, effective as of consummation of the Business Combination.

Vassilios Gregoriou has been our Chairman and CEO since inception. Dr. Gregoriou cofounded Advent Technologies Inc. in 2012. In addition, Dr. Gregoriou is an internationally known scientist with research and/or managerial positions in both the U.S. (Northeastern, MIT, Polaroid, Princeton) and Greece (NHRF, FORTH) over his 30 year career so far in the technology sector. His research activity extends over a wide area of subjects in the renewable energy space  that include the areas of flexible photovoltaics based on organic semiconductors, optically active materials based on conjugated oligomers and polymer nanocomposites. His published work as co-author includes three books and more than 100 scientific papers.  He is also co-inventor of 15 patents.  Dr. Gregoriou has more than 25 years of experience in the U.S. market. He has extensive experience in the technical development of new products and in the management of such activities. He holds a Ph.D. in Physical Chemistry from Duke University and he has attended the MBA program at Northeastern University. He was also a NRSA award recipient at Princeton University.  He also served as President of Society for Applied Spectroscopy (SAS) in 2001. Dr. Gregoriou is well-qualified to serve on our Board of Directors due to his extensive scientific, managerial and industry experience.

Christos Kaskavelis joined Advent as Chief Marketing Officer in 2019. From 2015 to 2016 he served as Managing Director of Mamaya IKE, a Greek publishing and media consulting company. From 2016 to 2018, he was a research scholar at the MIT Media Lab in Boston, Massachusetts. He has been a seed investor in the company, an angel investor, and has served on its Board of Directors since the first day. He is a serial entrepreneur in the tech industry, and primarily digital marketing, with successful exits in both NASDAQ and London Stock Exchanges. He has designed and been responsible for enterprise software systems designed for Pratt & Whitney, Analog Devices, General Electric and Lucent Technologies in the areas of Just-In-Time (JIT) manufacturing, Supply Chain Management, and Production Scheduling. He holds a Ph.D. in Supply Chain Management as well as an M.Sc. in Manufacturing Engineering from Boston University, a B.Sc. in Electrical Engineering and a B.A. in Business Economics from Brown University. Dr. Kaskavelis is well-qualified to serve on our Board of Directors due to his extensive technical and business development experience.

Katherine E. Fleming has over fifteen years’ experience in Higher Education leadership and has been the Provost of New York University since 2016, with responsibility for allocating financial resources and setting strategic priorities, and with oversight of all Deans and Directors. From 2007-2011 she directed the Institut Remarque at the Ecole Normale Superieure in Paris, and from 2012-2016 she served as the President of the Board of the University of Piraeus. A historian by training, she earned a BA from Barnard College of Columbia University, an MA from the University of Chicago, and a Ph.D. from the University of California, Berkeley.  She was granted honorary Greek citizenship by the Hellenic Republic in 2015, and in 2019 was named by France to the Legion d’Honneur. Dr. Fleming is well-qualified to serve on our Board of Directors due to her extensive financial and scholastic experience.

Anggelos Skutaris has a BSc in Economics from Arizona State University and an MBA from the Thunderbird School of Global Management. He has more than 28 years of International experience in banking, finance, management, treasury and investments. He is currently a member of the Incorporation Committee and Chief Investment Officer for Power Bank, a Qatar-based financial institution with a mission to provide Islamic financing to the global energy sector. Key positions he held in the past include: Chief Investment Officer (Janus Continental Group, JCG), Head of Treasury Operations & Transformation (Qatar Airways), Managing Partner (New Symbol Global Advisors), Chief Executive Officer (Piraeus Capital Management), Founder & CEO (OliveTree Management Associates), Group Treasurer (Titan Cement), Head of Equity Financing (Calyon Securities) and Director of Equity Financing (Credit Suisse). Whilst at Titan cement, Mr. Skutaris was instrumental in issuing the largest corporate syndicated facility in Greece, a 5-year, €800 million transaction. Mr. Skutaris is well-qualified to serve on our Board of Directors due to his extensive business development and financial experience.

[•]

[•]

[•]

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 8)

The proposed Equity Incentive Plan will reserve a number of shares of New AMCI common stock equal to 15% of the amount of New AMCI common stock to be outstanding following consummation of the Business Combination for issuance as awards in accordance with the terms of the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of AMCI and its affiliates and promoting the creation of long-term value for stockholders of AMCI by closely aligning the interests of such individuals with those of other stockholders. The Equity Incentive Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value.

A summary of the Equity Incentive Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus/consent solicitation and a complete copy of the Equity Incentive Plan is attached hereto as Annex C. You are encouraged to read the Equity Incentive Plan in its entirety.

THE ADJOURNMENT PROPOSAL (PROPOSAL 9)

AMCI is proposing that its stockholders approve and adopt to adjourn the AMCI Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the AMCI Special Meeting, there are not sufficient votes to approve the Proposals.

Date, Time and Place of AMCI Special Meeting

The AMCI Special Meeting will be held virtually at 10:00 a.m. Eastern time, on    ,  or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, we will hold the AMCI Special Meeting solely by means of remote communication.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the AMCI Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “AMCI Special Meeting—Revoking Your Proxy.”

Quorum and Required Vote for Stockholder Proposals

A quorum of AMCI stockholders is necessary to hold a valid meeting. A quorum will be present at the AMCI Special Meeting if a majority of the Common Stock issued and outstanding and entitled to vote at the AMCI Special Meeting is represented in person or by proxy at the AMCI Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposals and the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding AMCI common stock as of the Record Date. Accordingly, an AMCI stockholder’s failure to vote by proxy or to vote in person at the AMCI Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals and the Business Combination Proposal.

The approval of the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of AMCI common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the AMCI Special Meeting. An AMCI stockholder’s failure to vote by proxy or to vote in person at the AMCI Special Meeting or an abstention will not be counted towards the number of shares of AMCI common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and Adjournment Proposal.

The Charter Amendment Proposals, the Director Election Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal, are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal), and unless the Business Combination Proposal is approved, the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal will not be presented to the stockholders of AMCI at the AMCI Special Meeting. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal do not receive the requisite vote for approval, then AMCI will not consummate the Business Combination. If AMCI does not consummate the Business Combination and fails to complete an initial business combination by February 22, 2021, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders, unless it seeks and obtains the approval of AMCI stockholders to amend the AMCI Charter to extend such date.

Recommendation to AMCI Stockholders

AMCI’s board of directors believes that the Proposals to be presented at the AMCI Special Meeting are in the best interests of AMCI and its stockholders and unanimously recommends that AMCI stockholders vote “FOR” the Proposals.

When you consider the recommendation of AMCI board of directors in favor of approval of these Proposals, you should keep in mind that AMCI directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

●
unless AMCI consummates an initial business combination, AMCI’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●
as a condition to the AMCI IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred for one year following the consummation of an initial business combination; provided that the lock-up will terminate if the closing price of the AMCI common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the consummation of an initial business combination;

●	the Placement Warrants purchased by the Sponsor, will be worthless if a business combination is not consummated;

●
the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until 30 days after AMCI has completed a business combination, subject to limited exceptions;

●	the Sponsor has agreed to forfeit 1/3rd of its Placement Warrants as of the Closing;

●	Orion has loaned an aggregate of $2,365,649 as of November 24, 2020 to AMCI. The Orion Loan is due and payable by AMCI upon the earlier of the Closing of the Business Combination or February 22, 2021;

●
in connection with the Orion Loan, the Sponsor has agreed to transfer one-half of its remaining Founder Shares and one-half of its remaining Placement Warrants to Orion as a permitted transferee of Sponsor at the Closing of the Business Combination;

●	the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

●	the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

●
there is $400,000 working capital loan to the Sponsor currently outstanding. If the Business Combination is not consummated and AMCI does not otherwise consummate another business combination prior to our February 22, 2021 (or a later date approved by its stockholders pursuant to the Existing Charter), then there will likely be insufficient funds to pay the working capital loans;

●
under the CFPC, Sponsor’s obligations to purchase AMCI securities thereunder are contingent, and the Sponsor must affirmatively elect to either agree or not agree to purchase securities thereunder in accordance with the terms thereof in connection with the proposed business combination within a certain period of time after AMCI notifies the Sponsor of the decision by AMCI’s board of directors to approve the proposed business combination.  AMCI notified the Sponsor of the decision by AMCI’s board of directors to approve the Business Combination, and the Sponsor elected not to purchase AMCI securities under the CFPC in connection therewith;

●
if AMCI does not complete an initial business combination by February 22, 2021, a portion of the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to AMCI’s public stockholders and the Placement Warrants will expire worthless; and

●
if the Trust Account is liquidated, including in the event AMCI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify AMCI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which AMCI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to AMCI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus/consent solicitation, you should carefully read this proxy statement/prospectus/consent solicitation, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data, (the “summary pro forma data”) gives effect to the Business Combination described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information." The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, AMCI will be treated as the "acquired" company for financial reporting purposes. The net assets of AMCI will be stated at historical cost, with no goodwill or other intangible assets recorded.

The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives pro forma effect to the Business Combination and related transactions as if they had occurred on September 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2020 and year ended December 31, 2019 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2019.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus/consent solicitation and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of AMCI and Advent and related notes included in this proxy statement/prospectus/consent solicitation. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Merger Agreement, (described elsewhere in this proxy statement/prospectus/consent solicitation), been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

For illustrative purposes, and after giving effect to the redemption of 5,864,053 Class A common stock of AMCI in connection with the amendment and extension of the incorporation certificate, at a redemption price approximating $10.30 per share, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of AMCI Class A common stock:

●	Assuming No Additional Redemptions (“no Redemption”): This scenario assumes that no additional AMCI Class A common stock are redeemed; and

●
Assuming Additional Redemption (“Maximum Redemption”): This scenario assumes additional redemption of 1,447,654 AMCI Class A common stock, for aggregate payment of approximately $14.9 million from the Trust Account (based on an assumed redemption price of approximately $10.30 per share based on the redemption price per share of October 16, 2020) ) that would satisfy the Minimum Cash Condition of $60 million (after giving effect to payments of all unpaid expenses, AMCI’s liabilities and redemptions by AMCI’s public stockholders and excluding Advent’s closing cash), set forth in the merger agreement.

Assuming no additional redemptions of any Class A common stock of AMCI in connection with the Business Combination, Advent will hold 25,092,928 common stock of Advent immediately after the Closing, which approximates a 63% ownership level. Assuming additional redemptions of 1,447,654 Class A common stock of AMCI in connection with the Business Combination, Advent will hold 25,092,928 common stock of the combined entity immediately after the Closing, which approximates a 66% ownership level.

Stockholder	No additional Redemptions		Additional Redemptions
	%	No. shares	%	No. shares
Advent	63%	25,092,928	66%	25,092,928
Public	23%	9,061,136	20%	7,613,482
Sponsor (including % of AMCI’s executive management)	7%	2,756,510	7%	2,756,510
Orion	7%	2,756,510	7%	2,756,510
Total No shares	100%	39,667,083	100%	38,219,429

The foregoing ownership percentages with respect to the Combined Entity following the Business Combination are based in the assumption that there are no adjustments for the outstanding public or private placement warrants issued by AMCI, as such securities are not exercisable until 30 days after the closing of the Business Combination, and  assumes that (i) Advent’s Closing Net Indebtedness is ($929, 283), computed as debt less cash and cash equivalents, based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (ii) no awards are issued under the Equity Incentive Plan, (iii) no Working Capital Warrants are issued, and (iv) AMCI does not engage in any kind of equity financing prior to the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

Selected Unaudited Pro Forma Financial Information

	Pro forma Combined (Assuming No Redemption)	Pro forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Nine Months Ended September 30, 2020
Revenue	$526,032	$526,032
Net loss per share- basic and diluted	$(0.085)	$(0.089)
Weighted average shares outstanding - basic and diluted	39,667,083	38,219,429
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Twelve Months Ended December 31, 2019
Revenue	$620,168	$620,168
Net loss per share - basic and diluted	$(0.044)	$(0.046)
Weighted average shares outstanding - basic and diluted	39,667,083	38,219,429
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2020
Total assets	$76,776,999	$61,864,865
Total liabilities	$2,726,773	$2,726,773
Total stockholders’ equity	$74,050,226	$59,138,092

Unaudited Historical Comparative and Pro Forma Combined Per Share Data of AMCI and Advent

The following table sets forth selected historical comparative share information for AMCI and Advent and  unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination, assuming two redemption scenarios as follows:

●	Assuming No Redemption: This scenario assumes that no shares of AMCI Class A common stock are redeemed; and

●
Assuming Maximum Redemption: This scenario assumes additional redemption of 1,447,654 AMCI Class A common stock, for aggregate payment of approximately $14.9 million from the Trust Account (based on an assumed redemption price of approximately $10.30 per share based on the redemption price per share of October 16, 2020) that would satisfy the Minimum Cash Condition of $60 million (after giving effect to payments of all unpaid expenses, AMCI’s liabilities and redemptions by AMCI’s public stockholders and excluding Advent’s closing cash), set forth in the merger agreement.

The pro forma book value information reflects the Business Combination and related transactions as if they had occurred on September 30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2019.

The historical book value per share is computed by dividing total common shareholders’ equity by the number of ordinary shares outstanding at the end of the period. The pro forma combined book value per share is computed by dividing total pro forma common shareholders’ equity by the pro forma number of ordinary shares outstanding at the end of the period. The pro forma earnings per share of the combined entity is computed by dividing the pro forma income available to the combined company’s ordinary shareholders by the pro forma weighted average number of shares outstanding over the period.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus/consent solicitation, and the historical financial statements of AMCI and Advent and related notes that are included elsewhere in this proxy statement/prospectus/consent solicitation. The unaudited pro forma combined per share information of AMCI and Advent is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of AMCI and Advent would have been had the companies been combined during the periods presented.

			Combined Pro Forma
As of and for the nine months Ended September 30, 2020	AMCI (Historical)	Advent (Historical)	Assuming No Redemption	Assuming Max Redemption
Book value per share(1)	$0.72	$(0.18)	$1.87	$1.55
Weighted average shares outstanding of AMCI common stock - basic and diluted	6,753,460		39,667,083	38,219,429
Weighted average shares outstanding of Advent common stock - basic and diluted		871,209
Net loss per share of AMCI Class A common stock -basic and diluted	$(0.13)		$(0.09)	$(0.09)
Net loss per share of Advent common stock -basic and diluted		$(1.63)
As of and for the Year Ended December 31, 2019
Book value per spare(1)	$0.74	$(0.94)	N/A (2)	N/A (2)
Weighted average shares outstanding of AMCI Class A common stock - basic and diluted	6,695,864		39,667,083	38,219,429
Weighted average shares outstanding of Advent common stock - basic and diluted		825,365
Net loss per share of AMCI Class A common stock -basic and diluted	$(0.05)		$(0.04)	$(0.05)
Net loss per share of Advent common stock -basic and diluted		$(0.43)

(1)	Book value per share= (Total equity)/ common shares outstanding.
(2)	Pro forma balance sheet for year ended December 31, 2019 is not required and as such, no such calculation included in this table.

DIVIDENDS OF SECURITIES

AMCI

Holders of AMCI

As of the Record Date, there were 14,574,155 holders of record of AMCI common stock, and     holders of record of Warrants and        holders of Units.

Dividend Policy of AMCI

AMCI has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.

Advent

Holders of Advent

As of the Record Date, there were                  holders of record of Advent stock.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus/consent solicitation, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus/consent solicitation.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, the Combined Entity’s business, financial condition or results of operations. If any of the events described below occur, the Combined Entity’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the surviving entity’s common stock and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of AMCI and Advent. Any reference in this “Risk Factors” section to the “surviving entity” shall mean New AMCI.

Summary of Risk Factors

The consummation of the Business Combination and the business and financial condition of the Combined Entity subsequent to Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect AMCI’s ability to effect a business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of AMCI prior to the Business Combination and that of the Combined Entity subsequent to the Business Combination. Such risks include, but are not limited to:

●
The ability of AMCI’s stockholders to exercise redemption rights with respect to a large number of AMCI’s shares may not allow AMCI to complete the Business Combination or optimize its capital structure.

●
AMCI does not have binding commitments to ensure that it will have sufficient cash, including funds in the Trust Account, to satisfy the Minimum Cash Condition in the Merger Agreement required for the Closing of the Business Combination.

●
There is no assurance that AMCI’s diligence will reveal all material risks that may present with regard to Advent. Subsequent to the completion of the Business Combination, the Combined Entity may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

●
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of New AMCI’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of New AMCI and your investment decision.

●	Some of the AMCI and Advent officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

●
AMCI did not seek an opinion from an unaffiliated third party as to the fair market value of Advent, or that the price it is paying for Advent, is fair to its stockholders from a financial point of view.

●
AMCI’s stockholders and Advent’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

●
Advent may need to raise additional funds and these funds may not be available to it when Advent needs them. If Advent cannot raise additional funds when Advent needs them, its operations and prospects could be negatively affected.

●	Advent will rely on complex machinery for its operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

●	Advent’s future growth is dependent upon the market’s willingness to adopt Advent’s hydrogen-poAdventred fuel cell and membrane technology.

●
Uncertainties associated with the Business Combination may cause a loss of Advent’s management personnel and other key employees, which could adversely affect the future business and operations of Advent following completion of the Business Combination.

●	Advent are subject to substantial regulation and unfavorable changes to, or failure by Advent to comply with, these regulations could substantially harm its business and operating results.

●	Advent face risks associated with its international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm its business.

●	An active market for New AMCI’s securities may not develop, which would adversely affect the liquidity and price of New AMCI’s securities.

●
AMCI currently is and New AMCI will be an emerging growth company within the meaning of the Securities Act, and if New AMCI takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make the New AMCI’s securities less attractive to investors and may make it more difficult to compare New AMCI’s performance with other public companies.

Risks Related to the Business Combination

The ability of AMCI’s stockholders to exercise redemption rights with respect to a large number of AMCI’s shares may not allow AMCI to complete the Business Combination or optimize its capital structure.

Because the Merger Agreement requires AMCI to have a minimum amount of cash at closing equal to $60 million (after giving effect to payments of all unpaid transaction expenses of AMCI and Advent, AMCI’s other liabilities that are due at Closing and redemptions by AMCI’s public stockholders), AMCI will need to reserve a portion of the cash in the Trust Account to meet such requirements, or arrange for third-party financing unless such closing condition is waived by Advent. In addition, if a larger number of shares are submitted for redemption than AMCI currently expects, AMCI may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to AMCI. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If AMCI’s initial business combination with Advent is unsuccessful, you would not receive your pro rata portion of the Trust Account until AMCI liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the AMCI Charter. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time AMCI’s stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with AMCI’s redemption until AMCI liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the AMCI Charter or you are able to sell your stock in the open market.

AMCI did not seek an opinion from an unaffiliated third party as to the fair market value of Advent or that the price it is paying for Advent is fair to its stockholders from a financial point of view.

The AMCI Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. AMCI is not required to obtain an opinion from an unaffiliated third party indicating that the price it is paying is fair to its stockholders from a financial point of view. In analyzing the Business Combination, AMCI’s Board and management conducted due diligence on Advent and researched the industry in which Advent operates and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, AMCI’s stockholders will be relying solely on the judgment of the AMCI Board in determining the value of the Business Combination, and the AMCI Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares in connection with the Business Combination, which could potentially impact AMCI’s ability to consummate the Business Combination.

You may be unable to ascertain the merits or risks of Advent’s operations.

If the Business Combination is consummated, the New AMCI will be affected by numerous risks inherent in Advent’s business operations. Although AMCI’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Advent, AMCI cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of AMCI’s control. AMCI also cannot assure you that an investment in AMCI’s securities will not ultimately prove to be less favorable to investors in AMCI than a direct investment, if an opportunity were available, in Advent. In addition, if AMCI’s stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for AMCI to meet the Minimum Cash Condition or consummate the Business Combination.

There is no assurance that AMCI’s diligence will reveal all material risks that may present with regard to Advent. Subsequent to the completion of the Business Combination, the Combined Entity may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

AMCI cannot assure you that the due diligence AMCI has conducted on Advent will reveal all material issues that may be present with regard to Advent, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of AMCI’s control will not later arise. Advent is aware that AMCI must complete the Business Combination by February 22, 2021 (or a later date approved by AMCI’s stockholders pursuant to the AMCI Charter). Consequently, Advent may have obtained leverage over us in negotiating the Merger Agreement, knowing that if AMCI does not complete the Business Combination with Advent, AMCI is unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, AMCI has had limited time to conduct due diligence. Advent is a privately held company and AMCI therefore has made its decision to pursue a business combination with Advent on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, the Combined Entity may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if AMCI’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on AMCI’s liquidity, the fact that AMCI reports charges of this nature could contribute to negative market perceptions about AMCI or AMCI’s securities. In addition, charges of this nature may cause AMCI to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by Advent or by virtue of it obtaining post-combination debt financing. Accordingly, any stockholders of AMCI who choose to remain stockholders of the Combined Entity following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by AMCI’s officers or directors of a duty of care or other fiduciary duty owed by them to AMCI, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus/consent solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of New AMCI’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of New AMCI and your investment decision.

AMCI and Advent currently operate as separate companies. AMCI has had no prior history as a combined entity and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New AMCI. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from AMCI’s and Advent’s historical financial statements and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and New AMCI’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New AMCI’s financial condition or results of operations following the Closing. Any potential decline in New AMCI’s financial condition or results of operations may cause significant variations in the stock price of New AMCI.

AMCI may issue additional shares of common or preferred stock to complete the Business Combination or under the Equity Incentive Plan after completion of the Business Combination, any one of which would dilute the interest of AMCI’s stockholders and likely present other risks.

The AMCI Charter authorizes the issuance of up to 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share. There are currently 77,947,923 authorized but unissued shares of Class A common stock available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants. There are currently 4,486,981 authorized but unissued shares of Class B common stock available for issuance.  There are currently no shares of preferred stock issued and outstanding. AMCI may issue a substantial number of additional shares of common or preferred stock to complete the initial business combination or under an employee incentive plan after completion of the Business Combination. However, the AMCI Charter provides, among other things, that prior to AMCI’s initial business combination, AMCI may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the AMCI Charter, like all other provisions thereof, may be amended with a stockholder vote. AMCI’s executive officers and directors have agreed, pursuant to a written agreement with AMCI, that they will not propose any amendment to the AMCI Charter that would affect the substance or timing of AMCI’s obligation to redeem 100% of its public shares if AMCI does not complete the initial business combination by February 22, 2021 (as approved by AMCI’s stockholders pursuant to the AMCI Charter), unless AMCI provides its public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to AMCI), divided by the number of then outstanding public shares. The issuance of additional shares of common or preferred stock:

●	may significantly dilute the equity interest of existing investors;

●	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded AMCI’s common stock;

●
could cause a change in control if a substantial number of common stock is issued, which may affect, among other things, AMCI’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of AMCI’s present officers and directors; and

●	may adversely affect prevailing market prices for AMCI’s units, Class A common stock and/or warrants.

AMCI is dependent upon its executive officers and directors and their departure could adversely affect AMCI’s ability to operate and to consummate the initial business combination; AMCI’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on AMCI’s ability to complete the initial business combination.

AMCI’s operations and its ability to consummate the initial business combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. AMCI believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the business combination. AMCI does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of AMCI’s directors or executive officers could have a detrimental effect on AMCI and the ability to consummate the business combination. In addition, AMCI’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the initial business combination. Each of AMCI’s executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation and AMCI’s directors also serve as officers and board members for other entities. If AMCI’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to AMCI’s affairs which may have a negative impact on AMCI’s ability to consummate the initial business combination.

The Combined Entity’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Entity’s Board of Directors and key personnel and the loss of such persons could negatively impact the operations and profitability of New AMCI’s post-combination business.

The Combined Entity’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Entity’s Board of Directors and key personnel. AMCI cannot assure you that New AMCI’s Board of Directors and key personnel will be effective or successful or remain with the Combined Entity. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Entity’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Merger Agreement, AMCI’s public stockholders will own less than 25% of the equity interests or assets of the Combined Entity and AMCI’s management will not be engaged in the management of the Combined Entity’s business. Accordingly, the future performance of the Combined Entity will depend upon the quality of the post-business combination Board of Directors, management and key personnel of the Combined Entity.

AMCI’s key personnel may negotiate employment or consulting agreements with the Combined Entity in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

AMCI’s key personnel may be able to remain with the Combined Entity after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of the Combined Entity for services they would render to the Combined Entity after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, AMCI believes the ability of such individuals to remain with the Combined Entity after the completion of the Business Combination will not be the determining factor in AMCI’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of AMCI’s key personnel will remain with the Combined Entity after the consummation of the Business Combination. AMCI cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Combined Entity.

Because AMCI’s initial stockholders, executive officers and directors will lose their entire investment in AMCI if  the Business Combination or an alternative business combination is not completed, and because AMCI’s sponsors, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Advent was appropriate for AMCI’s initial business combination.

AMCI’s initial stockholders currently own 5,513,019 shares of Class B Common Stock. In addition, the Sponsor purchased an aggregate of 5,910,416 Private Placement Warrants, each exercisable for one share of  Class A common stock at $11.50 per share, that will also be worthless if AMCI does not complete a business combination, although the Sponsor has agreed to forfeit 1/3rd of such warrants in connection with the Business Combination pursuant to the Sponsor Warrant Letter (as described below). Additionally, in connection with the Orion Loan, the Sponsor has agreed to transfer one-half of its remaining Founder Shares and one-half of its remaining Placement Warrants to Orion as a permitted transferee of Sponsor at the Closing of the Business Combination. The Founder shares are identical to the shares of Class A common stock. However, the holders have agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

The personal and financial interests of AMCI’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of AMCI’s initial business combination, its sponsors, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on AMCI’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on AMCI’s behalf. However, AMCI’s sponsors, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of AMCI’s sponsors, executive officers and directors may have influenced their motivation in approving and completing the Business Combination.

AMCI does not have binding commitments to ensure that it will have sufficient cash, including funds in the Trust Account, to satisfy the Minimum Cash Condition in the Merger Agreement required for the Closing of the Business Combination. If redemptions by AMCI public stockholders are in excess of the amounts contemplated by the Minimum Cash Condition, then unless AMCI is able to obtain sufficient additional financing, or Advent agrees to modify or waive the Minimum Cash Condition, AMCI will be unable to satisfy the conditions to the Closing of the Business Combination, and the Business Combination will not occur. If it is required, there can be no assurance that AMCI will be able to obtain sufficient additional financing to satisfy the Minimum Cash Condition, that such financing will be available on acceptable terms or that Advent will agree to modify or waive such condition.

The Merger Agreement provides that, as a condition to the Closing of the Business Combination, AMCI must satisfy the Minimum Cash Condition of not less than $60,000,000 in cash and cash equivalents (net of AMCI’s and Advent’s unpaid expenses and AMCI’s other liabilities due at the Closing and redemptions by AMCI’s public stockholders, all as determined in accordance with the Merger Agreement, and excluding cash held by Advent as of the Closing), including funds in the Trust Account and proceeds from any equity financing. As a result of the redemption of an aggregate of 5,864,053 of AMCI’s public shares for an aggregate of approximately $60.4 million in connection with AMCI’s stockholder meeting held on October 16, 2020 to extend the deadline for AMCI to consummate its initial business combination to February 22, 2021, there is currently only approximately $93.3 million held in AMCI’s Trust Account. If redemptions by AMCI public stockholders are in excess of the amounts contemplated by the Minimum Cash Condition, then unless AMCI is able to obtain sufficient additional financing to meet the Minimum Cash Condition, or Advent agrees to modify or waive such condition, the Business Combination will not occur. If AMCI is required to obtain financing to meet the Minimum Cash Condition, AMCI cannot assure you that such financing will be available on acceptable terms, if at all. Also, Advent has not, at the date hereof, advised AMCI that it is willing to modify or waive the Minimum Cash Condition. If the Business Combination with Advent does not occur, AMCI most likely will not be able to identify or consummate an alternative initial business combination prior to February 22, 2021 and AMCI would be required by the AMCI Charter to liquidate unless it seeks and obtains the consent of its stockholders to amend the AMCI Charter to extend such deadline. If AMCI fails to meet the Minimum Cash Condition, but Advent agrees to modify or waive the Minimum Cash Condition, the funding available to Advent would be less than the funding contemplated at the time the Merger Agreement was entered into, and may require the Combined Entity to obtain financing from other sources, to the extent such financing is available. The failure to secure adequate additional financing may have a material adverse effect on the business, operations and prospects of the Combined Entity, including the continued development and growth of Advent’s business. None of AMCI’s officers, directors or stockholders are required to provide any financing to AMCI in connection with or after the Business Combination.

Our Sponsor has elected not to purchase AMCI securities under the CFPC in connection with the Business Combination.

Under the CFPC, whereby Sponsor offered to purchase up to an aggregate of 5,000,000 Units exercisable at $10.00 per Unit commencing on the later of the first anniversary of the effective date of the AMCI IPO registration statement and the consummation of a business combination, Sponsor’s obligations to purchase AMCI securities thereunder are contingent, and Sponsor must affirmatively elect to either agree or not agree to purchase securities thereunder in accordance with the terms thereof in connection with the proposed business combination within a certain period of time after AMCI notifies the Sponsor of the decision by AMCI’s board of directors to approve the proposed business combination.  AMCI notified the Sponsor of the decision by AMCI’s board of directors to approve the Business Combination, and the Sponsor elected not to purchase AMCI securities under the CFPC in connection therewith.  As a result, AMCI will not be able to use the proceeds from the CFPC to meet the Minimum Cash Condition under the Merger Agreement, and will have to rely on cash in the Trust Account and proceeds from any equity financing after the date hereof to meet such Minimum Cash Condition.

Some of the AMCI and Advent officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of AMCI and Advent participate in arrangements that may be argued to provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of New AMCI, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of New AMCI. If the Business Combination is not consummated and AMCI is forced to wind up, dissolve and liquidate in accordance with the AMCI Charter, the 5,513,019 shares of Class B common stock currently held by the Sponsor and AMCI’s directors and officers, which were initially acquired prior to the AMCI IPO by the initial stockholders for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). Such shares of Class A common stock had an aggregate market value of approximately $56.7 million based on the last sale price of $10.28 per share on Nasdaq on November 20, 2020. Accordingly, the Sponsor and AMCI’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a stockholder.

These interests, among others, may influence the officers and directors of AMCI and Advent to support or approve the Merger. For more information concerning the interests of AMCI and Advent executive officers and directors, see the sections entitled “The AMCI Business Combination Proposal — Interests of AMCI’s Directors and Officers in the Business Combination” and “The Advent Business Combination Proposal — Interests of Advent Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus/consent solicitation.

AMCI’s stockholders and Advent’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If New AMCI is unable to realize the full strategic and financial benefits currently anticipated from the Merger, AMCI’s stockholders and Advent’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent New AMCI is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, AMCI and Advent may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of AMCI and Advent to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

If the conditions to the Merger are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the stockholders of AMCI (including each of the Required Approvals) and Advent, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement and in addition to stockholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Merger Agreement which remains continuing and uncured, and (vi) AMCI meeting the Minimum Cash Condition requirement of $60,000,000 in cash and cash equivalents at the Closing, after the redemption of AMCI public stockholders and payment of AMCI and Advent expenses, and AMCI’s other liabilities due as of the Closing, but excluding, for the avoidance of doubt, cash held by Advent as of the Closing. See “The Merger Agreement and Related Agreements — Merger Agreement — Conditions to Consummation of the Merger” below for a more complete summary. AMCI and Advent cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed and such delay may cause AMCI and Advent to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, AMCI may not be able to find another potential candidate for its initial business combination prior to AMCI’s deadline (currently February 22, 2021), and AMCI will be required to liquidate.

U.S. federal income tax reform could adversely affect us and holders of New AMCI’s Shares.

On December 22, 2017, President Trump signed into law H.R. 1, originally known as the “Tax Cuts and Jobs Act,” (the “JOBS Act”) which significantly reformed the Internal Revenue Code of 1986, as amended. This legislation, among other things, changes the U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, allows the expensing of capital expenditures and puts into effect the migration from a “worldwide” system of taxation to a territorial system. We continue to examine the impact this tax reform legislation may have on us. The impact of this tax reform, or of any future administrative guidance interpreting provisions thereof, on holders of New AMCI’s Shares is uncertain and could be adverse. This proxy statement/prospectus/consent solicitation does not discuss any such tax legislation or the manner in which it might affect holders of New AMCI’s Shares. We urge holders of AMCI Shares to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of their ownership of AMCI Shares and New AMCI’s Shares.

Delaware law and New AMCI’s certificate of incorporation and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Amended Charter and New AMCI’s bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New AMCI’s board of directors and therefore depress the trading price of New AMCI’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Advent board of directors or taking other corporate actions, including effecting changes in our management. Among other things, New AMCI’s certificate of incorporation and bylaws include provisions regarding:

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of New AMCI’s board of directors;

●
the ability of New AMCI’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the limitation of the liability of, and the indemnification of, New AMCI’s directors and officers;

●
the exclusive right of New AMCI’s board of directors to elect a director to fill a vacancy created by the expansion of New AMCI’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on New AMCI’s board of directors;

●	the requirement that directors may only be removed from New AMCI’s board of directors for cause;

●
a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

●
the requirement that a special meeting of stockholders may be called only by New AMCI’s board of directors, the chairperson of New AMCI’s board of directors, New AMCI’s chief executive officer or New AMCI’s president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

●
the requirement for the affirmative vote of holders of at least 65% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of  the Amended Charter or New AMCI’s bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New AMCI’s board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

●
the ability of New AMCI’s board of directors to amend the bylaws, which may allow New AMCI’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

●
advance notice procedures with which stockholders must comply to nominate candidates to New AMCI’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New AMCI’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of surviving entity.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New AMCI’s board of directors or management.

In addition, as a Delaware corporation, New AMCI will be subject to provisions of Delaware law, including Section 203 of the DGCL, which may generally prohibit certain stockholders holding 15% or more of New AMCI’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time unless certain conditions are met.

Any provision of the Amended Charter, New AMCI’s bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of New AMCI’s capital stock and could also affect the price that some investors are willing to pay for New AMCI’s common stock.

The Amended Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New AMCI and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of New AMCI’s stockholders to choose the judicial forum for disputes with New AMCI or its directors, officers, or employees.

The Amended Charter, which will become effective upon the Closing, will provide that, unless New AMCI consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on its behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to New AMCI or its stockholders, (3) any action arising pursuant to any provision of the Delaware General Corporation Law, or the certificate of incorporation or the bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants.

The Amended Charter will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New AMCI or its directors, officers, or other employees, which may discourage lawsuits against New AMCI and its directors, officers, and other employees. If a court were to find either exclusive-forum provision in New AMCI’s bylaws to be inapplicable or unenforceable in an action, New AMCI may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Risk Factors Relating to Advent

References in this section under the heading “Risk Factors Relating to Advent” to “our”, “we”, “us” and “Advent”, refer to Advent Technologies Inc., except where the context requires otherwise.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and manufacturing our fuel cells and building Advent’s brand. We expect to incur significant expenses which will impact our profitability, including research and development expenses, raw material procurement costs, sales and distribution expenses as we build Advent’s brand and market our fuel cells, and general and administrative expenses as we scale our operations. Our ability to become profitable in the future will not only depend on our ability to successfully market our fuel cells and other products and services, but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell, distribute and service our fuel cells, our margins, profitability and prospects would be materially and adversely affected.

We may need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

The scale-up of production of our fuel cells, membranes and electrodes, together with the associated investment in our assembly line and product development activities, will consume capital. While we expect that following the Closing we will have sufficient capital to fund our planned operations through to breakeven, we may need to raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, and introduce new technologies. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.

If we fail to manage our future growth effectively, we may not be able to market and sell our fuel cells successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. Our future expansion will include:

•	training new personnel;

•	forecasting production and revenue;

•	geographic expansion;

•	controlling expenses and investments in anticipation of expanded operations;

•	entry into new material contracts;

•	establishing or expanding design, production, licensing and sales; and

•	implementing and enhancing administrative infrastructure, systems and processes.

We intend to hire additional personnel, including design and production personnel. Because our technologies are different from traditional electric vehicle battery technology, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing and manufacturing hydrogen fuel cells is high, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

We will rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our membrane and fuel cell production plant will consist of large-scale machinery combining many components. The production plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the production plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, and seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

Our future growth is dependent upon the market’s willingness to adopt our hydrogen-powered fuel cell and membrane technology.

Our growth is highly dependent upon the adoption by the automotive, aerospace, power and energy industries. If the market for our fuel cells and membranes does not develop at the rate or to the extent that we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel and energy storage systems is still new and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.

Factors that may influence the adoption of our fuel cell and membrane technology include:

•	perceptions about safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of alternative fuel or electric vehicles;

•	improvements in the fuel economy of internal combustion engines and battery powered vehicles;

•	the availability of service for alternative fuel vehicles;

•	volatility in the cost of energy, oil, gasoline and hydrogen;

•	government regulations and economic incentives promoting fuel efficiency, alternate forms of energy, and regulations banning internal combustion engines;

•	the availability of tax and other governmental incentives to sell hydrogen;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.

Future product recalls could materially adversely affect our business, prospects, operating results and financial condition.

Any product recall in the future may result in adverse publicity, damage Advent’s brand and materially adversely affect our business, prospects, operating results and financial condition. In the future, we may voluntarily or involuntarily, initiate a recall if any of our fuel cells or membranes prove to be defective. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect Advent’s brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

Uncertainties associated with the Business Combination may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of Advent following completion of the Business Combination.

Advent is dependent on the experience and industry knowledge of its officers and other key employees to execute its business plans. Advent’s success after the completion of the Business Combination will depend in part upon the ability of Advent to retain certain key management personnel and employees of Advent. Prior to completion of the Business Combination, current and prospective employees of Advent may experience uncertainty about their roles within Advent following the completion of the Merger, which may have an adverse effect on the ability of each of Advent to attract or retain key management and other key personnel. In addition, no assurance can be given that Advent, after the completion of the Business Combination, will be able to attract or retain key management personnel and other key employees to the same extent that Advent has previously been able to attract or retain its own employees.

If we are unable to attract and retain key employees and hire qualified management, technical and fuel cell and system engineering personnel, our ability to compete could be harmed.

Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel.

Competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. Any failure by our management team to perform as expected may have a material adverse effect on our business, prospects, financial condition and results of operations.

Increases in costs, disruption of supply or shortage of raw materials could harm our business.

Once we increase production, we may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials including precious group metals such as platinum; carbon black; polymer precursors, reactants, and solvents; as well as carbon cloth and carbon fiber paper. The prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect our business and operating results.

We are or may be subject to risks associated with strategic alliances or acquisitions.

We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

Our fuel cells and membranes are subject to substantial regulation under international, federal, state, and local laws. We expect to incur significant costs in complying with these regulations. Regulations related to alternative energy are currently evolving and we face risks associated with changes to these regulations, including but not limited to:

increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline; and

increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

We face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We face risks associated with our international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We have international operations in Greece that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our fuel cells and membranes and require significant management attention. These risks include:

●	difficulty in staffing and managing foreign operations;

●
foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;

●	fluctuations in foreign currency exchange rates and interest rates;

●	United States and foreign government trade restrictions, tariffs and price or exchange controls;

●	foreign labor laws, regulations and restrictions;

●	changes in diplomatic and trade relationships;

●	political instability, natural disasters, war or events of terrorism; and

●	the strength of international economies.

If we fail to successfully address these risks, our business, prospects, operating results and financial condition could be materially harmed.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of alternative energies or other reasons may result in the diminished competitiveness of the alternative fuel industry generally. This could materially and adversely affect the growth of the alternative fuel automotive markets and our business, prospects, financial condition and operating results.

While certain tax credits and other incentives for alternative energy production and alternative fuel vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our financial position could be harmed.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply in the future. As a result, our business and prospects may be adversely affected.

We anticipate continuing to apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop, license or sell our fuel cell and membrane technologies, which could make it more difficult for us to operate our business. We may receive inquiries from patent or trademark owners inquiring whether we infringe their proprietary rights. Companies owning patents or other intellectual property rights relating to fuel cells may allege infringement of such rights. In response to a determination that we have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease development, sales, license or use of fuel cells or membranes that incorporate the asserted intellectual property;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign one or more aspects or systems of our fuel cells or membranes.

A successful claim of infringement against us could materially adversely affect our business, prospects, operating results and financial condition. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.

We also plan to license patents and other intellectual property from third parties and we may face claims that our use of this in-licensed technology infringes the intellectual property rights of others. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology.

The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	any patent applications we submit may not result in the issuance of patents;

•	the scope of our issued patents may not be broad enough to protect our proprietary rights;

•	our issued patents may be challenged and/or invalidated by our competitors;

•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•	current and future competitors may circumvent our patents; and

•	our in-licensed patents may be invalidated, or the owners of these patents may breach our license arrangements.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus/consent solicitation is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Advent following completion of the Merger.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus/consent solicitation is presented for illustrative purposes only and is not necessarily indicative of what Advent’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The unaudited pro forma condensed combined financial information is subject to a number of assumptions, and does not take into account any synergies related to the proposed transaction. Further, Advent’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this proxy statement/prospectus/consent solicitation. For further discussion, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 58.

Advent stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over the policies of AMCI following the Business Combination than they now have on the policies of Advent.

Upon the completion of the Business Combination, each Advent stockholder (except those who properly exercise dissenters rights under applicable Delaware law) will be a stockholder of New AMCI with a percentage ownership of AMCI that is smaller than such stockholder’s current percentage ownership of Advent. AMCI stockholders will also have a somewhat reduced ownership and voting interest after the Business Combination. Immediately after the Business Combination is completed, it is expected that current AMCI stockholders will own approximately 23% of New AMCI’s common stock outstanding and current Advent stockholders will own approximately 63% of New AMCI’s common stock outstanding (excluding outstanding AMCI warrants, and assuming that (i) there are no redemptions of shares AMCI Class A common stock by AMCI stockholders, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the new equity incentive plan to be adopted by AMCI in connection with the Business Combination, (iv) the Sponsor and its affiliates and AMCI’s officers and directors do not convert any of their respective working capital loans into placement warrants as described in AMCI’s initial public offering prospectus, and (v) AMCI does not engage in any kind of equity financing prior to the Closing), and assuming no overlap between AMCI and Advent stockholders.

As a result, current Advent stockholders will have less influence on the management and policies of AMCI than they now have on the management and policies of Advent.

Risks Related to Ownership of New AMCI common stock

An active market for New AMCI’s securities may not develop, which would adversely affect the liquidity and price of New AMCI’s securities.

The price of New AMCI’s securities may vary significantly due factors specific to New AMCI as well as to general market or economic conditions. Furthermore, an active trading market for New AMCI’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

NASDAQ may delist New AMCI’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New AMCI’s securities and subject New AMCI to additional trading restrictions.

AMCI’s securities are currently listed on NASDAQ and it is anticipated that, following the Business Combination, New AMCI’s securities will be listed on NASDAQ. However, AMCI cannot assure you that New AMCI’s securities will continue to be, listed on NASDAQ in the future. In order to continue listing its securities on NASDAQ, New AMCI must maintain certain financial, distribution and stock price levels. Generally, New AMCI must maintain a minimum amount in stockholders’ equity (generally $2,500,000) and a minimum number of holders of its securities (generally 300 public holders). Additionally, in connection with the initial business combination, New AMCI will be required to demonstrate compliance with NASDAQ’s initial listing requirements, which are more rigorous than NASDAQ’s continued listing requirements, in order to continue to maintain the listing of our securities on NASDAQ. For instance, New AMCI’s stock price would generally be required to be at least $4 per share and its stockholders’ equity would generally be required to be at least $5 million and New AMCI will be required to have a minimum of 300 public holders. AMCI cannot assure you that New AMCI will be able to meet those initial listing requirements at that time.

If NASDAQ delists New AMCI’s securities from trading on its exchange and New AMCI is not able to list its securities on another national securities exchange, AMCI expects New AMCI’s securities could be quoted on an over-the-counter market. If this were to occur, New AMCI could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●
a determination that New AMCI’s common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New AMCI’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of New AMCI’s common stock may decline as a result of the Business Combination.

The market price of New AMCI’s common stock may decline as a result of the Business Combination for a number of reasons including if:

●	investors react negatively to the prospects of New AMCI’s business and the prospects of the Business Combination;

●	the effect of the Business Combination on New AMCI’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	New AMCI does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The New AMCI common stock price may change significantly following the Merger and you could lose all or part of your investment as a result.

The trading price of New AMCI common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of New AMCI common stock at an attractive price due to a number of factors such as those listed in “— Risks Related to Advent” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those New AMCI’s competitors;

●	changes in expectations as to New AMCI’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by New AMCI or its competitors;

●	announcements by New AMCI or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in New AMCI’s management;

●	changes in general economic or market conditions or trends in New AMCI’s industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New AMCI’s business;

●	future sales of New AMCI common stock or other securities;

●	investor perceptions of the investment opportunity associated with New AMCI common stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by New AMCI or third parties, including New AMCI’s filings with the SEC;

●	litigation involving New AMCI, New AMCI’s industry, or both, or investigations by regulators into New AMCI’s operations or those of New AMCI’s competitors;

●	guidance, if any, that New AMCI provides to the public, any changes in this guidance or New AMCI’s failure to meet this guidance;

●	the development and sustainability of an active trading market for New AMCI common stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New AMCI common stock, regardless of New AMCI’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New AMCI common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New AMCI was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New AMCI’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on the New AMCI common stock for the foreseeable future, you may not receive any return on investment unless you sell your New AMCI common stock at a price greater than what you paid for it.

New AMCI intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New AMCI common stock will be at the sole discretion of the New AMCI board of directors. The New AMCI board of directors may take into account general and economic conditions, New AMCI’s financial condition and results of operations, New AMCI’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by New AMCI to its stockholders or by its subsidiaries to it and such other factors as the New AMCI board of directors may deem relevant. As a result, you may not receive any return on an investment in New AMCI common stock unless you sell your New AMCI common stock for a price greater than that which you paid for it.

New AMCI stockholders may experience dilution in the future.

The percentage of shares of New AMCI common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that New AMCI may grant to its directors, officers and employees, exercise of the New AMCI warrants or meeting the conditions under the Earnout Shares. Such issuances may have a dilutive effect on New AMCI’s earnings per share, which could adversely affect the market price of New AMCI common stock.

If securities or industry analysts do not publish research or reports about New AMCI’s business, if they change their recommendations regarding New AMCI common stock or if New AMCI’s operating results do not meet their expectations, the New AMCI common stock price and trading volume could decline.

The trading market for New AMCI common stock will depend in part on the research and reports that securities or industry analysts publish about New AMCI or its businesses. If no securities or industry analysts commence coverage of New AMCI, the trading price for New AMCI common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New AMCI downgrade its securities or publish unfavorable research about its businesses, or if New AMCI’s operating results do not meet analyst expectations, the trading price of New AMCI common stock would likely decline. If one or more of these analysts cease coverage of New AMCI or fail to publish reports on New AMCI regularly, demand for New AMCI common stock could decrease, which might cause the New AMCI common stock price and trading volume to decline.

Future sales, or the perception of future sales, by New AMCI or its stockholders in the public market following the Business Combination could cause the market price for New AMCI common stock to decline.

The sale of shares of New AMCI common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New AMCI common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New AMCI to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that New AMCI will have a total of 39,667,083 shares of New AMCI common stock outstanding (exclude any outstanding Warrants and assuming that (i) there are no redemptions of any shares by AMCI’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the Equity Incentive Plan, (iv) no Working Capital Warrants are issued, and (v) AMCI does not engage in any kind of equity financing prior to the Closing). All shares currently held by AMCI public stockholders and all of the shares issued in the Business Combination to existing Advent stockholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than New AMCI’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New AMCI’s directors, executive officers and other affiliates.

In connection with the Merger, certain existing Advent stockholders, who are expected to collectively own     shares of New AMCI common stock following the Business Combination (based on the above assumptions and Advent’s current stockholdings), have agreed with AMCI, subject to certain exceptions, not to dispose of or hedge any of their shares of New AMCI common stock or securities convertible into or exchangeable for shares of New AMCI common stock during the period from the date of the Closing continuing through the earliest of: (i) the date that is one year from the Closing Date, (ii) the last trading day when the last reported sale price of New AMCI common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (iii) such date on which New AMCI completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New AMCI stockholders having the right to exchange their shares of New AMCI common stock for cash, securities or other property. Similarly, the Sponsor, who is currently, along with its permitted transferee Orion, is expected to own a total of 5.5 million shares of New AMCI common stock following the Business Combination, agreed to a substantially identical lock-up of the Founder Shares in connection with the AMCI IPO (and Orion will be subject to such lock-up with respect to the Founder Shares transferred to Orion). See “The Business Combination Proposal – General Description of the Merger Agreement - Lock-up Agreements”.

In addition, the shares of New AMCI common stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 15% of the fully diluted outstanding shares of New AMCI common stock immediately following consummation of the Merger are expected to be reserved for future issuance under the Equity Incentive Plan. New AMCI is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New AMCI common stock or securities convertible into or exchangeable for shares of New AMCI common stock issued pursuant to the Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover shares of New AMCI common stock.

In the future, New AMCI may also issue its securities in connection with investments or acquisitions. The amount of shares of New AMCI common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of New AMCI common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New AMCI stockholders.

AMCI currently is and New AMCI will be an emerging growth company within the meaning of the Securities Act, and if New AMCI takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

AMCI is currently and, following the consummation of the Merger, New AMCI will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. New AMCI may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New AMCI stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by New AMCI less attractive because New AMCI will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of New AMCI’s securities may be lower than they otherwise would be, there may be a less active trading market for New AMCI’s securities and the trading prices of New AMCI’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. AMCI has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New AMCI, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New AMCI’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

New AMCI may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for AMCI warrantholders.

New AMCI will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the last reported sales price of New AMCI common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the Public warrants become redeemable by New AMCI, New AMCI may exercise its redemption right if there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (1) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Placement Warrants (or if issued, any Working Capital Warrants) will be redeemable by New AMCI for cash so long as they are held by the Sponsor or its permitted transferees.

Risks Related to Redemption

There is no guarantee that an AMCI public stockholder’s decision whether to redeem its shares of AMCI common stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a public stockholder may be able to sell the shares of New AMCI common stock in the future following the completion of the Merger. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the New AMCI stock price, and may result in a lower value realized now than an AMCI stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public shares. Similarly, if an AMCI public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New AMCI common stock after the consummation of the Merger, and there can be no assurance that a stockholder can sell his, her or its shares of New AMCI common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus/consent solicitation. An AMCI public stockholder should consult his, her or its own tax or financial advisor for assistance on how this may affect its individual situation.

If AMCI public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus/consent solicitation, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

AMCI intends to comply with the U.S. federal proxy rules when conducting redemptions in connection with the Merger. However, despite AMCI’s compliance with these rules, if an AMCI stockholder fails to receive AMCI’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of AMCI common stock.  In addition, the proxy materials that AMCI will furnish to holders of public shares in connection with the Merger will describe the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a public stockholder fails to comply with these or any other procedures, its public shares may not be redeemed.

In order to exercise their redemption rights, public stockholders are required to deliver their public shares, either physically or electronically using the Depository Trust Company’s DWAC System, to AMCI’s transfer agent prior to the vote at the Special Meeting. If a public stockholder properly seeks redemption as described in this proxy statement/prospectus/consent solicitation and the Merger with Advent is consummated, AMCI will redeem these public shares for a pro rata portion of the funds deposited in the Trust Account and the public stockholder will no longer own such public shares following the Merger. See the section entitled “AMCI Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of AMCI stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such public shares in excess of 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 15% of the public shares. However, AMCI stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess public shares could result in you suffering a material loss on your investment in AMCI if you sell such excess public shares in open market transactions. AMCI cannot assure you that the value of such excess public shares will appreciate over time following the Merger or that the market price of the public shares will exceed the per share redemption price.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 12, 2020 AMCI, Merger Sub and Advent, entered into the original Merger Agreement, pursuant to which Merger Sub shall be merged with and into the Advent, for an aggregate value equal to $250,000,000 minus the amount of the Closing Net Indebtedness, with each share of New AMCI common stock valued for such purposes at $10.00. Advent will survive the Business Combination as a wholly owned subsidiary of AMCI, and AMCI will be renamed to “Advent Technologies Holdings, Inc.”. References to Merger Agreement are construed to refer to the Merger Agreement noted above as amended on October 19, 2020 to remove the requirement for AMCI to cash-out  all outstanding Warrants, and as the Merger Agreement may be further amended or supplemented from time to time.

The following unaudited pro forma condensed combined financial statements of AMCI present the combination of the financial information of AMCI and Advent adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical balance sheet of AMCI and the historical balance sheet of Advent on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 combine the historical statements of operations of AMCI and Advent for such periods on a pro forma basis as if the Business Combination and related transactions,  summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

●	the merger of Advent with and into Merger Sub, a wholly owned subsidiary of AMCI, with Advent surviving the merger as a wholly owned subsidiary of AMCI;

●	the redemption of 5,864,053 AMCI’s Class A common stock at a redemption price of $60 million, as a result of the voting for the amendment and extension of the certificate of incorporation of AMCI;

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on AMCI’s results following the completion of the Business Combination.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●
the (i) historical audited financial statements of AMCI as of and for the year ended December 31, 2019 and (ii) historical condensed unaudited financial statements of AMCI as of and for the nine month period ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus/consent solicitation;

●
the (i) historical audited consolidated financial statements of Advent as of and for the year ended December 31, 2019 and (ii) historical condensed unaudited consolidated financial statements of Advent as of and for the nine month period ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus/consent solicitation; and

●
other information relating to AMCI and Advent contained in this proxy statement/prospectus/consent solicitation, including the merger agreement and the description of certain terms thereof set forth under “The Business Combination”.

Pursuant to the existing AMCI Charter, public stockholders are being offered the opportunity to redeem, upon the closing of the merger, shares of AMCI Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). For illustrative purposes, and after giving effect to the redemption of 5,864,053 Class A common stock of AMCI in connection with the amendment of the AMCI Charter, at a redemption price approximating $10.30 per share, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of AMCI Class A common stock:

●	Assuming No Additional Redemptions (“No Redemption”) – this scenario assumes that no shares of AMCI Class A common stock are redeemed; and

●
Assuming Additional Redemptions (“Maximum Redemption”) – This scenario assumes additional redemption of 1,447,654 AMCI Class A common stock, for aggregate payment of approximately $14.9 million from the Trust Account (based on an assumed redemption price of approximately $10.30 per share based on the redemption price per share of October 16, 2020) ) that would satisfy the Minimum Cash Condition of $60 million (after giving effect to payments of all unpaid expenses, AMCI’s liabilities and redemptions by AMCI’s public stockholders and excluding Advent’s closing cash), set forth in the merger agreement.

Assuming no additional redemptions of any Class A common stock of AMCI in connection with the Business Combination, Advent will hold 25,092,928 common stock of Advent immediately after the Closing, which approximates a 63% ownership level. Assuming additional redemptions of 1,447,654 Class A common stock of AMCI in connection with the Business Combination, Advent will hold 25,092,928 common stock of the combined entity immediately after the Closing, which approximates a 66% ownership level.

Stockholder	No additional Redemptions		Additional Redemptions
	%	No. shares	%	No. shares
Advent	63%	25,092,928	66%	25,092,928
Public	23%	9,061,136	20%	7,613,482
Sponsor (including % of AMCI’s executive management)	7%	2,756,510	7%	2,756,510
Orion	7%	2,756,510	7%	2,756,510
Total No. Shares Class A common stock	100%	39,667,083	100%	38,219,429

The foregoing ownership percentages with respect to the Combined Entity following the Business Combination are based in the assumption that there are no adjustments for the outstanding public or private placement warrants issued by AMCI, as such securities are not exercisable until 30 days after the closing of the Business Combination, and  assumes that (i) Advent’s Closing Net Indebtedness is ($929, 283), computed as debt less cash and cash equivalents, based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (ii) no awards are issued under the Equity Incentive Plan, (iii) no Working Capital Warrants are issued, and (iv) AMCI does not engage in any kind of equity financing prior to the Closing.

Notwithstanding the legal form of the Business Combination pursuant to the merger agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, AMCI will be treated as the acquired company and Advent will be treated as the acquirer for financial statement reporting purposes. Advent has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Advent existing shareholders will have the greatest voting interest in the combined entity under the no and maximum additional redemption scenarios with over 63% and 66% voting interest, respectively;

●	the largest individual minority shareholder of the combined entity is an existing shareholder of Advent;

●	Advent appointed directors will represent five out of seven board seats for the combined company’s board of directors;

●	Advent selects all senior management (executives) of combined company; and

●	Advent’s senior management will be the senior management of combined company; and

●	Advent operations will be the only continuing operations of the combined company.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of AMCI following the completion of the merger. The unaudited pro forma adjustments represent AMCI’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020

	As of September 30, 2020						As of September 30, 2020			As of September 30, 2020
	AMCI (Historical)	Advent (Historical)	Pro Forma Adjustments (Assuming No Redemption)				Pro Forma Combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets:
Cash	$109,940	$929,283	$74,802,195			(A)	$75,841,417	$(14,912,134)	(R)	$60,929,283

Inventories	—	107,350	—				107,350	—		107,350
Accounts receivable, net	—	209,845	—				209,845	—		209,845
Contract assets	—	128,608	—				128,608	—		128,608
Prepaid expenses	—	2,106	—				2,106	—		2,106
Other current assets	—	298,922	—				298,922	—		298,922
Prepaid Expenses and other current assets	25,722	—	—				25,722	—		25,722
Total current assets	135,662	1,676,114	74,802,195				76,613,970	(14,912,134)		61,701,836
Cash and investments held in Trust Account	153,781,268	—	(153,781,268)			(B)	—	—		—
Property and equipment	—	162,899	—				162,899	—		162,899
Other assets	—	130	—				130	—		130
Total Assets	$153,916,930	$1,839,143	$(78,979,073)				$76,776,999	(14,912,134)		$61,864,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	57,810	—	(57,810)		C		—	—		—
Trade and other payables	—	363,261	—				363,261	—		363,261
Due to related parties		1,038,148					1,038,148			1,038,148
Accrued Expenses	10,903	—	(10,903)		C		—	—		—
Franchise tax payable	30,050	—	(30,050)		C		—	—		—
Income Tax payable	18,225	196,122	(18,225)		C		196,122	—		196,122
Promissory Note	2,330,304	—	(2,330,304)		C		—	—		—
Contract Liabilities	—	11,102	—				11,102	—		11,102
Other current liabilities	—	423,258	334,591	I,	E		757,849	—		757,849
Deferred income from grants, current	—	177,221	—				177,221	—		177,221
Total current liabilities	2,447,292	2,209,112	(2,112,701)				2,543,703	—		2,543,703
Deferred underwriting fees	7,718,227	—	(7,718,227)			(D)	—	—		—
Provision for staff leave indemnities	—	32,967	—				32,967	—		32,967
Deferred income from grants, non -current		131,370					131,370			131,370
Other long term liabilities	—	18,733					18,733			18,733
Total liabilities	10,165,519	2,392,182	(9,830,928)				2,726,773	—		2,726,773
Commitments
Class A common stock subject to possible redemption	138,751,410	—	(138,751,410)		J		—	—		—
Stockholders Equity
Class A common stock	146	—	3,821		K		3,967	(145)		3,822
Class B common stock	551	—	(551)		M		—	—		—
Common Stock (Advent)	—	3,016	(3,016)		N		—			—
Preferred stock series A (Advent)	—	844	(844)		N		—			—
Preferred stock series seed (Advent)	—	2,096	(2,096)		N		—			—
Additional paid-in capital	2,490,372	10,534,202	78,805,186		N		91,829,760	(14,911,989)		76,917,770
Accumulated other comprehensive income	—	105,315					105,315			105,315
Retained earnings	2,508,932		(2,508,932)		P		—			—
Accumulated Deficit (Advent)	—	(11,198,513)	(6,690,303)		Q		(17,888,816)			(17,888,816)
Total stockholders Equity	5,000,001	(553,040)	(69,603,265)				74,050,226	(14,912,134)		59,138,092
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$153,916,930	$1,839,143	$(78,979,073)				$76,776,999	$(14,912,134)		$61,864,865

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER, 2020
(in thousands, except share and per share data)

	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2020		Nine Months Ended September 30, 2020
	AMCI (Historical)	Advent (Historical)	Pro Forma Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Revenue, net	$—	$526,032	$—		$526,032	$—	$526,032
Cost of revenues	—	(374,430)	—		(374,430)	—	(374,430)
Income from grants		159,182	—		159,182	—	159,182
Administrative and selling expenses	—	(1,636,449)	(967,828)	(CC)	(2,604,277)	—	(2,604,277)
Research and development	—	(81,273)	—		(81,273)	—	(81,273)
Operating Costs	(924,742)	—	90,000	(AA)	(834,742)	—	(834,742)
Franchise tax expense	(158,794)	—	—		(158,794)	—	(158,794)
Other operating expenses	—	(4,614)			(4,614)		(4,614)

Loss from operations	(1,083,536)	(1,411,553)	(877,828)		(3,372,916)	—	(3,372,916)

Other income - dividends and interest	832,809	—	(832,809)	(DD)	—	—	—
Finance costs	—	(4,749)	—		(4,749)	—	(4,749)
Foreign exchange differences, net	—	(26,584)	—		(26,584)	—	(26,584)
Other income	—	25,545	—		25,545	—	25,545
Other expenses		(697)			(697)	—	(697)
(Loss) Income before provision for income tax	(250,727)	(1,418,037)	(1,710,637)		(3,379,401)	—	(3,379,401)
Provision for income tax	(420,868)	—	410,553	(EE)	(10,315)	—	(10,315)
Net (loss) income	$(671,595)	$(1,418,037)	$(1,300,084)		$(3,389,716)	—	$(3,389,716)
Weighted average number of common shares outstanding, basic and diluted	6,753,460				39,667,083		38,219,429
Basic and diluted net loss per share	$(0.13)				$(0.085)		$(0.089)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

	Twelve Months Ended December 31, 2019				Twelve Months Ended December 31, 2019		Twelve Months Ended December 31, 2019
	AMCI (Historical)	Advent (Historical)	Pro Forma Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Revenues	$—	$620,168	$—		$620,168	$—	$620,168
Cost of revenues	—	(397,393)	—		(397,393)	—	(397,393)
Income from grants	—	601,945	—		601,945	—	601,945
Research and development	—	(124,728)	—		(124,728)	—	(124,728)

Administrative and selling expenses	—	(863,573)	(830,000)	(CC)	(1,693,573)	—	(1,693,573)
Operating Costs	(439,017)		120,000	(AA)	(319,017)	—	(319,017)
Franchise tax expense	(257,540)	—	—		(257,540)	—	(257,540)
Other operating expenses	—	(10,156)	—		(10,156)	—	(10,156)

Loss from operations	(696,557)	(173,737)	(710,000)		(1,580,294)	—	(1,580,294)

Other income - dividends and interest	4,638,361		(4,638,361)	(DD)	—	—	—
Finance costs	—	(72,117)	—		(72,117)	—	(72,117)
Finance costs- Related Parties	—	(34,541)	—		(34,541)	—	(34,541)
Foreign exchange differences, net		11,883			11,883		11,883
Other income	—	568	—		568	—	568
Other expenses		(2,483)			(2,483)		(2,483)
(Loss) Income before provision for income tax	3,941,804	(270,427)	(5,348,361)		(1,676,984)	—	(1,676,984)
Provision for income tax	(1,068,915)	(87,827)	1,068,915	(EE)	(87,827)	—	(87,827)
Net (loss) income	2,872,889	(358,254)	(4,279,446)		(1,764,811)	—	(1,764,811)
Weighted average number of common shares outstanding, basic and diluted	6,695,864				39,667,083		38,219,429
Basic and diluted net loss per share	$(0.05)				$(0.044)		$(0.046)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, AMCI will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Advent Technologies Inc. issuing stock for the net assets of AMCI, accompanied by a recapitalization. The net assets of AMCI will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

●	AMCI’s condensed unaudited balance sheet as of September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation; and

●	Advent’s unaudited condensed consolidated balance sheet as of September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

●	AMCI’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/ prospectus/ registration statement; and

●	Advent’s audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/ prospectus/ registration statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

●
AMCI’s condensed unaudited  consolidated statement of operations for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation; and

●
Advent’s unaudited interim condensed consolidated statement of operations for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the merger agreement are based on certain currently available information and certain assumptions and methodologies that AMCI believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. AMCI believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of AMCI and Advent.

2.	Accounting Policies and Reclassifications

Upon consummation of the merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. AMCI and Advent Technologies Inc. have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(A)	Represents pro forma adjustments to the cash balance to reflect the following:

Investment held in Trust Account	$93,376,273	(B)
Settlement of AMCI’s current liabilities	(2,447,292)	(C)
Payment of deferred underwriter fees	(7,718,227)	(D)
Payment of estimated transaction costs	(4,593,403)	(E),(F)
Payment of unrecognized contingent liability	(234,948)	(G)
Transaction bonus payments	(2,955,208)	(H)
One time signing bonus to executives	(625,000)	(I)
Total	$74,802,195	(A)

(B)
Reflects the reclassification of the remaining amount of $93,376,273 of cash and cash equivalents held in the Trust Account that becomes available following the merger, assuming no further redemption, after giving effect to the redemption of 5,864,053 AMCI’s Class A common stock at a redemption value of $60,404,995 (assumed redemption price approximating $10.30), resulted from the voting for the amendment and extension of AMCI’s incorporation certificate.

(C)
Reflects the repayment of AMCI’s current liabilities of $2,447,292, upon close of the Business Combination. Subsequent to September 30, 2020, AMCI (i) drew an additional $35,344 from the promissory note, and (ii) on November 20, 2020, AMCI issued a promissory note to the Sponsor in the principal amount of up to $1,000,000 as a working capital loan and borrowed $400,000 on such working capital loan. As a result, the cash and current liabilities accounts each increase by $435,344; as part of the Business Combination the additional current liability will be repaid.

(D)	Reflects the payment of $7,718,227 of deferred underwriters’ fees incurred during the AMCI initial public offering due upon completion of the Business Combination.

(E)
Represents preliminary estimated transaction costs incurred/ to be incurred by Advent of approximately $3,511,150 for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the merger. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $3,511,150 with a corresponding decrease in accumulated deficit of $3,220,741 and a decrease in other current liabilities of $290,409 related to the accrued costs. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(F)
Represents preliminary estimated transaction costs incurred/ to be incurred by AMCI of approximately $1,082,253. These costs consist of $1,082,253 for advisory, banking, printing, legal and accounting fees that are not capitalized as part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $1,082,253 with a corresponding decrease of $1,082,253 in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(G)
Reflects the payment of AMCI’s deferred unrecognized contingent liability of $234,948, payable at the consummation of the Business combination. The unaudited pro forma condensed combined balance sheet reflects this cost as a reduction of cash of $234,948 with a corresponding decrease of $234,948 in retained earnings. This cost is not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring.

(H)	Reflects combined entity’s Transaction Bonus Agreements with Advent’s management team for aggregate cash bonus payments of $2,955,208 payable in connection with the Closing.

(I)
Represents one time signing bonus of an aggregate amount of $ 1,250,000 to the CEO, Chief Revenue Officer, Chief Technology Officer and Chief Operating Officer and General Counsel of the combined entity, payable in two equal installments, with the first being payday following the Closing, and the second one payday following the first anniversary of the Closing. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $625,000 and an increase in other current liabilities of $625,000.

(J)
Reflects the redemption of $60,404,995 of AMCI Class A common stock on October 16, 2020 and the reclassification of the remaining $78,346,415 of AMCI Class A common stock subject to possible redemption to permanent equity ($761 Class A common stock (K) and $78,345,654 at additional paid-in capital (N)), assuming no further redemptions.

(K)	Represents pro forma adjustments to the AMCI Class A common stock balance to reflect the following:

Reclassification of AMCI common stock subject to redemption	$761	(J)
Recapitalization between Advent Common Stock and AMCI Common Stock	$2,509	(L)
Conversion of AMCI’s Class B common stock to Class A common stock	$551	(M)
	$3,821	(K)

(L)	Represents recapitalization of common shares between Advent common stock and AMCI common stock.

(M)	Reflects the reclassification of AMCI’s Class B common stock to Class A common stock upon Closing.

(N)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

Reclassification of AMCI Class A common stock subject to redemption	$78,345,654	(J)
Recapitalization between Advent Common Stock and AMCI Common Stock	$(2,509)	(M)
Recognition of Advent’s unrecognized share-based compensation cost	$456,085	(O)
Advent’s equity reclassification adjustment	$5,956
	$78,805,186	(N)

(O)
Represents the recognition of Advent’s unrecognized compensation cost related to non-vested share-based compensation arrangements of the Stock Grant Programs that become fully vested upon the Business Combination.

(P)
Elimination of AMCI’s historical retained earnings after recording (i) the transaction costs to be incurred by AMCI as described in note 3(F), and (ii) the unrecognized contingent liability of AMCI as described in note 3(G).

(Q)	Represents pro forma adjustments to Accumulated Deficit balance to reflect the following:

Payment of estimated Advent’s transaction costs	$(3,220,741)	(E)
Transaction bonus payments	(2,955,208)	(H)
One time signing bonus to executives	(1,250,000)	(I)
Recognition of Advent’s unrecognized share-based compensation cost	(456,085)	(O)
Elimination of AMCI retained earnings after adjustments	1,191,731	(P)
Total	$(6,690,303)	(Q)

(R)
Represents redemption of the maximum number of shares that may be made while satisfying the Maximum Redemption Condition of 1,447,654 AMCI Class A common stock for approximately $14,912,134 allocated to common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.30 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 are as follows:

(AA)	Represents pro forma adjustments to operating costs:

	Year Ended December 31, 2019		Nine months ended September 30, 2020
Elimination of historical expenses related to AMCI’s office space and related support services	$(120,000)	(BB)	$(90,000)	(BB)

Total	$(120,000)	(AA)	$(90,000)	(AA)

(BB)
Represents pro forma adjustment to eliminate historical expenses related to AMCI Acquisition Corp office space and general administrative services pursuant to the Administrative Service Agreement which will terminate upon consummation of the Business Combination.

(CC)
Represents pro forma adjustment to reflect the new compensation arrangements with five key executives of the Combined Entity (Chief Executive Officer, Chief Revenue Officer, Chief Technology Officer, Chief Operating Officer and General Counsel and Business Development Representative) in connection with the Business Combination based on the Employment Agreements or Term Sheets entered into on the date of the Merger Agreement, resulting in an aggregate $830,000 increase in the annual compensation for these executives from their previous compensation and in an aggregate $967,828 increase in the compensation of these executives from their compensation during the nine-month period ended September 30, 2020, which are reflected in the pro forma statements of operations.

(DD)	Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account:

	Year Ended December 31, 2019		Nine months ended September 30, 2020
Adjustment to eliminate investment income	(4,638,361)		(832,809)
	(4,638,361)	(DD)	(832,809)	(DD)

(EE)	Reflects income tax effect of pro forma adjustments using the estimated statutory tax rate of 24% (which is capped to the historical income tax expense incurred by AMCI).

4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the merger agreement is being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the merger have been outstanding for the entire periods presented. When assuming the maximum number of shares that may be redeemed while satisfying the Maximum Redemption Condition are redeemed, this calculation is adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2019 and the nine months ended September 30, 2020:

	Year Ended December 31, 2019		Nine Months Ended September 30, 2020
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(1,764,811)	$(1,764,811)	$(3,389,716)	$(3,389,716)
Basic weighted average shares outstanding	39,667,083	38,219,429	39,667,083	38,219,429
Net loss per share—basic and diluted(1)	$(0.044)	$(0.046)	$(0.085)	$(0.089)

(1)
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the initial public offering and the private placement are converted to Class A common stock of AMCI. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

AMCI Acquisition Corp.

AMCI is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. AMCI common stock, Units and Warrants are currently listed on Nasdaq under the symbols “AMCI”, “AMCIU”, “AMCIR” and “AMCIW”, respectively. The mailing address of AMCI’s principal executive officer is William Hunter, President and Chief Executive Officer, 1501 Ligonier Street, Suite 370, Latrobe, PA  15650, (724) 672-4319.

Merger Sub

Merger Sub is a wholly-owned subsidiary of AMCI, incorporated in Delaware on October 8, 2020 solely for the purpose of consummating the Business Combination. Merger Sub owns no material assets and does not operate any business.

Advent Technologies Inc.

Advent is an innovation-driven company in the fuel cell and hydrogen technology space. Advent’s vision is to accelerate electrification through advanced materials, components, and next-generation fuel cell technology. Advent’s technology applies to electrification (fuel cells) and energy storage (flow batteries, hydrogen production) markets, which we commercialize through partnerships with Tier1s, OEMs, and System Integrators.

THE AMCI SPECIAL MEETING

General

AMCI is furnishing this proxy statement/prospectus/consent solicitation to its stockholders as part of the solicitation of proxies by the board of directors for use at the AMCI Special Meeting to be held on [   ] and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation provides AMCI’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the AMCI Special Meeting.

Date, Time and Place

The AMCI Special Meeting will be held as a “virtual meeting” via live audiocast on [   ], at 10:00 a.m. Eastern Time. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, you may also access AMCI’s proxy materials at the following website: [       ].

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the AMCI Special Meeting if you owned shares of AMCI common stock at the close of business on [   ] which is the Record Date. You are entitled to one vote for each share of AMCI common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 14,574,155 shares of AMCI common stock outstanding, of which 9,061,136 are Public Shares, and 5,513,019 are Founder Shares held by the Sponsor and AMCI’s officers and directors.

Vote of the Sponsor, Directors and Officers

In connection with the AMCI IPO, AMCI entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the AMCI Special Meeting. These agreements apply to the Sponsor as it relates to the Founder Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other proposals presented to AMCI stockholders in this proxy statement/prospectus/consent solicitation. As a result, we would need only 1,774,059, or approximately 19.6%, of the 9,061,136 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

AMCI’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A common stock issued or purchased in the AMCI IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the Sponsor have no redemption rights upon AMCI’s liquidation and will be worthless if no business combination is effected by AMCI by February 22, 2021 (as such deadline may be extended by amendment to AMCI’s organizational documents).

Quorum and Required Vote for Proposals

A quorum of AMCI stockholders is necessary to hold a valid meeting. A quorum will be present at the AMCI Special Meeting if a majority of the AMCI common stock outstanding and entitled to vote at the AMCI Special Meeting is represented in person or by proxy at the AMCI Special Meeting.

The approval of the Charter Amendment Proposals and the Business Combination Proposal each requires the affirmative vote of a majority of the issued and outstanding AMCI common stock as of the Record Date for the AMCI Special Meeting. [The Director Election Proposal requires a plurality of the affirmative vote of the holders of a majority of the shares of AMCI common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the AMCI Special Meeting]. The approval of the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of AMCI common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the AMCI Special Meeting.

If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal will not be presented to the AMCI stockholders for a vote. The approval of the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then AMCI will not consummate the Business Combination. If AMCI does not consummate the Business Combination and fails to complete an initial business combination by February 22, 2021 and does not seek an obtain the approval of its stockholders for an Extension, AMCI will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Nasdaq Proposal, the Incentive Plan Proposal, the Director Election Proposal and Adjournment Proposal. The approval of the Charter Amendment Proposals and the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding AMCI common stock as of the Record Date. Accordingly, an AMCI stockholder’s failure to vote by proxy or to vote in person at the AMCI Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals and the Business Combination Proposal.

Recommendation of AMCI’s Board of Directors

AMCI’s board of directors has unanimously determined that each of the proposals is fair to and in the best interests of AMCI and its stockholders, and has unanimously approved such proposals. AMCI’s board of directors unanimously recommends that stockholders:

●	vote “FOR” the Charter Amendment Proposals;

●	vote “FOR” the Business Combination Proposal;

●	vote “FOR” the Nasdaq Proposal;

●	vote “FOR” each of the director nominees in the Director Election Proposal;

●	vote “FOR” the Incentive Plan Proposal; and

●	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of AMCI’s board of directors in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of AMCI’s board of directors and officers have interests in the Business Combination that may be different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

●
that unless AMCI consummates an initial business combination, AMCI’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●
as a condition to the AMCI IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred for one year following the consummation of an initial business combination; provided that the lock-up will terminate if the closing price of the AMCI common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the consummation of an initial business combination;

●	the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

●
the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until 30 days after AMCI has completed a business combination, subject to limited exceptions;

●	the Sponsor has agreed to forfeit 1/3rd of its Placement Warrants as of the Closing;

●	Orion has loaned an aggregate of $2,365,649 as of November 24, 2020 to AMCI. The Orion Loan is due and payable by AMCI upon the earlier of the Closing of the Business Combination or February 22, 2021;

●
in connection with the Orion Loan, the Sponsor has agreed to transfer one-half of its remaining Founder Shares and one-half of its remaining Placement Warrants to Orion as a permitted transferee of Sponsor at the Closing of the Business Combination;

●	the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

●	the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

●
there is $400,000 working capital loan to the Sponsor currently outstanding. If the Business Combination is not consummated and AMCI does not otherwise consummate another business combination prior to our February 22, 2021 (or a later date approved by its stockholders pursuant to the Existing Charter), then there will likely be insufficient funds to pay the working capital loans;

●
under the CFPC, Sponsor’s obligations to purchase AMCI securities thereunder are contingent, and the Sponsor must affirmatively elect to either agree or not agree to purchase securities thereunder in accordance with the terms thereof in connection with the proposed business combination within a certain period of time after AMCI notifies the Sponsor of the decision by AMCI’s board of directors to approve the proposed business combination.  AMCI notified the Sponsor of the decision by AMCI’s board of directors to approve the Business Combination, and the Sponsor elected not to purchase AMCI securities under the CFPC in connection therewith;

●
if AMCI does not complete an initial business combination by February 22, 2021, a portion of the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to AMCI’s public stockholders and the Placement Warrants will expire worthless; and

●
if the Trust Account is liquidated, including in the event AMCI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify AMCI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which AMCI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to AMCI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Voting Your Shares

Each share of AMCI common stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of AMCI common stock at the AMCI Special Meeting:

1.	Vote by Internet.

●
Before the meeting: Go [____]. Use the Internet to transmit your voting instructions and for electronic delivery information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

●
During the meeting: Go [____]. You will be able to attend the AMCI Special Meeting online, vote your shares electronically until voting is closed and submit your questions during the AMCI Special Meeting.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

3.	Vote by telephone. You may vote by proxy by calling [ ] and following the instructions on the proxy card.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way AMCI can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify AMCI’s secretary in writing before the AMCI Special Meeting that you have revoked your proxy; or

●	you may attend the AMCI Special Meeting, revoke your proxy, and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your AMCI common stock, you may call Advantage Proxy, AMCI’s proxy solicitor, at (877) 870-8565 (toll free) or (206) 870-8565 (collect) or by email ksmith@advantageproxy.com.

No Additional Matters May Be Presented at the AMCI Special Meeting

The AMCI Special Meeting has been called only to consider the approval of the Charter Amendment Proposal, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under AMCI’s bylaws, other than procedural matters incident to the conduct of the AMCI Special Meeting, no other matters may be considered at the AMCI Special Meeting if they are not included in this proxy statement/prospectus/consent solicitation, which serves as the notice of the AMCI Special Meeting.

Redemption Rights

Pursuant to the AMCI Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the AMCI IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes ). For illustrative purposes, based on funds in the Trust Account of approximately $93.3 million on October 16, 2020 (after giving effect to the redemptions that occurred in connection with the amendment to AMCI’s charter to extend its deadline to consummate a business combination), the estimated per share redemption price would have been approximately $10.30. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of Exchange Act) will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of AMCI common stock included in the units of AMCI sold in the AMCI IPO (including overallotment securities sold to AMCI’s underwriters after the AMCI IPO).

In order to exercise your redemption rights, you must:

●
prior to 5:00 PM Eastern time on [   ] (two (2) business days before the AMCI Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, AMCI’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: [Mark Zimkind]
E-mail: [mzimkind@continentalstock.com]

●
In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group”(as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock;

and

●
deliver your Public Shares either physically or electronically through DTC to AMCI’s transfer agent at least two (2) business days before the AMCI Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is AMCI’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, AMCI does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with AMCI’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to AMCI’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that AMCI’s transfer agent return the shares (physically or electronically). You may make such request by contacting AMCI’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of AMCI common stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of AMCI common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in AMCI common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of AMCI common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and AMCI otherwise does not consummate an initial business combination by February 22, 2021 (as such deadline may be extended by amendment to AMCI’s organizational documents), AMCI will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Warrants will expire worthless.

Appraisal Rights

AMCI stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

AMCI is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. AMCI and its directors, officers and employees may also solicit proxies in person. AMCI will file with the SEC all scripts and other electronic communications as proxy soliciting materials. AMCI will bear the cost of the solicitation.

AMCI has hired Advantage Proxy to assist in the proxy solicitation process. AMCI will pay that firm a fee of $[____], plus disbursements.

AMCI will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. AMCI will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 - THE BUSINESS COMBINATION PROPOSAL
General

Holders of AMCI common stock are being asked to approve and adopt the Merger Agreement and the Business Combination. AMCI stockholders should read carefully this proxy statement/prospectus/consent solicitation in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus/consent solicitation. Please see the section titled “—The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because AMCI is holding a stockholder vote on the Business Combination, AMCI may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of AMCI common stock as of the Record Date for the AMCI Special Meeting.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On October 12, 2020, AMCI entered into the Merger Agreement with Merger Sub, Advent, the Purchaser Representative and the Seller Representative, and on October 19, 2020, the parties amended the Merger Agreement.  The description of the Merger Agreement below is of the Merger Agreement, as amended by the First Amendment to Merger Agreement on October 19, 2020.  Unless otherwise defined herein, the capitalized terms used in this section “Proposal No. 1 – The Business Combination Proposal – The Merger Agreement” will have the meaning ascribed to such terms in the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Advent, with Advent surviving the Merger as a wholly-owned subsidiary of AMCI and:

(a)
all shares of Advent stock issued and outstanding immediately prior to the Effective Time (with each share of Advent preferred stock being treated as if converted to Advent common stock), will be converted into the right to receive, in the aggregate, a number of shares of New AMCI common stock with an aggregate value equal to (the “Merger Consideration”) (i) $250,000,000.00, minus (ii) the Closing Net Indebtedness, with each share of New AMCI common stock valued for such purposes at $10.00;

(b)	each Company Convertible Security, if not exercised or converted prior to such time, will be cancelled, retired and terminated without any liability to Advent with respect thereto.

Additionally, the outstanding shares of AMCI Class A common stock, including any shares of AMCI Class B common stock that are converted into AMCI Class A common stock in accordance with the AMCI Charter, will be redesignated as the New AMCI common stock, which is common stock, par value $0.0001 per share, of Advent Technologies Holdings, Inc. (the new name of AMCI after the Closing).

The Merger Consideration to be paid to Advent stockholders will be paid solely by the delivery of new shares of New AMCI common stock.  The Closing Net Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment.  The Merger Consideration will be allocated among holders of Advent stock (treating Advent preferred stock on an as-converted to Advent common stock basis for such purposes and including Company Convertible Securities that have exercised or converted prior to the Effective Time).

Post-Business Combination Ownership of the Combined Entity

Immediately after the Closing , AMCI, which will be renamed Advent Technologies Holdings, Inc., will own 100% of the Advent.

It is anticipated that, upon the Closing of the Business Combination, AMCI’s public stockholders will retain an ownership interest of approximately 23% of the outstanding capital stock of the Combined Entity, the Sponsor (together with its permitted transferee Orion) will retain an ownership interest of approximately 14% of the outstanding capital stock of the Combined Entity and the Advent stockholders will own approximately 63% of the outstanding capital stock of the Combined Entity.  The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assumes that (i) there are no redemptions of any shares by AMCI’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the Equity Incentive Plan, (iv) no Working Capital Warrants are issued, and (v) AMCI does not engage in any kind of equity financing prior to the Closing.  If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the AMCI’s existing stockholders in the Combined Entity will be different.

Representations and Warranties; Survival/Indemnification

The Merger Agreement contains representations and warranties by each of AMCI and Advent that are customary for transactions similar to the Business Combination.

Advent made representations and warranties relating to, among other matters, (1) organization and good standing, (2) authorization and binding agreement, (3) capitalization, (4) subsidiaries, (5) governmental approvals, (6) non-contravention, (7) financial statements, (8) absence of certain changes, (9) compliance with laws, (10) permits, (11) litigation and orders, (12) material contracts, (13) intellectual property, (14) taxes and returns, (15) real property, (16) personal property, (17) title to and sufficiency of assets, (18) employees, (19) employee benefit plans, (20) environmental matters, (21) transactions with affiliates and related persons, (22) insurance, (23) product warranty and liability, (24) books and records, (25) top customers and suppliers, (26) certain business practices, (27) the Investment Company Act of 1940, as amended, (28) finders and brokers, (29) independent investigation and (30) information supplied.

AMCI made representations and warranties relating to, among other matters, (1) organization and good standing, (2) authorization and binding agreement, (3) governmental approvals, (4) non-contravention, (5) capitalization and subsidiaries, (6) SEC filings and financial statements, (7) absence of certain changes, (8) compliance with laws, (9) litigation, orders and permits, (10) taxes and returns, (11) employees and employee benefit plans, (12) properties, (13) material contracts, (14) transactions with affiliates, (15) Merger Sub activities, (16) the Investment Company Act of 1940, as amended, (17) finders and brokers, (18) ownership of Merger Consideration, (19) certain business practices, (20) insurance, (21) independent investigation, (22) information supplied and (23) the Trust Account.

Many of the representations and warranties are qualified by materiality or Material Adverse Effect and/or the representing party’s knowledge. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by this Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Survival/Indemnification

The representations and warranties made by the parties terminate as of and do not survive the Closing, and there are no indemnification rights for another party’s breach.  The covenants and agreements of the parties shall not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreement shall survive until fully performed.

Covenants of the Parties

Each party agreed in the Merger Agreement to use their commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including covenants regarding (1) the provision of access to their properties, books and personnel, (2) the operation of their respective businesses in the ordinary course of business, (3) provision of financial statements by Advent, (4) AMCI’s public filings, (5) no trading in AMCI’s securities by Advent using AMCI’s material non-public information, (6) notifications of certain breaches, consent requirements or other matters, (7) efforts to consummate the Closing and obtain third party and regulatory approvals and comply with government authority requirements, (8) tax matters and transfer taxes, (9) further assurances, (10) public announcements, (11) confidentiality and (12) Exchange Act Section 16 matters.  Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the others informed of the status of any such inquiries, proposals, offers or requests for information.  There are also certain customary post-Closing covenants regarding (1) maintenance of books and records; (2) indemnification of directors and officers; and (3) use of trust account proceeds.

AMCI agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with reasonable assistance from Advent, and file with the SEC this Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of the Merger Consideration Shares to be issued to the Advent stockholders, and containing a proxy statement/prospectus/consent solicitation for the purpose of AMCI soliciting proxies from the stockholders of AMCI to approve the Merger Agreement and the Business Combination Proposal and the other Required Proposals at the AMCI Special Meeting and providing such stockholders an opportunity in accordance with AMCI’s organizational documents and AMCI’s initial public offering prospectus to have their shares of AMCI common stock redeemed.

Advent also agreed in the Merger Agreement to obtain the written consent of its stockholders or call a meeting of its stockholders, in either case, as promptly as practicable after the Registration Statement has become effective and use its reasonable best efforts to solicit from Advent stockholders proxies in favor of the Merger Agreement and the Business Combination and related matters (and to take all other actions necessary or advisable to secure such approvals, including enforcing the Voting Agreement (as described below).

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of New AMCI will consist of nine individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements.  Three of the members of such board will be individuals (at least one of whom shall be an independent director) designated by AMCI prior to the Closing and six of the members of the Post-Closing Board (at least four of whom shall be independent directors) will be designated by Advent prior to the Closing.  The parties are only currently contemplating to have seven directors on the New AMCI board of directors, and intend to amend or waive the applicable covenant contained in the Merger Agreement. The parties also agreed to classify AMCI’s board into three classes as described in the Charter Amendment Proposal #3 below.   AMCI also agreed to provide each of the director designees to the post-Closing board of directors with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.  The parties also agreed to take all action necessary, so that the individuals serving as chief executive officer and chief financial officer, respectively, of AMCI immediately after Closing will be the same individuals as that of Advent immediately prior to the Closing.

During the Interim Period, AMCI, may elect, with Advent’s consent (not to be unreasonably withheld, delayed or conditioned), to seek to enter into and consummate a PIPE Investment on terms agreeable to AMCI and Advent, acting reasonably.  Advent agreed to cooperate in connection with such PIPE Investment and use its commercially reasonable efforts to cause such PIPE Investment to occur, including having Advent’s senior management participate in any investor meetings and roadshows as reasonably requested by AMCI.

Conditions to the Closing

The Closing of the Merger Agreement is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the Business Combination and Required Proposals by the requisite vote of AMCI’s stockholders, (ii) the approval of the Merger Agreement and the Business Combination and related matters by Advent’s stockholders; (iii) expiration of any applicable waiting period under any antitrust laws and receipt of requisite regulatory approvals and specified third party consents to consummate the Business Combination, (iv) no law or order preventing or prohibiting the Business Combination; (v) AMCI having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the , after giving effect to the completion of its redemption of public stockholders who redeem their shares in connection with the Business Combination; (vi) the election or appointment of members to AMCI’s board of directors as of the Closing in accordance with the Merger Agreement; and (vii) the effectiveness of this Registration Statement.

In addition, unless waived by Advent, the obligations of Advent to consummate the Business Combination are subject to the fulfillment of certain closing conditions, including but not limited to the following (in addition to customary certificates and other closing deliverables):

●	The representations and warranties of AMCI being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect with respect to AMCI);

●	AMCI and the Merger Sub having performed in all material respects its obligations under the Merger Agreement;

●	Absence of any Material Adverse Effect with respect to AMCI since the date of the Merger Agreement which is continuing and uncured;

●	Sponsor shall have forfeited 1/3rd of its Placement Warrants as of the Closing, as required by the Sponsor Warrant Letter (as described below);

●
The Minimum Cash Condition, which requires that AMCI have at least $60 million in cash and cash equivalents as of the Closing, including amounts in AMCI’s Trust Account and from any equity financing conducted by AMCI in connection with the Business Combination, after giving effect to redemptions of public shares, if any, and the payment of AMCI’s and Advent’s transaction expenses and other liabilities of AMCI due at the Closing;

●	The AMCI common stock to be issued in the Business Combination having been approved for listing on Nasdaq Capital Market;

●	Delivery of certificate of good standing of AMCI and AMCI’s officer and secretary certificates certifying compliance with certain obligations under the Merger Agreement;

●	Filing of the second amended and restated certificate of incorporation of AMCI; and

●	Company having received a copy of duly executed registration rights agreements, voting agreements, non-compete agreements and lock-up agreements by AMCI.

Unless waived by AMCI, the obligations of AMCI and the Merger Sub to consummate the Business Combination is subject to the satisfaction of the following conditions (in addition to customary certificates and other closing deliverables):

●
The representations and warranties of Advent being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect with respect to the Company or any Subsidiary);

●	Advent having performed in all material respects its obligations under the Merger Agreement;

●	Absence of any Material Adverse Effect with respect to Advent and its subsidiaries taken as a whole since the date of the Merger Agreement which is continuing and uncured;

●	AMCI having received evidence that Advent shall have cancelled in full any issued or outstanding Company Convertible Securities or commitments therefor; and

●
Each Lock-Up Agreement (as described below) and Non-Competition Agreement (as described below), as well as certain new employment agreements and transaction bonus agreements (for an aggregate of $2,955,208 payable at the Closing) with Advent executives that were signed by Advent simultaneously with the Merger Agreement, shall be in full force and effect in accordance with their terms as of the Closing.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

●	by mutual consent of Advent and AMCI;

●
by either AMCI or Advent if any of the conditions to the Closing have not been satisfied or waived by the Outside Date of February 22, 2021, provided that this termination right shall not be available to AMCI or Advent if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

●
by either AMCI or Advent if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable;

●
by either AMCI or Advent if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the related closing condition would not be met, and such breach is not cured within the earlier of (i) 20 days the non-breaching party receives notices of such breach, or (ii) by the Outside Date;

●	by AMCI if there has been a Material Adverse Effect on Advent and its subsidiaries taken as a whole following the date of the Merger Agreement which is uncured and continuing;

●	by Advent if there has been a Material Adverse Effect on AMCI and its subsidiaries taken as a whole following the date of the Merger Agreement which is uncured and continuing;

●
by either AMCI or Advent if approval for the Business Combination and the other matters submitted for AMCI stockholder approval in the proxy statement contained in this Registration Statement are not obtained in the AMCI Special Meeting; and

●	by either AMCI or Advent if a special meeting of Advent’s stockholders is held and Advent’s stockholder shall not have approved the Merger Agreement and the Business Combination and related matters.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, fees and expenses, termination, waiver against trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any willful breach of the Merger Agreement prior to such termination.  No termination fee is payable by either party.

Purchaser Representative and Seller Representative

The Sponsor is serving as the Purchaser Representative under the Merger Agreement, and in such capacity will represent the interests of New AMCI’s stockholders after the Closing (other than the former Advent stockholders) after the Closing with respect to certain post-Closing matters under the Merger Agreement and ancillary documents to which it is a party in such capacity.

Vassilios Gregoriou is serving as the Seller Representative under the Merger Agreement, and in such capacity will represent former Advent stockholders after the Closing with respect to certain matters under the Merger Agreement and ancillary documents to which he is a party in such capacity.

Trust Account Waiver

Advent and the Seller Representative agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in AMCI’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Governing Law and Dispute Resolution

The Merger Agreement is governed by New York law and the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof), and each party waived its rights to a jury trial in connection therewith.

First Amendment to Merger Agreement

After the original Merger Agreement was entered into by the parties on October 12, 2020, the parties entered into the First Amendment to Merger Agreement on October 19, 2020, where they agreed to remove certain provisions in the original Merger Agreement relating to a proposed amendment of AMCI’s outstanding warrants to provide that the warrants would all be cashed out for a cash payment of $1.50 per warrant simultaneously with the Closing, with such warrant amendment subject to the approval of AMCI’s warrantholders at a meeting of AMCI warrantholders, and with the cash payment for such warrants being included as part of the Minimum Cash Condition.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are attached hereto as part of Annex A. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Voting Agreement

Simultaneously with the execution of the Merger Agreement, AMCI and Advent entered into voting agreements (the “Voting Agreements”) with certain insiders of Advent holding in the aggregate approximately 40% of Advent’s outstanding capital stock. Pursuant to the Voting Agreement, each such stockholder agreed, among other things, to vote all of its shares of Advent stock in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and the other matters submitted to Advent stockholders for their approval, and provide a proxy to AMCI to vote such Advent stock accordingly. The Voting Agreement prevents transfers of the Advent stock held by such stockholder between the date of the Voting Agreement and the date of the Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.

Lock-Up Agreements

Simultaneously with the execution and delivery of the Merger Agreement, certain significant and/or insider Advent stockholders each entered into a Lock-Up Agreement with AMCI and the Purchaser Representative (each, a “Lock-Up Agreement”).  Pursuant to the Lock-Up Agreements, each Advent stockholder party thereto agreed not to, during the period commencing from the Closing and ending on the one (1) year anniversary of the Closing (subject to early release if the closing price of AMCI’s common stock equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing 150 days after the Closing and also subject to early release if New AMCI consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of AMCI stockholders having the right to exchange their equity holdings in AMCI for cash, securities or other property): (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).

Non-Competition Agreement

Simultaneously with the execution and delivery of the Merger Agreement, certain insider Advent stockholders entered into non-competition and non-solicitation agreements for the benefit of AMCI, Advent and each of their respective present and future affiliates, successors and subsidiaries (each, a “Non-Competition Agreement”), to become effective at the Closing, pursuant to which the Advent stockholder party thereto agreed not to compete with AMCI, Advent and their respective affiliates during the three (3) year period following the Closing in North America or the European Union (including Greece) or in any other markets in which AMCI and Advent are engaged.  The Advent stockholder party thereto also agreed during such three (3) year restricted period to not solicit employees or customers of such entities.  The Non-Competition Agreement also contains customary confidentiality and non-disparagement provisions.

Sponsor Warrant Letter

Simultaneously with the execution and delivery of the Merger Agreement, Sponsor, AMCI and Advent entered into a letter agreement (the “Sponsor Warrant Letter”) pursuant to which Sponsor agreed to forfeit 1/3rd of the Placement Warrants that it owns as of the Closing.

Employment and Consulting Agreements

Simultaneously with the execution of the Merger Agreement, Advent entered into employment agreements with each of Messrs. Gregoriou, De Castro, and Coffey and term sheets with each of Messrs. Kaskavelis and Antoniou (which is expected to be superseded by an employment agreement or consulting agreement, respectively, reflecting the terms and conditions of the term sheet prior to the consummation of the Business Combination).  The new employment and consulting arrangements become effective upon consummation of the Business Combination.  Please see the section entitled “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors –Employment and Consulting Arrangements with Executive Officers and Directors” of this proxy statement/prospectus/consent solicitation for additional information regarding the material terms of these new employment and consulting arrangements.

Transaction Bonus Letter Agreements

Advent entered into transaction bonus letter agreements with certain Advent employees, including each of Messrs. Gregoriou, De Castro, Coffey and Kaskavelis, which entitle each employee to receive a transaction bonus that is payable promptly following the Business Combination, contingent upon such employee’s continued employment through the consummation of the Business Combination and execution of a general release of claims. The aggregate amount payable under the transaction bonus letter agreements to all eligible employees who remain with Advent through the Closing is $2,955,208. The retention bonus entitlement for each executive officer of the Combined Entity following the Business Combination is as follows: (i) for Mr. Gregoriou, $1,450,000, (ii) for each of Messrs. De Castro and Kaskavelis, $500,000 and (iii) for Mr. Coffey, $300,000. Please see the section entitled “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers –Transaction Bonus Letter Agreements with Executive Officers and Directors” of this proxy statement/prospectus/consent solicitation for additional information regarding these transaction bonus letter agreements.

Board of Directors and Management Following the Business Combination

The following persons are expected to serve as executive officers and directors following the Business Combination. For biographical information concerning the Advent executive officers and Advent designees to the board of directors, see “Executive Officers and Directors of Advent.” For biographical information concerning the AMCI designees to the board of directors see “AMCI’s Management.”

Name	Age	Position(s)
Vassilios Gregoriou(1)	55	Chairman, Chief Executive Officer and Director
Nick Stamp	42	Chief Financial Officer
Christos Kaskavelis(1)	52	Chief Marketing Officer and Director
Emory De Castro	63	Chief Technology Officer
James F. Coffey	58	Chief Operating Officer and General Counsel
Katherine E. Fleming(1)	55	Director
Anggelos Skutaris(1)	56	Director
[•](1)	[•]	Director
[•](2)	[•]	Director
[•](2)	[•]	Director

(1)	Advent Designee
(2)	AMCI Designee

Classified Board of Directors

The Combined Entity’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed, immediately after the consummation of the Business Combination, the board of directors of New AMCI will be divided into three classes, Class I, II and III, each to serve a three year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause.  The directors will be divided among the three classes as follows:

●	the Class I directors will be Anggelos Skutaris, , and , and their terms will expire at the annual meeting of stockholders to be held in 2021;

●	the Class II directors will be Katherine E. Fleming and , and their terms will expire at the annual meeting of stockholders to be held in 2022; and

●	the Class III directors will be Vassilios Gregoriou, Christos Kaskavelis, and , and their terms will expire at the annual meeting of stockholders to be held in 2023.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Interests of AMCI’s Directors and Officers in the Business Combination

When you consider the recommendation of AMCI’s board of directors in favor of approval of the Proposals, you should keep in mind that AMCI directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

●
unless AMCI consummates an initial business combination, AMCI’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●
as a condition to the AMCI IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred for one year following the consummation of an initial business combination; provided that the lock-up will terminate if the closing price of the AMCI common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the consummation of an initial business combination;

●	the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

●
the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until 30 days after AMCI has completed a business combination, subject to limited exceptions;

●	the Sponsor has agreed to forfeit 1/3rd of its Placement Warrants as of the Closing;

•	Orion has loaned an aggregate of $2,365,649 as of November 24, 2020 to AMCI. The Orion Loan is due and payable by AMCI upon the earlier of the Closing of the Business Combination or February 22, 2021;

●
in connection with the Orion Loan, the Sponsor has agreed to transfer one-half of its remaining Founder Shares and one-half of its remaining Placement Warrants to Orion as a permitted transferee of Sponsor at the Closing of the Business Combination;

●	the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

●	the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

●
there is $400,000 working capital loan to the Sponsor currently outstanding. If the Business Combination is not consummated and AMCI does not otherwise consummate another business combination prior to our February 22, 2021 (or a later date approved by its stockholders pursuant to the Existing Charter), then there will likely be insufficient funds to pay the working capital loans;

●
under the CFPC, Sponsor’s obligations to purchase AMCI securities thereunder are contingent, and the Sponsor must affirmatively elect to either agree or not agree to purchase securities thereunder in accordance with the terms thereof in connection with the proposed business combination within a certain period of time after AMCI notifies the Sponsor of the decision by AMCI’s board of directors to approve the proposed business combination.  AMCI notified the Sponsor of the decision by AMCI’s board of directors to approve the Business Combination, and the Sponsor elected not to purchase AMCI securities under the CFPC in connection therewith;

●
if AMCI does not complete an initial business combination by February 22, 2021 (or a later date approved by its stockholders pursuant to the Existing Charter), a portion of the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to AMCI’s public stockholders and the Placement Warrants will expire worthless; and

●
if the Trust Account is liquidated, including in the event AMCI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify AMCI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which AMCI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to AMCI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Interests of Advent’s Directors and Officers in the Business Combination

When Advent stockholders and other interested persons consider the recommendation of its board of directors in favor of approval of the Business Combination, such persons should keep in mind that the directors and executive officers of Advent may have interests in the Business Combination and other proposals that may be different from, or in addition to, those of Advent stockholders generally. These interests include, among other things:

●
That Advent’s executive officers are expected to become the executive officers of the Combined Entity upon consummation of the Business Combination.  Specifically, the following individuals who are currently executive officers of Advent will become officers of the Combined Entity upon consummation of the Business Combination, serving in the offices set forth opposite their names:

Name	Office
Vassilios Gregoriou	Chairman and Chief Executive Officer
James F. Coffey	Chief Operating Officer and General Counsel
Emory De Castro	Chief Technology Officer
Christos Kaskavelis	Chief Marketing Officer

●
That certain members of Advent’s board of directors are expected to continue to serve as members of New AMCI’s board of directors following the Business Combination. Specifically, Vassilios Gregoriou and Christos Kaskavelis, who are currently members of Advent’s board of directors will become members of New AMCI board of directors upon consummation of the Business Combination.

●
That Advent’s executive officers have entered into employment arrangements that are expected to become effective in connection with the Business Combination and which provide for payment of certain “sign-on bonuses”, a portion of which is payable promptly following consummation of the Business Combination.  Please see the section entitled “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors – Employment and Consulting Arrangements with Executive Officers and Directors” of this proxy statement/prospectus/consent solicitation for further discussion.

●
That Harris Antoniou, a member of Advent’s board of directors, has entered into a consulting agreement term sheet which provides for engagement of Mr. Antoniou as a Business Development Representative with an annual consulting fee, and beginning in fiscal 2021, an opportunity to earn a discretionary bonus. Please see the section entitled “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors – Employment and Consulting Arrangements with Executive Officers and Directors” of this proxy statement/prospectus/consent solicitation for further discussion.

●
That Advent’s executive officers have entered into transaction bonus letter agreements that become payable shortly following the Business Combination, subject to continued employment through the consummation of the Business Combination.  Please see the sections entitled “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors – Transaction Bonus Letter Agreements with Executive Officers” of this proxy statement/prospectus/consent solicitation for further discussion.

●
That, upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, Advent’s executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan.  Please see the section entitled “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors – Equity Award Grants to Executive Officers” of this proxy statement/prospectus/consent solicitation for further discussion.

●
That upon consummation of the Business Combination, a repurchase provision in favor of Advent that is applicable in certain circumstances with respect to shares of Advent common stock purchased by Advent’s executive officers in connection with Advent’s Stock Grant Programs will lapse.  Please see the sections entitled “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors – Lapse of Repurchase Right with respect to Shares granted pursuant to Advent Stock Grant Programs” of this proxy statement/prospectus/consent solicitation for further discussion.

●
That upon or promptly following the consummation of the Business Combination, accrued but unpaid base compensation payable to Messrs. Gregoriou, De Castro and Kaskavelis for prior years of service shall be paid to them. Please see section entitled “Executive Compensation of Advent−Employment Agreements and Other Arrangements with Executive Officers and Directors – Payment of Accrued but Unpaid Base Compensation” of this proxy statement/prospectus/consent solicitation for further discussion.

Advent’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Merger Agreement.

Ownership of New AMCI after the Business Combination

It is anticipated that, upon the Closing of the Business Combination, AMCI’s public stockholders will retain an ownership interest of approximately 23% of the outstanding capital stock of the Combined Entity, the Sponsor (together with its permitted transferee Orion) will retain an ownership interest of approximately 14% of the outstanding capital stock of the Combined Entity and the Advent stockholders will own approximately 63% of the outstanding capital stock of the Combined Entity.  The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assumes that (i) there are no redemptions of any shares by AMCI’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the Equity Incentive Plan, (iv) no Working Capital Warrants are issued, and (v) AMCI does not engage in any kind of equity financing prior to the Closing.  If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the AMCI’s existing stockholders in the Combined Entity will be different.

Certificate of Incorporation; Bylaws

Pursuant to the Agreement and Plan of Merger, upon the Closing, the AMCI Charter will be amended and restated in accordance with the Amended Charter, subject to, among other matters, the approval of the Charter Amendment Proposals by AMCI stockholders.  We currently also expect that upon the Closing, AMCI’s bylaws will be amended and restated promptly to:

●	reflect necessary changes and to be consistent with the proposed amended charter (for a full description of the proposed amendments to the charter see “The Post-Merger Charter Amendment Proposal;” and

●	make certain other changes that our board of directors deems appropriate for a public operating company.

Name and headquarters of the Combined Entity

The name of the Combined Entity will be Advent Technologies Holdings, Inc. and its headquarters will be located at One Mifflin Place, 119 Mt Auburn Street, Suite 400, Cambridge, MA  02138.

Background of the Business Combination

AMCI is a blank check company incorporated in Delaware on June 15, 2018, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of AMCI’s search for a potential transaction during a 23-month period utilizing the network and investing and operating experience of our management team and Board. The execution of the Business Combination was the result of extensive negotiations between representatives of AMCI and Advent based on diligence efforts of the AMCI management team with the support of its advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On November 20, 2018, AMCI closed the AMCI IPO for the sale of 20,000,000 units at a price of $10.00 per unit, yielding gross proceeds of $200,000,000.00. Simultaneously with the closing of the AMCI IPO, AMCI consummated the sale of 5,500,000 private placement warrants at a price of $1.00 per warrant ($5,500,000.00 in the aggregate in a private placement with the Sponsor. On November 27, 2018, the underwriters partially exercised their over-allotment option and purchased an additional 2,052,077 units. On November 27, 2018, simultaneously with the partial exercise of the underwriters’ over-allotment option, AMCI consummated the sale of an additional 410,416 private placement warrants at a price of $1.00 ($410,416 in the aggregate) in a private placement with the Sponsor.

Upon the consummation of the AMCI IPO, AMCI commenced its search for potential targets. In connection with its search, representatives of AMCI communicated with a number of individuals and entities who offered to present acquisition opportunities, including financial advisors and companies within the natural resources and mining equipment, technology and services, alternative energy generation and storage, infrastructure and electrification sectors.

 From the date of our IPO through the execution of the Merger Agreement on October 12, 2020, AMCI, identified and evaluated over 150 potential target companies. Of these companies, AMCI signed confidentiality agreements with 32  companies in addition to Advent. AMCI had substantial discussion with seven of these companies. AMCI did not have substantial discussions with the other 25 companies for one or more of the following reasons:

●	AMCI postponed outreach efforts to the target management team due to time management and its belief that better opportunities were available.

●	AMCI believed target’s valuation expectations were too high.

●	AMCI deemed auction processes as too competitive to achieve an attractive valuation for AMCI stockholders.

●	The target’s regulatory or legislative approval process did not make sense for the SPAC process.

●	The perceived valuation of the target did not meet the size requirements deemed appropriate by AMCI.

●	Financial and operating aspects of the target were not compatible with AMCI’s business combination criteria.

●	Management of the target decided the potential benefits of a business combination with AMCI did not warrant dedicating significant resources to pursue a transaction with AMCI.

●	The target’s management team decided the AMCI’s timeline was not compatible for a business combination.

●	The target decided that it preferred to remain a private company.

AMCI engaged in substantive discussions with seven companies, excluding Advent, prior to announcing the business combination with Advent. The discussions covered various topics, including the target’s business operations, the target’s financial projections, the target’s growth opportunities, potential deal structures and due diligence. AMCI executed a Letter of Intent (“LOI”) with one of these seven companies and did not progress to signing an LOI with six of these seven companies. AMCI did not proceed with these six companies for the following reasons:

●	The inability of a target to commit to a transaction timeline and to prepare accounts audited to PCAOB standards.

●	Proposed deal terms that AMCI believed not to be in the best interests of AMCI stockholders.

●	Ownership of a target decided against pursuing a business combination with a SPAC.

●	Decisions by ownership of a target to remain a private entity.

●	A valuation expectation by a target that AMCI believed to be too high.

●	Concerns about the markets the target participated in.

●	Concerns regarding the long-term viability of a target’s business model.

●	Concerns about the capital structure of the target.

On May 7, 2020, the Company entered into an LOI with an established copper company for an initial business combination. AMCI and this party engaged in due diligence and negotiations, but determined to end discussions by mid-July of 2020 because of the inability of the parties to agree upon final transaction terms. These terms included the structure of the transaction and the ability of the target to achieve its long term business plan.

Timeline of the Business Combination

On June 29, 2020, a former officer of AMCI who served as a director of Advent introduced Advent to AMCI.

On or about June 29, 2020, AMCI and Advent began preliminary discussions with respect to a possible business combination between the two companies.

Between June 29 and July 3, AMCI conducted initial due diligence calls with Advent management and reviewed industry materials to evaluate its interest in Advent’s business.

On July 3, 2020, the AMCI executed a non-disclosure agreement with Advent with respect to a potential business combination with Advent in order to facilitate their discussions.

On July 17, 2020, AMCI presented a non-binding LOI and attached term sheet to Advent setting forth the terms for a proposed merger.

From July 17, 2020 through July 31, 2020, AMCI and Advent engaged in negotiations with respect to the terms of the LOI, including, among other aspects, purchase price, exclusivity and fees.

During the week of July 17, 2020, AMCI management reviewed public comparables and private transactions in the fuel cell and hydrogen industries sector.

On July 17, 2020, William Hunter, AMCI’s CEO, had conversations with Vasilis Gregoriou, founder and CEO of Advent and Harris Antoniou, a director of Advent, and discussed valuation of approximately $250 million to be in the LOI.

One July 19, 2020, William Hunter had discussions with Vasilis Gregoriou and James Coffey regarding the draft LOI.  Topics included valuation, exclusivity, break up fee, executive retention and alternative transaction exclusion.

On July 21, 2020, AMCI received the markup of the LOI from Advent with revisions per the July 19th conversation.

On July 22, 2020, AMCI held discussions with Ellenoff Grossman & Schole LLP (“EGS”), AMCI’s legal counsel, and Jefferies, AMCI’s capital markets advisor, regarding the revised LOI.  The topics included, exclusivity period, breakup and extension fees, transaction consideration, ability for management of Advent to purchase sponsor warrants, size of the equity incentive plan, board composition, escrow and closing conditions.

On July 27, 2020, AMCI, Jefferies, Advent and EGS discussed both the revised LOI and due diligence issues.

On July 27, 2020, EGS, Jefferies and AMCI discussed remaining topics on the revised LOI, including post-closing incentive plan and expenses.

On July 29, 2020, AMCI received a draft LOI from Advent regarding the SPAC extension in October and inclusion of Advent expenses in the transaction.

On July 31, 2020, AMCI executed the LOI with Advent and began more detailed due diligence of the business, financial and legal aspects of Advent. Among other efforts, AMCI’s management reviewed material customer, licensing, and licensing contracts and product and market materials.

On August 3, 2020, Advent engaged Ropes & Gray LLP (“Ropes”) as legal counsel.

On August 3, 2020, AMCI and Advent discussed establishing a secure data room so that due diligence could be conducted to effectuate the proposed business combination. AMCI also introduced Advent to Jefferies.

On or about August 14, 2020, AMCI and Advent began preparing an investor presentation for the proposed business combination.

On August 25, 2020, an initial draft of the proposed definitive merger agreement was circulated by EGS to Ropes.

On August 31, 2020, a revised draft of the investor presentation was circulated by Advent for review by AMCI and Jefferies.

From August 31, 2020 through September 10, 2020, AMCI and Advent engaged in due diligence, including virtual site tours of Advent’s facilities, interviews with key employees and conversations with industry experts in the renewable energy, fuel cell and technology sectors.

On September 3, 2020, after internal discussion between Advent and Ropes, Ropes circulated a revised draft of the proposed merger agreement to EGS.

On September 10, 2020, Jefferies provided a revised draft of the investor presentation for AMCI and Advent to review and discuss.

On September 11, 2020, AMCI, Advent and Jefferies with the assistance of Advent’s public relations firm, Sloane & Company, conducted a full review of the investor presentation and began rehearsing for live oral presentations of the investor materials.

Also, on September 11, 2020, Cantor Fitzgerald & Co. (“Cantor”), Advent’s sell-side advisor, engaged with Jefferies to discuss the planned structure of the proposed business combination and the contemplated redemption of the outstanding public and private warrants.

On or about September 17, 2020, AMCI and Advent each approved the investor presentation for the proposed business combination. Ropes and EGS exchanged a revised draft of the proposed definitive merger agreement, which included a proposed plan to repurchase all outstanding public and private warrants.

From about September 17, 2020 to October 12, 2020, AMCI, Advent, EGS and Ropes exchanged drafts of the other agreements related to the proposed merger agreement.

On September 21, 2020, AMCI, Advent, EGS and Ropes conducted a due diligence call with AMCI’s Greek legal counsel.

On September 22, 2020, AMCI issued a press release stating that it had entered into a non-binding letter of intent with an innovation-driven, high-growth, fuel cell technology company for an initial business combination.

On September 28, 2020, a further revised draft of the proposed merger agreement was circulated between the parties’ legal counsel.

On October 2, 2020, AMCI, Jefferies, EGS, Advent, Cantor, Ropes, and EY participated in a telephonic call to review outstanding issues with regard to the proposed business combination.

On October 3, 2020, EGS circulated a revised draft of the proposed merger agreement.

From about October 5, 2020 through October 12, 2020, AMCI, Jefferies, EGS, Advent, Cantor, Ropes, and EY held a series of telephonic and Zoom conference calls to discuss various agreements related to the proposed business combination, and remaining due diligence items.

On October 6, 2020, Ropes circulated a further revised draft of the proposed merger agreement.

On October 11, 2020 and October 12, 2020, further revised drafts of the proposed merger agreement were circulated between AMCI, Advent, EGS and Ropes.

On October 12, 2020, Advent held a telephonic meeting of its board of directors to approve the Merger Agreement and the transactions and agreements contemplated thereby After considerable review and discussion, the Merger Agreement and related documents and agreements were unanimously approved by Advent’s board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Merger Agreement.

On October 12, 2020, AMCI held a telephonic meeting of its board of directors to approve the Merger Agreement and the transactions and agreements contemplated thereby. AMCI’s management prepared a presentation for the board to review which was circulated to the board of directors prior to the meeting. AMCI’s management presented the valuation analysis of Advent and AMCI. AMCI’s management and legal counsel also presented the key terms of the merger agreement and related agreements to the board. AMCI’s management and directors reviewed the information and discussed the negotiations, prospects for the business, likely market reaction to the proposed transaction and the timeline for a potential closing among other things. After a lengthy discussion about the merits and considerations of the transaction, the board unanimously approved entering into the Merger Agreement and related documents and agreements.

On October 12, 2020 AMCI and Advent entered into the Merger Agreement.

On October 16, 2020 AMCI’s stockholders approved the amendment of the AMCI certificate of incorporation to extend the deadline to consummate a business combination to February 21, 2021.

On October 19, 2020 AMCI and Advent amended the Merger Agreement to remove the requirement set forth therein requiring AMCI to amend the Warrant Agreement to cash out the AMCI warrants for $1.50 per warrant.

The Board’s Reasons for Approval of the Business Combination

The AMCI Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the AMCI Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors.

●	Positive Factors:

o
Advent’s Next Generation Fuel Cell Technology. Advent’s technological platform is supported by 50+ international technological and process patents supporting their key product offerings. Advent’s products, which include HT-PEMs and MEAs are fuel-flexible and lower cost with longer lifespans than the company’s LT-PEM peers. Advent plans to supplement its existing IP portfolio with an Advanced HT-PEM product that the company was awarded the rights to through the U.S. Department of Energy’s (“DoE) L’Innovator Program along with rights to a portfolio of patents supporting this advanced technology. AMCI expects that this technology will reduce production costs of its MEAs significantly through a reduction of platinum content and 3-fold increase in power output per unit area of membrane. Additionally, the technology is expected to provide longer operating lifetime and a wider temperature operating range. Advent anticipates commercialization and mass manufacturing of the Advanced HT-PEM product by 2022;

o
Strong Partnerships. Advent’s technology is the result of partnerships formed with several of the world’s leading governmental research organizations, including the DoE, NASA and the European Space Agency. Advent has consolidated significant third-party investment through these organizations and private sector companies into its HT-PEM technology through licensing and joint-development agreements. Due to the nature of Advent’s business model, the company also forms long-term partnerships with its customers through the co-designing and co-development of systems based on its HT-PEM technology;

o
Large Addressable Market for Product. Advent’s platform technology is highly flexible and can be utilized in various applications, reducing the company’s reliance on the success of any individual end market. Advent expects to achieve market penetration in automotive (heavy-duty, commercial, and eventually autonomous vehicles), aviation (commercial drones, eVTOLs, and other challenging electrification applications), and power generation (off-grid, portable, remote, and CHP power), among a wide array of potential end markets;

o
Favorable Governmental Regulatory Environment Associated with Meeting Climate Goals. Hydrogen fuel cells are expected to play a major role in the clean energy transition due to challenges associated with battery technology that limit it from mass adoption in all industries, and due to the clean nature of emissions from hydrogen and hydrogen containing fuels relative to fossil fuels. Numerous governments have implemented or are currently considering policies that disincentivize or limit sales of internal combustion vehicles in the future and incentivize the electrification of their respective economies and the utilization of hydrogen as an energy source;

o
Fuel Flexibility. Advent’s HT-PEMs can utilize low cost and abundant hydrogen-carrier fuels, including methanol, natural gas, ammonia, and renewable biofuels, thus avoiding the need for significant global investment that would be required to support expensive high-purity hydrogen infrastructure. In contrast to hydrogen, many of these hydrogen-carrier fuels which Advent can utilize can leverage existing or in-development infrastructure;

o
Advent’ Competitive Advantages in Cost of Ownership and Diverse Operating Environments. Advent’s HT-PEM fuel cells can operate in virtually any practical conditions, including a wide range of external temperatures (-20[o]C to +55[o]C) and in humid or polluted environments, and reduce the need for water balance and other compensating engineering systems. The relative durability of Advent’s products in a range of environments also provides a longer life of operation relative to LT-PEMs;

o
Attractive Market Valuation Relative to Comparable Companies. The public trading market valuation of comparable fuel cell companies (including Ballard Power Systems, PowerCell, Ceres Power, ITM Power, Plug Power and FuelCell Energy, which are referred to collectively as the “Peer Group”) have expected 2023 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of October 16, 2020) ranging from 4.7x to 48.5x and 43.5x to 289.5x , respectively, and expected 2024 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of October 16, 2020) ranging from 7.6x to 25.9x and 35.3x to 194.1x, respectively. The peers’ average expected long-term multiples (based on 2023 or 2024 depending on availability of consensus research for each peer) were 17.9x and 95.6x for enterprise value/revenue multiple and enterprise value/EBITDA multiple, respectively. The AMCI Board believes that these average multiples compare favorably to Advent’s initial market valuation following the Business Combination reflected in the terms of the Business Combination multiples of 12.5x, 5.3x, and 2.6x in 2022, 2023, and 2024, respectively, and projected enterprise value/EBITDA multiple of 13.4x in 2024. The AMCI Board believes these projection years are appropriate given that Advent’s business is expected to scale significantly between 2021 and 2025 and generate positive EBITDA in 2024;

o
Other Alternatives. The AMCI Board believes, after a thorough review of other business combination opportunities reasonably available to AMCI that the proposed combination represents the best potential business combination for AMCI and the most attractive opportunity for AMCI based upon the process utilized to evaluate and assess other potential combination targets, and the AMCI Board’s belief that such process has not presented a better alternative; and

o
Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between AMCI and Advent.

●	Negative Factors and Risks:

o
Developmental Stage Company Risk. The risk that Advent is a development stage company, and the risk that it may not be able to execute on its business plan or successfully commercialize key product offerings.

o	Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on Advent’s revenues.

o	Future Growth Risk. The risk that future growth of Advent is dependent upon the market’s willingness to adopt alternative technologies, including fuel cell and hydrogen alternatives.

o	Cost Assumption Risk. The risk that Advent may not be able to achieve current cost assumptions.

o	Supply Risk. The risk that Advent’s suppliers may not be able to deliver the necessary components for Advent’s fuel cell solutions at prices or volumes acceptable to Advent.

o	Competitive Risk. The risk that Advent operates in a highly competitive and rapidly evolving industry.

o
Customer Integration Risk. The risk that customers may choose to develop their own solutions to compete with Advent or may price the integration of Advent’s solutions at levels lower than the price projected by Advent.

o	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

o	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

o
Redemption Risk. The risk that a significant number of AMCI stockholders elect to redeem their shares prior to the consummation of the business combination and pursuant to AMCI’s existing Charter, which would potentially make the business combination more difficult to complete or reduce the amount of cash available to the combined company to accelerate its business plan following the Closing.

o	Stockholder Vote Risk. The risk that AMCI’s stockholders may fail to provide the votes necessary to effect the business combination.

o
Litigation Risk. The risk of the possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

o	Closing Conditions Risk. The risk that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within AMCI’s control.

o	No Third-Party Valuation Risk. The risk that AMCI did not obtain a third-party valuation or fairness opinion in connection with the business combination.

o	AMCI Stockholders Receiving a Minority Positions Risk. The risk that AMCI stockholders will hold a minority position in the combined company.

o
Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

o	Other Risks Factors. Various other risk factors associated with Advent’s business, as described in the section entitled “Risk Factors.”

The AMCI Board concluded that these risks could be managed or mitigated by Advent or were unlikely to have a material effect on the Business Combination or Advent, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to AMCI and its stockholders. The AMCI Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

Roles of AMCI’s Advisor in the Negotiation and Execution of the Business Combination

Jefferies served as one of the IPO Underwriters in the AMCI IPO and is acting as AMCI’s capital markets advisor for the business combination.  AMCI’s management consulted with Jefferies in connection with its evaluation of Advent, including a review of information on other publicly traded companies in the fuel cell and hydrogen industries.  Jefferies was not engaged to provide a report, opinion or appraisal for the proposed Business Combination. Jefferies is entitled to deferred compensation for its underwriting services in connection with the AMCI IPO. Other than disclosed herein, there has been no material relationship between AMCI or its affiliates and Jefferies and its affiliates or unaffiliated representatives during the past two years, nor is any such relationship contemplated.

Satisfaction of 80% Test

It is a requirement under Nasdaq listing rules that any business acquired by AMCI have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Advent considered in approving the transaction, including primarily a comparison of comparable companies, the AMCI’s board of directors determined that Advent had a fair market value of approximately $250,000,000. As of October 12, 2020, the date the Merger Agreement was executed, the balance of the funds in the Trust Account was approximately $153,781,000 and the threshold amount for satisfaction of the 80% test was therefore approximately $123,024,800. Accordingly, the AMCI’s board of directors determined that such test was met. AMCI’s board of directors believes that the financial skills and background of its members qualify it to conclude that the Business Combination with met this test.

Anticipated Accounting Treatment

Notwithstanding the legal form of the Business Combination pursuant to the Merger agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, AMCI will be treated as the acquired company and Advent will be treated as the acquirer for financial statement reporting purposes. Advent has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●
Advent existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 63% and 66% voting interest, respectively (exclude any outstanding Warrants and assuming that (i) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (ii) no awards are issued under the Equity Incentive Plan, (iii) no Working Capital Warrants are issued, and (iv) AMCI does not engage in any kind of equity financing prior to the Closing);

●	the [largest individual minority stockholder] of the combined entity is an existing stockholder of Advent’s;

●	Advent’s directors will represent five out of seven board seats for the combined company’s board of directors;

●	Advent’s existing stockholders will have the ability to control decisions rearing election and removal of directors and officers of the combined entity’s executive board of directors;

●	Advent’s senior management will be the senior management of combined company; and

•	Advent Technologies Inc. operations will be the only continuing operations of the combined company.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of AMCI’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of AMCI’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination, including the Minimum Cash Condition.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION

The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

●	financial institutions or financial services entities;

●	broker dealers;

●	insurance companies;

●	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

●	persons holding Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies (RICs) or real estate investment trusts (REITs);

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons who received their shares of Class A common stock as compensation;

●	partnerships or other pass-through entities for U.S. federal income tax purposes; and

●	tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their Class A common stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of Class A common stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting of AMCI Stockholders—Redemption Rights”, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder will be treated as described below under the section entitled “- U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock,” and a Non-U.S. holder will be treated as described under the section entitled “- Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “- U.S. Holders - Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “- Non-U.S. Holder - Taxation of Distributions.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and the Class A common stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders - Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders - Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

●
an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “- Redemption of Class A common stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under the section entitled “- Redemption of Class A common stock - U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “- Redemption of Class A common stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A common stock who, or that is, for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder.

Taxation of Distributions. If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “- Redemption of Class A common stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section entitled “- Redemption of Class A common stock - Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “- Redemption of Class A common stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

●
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

●	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

●
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the circumstance in which shares of our Class A common stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of our Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A common stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of AMCI common stock vote “FOR” the Business Combination Proposal, (and the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal are approved) at the AMCI Special Meeting. Failure to vote by proxy or to vote in person at the AMCI Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

As of the Record Date, the Sponsor and AMCI’s directors and officers have agreed to vote any shares of AMCI common stock owned by them in favor of the Business Combination and the Required Proposals. As a result, we would need only 1,774,059, or approximately 19.6%, of the 9,061,136  Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved. As of the date hereof, the Sponsor and AMCI’s directors and officers have not purchased any Public Shares.

Recommendation of the Board of Directors

AMCI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
AMCI STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS 2 THROUGH 5 – THE CHARTER AMENDMENT PROPOSALS

The following sets forth a summary of the principal changes (collectively, the “Charter Amendment Proposals”) proposed to be made between the existing AMCI Charter and the proposed Amended Charter. This summary is qualified by reference to the complete text of the proposed Amended Charter, a copy of which is attached as Annex B. All AMCI stockholders and other interested parties are encouraged to read the proposed Amended Charter in its entirety for a more complete description of its terms.

Name Change (Proposal 2). The name of New AMCI shall be changed from “AMCI Acquisition Corp”. to “Advent Technologies Holdings, Inc.”

Board Structure and Composition (Proposal 3). To provide for the size and structure of the Board, changing the number of directors to not fewer than seven (7) and not more than nine (9), split into three classes of as even size as practicable, Classes I, II, and III, each to serve a term of three (3) years, except for the initial term, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. Directors will not be able to be removed during their term except for cause. The size of the Board shall be determined by resolution of the Board but will initially be seven (7). The existing AMCI Charter currently provides that the size of the Board shall be determined by resolution of the Board.

Amendment of Blank Check Provisions (Proposal 4). To remove and change certain provisions in the AMCI Charter related to AMCI’s status as a special purpose acquisition company, including but not limited to the deletion of Article IX of the AMCI Charter in its entirety.

Amendment and Restatement of the AMCI Charter (Proposal 5).  The existing AMCI Charter will be amended and restated in its entirety with the Amended Charter. Conditioned on the approval of Proposals 2 through 4, Proposal 5 provides approval for the proposed Amended Charter, which includes approval of all other changes in the proposed Amended Charter in connection with replacing the existing AMCI Charter with the proposed Amended Charter as of the Effective Time.

Why We Are Seeking Stockholder Approval

The Merger Agreement requires these amendments to the Charter as a condition to the parties’ obligation to consummate the Business Combination.

Effect of Proposal

If approved, (i) the name of AMCI shall be changed to “Advent Technologies Holdings, Inc.”, (ii) the size of the Board will be increased to between seven and nine directors divided into three classes as described in more detail under “The Director Election Proposal”, (iii) Article IX of the AMCI Charter will be removed in its entirety and (iv) the existing AMCI Charter will be amended and replaced with the Amended Charter.

Vote Required for Approval

The Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal are conditioned on the approval of the Charter Amendment Proposals at the AMCI Special Meeting.

This Charter Amendment Proposals will be approved and adopted only if the holders of at least a majority of the issued and outstanding shares of AMCI common stock vote “FOR” the Charter Amendment Proposals and each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal are approved at the AMCI Special Meeting. Failure to vote by proxy or to vote in person at the AMCI Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

Recommendation of the Board

AMCI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
AMCI STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

PROPOSAL 6  — THE NASDAQ PROPOSAL

Overview

AMCI is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635 (b) and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, it is anticipated that AMCI will issue to the Advent stockholders as consideration in the Business Combination 25,092,928 shares of New AMCI common stock, assuming that the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020.

If the Nasdaq Proposal is adopted, assuming that the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, and, accordingly, 25,092,928 shares of New AMCI common stock are issued to the Advent stockholders as consideration in the Business Combination, it is anticipated that the Advent stockholders will hold 63% of the outstanding shares of New AMCI common stock immediately following Closing. This percentage excludes outstanding Warrants and assumes that (i) no shares of AMCI common stock are redeemed in connection with the Business Combination or an Extension Redemption, (ii) no awards are issued under the Equity Incentive Plan, (iii) no Working Capital Warrants are issued, and (iv) AMCI does not engage in any kind of equity financing prior to the Closing.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the majority of votes cast on this Proposal 6.

Failure to submit a proxy or to vote online during the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

Recommendation of the AMCI Board of Directors

AMCI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
AMCI STOCKHOLDERS VOTE ‘‘FOR’’ THE NASDAQ PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 7)

Overview

The following persons are proposed to serve as directors following the Business Combination. For biographical information concerning the Advent executive officers and Advent designees to the board of directors, see “Executive Officers and Directors of Advent.” For biographical information concerning the AMCI designees to the board of directors see “AMCI’s Management.”

Name	Age	Class
Vassilios Gregoriou(1)	55	Class III
Christos Kaskavelis(1)	52	Class III
[•](2)	[•]	Class III
Katherine E. Fleming(1)	55	Class II
[•]	[•]	Class II
Anggelos Skutaris(1)	56	Class I
[•]	[•]	Class I

(1)	Designated by Advent
(2)	Designated by AMCI Director

The Combined Entity’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed, immediately after the consummation of the Business Combination, the board of directors will be divided into three classes, Class I, II and III, each to serve a three year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause.

Vote Required

The approval of the Director Election Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the AMCI Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

The approval and adoption of the Director Election Proposal is conditioned on the approval of the Business Combination Proposal, and each other Proposal at the AMCI Special Meeting.

Recommendation of the Board

AMCI’S BOARD UNANIMOUSLY RECOMMENDS THAT
AMCI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 8)

In connection with consummation of the Business Combination, our board of directors intends to adopt the Advent Technologies Holdings, Inc. 2020 Incentive Plan (the “Equity Incentive Plan”), and, in connection with and following the Business Combination, all equity-based awards will be granted under the Equity Incentive Plan. The following summary describes the expected material terms of the Equity Incentive Plan. This summary is not a complete description of all provisions of the Equity Incentive Plan and is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which is attached hereto as Annex C, and we urge you to read it in its entirety. For further information about the Equity Incentive Plan, please refer to the complete copy of the Equity Incentive Plan, which is attached hereto as Annex C.

Purpose

The purpose of the Equity Incentive Plan is to advance our interests by providing for the grant to our employees, directors, consultants and advisors of stock and stock-based awards.

Administration

The Equity Incentive Plan will be administered by our compensation committee, except with respect to matters that are not delegated to the compensation committee by our board of directors. The compensation committee (or board of directors, as applicable) will have the discretionary authority to interpret the Equity Incentive Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the Equity Incentive Plan and awards, determine the time or times of receipt, type of and number of shares of common stock covered by awards and otherwise do all things necessary or desirable to carry out the purposes of the Equity Incentive Plan or any award.  The compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the board of directors and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable.

Eligibility

Our employees, directors, consultants and advisors are eligible to participate in the Equity Incentive Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees or employees of certain of our affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or certain of our affiliates on the date of grant of the award. As of the date of this proxy statement/prospectus/consent solicitation, approximately 40 employees and 4 non-employee directors would be eligible to participate in the Equity Incentive Plan, including all of our executive officers.  In addition, certain consultants may, in the future, become eligible to participate in the Equity Incentive Plan, though, as of the date of this proxy statement/prospectus/consent solicitation, no grants to any consultants are expected.

Authorized shares

Subject to adjustment as described below, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the Equity Incentive Plan is a number of shares equal to 15% of the number of issued and outstanding shares of New AMCI common stock immediately after the Closing. The number of shares of our common stock delivered in satisfaction of awards under the Equity Incentive Plan is determined (i) by including shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by including the full number of shares covered by any portion of a SAR which is settled in shares of our common stock, and (iii) by excluding any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to us without the delivery (or retention, in the case of restricted stock or unrestricted stock) of shares of our common stock. The number of shares available for delivery under the Equity Incentive Plan will not be increased by any shares that have been delivered under the Equity Incentive Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the Equity Incentive Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us.

Director limits

The aggregate value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the Equity Incentive Plan, for his or her services as a director during such calendar year, may not exceed $500,000 with the value of any awards under the Equity Incentive Plan calculated based on their grant date fair value and assuming maximum payout.

Types of awards

The Equity Incentive Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with certain awards under the Equity Incentive Plan, provided that any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

●
Stock options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the Equity Incentive Plan shall be no less than 100% of the fair market value of a share on the date of grant (110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the Equity Incentive Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without stockholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of certain ISOs).

●
Restricted and unrestricted stock and stock units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

●	Performance awards. The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

●	Other share-based awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as it determines.

●
Substitute awards. The Administrator may grant substitute awards in connection with certain corporate transactions, which may have terms and conditions that are inconsistent with the terms and conditions of the Equity Incentive Plan.

Vesting; terms of awards

The Administrator determines the terms and conditions of all awards granted under the Equity Incentive Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict any award if a participant is not in compliance with all applicable provisions of the Equity Incentive Plan and/or any award agreement evidencing the grant of an award, or if the participant breaches any restrictive covenants.

Transferability of awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Effect of certain transactions

In the event of certain covered transactions (including the consummation of a consolidation, Business Combination or similar transaction, the sale of all or substantially all of our assets or shares of our common stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

●	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

●	The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or

●
The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Adjustment provisions

In the event of certain corporate transactions, including a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the Equity Incentive Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event.

Clawback

The Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the Equity Incentive Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Amendments and termination

The Administrator may at any time amend the Equity Incentive Plan or any outstanding award and may at any time suspend or terminate the Equity Incentive Plan as to future grants. However, except as expressly provided in the Equity Incentive Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the Equity Incentive Plan will be conditioned on stockholder approval to the extent required by applicable law, regulations or stock exchange requirements.

Term

No awards shall be granted under the Equity Incentive Plan after the completion of ten years from the date on which the Equity Incentive Plan is approved by the board of directors or approved by our stockholders (whichever is earlier), but awards previously granted may extend beyond that time.

Certain Federal Income Tax Consequences of the Equity Incentive Plan

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Equity Incentive Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Equity Incentive Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted. The Equity Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which we are not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to us, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received upon such exercise. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to us, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Equity Incentive Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements.

While the awards to be granted pursuant to the Equity Incentive Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section, if they do not, a participant could be subject to additional taxes and interest.

Interests of Directors and Executive Officers in the Equity Incentive Plan

Our officers and directors will be eligible to receive awards under the Equity Incentive Plan if it is approved by the holders of a majority of the shares of AMCI common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the AMCI Special Meeting, as described above under “New Plan Benefits Table.”

In addition, the Equity Incentive Plan provides that neither we nor the Administrator will be liable for any action or determination with respect to the Equity Incentive Plan or any award thereunder. Accordingly, our officers and directors have a substantial interest in the approval of the Incentive Plan Proposal.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2019, AMCI had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2019 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants	Weighted Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	0	$—	0
Equity compensation plans not approved by security holders	0	$—	0

Vote Required

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the AMCI Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

The approval and adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, and each other proposal at the AMCI Special Meeting.

Recommendation of the Board

AMCI’S BOARD UNANIMOUSLY RECOMMENDS THAT
AMCI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL (PROPOSAL 9)

Overview

The Adjournment Proposal, if adopted, will allow AMCI’s board of directors to adjourn the AMCI Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to AMCI’s stockholders in the event that based upon the tabulated vote at the time of the AMCI Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, or the Incentive Plan Proposal. In no event will AMCI’s board of directors adjourn the AMCI Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the AMCI Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by AMCI’s stockholders, AMCI’s board of directors may not be able to adjourn the AMCI Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of AMCI common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on this proposal.

Recommendation of the AMCI Board of Directors

AMCI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
AMCI’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT AMCI

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to AMCI.

Overview

We are an early stage blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While we may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, we intend to focus our search on global natural resource companies and related infrastructure, value chain and logistics businesses. These sectors include upstream resource companies as well as related equipment, services and technology that is used in the global natural resource value chain.

Our sponsor is an affiliate of the AMCI Group of companies, or “AMCI Group”. AMCI Group, founded in 1986 by Hans J. Mende and Fritz R. Kundrun, is a privately held natural resources investment management company that manages various assets in the natural resource industry globally, owning businesses across the value chain of energy and metal commodities with strategic investments in steelmaking coal, minerals, metals, energy and transportation. AMCI Group has invested over $1.5 billion in more than 40 Natural Resource and METS transactions and employs an investment philosophy focused on adding value across the spectrum. AMCI also has a long history of partnering with leading global private equity investors who are seeking to invest in the natural resources sector including prior investments with funds managed by Riverstone Holdings, Blackstone Group and First Reserve Corporation. In addition, our team has significant experience working with some of AMCI Group’s private companies in preparing for and executing an initial public offering and serving as active owners and directors, working closely with these companies to help create value in the public markets. We are led by our management team of Hans Mende, our Chairman, William Hunter, our Chief Executive Officer, President and Chief Financial Officer, Brian Beem, our Executive Vice President and Nimesh Patel, our Executive Vice President. Messrs. Mende, Hunter, Beem and Patel are affiliated with our sponsor AMCI Group. Over the course of their careers, Messrs. Mende, Hunter, Beem and Patel have developed a broad international network of contacts and corporate relationships that we believe serves as a critical source of investment opportunities.

On November 20, 2018, we consummated the AMCI IPO in which we issued 20,000,000 Units. Each Unit consisted of one share of Class A common stock, and one Warrant, with each Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to us of $200,000,000. We granted the underwriters for the AMCI IPO (the “Underwriters”) a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any. On November 20, 2018, simultaneously with the consummation of the AMCI IPO, we completed the Private Placement of an aggregate of 5,500,000 Private Placement Warrants to the Sponsor, at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to us of $5,500,000. The Sponsor also committed to purchase up to an additional 600,000 Private Placement Warrants if the Underwriters exercise their over-allotment option in full.

On November 27, 2018, the Underwriters exercised the option in part and purchased an aggregate of 2,052,077 Units (the “Over-Allotment Units”), which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $20,520,770. In connection with the sale of Over-Allotment Units, we consummated a private sale of an additional 410,416 Private Placement Warrants to the Sponsor, generating gross proceeds of $410,416. A total of $220,520,770, (or $10.00 per Unit) comprised of $216,110,354 of the proceeds from the AMCI IPO (including the Over-Allotment Units) and $4,410,416 of the proceeds of the sale of the Private Placement Warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.

On December 21, 2018, we announced that the holders of the Units may elect to separately trade shares of the Class A common stock and Warrants comprising the Units commencing on December 26, 2018. Those Units not separated continue to trade on Nasdaq under the symbol “AMCIU,” and the Class A common stock and Warrants that are separated trade on Nasdaq under the symbols “AMCI” and “AMCIW,” respectively.

On October 16, 2020, AMCI held a special meeting of stockholders (the “Meeting”). At the Meeting, AMCI’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, extending the date by which AMCI must consummate its initial business combination from October 20, 2020 to February 22, 2021, or such earlier date as determined by the Board of Directors of the Company. In connection with the Meeting, stockholders holding 5,864,053 shares of the AMCI Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $60.4 million was removed from the Trust Account to pay such holders.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

Pursuant to the AMCI Charter, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account as of October 16, 2020, 2020 is approximately $10.30 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of our initial business combination.  For more information about how AMCI stockholders can exercise their redemption rights in connection with the AMCI Meeting, please see section entitled “AMCI Special Meeting – Redemption Rights.”

The AMCI Charter provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all shares of Class A common stock submitted for redemption will be returned to the holders thereof.

Notwithstanding the foregoing, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the AMCI Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our initial public offering, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold the AMCI IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our initial public offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed initial business combination is not completed, we may continue to try to complete an initial business combination with a different target until February 22, 2021 (or a later date approved by the stockholders of AMCI pursuant to the AMCI Charter).

Facilities

We do not own any real estate or other physical properties materially important to our operation. Our executive office is located at 1501 Ligonier Street, Suite 370, Latrobe, Pennsylvania 15650. Such facility is provided by AMCI Holdings, Inc. (an affiliate of the Sponsor) for a monthly fee of $10.000.

Employees

We currently have four officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person devotes in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Legal Proceedings

To the knowledge of AMCI’s management, there are no legal proceedings pending against AMCI, its officers or directors in their capacity as such, or any of AMCI’s property.

AMCI’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to AMCI before the Business Combination.

Directors and Executive Officers

The directors and executive officers of AMCI are as follows as of the date of this proxy statement/prospectus/consent solicitation:

Name	Age	Position
Hans J. Mende	75	Executive Chairman of the Board of Directors
William Hunter	51	President, Chief Executive Officer, Chief Financial Officer and Director
Brian Beem	40	Executive Vice President
Nimesh Patel	43	Executive Vice President
Gary Uren	59	Director
Lawrence M. Clark, Jr.	48	Director
Jason Grant	47	Director

Hans J. Mende has been our Executive Chairman since inception. Mr. Mende co-founded AMCI in 1986, growing the company into a multi-billion dollar global enterprise with activities in commodity investing, operations and trading. During his career, Mr. Mende has been member of the Board of Directors of numerous public and private natural resources companies, including Whitehaven Coal (ASX:WHC) from 2007 to 2012, Felix Resources Limited (FLX:AX) from 2007 to 2010, Alpha Natural Resources (NYSE:ANR) from 2003 to 2007, and its subsidiary, Foundation Coal Holdings, Inc. from 2004 to 2005 and New World Resources PLC (WSE:NWR) from 2011 to 2012. He is currently a member of the board of directors of Ridley Terminals Inc. Prior to founding AMCI Group in 1986, Mr. Mende served at Thyssen Group in various senior executive positions including President of Thyssen Carbometal Inc. from 1968 to 1986. He holds an M.B.A from Cologne University in Germany. Mr. Mende is well-qualified to serve on our Board of Directors due to his extensive operational, industry and public and private company experience.

William Hunter has been our President, Chief Executive Officer and Chief Financial Officer, as well as a Director, since inception. He has been the Chief Financial Officer of AMCI Group since 2017, and since 2015 he has been Managing Partner at Hunter Natural Resources LLC, a consulting firm in the industrial, consumer and natural resources sectors. Mr. Hunter has been involved in over $20 billion of transactions in the natural resources, transportation and industrial industries during his 25 years in the industry. He is currently a member of the board of American Battery Metals Corp. (OTC: ABML), which is an early stage exploration company focused on lithium brine and recycling and a member of the board of directors of Ridley Terminals Inc. From 1999 to 2015, Mr. Hunter worked as a Director or Managing Director at Nomura Securities, Teneo Capital, Dahlman Rose & Co., Jefferies & Company and TD Securities. He holds a B.S.C. in Finance and an M.B.A. in Finance from DePaul University. Mr. Hunter is well-qualified to serve on our Board of Directors due to his extensive corporate finance and capital markets experience.

Brian Beem has been our Executive Vice President since inception. He has been a key member of AMCI since 2006 and has served on the Board of Directors of numerous portfolio companies of AMCI and its affiliates. Mr. Beem joined AMCI from First Reserve Corporation, a private equity firm focused on the energy industry that co-invested with AMCI. Prior to First Reserve Corporation, Mr. Beem worked in the Leveraged Finance/Financial Sponsors group at Merrill Lynch. He holds an A.B. from Princeton University.

Nimesh Patel has been our Executive Vice President since inception. He has been a key member of AMCI since 2008, and has served on the Board of Directors of numerous portfolio companies of AMCI and its affiliates. Prior to joining AMCI, Mr. Patel worked in private equity at Great Hill Partners and ChrysCapital. He holds an A.B. from Princeton University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Gary Uren, who has served as an independent director since November 15, 2018, has also served as the Chief Executive Officer of Legend Corporation, an Australian manufacturer of electrical and industrial products, since September 2019. He also provides consulting services through his firm, McKinnon Bookhout Partners. Until September 2018, Mr. Uren served as Global Vice President – Business Development and Strategy at Atkore International (NYSE:ATKR), a manufacturer of electrical raceway isolation and protection products (“Atkore”). Mr. Uren has 20 years’ experience as a senior executive in the Electrical Products, Technology and Building Services sectors, focusing on Australia, North America, Europe, South America, and Asia. Since 2010, he has served in increasingly senior positions at Atkore, including as President – APAC & EMEA, with responsibility for the United Kingdom, Europe, Africa, the Middle East, Australia and New Zealand and President – Atkore Brazil. Mr. Uren joined Atkore’s predecessor company, Tyco International, a diversified manufacturing and services company, in 2008 as Managing Director for the Asia Pacific region with responsibility for growing the Australia business as well as developing manufacturing capabilities in Changshu, China. From 2002 to 2008, Mr. Uren was Managing Director of Legrand Australia/New Zealand, a subsidiary of Legrand SNC (EPA:LR) a French manufacturer of electrical and digital building infrastructures, and as Director of HPM-Legrand. Mr. Uren concurrently served as a Director of AEEMA, the peak representative body for the Australian Electrical ICT & Electronics industries. Mr. Uren holds a Diploma in Management from St. George Technical College and an M.B.A. in International Business from Southern Cross University. He is well qualified to serve as one of our directors due to his extensive operational, management and business development experience.

Lawrence M. Clark, Jr., who has served as an independent director since November 15, 2018, is the founder and Managing Member of BalanTrove Management, LLC (“BalanTrove”), a corporate advisory firm to middle market companies, investors and lenders. BalanTrove provides strategic advisory, interim executive management, and operational, financial and project evaluation and due diligence assistance to businesses in transition and capital providers. Mr. Clark serves as a director of Blackhawk Mining LLC, a diversified coal mining company headquartered in Lexington, Kentucky. From 2015 to 2018, he served as Chief Executive Officer of Accordant Energy, LLC, a licensor of a patented portfolio of intellectual property for processing municipal solid waste into a low-carbon engineered fuel for use in utility and industrial boilers. Prior to that, he served for two years as President and Chief Executive Officer of JW Resources, Inc., a private operator of thermal coal assets in Central Appalachia. Before founding BalanTrove in 2011, Mr. Clark spent eight years at Harbinger Capital Partners LLC, most recently as Managing Director and Director of Investments, where he was responsible for investments in metals, mining, industrial and retail companies, among other sectors. From 2001 to 2002, Mr. Clark was a Distressed Debt and Special Situations Research Analyst at Satellite Asset Management, L.P. He was Vice President in the Distressed Debt and High Yield Research Department at Lazard Freres & Co., LLC from 2000 to 2001, and an Associate in Credit Suisse First Boston’s High Yield Research Group from 1998 to 2000. Mr. Clark started his investing career in 1997 in the Corporate Bond Research Department of Salomon Brothers. Mr. Clark received an M.B.A. from New York University’s Stern School of Business in 1998, and a B.S.B.A. in Finance from Villanova University in 1993. He is well qualified to serve as one of our directors due to his extensive operational, management, analysis and investing experience.

Jason Grant, who has served as an independent director since November 15, 2018, is a founder and Managing Partner of Headhaul Capital Partners LLC, a middle-market private equity investment firm specializing in acquiring and building businesses in the transportation, logistics and distribution industries, since 2012. Prior to founding Headhaul Capital, from 2010 to 2012, Mr. Grant was the Executive Vice President, Chief Financial Officer and Chief Commercial Officer of United Maritime Group LLC (“UMG”), a Jefferies Capital Partners LLC portfolio company. While running UMG, Mr. Grant helped lead an operational transformation that grew earnings and margins and executed the sale of UMG’s three operating divisions (inland barge, ocean shipping and dry bulk terminals) to three separate strategic buyers. From 2002 to 2010, Mr. Grant was employed by Atlas Air Worldwide Holdings (NASDAQ: AAWW) where he held various financial and operating positions including as Chief Financial Officer from 2007 to 2010. Prior to joining Atlas Air, Mr. Grant worked for American Airlines (NASDAQ:AAL) from 2000 to 2001 and Canadian Airlines International from1997 to 1999, with a primary focus on Financial Planning and Analysis. Mr. Grant has previously served on the board of directors of Helm Financial Corp, one of the largest private lessors of railcars and locomotives in the United States. Mr. Grant received a B.A. in Business Administration from Wilfrid Laurier University and an M.B.A from Simon Fraser University in British Columbia, Canada. He is well qualified to serve as one of our directors due to his extensive operational, management and investment experience.

Number and Terms of Office of Officers and Directors

We currently have five directors. Our board of directors are divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Grant, will expire at the Company’s 2022 annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Clark and Uren, will expire at the 2020 annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Mende and Hunter, will expire at the 2021 annual meeting of stockholders. In accordance with Nasdaq corporate governance requirements, we may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Uren, Clark and Grant are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and certain limited exceptions, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Uren, Clark and Grant are serving as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Messrs. Uren, Clark and Grant meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Clark qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Messrs. Uren and Grant serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Uren and Grant meet the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our sponsor of  $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Uren, Clark and Grant. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement filed in connection with our initial public offering. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all reports applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner in accordance with Section 16(a) of the Exchange Act.

SELECTED FINANCIAL AND OTHER DATA OF AMCI

AMCI is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

AMCI’s balance sheet data as of September 30, 2020 and statement of operations data for the nine months ended September 30, 2020 are derived from AMCI’s unaudited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation. AMCI’s balance sheet data as of December 31, 2019 and statement of operations data for the year ended December 31, 2019. AMCI’s statement of operations data for the period from June 18, 2018 (inception) through December 31, 2018 are derived from AMCI’s audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with each of Advent’s and AMCI’s consolidated financial statements and related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AMCI” contained elsewhere herein.

	Nine Months Ended September 30,		Year Ended December 31,	For the Period from June 18, 2018 (Inception) through December 31,
Statement of Operations Data:	2020	2019	2019	2018
Operating costs	$924,742	$351,396	$439,017	$64,637
Franchise tax expense	$158,794	$207,540	$257,540	$54,000
Loss from operations	$(1,083,536)	$(558,936)	$(696,557)	$(118,637)
Other Income – dividends and interest	$832,809	$3,710,334	$4,638,361	$539,275
Income (loss) before provision for income tax	$(250,727)	$3,151,398	$3,941,804	$420,638
Provision for income tax	$(420,868)	$(703,055)	$(1,068,915)	$(113,000)
Net (loss) income	$(671,595)	$2,448,343	$2,872,889	$307,638
Weighted average number of common shares outstanding, basic and diluted(1)	6,753,460	6,695,791	6,695,864	5,338,303
Basic and diluted net loss per share(2)	$(0.13)	$(0.04)	$(0.05)	$(0.01)

(1)  Excludes an aggregate of 13,471,011, 20,866,262, 20,846,454, and 20,869,316 shares subject to possible redemption as of September 30, 2020 and 2019 and December 31, 2019 and 2018, respectively.(2) Excludes income of $228,483, $2,703,586, $3,185,186, and $353,013 attributable to common stock subject to possible redemption for the Nine Months Ended September 30, 2020 and 2019, for the Year Ended December 31, 2019, and for the Period from June 18, 2018 (Inception) through December 31, 2018, respectively.

	September 30,		December 31,
Balance Sheet Data:	2020	2019	2019	2018
Cash	$109,940	$588,841	$520,422	$886,279
Cash and cash equivalents held in Trust Account	$153,781,268	$224,515,800	$225,433,349	$221,060,045
Total assets	$153,916,930	$225,146,124	$226,010,880	$222,076,149
Common stock subjection to possible redemption, 13,471,011, 20,866,262, 20,846,454, and 20,869,316 shares at redemption value as of September 30, 2020 and 2019 and December 31, 2019 and 2018, respectively	$138,751,410	$211,583,900	$212,008,440	$209,110,550
Total liabilities	$10,165,519	$8,562,223	$9,002,433	$7,965,591
Total stockholders’ equity	$5,000,001	$5,000,001	$5,000,007	$5,000,008
Cash Flow Data:
Net cash provided (used) in operating activities	$(2,640,235)	$(552,017)	$(630,914)	$(114,098)
Net cash provided (used) in investing activities	$72,484,890	$254,579	$265,057	$(220,520,770)
Net cash provided (used) by financing activities	$(70,255,137)	$—	$—	$221,521,147

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AMCI

The following discussion of AMCI’s financial condition and results of operations should be read in conjunction with AMCI’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus/consent solicitation. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus/consent solicitation. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to AMCI and its consolidated subsidiaries before the Business Combination.

Overview

We are a blank check company incorporated on June 18, 2018 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants that occurred simultaneously with the completion of our initial public offering, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in a business combination:

●
may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A shares on a greater than one-to-one basis upon conversion of the Class B common stock;

●	may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

●
could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

●	may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

●	may adversely affect prevailing market prices for our Class A common stock and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

●	default and foreclosure on our assets if our operating revenues after our initial business combination are insufficient to repay our debt obligations;

●
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	our inability to pay dividends on our common stock;

●
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

●	other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

On October 12, 2020, we entered into the Merger Agreement. On October 19, 2020, we amended the Merger Agreement to eliminate the requirement to cash out outstanding warrants at $1.50 per share and related covenants and conditions. On October 16, 2020, our stockholder agreed to amend our certificate of incorporation to extend the deadline to consummate a business combination until February 21, 2020.

On November 20, 2020, the Sponsor agreed to loan the Company up to $1,000,000 as a working capital loan. This loan is non-interest bearing and is due at the earlier of the date on which the Company consummates its Business Combination or February 22, 2021.  On November 20, 2020, the Company borrowed $400,000 on the working capital loan.

Results of Operations

AMCI has neither engaged in any operations nor generated any revenues to date. AMCI’s only activities from inception to September 30, 2020 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for a business combination and related activities to negotiate, document and implement the selected business combination. AMCI does not expect to generate any operating revenues until after the completion of our business combination. AMCI generates non-operating income in the form of interest and dividend income on our marketable securities. AMCI incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.

For the three months ended September 30, 2020, AMCI had net loss of $617,905, which consists of operating costs of $464,612 and a provision for income taxes of $192,727, offset by dividend and interest income on marketable securities held in the trust account of $39,434.

For the nine months ended September 30, 2020, AMCI had net loss of $671,595, which consists of operating costs of $1,083,536 and a provision for income taxes of $420,868, offset by dividend and interest income on marketable securities held in the trust account of $832,809.

For the three months ended September 30, 2019, AMCI had net income of $815,158, which consists of dividend and interest income on marketable securities held in the trust account of $1,179,253, offset by operating costs of $164,179 and a provision for income taxes of $199,916.

For the nine months ended September 30, 2019, AMCI had net income of $2,448,343, which consists of dividend and interest income on marketable securities held in the trust account of $3,710,334, offset by operating costs of $558,936 and a provision for income taxes of $703,055.

Liquidity and Capital Resources

On November 20, 2018, AMCI consummated its initial public offering of 20,000,000 Units. Each Unit consists of one share of Class A common stock and one Public Warrant, with each Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to AMCI of $200,000,000. We had granted the underwriters for the AMCI IPO (the “Underwriters”) a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any (“Over-Allotment Units”). On November 27, 2018, the Underwriters exercised the option in part and purchased an aggregate of 2,052,077 Over-Allotment Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $20,520,770.

On November 20, 2018, simultaneously with the consummation of the AMCI IPO, we completed our Private Placement of an aggregate of 5,500,000 Placement Warrants to the Sponsor at a purchase price of $1.00 per Placement Warrant, generating gross proceeds to AMCI of $5,500,000. On November 27, 2018, in connection with the sale of Over-Allotment Units, AMCI consummated a private sale of an additional 410,416 Placement Warrants to the Sponsor, generating gross proceeds of $410,416.

A total of $220,520,770, (or $10.00 per Unit) comprised of $216,110,354 of the proceeds from the AMCI IPO (including the Over-Allotment Units) and $4,410,416 of the proceeds of the sale of the Placement Warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.

For the nine months ended September 30, 2020, cash used in operating activities was $2,640,235, consisting primarily of net loss of $671,595, offset by dividends earned on marketable securities held in the trust account of $832,809. Changes in operating assets and liabilities used $1,135,831 of cash from operating activities. On May 20, 2020, 7,126,888 shares were redeemed, and $72,585,441 was withdrawn from the trust account for the redemption shares.  On October 20, 2020, an additional 5,864,053 shares were redeemed, and $60,404,995 was withdrawn from the trust account for the additional redemption shares. As of September 30, 2020, proceeds of $1,865,648 from the Note were deposited into the Trust Account.

On May 20, 2020, we issued a promissory note (the “Note”) in the principal amount of up to $2,365,649 to Orion, an affiliate of a business combination target (the “Lender”). As of September 30, 2020, the outstanding amount is $2,330,304. On November 5, 2020, AMCI borrowed an additional $35,344.

AMCI intends to use substantially all of the funds held in the trust account (excluding deferred underwriting fees) to complete its business combination. To the extent that AMCI’s capital stock or debt is used, in whole or in part, as consideration to complete the business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2020, AMCI had cash of $109,940 held outside the trust account, working capital of $(2,263,355), and $4,529,378 of interest available to pay for AMCI’s tax obligations.  AMCI intends to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreement exist with respect to such loans.  We do not seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business through February 22, 2021. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of Public Shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Based on the foregoing, management believes that we have sufficient liquidity to meet its anticipated obligations through the earlier of our consummation of a Business Combination and its liquidation from the date of issuance of the financial statements.

Off-balance Sheet Financing Arrangements

AMCI has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay an affiliate of our sponsor a monthly fee of $10,000 for office space, utilities and administrative support to us. We began incurring these fees on November 16, 2018 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following critical accounting policy:

Common stock subject to possible redemption

We account for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net loss per common share

We apply the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not our income or losses.

Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

INFORMATION ABOUT ADVENT

References in this section to “Advent” refers to Advent Technologies Inc. and its consolidated subsidiaries.

Company Overview

Advent Technologies’ mission is to become the leading provider of high-temperature proton exchange membranes (“HT-PEM”) and HT-PEM based membrane electrode assemblies (“MEA”), which are critical components used in fuel cells, and other electrochemistry applications such as electrolyzers, flow batteries, and IoT sensors.

Advent’s principal focus is on the fuel cell market, and Advent’s goal is to use its products and technology to address pressing global climate needs. In order to meet the targets established in the Paris Climate Accord, which seek to mitigate climate change and maintain global temperature less than 1.5-2.0°C above pre-industrial levels, the global community will need to hasten adoption of technologies that reduce or eliminate emissions of carbon-dioxide and other greenhouse gasses (“GHG”). Advent believes that fuel cells will be a key component of the future energy generation platform given that:

●
Fuel cells generate electricity from hydrogen-based fuels, thereby substantially reducing, if not virtually eliminating, emissions of carbon dioxide and other pollutants generated by the combustion process in Internal Combustion Engines (“ICE”)

●
Fuel cells utilize fuels with extremely high energy density relative to lithium-ion batteries and other battery technology (according to ARPA-E, hydrogen contains 33,304 Wh/kg while lithium-ion batteries carry only about 240Wh/kg). This makes fuel cells an ideal technology for transportation and off-grid energy generation applications where battery technology faces limitations with lifespan, weight and recharge time.

Within the fuel cell market, Advent believes its products have significant advantages relative to low-temperature proton exchange membrane (“LT-PEM”), which its competitors have focused their development on.. These benefits of Advent’s HT-PEMs relative to LT-PEMs include:

●	Advent has developed its products under the principle of “Any Fuel, Anywhere,” which can be distilled into the two components:

o
Any Fuel: While LT-PEMs require high-purity hydrogen to operate, HT-PEMs can utilize low cost and abundant hydrogen-carrier fuels, including methanol, natural gas, ammonia, and renewable biofuels. The infrastructure required for a high-purity hydrogen economy is immense, estimated at approximately $15 trillion dollars globally, based on an extrapolation of Joule published market study of high-purity hydrogen infrastructure in China. In contrast, many of the hydrogen-carrier fuels can use existing or in-development infrastructure.

o
Anywhere: Advent’s HT-PEMs have the ability to operate in virtually any practical conditions, including a wide range of external temperatures (-20[o]C to +55[o]C) and in humid or polluted environments. LT-PEMs, on the other hand, struggle in the heat and can be damaged by dry climates or pollution. The relative durability of Advent’s products in a range of environments also provides a longer life of operation relative to LT-PEMs.

●
Advent’s HT-PEM technology significantly reduces the balance of plant (“BoP”) requirements of a fuel cell system as compared to LT-PEM fuel cells. This means that fuel cells using Advent’s HT-PEM simplify the requirements for supporting components and auxiliary systems other than the HT-PEM needed to deliver energy, which reduces cost and increases application range for the end-user. It does this through two methods:

o
HT-PEM fuel cells operate at high temperatures (today between 160°C and 220°C, tomorrow 80°C to 230°C). Therefore the temperature differential between a HT-PEM fuel cell and the outside environment is large. As a result, only a small radiator similar or smaller than the radiator in an ICE vehicle, is needed to transfer heat away from the fuel cell. Conversely, because LT-PEM fuel cells run relatively cooler, a significantly larger radiator is be required to effectively maintain temperatures at ideal operating conditions for a LT-PEM under certain conditions

o
HT-PEM fuel cells use phosphoric acid as an electrolyte rather than water-assisted membranes; thus they reduce the need for water balance and other compensating engineering systems.  In LT-PEM fuel cells using water-assisted membranes, one of the significant challenges associated with the system is the water balance; as the chemical reaction occurs in each cell, water is generated.  Depending upon the load and operating conditions, fuel cells can either flood the electrodes, gas diffusion backings or gas channels if the water removal is inefficient.  Phosphoric acid fuel cells generally require less management to prevent flooding and thus requires lower investment in systems to manage water levels.

Based on these advantages offered by Advent’s HT-PEM over batteries and LT-PEM technology, Advent expects to be highly competitive in numerous applications. In particular, Advent believes its HT-PEMs and MEAs are well-suited to electric vehicles, aviation, off-grid applications, and electrochemical gas sensors:

●
Electric vehicles: By continuously charging electric vehicles’ batteries through the conversion of high-purity hydrogen or hydrogen-carrier fuels into electricity, Advent’s fuel cells address the range and recharge issue that electric vehicles face, especially heavy-duty and commercial vehicles. Because Advent’s fuel cells can use hydrogen-carrier fuels such as natural gas, methanol, biofuels, and others, fuels that are of growing in importance in China, India, and Western Europe, Advent’s technology provides the potential to accelerate the mass adoption of electric vehicles and the shift away from internal combustion engines (“ICEs”). Advent believes that existing battery and LT-PEM technology is unable to meet the needs of automotive OEMs, which require long-range, heavy payloads, fast refill times, and the ability to operate in diverse environments. For example, because LT-PEM technology operates at low temperatures, LT-PEM fuel cells are unable to operate in hot environments (such as Nevada) because the radiator required to cool the MEA to the appropriate temperature range would be too large, while the use of battery-only technology will result in insufficient power capacity as well as a significant reduction in cargo capacity.

●
Aviation: Advent’s fuel cells promise much longer range (autonomy) and better utilization (through faster time to refill and greater payload) for commercial drones, eVTOLs, and auxiliary power. Existing commercial drones based on battery technology have limited flight time given power limitations, while high-purity hydrogen required by LT-PEM is considered unsafe for commercial use. Advent’s HT-PEM provides sufficient range using safer liquid fuels. Advent expects drone prototypes based on Advent technology by 2022.

●
Off-grid and portable power generation: Because Advent’s fuel cells can use easily transportable and readily available liquid fuels, such as methanol, Advent can provide efficient, clean power generation at a low operating cost in any environment. This is particularly important in areas that aren’t fully connected to the electric grid, such as remote areas in China, where installing off-grid power generators supports electricity generation that can then be used to recharge electric vehicles or to satisfy other power needs.

●
Electrochemical gas sensors: HT-PEM is the only material that has been demonstrated to withstand demanding manufacturing conditions required for producing miniaturized gas sensors, including the heat of a soldering line. These sensors have potential uses in air quality, medical, and food quality applications.

Advent holds over 50 international patents, the vast majority in membranes, electrodes, and membrane-electrode assemblies, which support its product offerings. Currently, those product offerings include two existing membrane technologies including “TPS®”, which Advent has exclusive rights to use and was obtained through patents filed by the founders and technical staff, and “PBI” technology licensed from BASF, for which Advent is a selective licensee, which provides exclusive rights for commercial sale of MEAs using this technology. Leveraging its membrane technologies, Advent also develops lightweight stacks through advances in bipolar plate materials, which support water-cooled systems, resulting in a simpler and more compact BOP (balance-of-plant) design.

Advent was awarded the exclusive rights to commercialize the next-generation HT-PEM materials technology from the U.S. Department of Energy (“DoE”) L’Innovator Program that also includes rights to a portfolio of patents supporting this advanced technology.  Advent was selected through a competitive bidding process and expects that this technology will reduce production costs of its MEAs significantly through a 3-fold increase in power output per unit area of membrane, and will provide longer operating lifetime and a wider temperature operating range as well as lower platinum content.  Achievement of all of these advantages would enable Advent to reduce the cost to end-users to achieve required power levels, which we believe would accelerate market adoption of HT-PEM as the technology of choice in our target applications, as well as differentiating our products. Advent has targeted commercialization and mass manufacture of this product by 2022.

Advent’s products and technology are currently being used in the marketplace to generate electricity for commercial applications, and Advent is developing partnerships with Tier 1 suppliers, OEMs, and system integrators to further commercial adoption and use in an increasing number of applications and end markets. To date, over 300,000 TPS and PBI MEAs have been sold for use in defense, micro combined heat and power (uCHP) systems, battery range extenders for FC-battery hybrid vehicles, remote power for telecom and auxiliary power in remote locations, demonstrating strong early-stage adoption of Advent’s existing product line. Advent demonstrated an ability to become deeply embedded in customer solutions and to form long-term partnerships with its customers by addressing critical challenges (fuel-flexibility, durability, range and recharge time). Advent believes this provides predictable, recurring revenue, which will drive the long-term growth of its business.

As Advent’s business advances toward mass-production and full-scale commercialization, Advent plans to pursue a revenue model that includes engineering fees, MEA sales and licensing fees through the life of product development. Advent’s customer relationship is split into two phases: 1) partner with OEMs to co-develop customized fuel cell systems based on Advent’s MEAs, for which Advent earns engineering and licensing fees, and 2) produce and sell proprietary MEAs directly to OEMs while earning licensing fees on fuel cells produced by customers using Advent’s technology. Advent management expects the high-margin licensing fee to become a larger component of its revenue mix over time as Advent’s customers scale to mass manufacturing of fuel cells and other products.

Advent was founded and is managed by a team of world-class electrochemists, material scientists, and fuel-cell specialists with significant industry and manufacturing expertise. Advent has received numerous R&D funds from the U.S. Department of Energy and the European Union and is considered a pioneer with multi-year experience in clean energy technology innovation. Advent is headquartered in Cambridge, Massachusetts, USA, and also has a production facility in Patras, Greece. Advent expects to utilize existing U.S.-based toll-manufacturing for the membrane and electrode production and believes it can scale up its production level without significant capital expenditures. Advent’s Patras, Greece based production of membranes, electrodes and MEAs will leverage local labor cost and skill availability advantages.

EXECUTIVE OFFICERS AND DIRECTORS OF ADVENT

Advent’s current directors and executive officers are listed below.

Name	Age	Position
Vassilios Gregoriou	55	Founder, Chairman, Chief Executive Officer and Director
Emory De Castro	63	Chief Technology Officer
Nick Stamp	42	Chief Financial Officer
James F. Coffey	58	General Counsel and Corporate Secretary
Christos Kaskavelis	52	Chief Marketing Officer
Harris Antoniou	52	Director

Vassilios Gregoriou has been our Chairman and CEO since inception. Dr. Gregoriou cofounded Advent Technologies Inc. in 2012. In addition, Dr. Gregoriou is an internationally known scientist with research and/or managerial positions in both the U.S. (Northeastern, MIT, Polaroid, Princeton) and Greece (NHRF, FORTH) over his 30 year career so far in the technology sector. His research activity extends over a wide area of subjects in the renewable energy space  that include the areas of flexible photovoltaics based on organic semiconductors, optically active materials based on conjugated oligomers and polymer nanocomposites. His published work as co-author includes three books and more than 100 scientific papers.  He is also co-inventor of 15 patents.  Dr. Gregoriou has more than 25 years of experience in the U.S. market. He has extensive experience in the technical development of new products and in the management of such activities. He holds a Ph.D. in Physical Chemistry from Duke University and he has attended the MBA program at Northeastern University. He was also a NRSA award recipient at Princeton University.  He also served as President of Society for Applied Spectroscopy (SAS) in 2001. Dr. Gregoriou is well-qualified to serve on our Board of Directors due to his extensive scientific, managerial and industry experience.

Emory De Castro has been out Chief Technology Officer since 2013. Dr. De Castro is responsible for the overall technical, manufacturing and business development operations for Advent Technologies. Prior to joining Advent, Dr. De Castro was a Vice President, Business Management and the site manager for BASF Fuel Cell Inc. in Somerset NJ. At BASF Dr. De Castro led marketing and sales, business development, quality control, and R&D direction all cumulating in nearly a four-fold increase in revenues. As the Executive Vice President at the E-TEK Division, De Nora North America he managed operations, created a global brand, and expanded the organization’s fuel cell component business in Asia and Europe. Dr. De Castro has over 20 patent applications spanning fuel cell materials and catalysts, electrochemical technology, sensors, and a beer bottle cap that extends shelf life. He is the recipient of the 2013 Department of Energy Award for Manufacturing R&D in lowering the cost of gas diffusion electrodes and the 2005 ECS New Technology Award to E-TEK Division, for introducing and commercializing a new electrolysis technology. Emory De Castro received his Ph.D. from the Department of Chemistry at the University of Cincinnati and a B.S. in Chemistry from Duke University. Dr. De Castro is well-qualified to serve on our Board of Directors due to his extensive scientific and technological experience.

Christos Kaskavelis joined Advent as Chief Marketing Officer in 2019. From 2015 to 2016 he served as Managing Director of Mamaya IKE, a Greek publishing and media consulting company. From 2016 to 2018, he was a research scholar at the MIT Media Lab in Boston, Massachusetts. He has been a seed investor in the company, an angel investor, and has served on its Board of Directors since the first day. He is a serial entrepreneur in the tech industry, and primarily digital marketing, with successful exits in both NASDAQ and London Stock Exchanges. He has designed and been responsible for enterprise software systems designed for Pratt & Whitney, Analog Devices, General Electric and Lucent Technologies in the areas of Just-In-Time (JIT) manufacturing, Supply Chain Management, and Production Scheduling. He holds a Ph.D. in Supply Chain Management as well as an M.Sc. in Manufacturing Engineering from Boston University, a B.Sc. in Electrical Engineering and a B.A. in Business Economics from Brown University. Dr. Kaskavelis is well-qualified to serve on our Board of Directors due to his extensive technical and business development experience.

Nick Stamp assumed the role of acting Chief Financial Officer at Advent in August 2020.Nick is currently Head of Corporate Finance at Longspur Capital Markets, a London-based new energy and cleantech specialist investment and advisory firm. Nick has over 20 years’ financial services experience in the energy sector in both industry and investment banking roles. From 2014 to 2020, Nick was a Director with Macquarie Capital in London, where he led Macquarie’s Equity Capital Markets business across the energy sector. Prior to joining Macquarie, Nick had senior Equity Capital Markets roles with investment banks Canaccord Genuity and Numis Securities in London, predominantly focused on raising equity capital for clients in the energy sector. Nick has also held senior industry roles as Chief Financial Officer of a private Canadian energy company (2008-2009) and Business Development Director of a LSE-listed water technology company (2012-2014). Nick started his career as a chartered accountant with Ernst & Young Global Limited, where he qualified in 2004. Nick holds a BA in Classics from Brasenose College, Oxford University.

James F. Coffey has been our General Counsel and Corporate Secretary of Advent Technologies Inc. since March 2019. Prior to that in 2018, he served as our outside legal counsel. Mr. Coffey has over thirty years of experience in corporate and securities law, mergers and acquisitions, venture capital and corporate finance, and intellectual property law. He has extensive international experience having closed transactions in both North and South America, Europe, and China. Throughout the course of his career, Jim has developed strong relationships and strategic contacts within the clean energy and technology sectors and specific experience within the fuel cell industry. From 2013 to 2017, he served as general counsel to another HT PEM fuel cell company that was a customer of Advent. Mr. Coffey was a Gerald L. Wallace Scholar at New York University School of Law where he received an LL.M. in Corporate Law. He received his J.D. from the New England School of Law, and his B.A., cum laude, from Providence College. Mr. Coffey is listed in The Best Lawyers in America® for Mergers and Acquisitions. He is recognized for his work in intellectual property law by the IAM Patent 1000. Mr. Coffey was named a Massachusetts Super Lawyer by Law and Politics magazine. He is AV® rated by Martindale-Hubbell. Mr. Coffey is well-qualified to serve on our Board of Directors due to his extensive legal and capital markets experience.

Harris Antoniou has served as a member of our Board of Directors since 2020 and has held various executive and management positions in leading institutions in the financial sector over the last 25 years. He served as Chief Executive Officer and Chairman of the Management Board of Amsterdam Trade Bank from March 2016 to February 2020. Previously, from 2013 to 2016, he was the Chief Executive Officer of AMCI – a private group that focusses in mining projects and operations, trading, transportation, and private equity investments. Between 2009 and 2013 he was the Managing Director of Energy, Commodities and Transportation, and a member of the Management Group of ABN AMRO, where he led the international expansion of the business. He is passionate about technology, education and digital transformation. He was one of the first signatories of the Poseidon Principles and a supporter of United World Colleges in the Netherlands. Harris holds an MSc in Business Administration and Management from the University of Piraeus, Greece, and an MBA from Rotterdam School of Management (Erasmus University), the Netherlands. He also successfully completed the General Management Program of Harvard Business School. Mr. Antoniou is well-qualified to serve on our Board of Directors due to his extensive management and industry experience.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ADVENT

The following discussion and analysis provides information which Advent’s management believes is relevant to an assessment and understanding of Advent’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial Information of Advent” and the consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus/consent solicitation. The discussion and analysis should also be read together with our pro forma financial information as of December 31, 2019, for the year ended December 31, 2019 and for the period ended September 30, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus/consent solicitation. Unless the context otherwise requires, references in this “Advent Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Advent and its consolidated subsidiaries.

Overview

Advent is an advanced materials and technology development company operating in the fuel cell and hydrogen technology space. Advent develops, manufactures and assembles the critical components that determine the performance of hydrogen fuel cells and other energy systems. Advent’s core product offering is the Membrane Electrode Assembly (MEA) at the center of the fuel cell. The Advent MEA, which derives its key benefits from the properties of Advent’s engineered membrane technology, enables a more robust, longer-lasting and ultimately lower-cost fuel cell product.

To date, Advent’s principal operations have been developing and manufacturing MEAs, and designing fuel cell stacks and complete fuel cell systems, for a range of customers in the stationary power, portable power, automotive, aviation, energy storage and sensor markets. Advent has its headquarters in Cambridge, Massachusetts in the U.S., a product development function in Boston, Massachusetts in the U.S., and a MEA assembly and production facility in Patras, Greece.

The majority of Advent’s current revenues derive predominantly from the sale of MEAs, but also from the sale of membranes and electrodes for specific applications in the iron flow battery and cellphone markets respectively. Whilst MEA sales and associated revenues are expected to provide the majority of Advent’s future income, both of these markets remain commercially viable and have the potential to generate material future revenues based on Advent’s existing customers. Advent has also secured grant funding for a range of projects from research agencies and other organizations in the USA and Greece and expects to continue to be eligible for grant funding based on its product development activities over the foreseeable future.

Advent plans to scale up both its U.S. and Greece operations in order to handle substantial increases in MEA production volumes, and enable it to execute a range of product development programs that are designed to increase Advent’s overall product suite, improve the performance of its core MEA product and optimize its production operations to improve unit production costs.

To date, Advent has financed its operations through internal cashflows, grant income and private placements of equity and convertible notes. In the year ended December 31, 2019, Advent generated revenue from product sales of approximately $0.6 million and incurred a net loss of approximately $0.4 million. The total Revenue, net and Income from grants for the year ended December 31, 2019, was approximately $1.2 million. During the year ended December 31, 2019, Advent received proceeds from equity issuance of approximately $1.3 million and expended approximately $0.2 million in operating cashflow, resulting in a period end cash balance of approximately $1.2 million as of December 31, 2019 .

Business Combination and Public Company Costs

On October 12, 2020, Advent entered into the Merger Agreement with AMCI, Merger Sub, the Purchaser Representative and the Seller Representative (which Merger Agreement was subsequently amended on October 19, 2020), pursuant to which Merger Sub will merge with and into Advent, with Advent surviving the Merger as a wholly-owned subsidiary of AMCI. Advent will be deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that Advent’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is AMCI, for financial accounting and reporting purposes under GAAP, based on our initial analysis, we believe that Advent will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Advent in many respects. Under this method of accounting, AMCI will be treated as the acquired entity whereby Advent will be deemed to have issued common stock for the net assets and equity of AMCI, consisting mainly of cash, accompanied by a simultaneous equity recapitalization of AMCI (the “Recapitalization”).

Upon consummation of the Business Combination, the most significant change in Advent’s future reported financial position and results is expected to be an estimated increase in cash (as compared to Advent’s balance sheet at September 30, 2020) of approximately $60.0 million, assuming maximum stockholder redemptions permitted under the Merger Agreement, or $74.9 million, assuming no stockholder redemptions, and in each case, assuming that AMCI does not engage in any kind of equity financing prior to the Closing. Total direct and incremental transaction costs of AMCI and Advent, along with liabilities of AMCI to paid off at the Closing, are estimated at approximately $7.4 million, will be treated as a reduction of the cash proceeds and deducted from the combined company’s additional paid-in capital. See the section entitled “Unaudited Pro Forma Financial Information.”

As a consequence of the Business Combination, Advent will become the successor to an SEC-registered and Nasdaq-listed company which will require Advent to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Advent expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, Advent anticipates that its revenue, capital and operating expenditures will increase significantly in connection with its ongoing activities following the Business Combination, as Advent expects to:

●	Expand U.S.-based operations to increase capacity for MEA testing, development projects and associated research and development activities;

●	Expand Greece-based production facilities to increase and automate MEA assembly and production;

●
Develop improved MEA and other products for both existing and new markets, such as ultra-light MEAs designed for aviation applications, to remain at the forefront of the fast-developing hydrogen economy;

●	Increase business development and marketing activities;

●	Increase headcount in management and head office functions in order to appropriately manage Advent’s increased operations;

●	Improve its operational, financial and management information systems;

●	Obtain, maintain, expand, and protect its intellectual property portfolio; and

●	Operate as a public company.

Recent Developments

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Advent operates. On March 27, 2020, the CARES Act was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by COVID-19.

During the nine-month period ended September 30, 2020 and subsequently, Advent experienced the impact of COVID-19 in a number of ways. Advent’s research and development activities in Boston have been limited by the restrictions imposed on laboratory work in the United States, with laboratories being run at approximately 25% occupancy, with the result that certain business development activities have moved more slowly, for example as a result of customers not being able to receive sample products in a timely fashion. However, the Company’s key toll manufacturing service providers have remained fully operational, being designated as critical businesses, enabling the Company to continue to provide materials to two of its primary existing customers.

In Patras, Greece, approximately half of the Company’s workforce have worked from home during the temporary lockdowns imposed by the Greek authorities, although these have largely been in support functions. MEA assembly and production has not been affected as the Company’s operational staff have been able to continue working whilst observing social distancing requirements, and this is expected to continue for the foreseeable future. Some business development activities have been affected, with some customers placing orders more slowly than before, due to the impact of COVID-19 on the customers’ own operations.

As the COVID-19 pandemic continues to evolve, the extent of the impact to Advent’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the COVID-19 pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond Advent’s knowledge and control and, as a result, at this time, Advent is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Advent’s business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although Advent has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, Advent may be subject to future impairment losses related to long-lived assets as well as changes to valuations of such assets.

In addition to the foregoing, as described in further detail in Note 17 of the Company’s audited consolidated financial statements for fiscal year ended December 31, 2019 included as part of this proxy statement/prospectus/consent solicitation and the “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers—Lapse of Repurchase Right with respect to Shares granted pursuant to Advent Stock Grant Programs” section of this proxy statement/prospectus/consent solicitation, Advent’s board of directors and stockholders approved the issuance of an aggregate of 2,173,702 shares of Advent common stock pursuant to restricted stock award agreements to reward certain employees, directors and consultants of Advent and retain motivation for future service.

During the nine-month period ended September 30, 2020, the Company also entered into private placement agreements with certain investors pursuant to which the Company issued 529,532 Series A Preferred Shares for net proceeds of $1.4 million. See Note 17 in the accompanying audited consolidated financial statements.

Comparability of Financial Information

Advent’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination.

Key Factors Affecting Operating Results

Advent believes that its performance and future success depend on several factors that present significant opportunities for Advent but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus/consent solicitation titled “Risk Factors – Risks related to Advent.”

Increased Customer Demand

Based on conversations with existing customers and incoming inquiries from new customers, Advent anticipates substantial increased demand for its MEAs from a wide range of customers as it scales up its production facilities and testing capabilities, and as the awareness of its MEA capabilities becomes widely-known in the industry. Advent expects both its existing customers to increase order volume, and to generate substantial new orders from major organizations, with some of whom it is already in discussions regarding prospective commercial partnerships and joint development agreements. As of September 30, 2020, Advent was still generating a low level of revenues compared to its future projections and has not made any commercial sales to these major organizations.

Successful development of the Advanced MEA product

Advent’s future success depends in large part on the increasing integration of the hydrogen fuel cell into the energy transition globally over the next decade. In order to become cost-competitive with existing renewable power generation and energy storage technology and achieve widespread adoption, fuel cells will need to achieve substantial improvement in the cost/kw performance ratio delivered to prospective fuel cell customers, predominantly OEMs, System Integrators and major energy companies. Advent expects to play an important enabling role in the adoption of hydrogen fuel cells, as its MEA technology is the critical determining factor in the cost/kw performance ratio of the fuel cells. In partnership with the Los Alamos National Laboratory, Advent is currently developing its next generation MEA technology (“Advanced MEA”) which is anticipated to deliver as much as three times the power output of its current MEA product. Whilst Advent is already projecting being able to pass through substantial cost benefits to its customers through economies of scale as it increases MEA production, the successful development of the Advanced MEA will be an important factor in delivering the required improvement in cost/kw performance to Advent’s customers.

Basis of Presentation

Advent’s consolidated financial statements have been prepared in accordance with U.S. GAAP. The Company has determined that it operates in one reportable segment. See Note 2 in the accompanying audited consolidated financial statements for more information.

Components of Results of Operations

Revenue, net

Revenues consist of sales of goods (MEAs, membranes, fuel cell stacks and electrodes). Advent expects revenues to increase materially and be weighted towards MEA sales over time, in line with the projected increase in MEA production in response to customer demand.

Cost of Revenues

Cost of revenues consists of consumables, raw materials, processing costs and direct labor costs associated with the assembly and manufacture of MEAs, membranes, fuel cell stacks and electrodes. Advent expects cost of revenues to increase substantially in line with MEA production.

Income from Grants

Income from grants consists of cash subsidies received from research agencies and other national and international organizations in support of Advent’s research and development activities. Advent expects to continue to be eligible for grant income and remains in discussion with a number of prospective grantors in relation to a number of product development activities.

Research and Development Expenses

Research and development expenses consist of costs associated with Advent’s research and development activities, such as laboratory costs and sample material costs. Advent expects its research and development activities to increase substantially as it invests in improved technology and products.

Administrative and Selling Expenses

Administrative and selling expenses consists of travel expenses, indirect labor costs, fees paid to consultants, third parties and service providers, taxes and duties, legal and audit fees, depreciation, business development salaries and limited marketing activities. Advent expects administrative and selling expenses to increase in line with MEA production and revenue as the business scales up, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services. Depreciation is also expected to increase as the Company invests in fixed assets in support of the scale-up of the business.

Other Operating Expenses

Other operating expenses consist of additional de minimis incidental operating expenses incurred by the business. These expenses are expected to remain at a de minimis level in future.

Finance Costs

Finance costs consist mainly of bank fees and interest on convertible promissory notes. Finance costs are not anticipated to increase materially as Advent is not intending to take on substantial borrowings at the corporate level in the near future.

Finance Costs – Related Parties

Finance costs – related parties consist of interest costs associated with convertible promissory notes issued to certain related parties of Advent. This cost category is not expected to be continued in the future as Advent expects to have other sources of funding.

Foreign exchange differences, net

Foreign exchange differences, net consists of foreign exchange gains and interest on deposits. As the Company scales up, its foreign exchange exposure is likely to increase given its revenues are denominated in both euros and dollars, and a substantial proportion of the Company’s costs are denominated in euros.

Income Tax Expense

Income tax expense relates to the current income tax charge for the Company’s operations in Greece. This category is expected to increase in future as the Company generates sales and profits from its operations in both Greece and the USA.

Results of Operations

Comparison of Year Ended December 31, 2019 to Year Ended December 31, 2018

The following table sets forth Advent’s historical operating results for the periods indicated:

	Years ended December 31,
	2019	2018	$ change	% change
	(dollar amounts in thousands)

Revenue, net	620	373	247	66.2%
Cost of revenues	(397)	(200)	(197)	98.5%
Gross profit	223	173	50	28.9%

Income from grants	602	472	130	27.5%
Research and development expenses	(125)	(100)	(25)	25%
Administrative and selling expenses	(864)	(860)	(4)	0.4%
Other operating expenses	(10)	(36)	26	(72.2%)
Operating loss	(174)	(351)	177	(50.4%)

Finance costs	(72)	(25)	(47)	188.0%
Finance costs – Related parties	(35)	(85)	50	(58.8%)
Foreign exchange differences, net	12	2	10	500.0%
Other income	1	2	(1)	(50.0%)
Other expenses	(2)	(7)	5	(71.4%)
Loss before tax	(270)	(464)	194	(41.8%)

Income tax expense	(88)	(101)	13	(12.8%)
Net loss	(358)	(565)	207	(36.6%)

Revenue, net

Our total revenue from product sales increased by approximately $0.2 million or 66.2% from approximately $0.4 million in the year ended December 31, 2018 to approximately $0.6 million in the year ended December 31, 2019. The increase in revenue was related to increased demand from customers for Advent’s MEAs and other products, as a result of Advent’s customers increasing their own testing and usage of Advent’s products.

Cost of Revenues

Cost of revenues increased by approximately $0.2 million or 98.5% from approximately $0.2 million in the year ended December 31, 2018 to approximately $0.4 million in the year ended December 31, 2019. The increase in cost of revenues was directly related to the increased revenues across the two years and the requirement for increased production of MEAs and other products to satisfy customer demand. Gross margins were lower for the year ended December 31, 2019, reflecting a more mature mix of revenues leading to more normalised pricing arrangements.

Income from Grants

Income from grants increased by approximately $0.1 million or 27.5% from approximately $0.5 million in the year ended December 31, 2018 to approximately $0.6 million in the year ended December 31, 2019. The increase in income from grants was related to Advent’s increased level of participation in and qualification for grant programs.

Research and Development Expenses

Research and development expenses increased from approximately $0.1 million in the year ended December 31, 2018 to approximately $0.12 million in the year ended December 31, 2019 due to increased activity in Advent’s research and development function as the business continues to look to develop and improve its product suite in order to respond to anticipated future customer demand.

Administrative and Selling Expenses

Administrative and selling expenses were approximately $0.9 million in the year ended December 31, 2019, in line with the prior year, reflecting a broadly similar level of operating activity.

Finance Costs

Finance Costs increased from approximately $0.03 million to approximately $0.07 million due to an increase in other financing costs relating to the conversion of promissory notes realized during the year ended December 31, 2019.

Finance Costs – Related Parties

Finance costs – related parties decreased by 58.8% in the year ended December 31, 2019 as a result of the conversion of the Advent promissory notes.

Income Tax Expense (Benefit)

Income tax was in line with the prior year at approximately $0.1 million reflecting similar levels of business activity.

Liquidity and Capital Resources

As of the date of this proxy statement/prospectus/consent solicitation, Advent’s existing cash resources and projected cash inflows are sufficient to support planned operations for the next 12 months.  This is based on projected income during the financial year 2021, during which Advent is expecting to deliver a substantial uplift in revenue compared to previous years, as described in the section entitled “Customer Backlog.”  This anticipated revenue uplift is based both on a take-or-pay contract worth approximately $3 million in the calendar year ended December 31, 2021, and ongoing discussions with existing customers regarding expected increased order levels for the same period.  These orders are capable of being met in large part from within Advent’s existing fixed cost structure, and Advent expects to achieve a healthy gross profit margin on these sales.  Advent also anticipates substantial grant income being received for the coming year.  In addition, if the Business Combination were not to proceed, Advent’s management team would be able to adjust the scale of its operations and manage its cost base accordingly, as it has done in the past.

The following table provides a summary of cash flow data (in thousands):

Years ended December 31,
2019	2018	$ change	% change
(dollar amounts in thousands)

Net Loss	(358)	(565)	207	(36.6%)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation of property, plant and equipment	17	22	(5)	(22.7%)
Non cash interest and service cost	3	3	0	n/	m
Income tax expense	87	101	(14)	(13.9%)
Accrued interest – Convertible Promissory Notes	-	(62)	62	100%
Changes in operating assets and liabilities:
Decrease in accounts receivable and other current assets	(191)	(122)	(69)	(56.6%)
Decrease in trade payables and other current liabilities	210	582	(372)	(63.9%)
Net cash used in operating activities	(232)	(41)	(191)	465.9%

Cash flows from investing activities:
Purchase of property, plant and equipment	(35)	-	(35)	(100%)
Net cash used in investing activities	(35)	-	(35)	(100%)

Cash flows from financing activities:
Proceeds of issuance of preferred stock	1,349	-	1,349	100%
Proceeds from exercise of stock options	1	-	1	100%
Net cash flows from financing activities	1,350	-	1,350	100%

Net increase (decrease) in cash and cash equivalents	1,083	(41)	1,124	2,741.5%
Net foreign exchange difference	(31)	9	(40)	(444.4%)
Cash and cash equivalents at 1 January	147	179	(32)	(17.9%)
Cash and cash equivalents at 31 December	1,199	147	1,052	715.6%
Cash Flows from Operating Activities

Advent’s cash flows from operating activities reflect the income statement position adjusted for working capital movements in current assets and liabilities. As Advent grows, it expects that operating cash flows will be affected by increased working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities was approximately $0.2 million for the year ended December 31, 2019, reflecting a predominantly neutral working capital position during the year, combined with the net loss of approximately $0.4 million. Net cash used in operating activities was approximately $0.04 million for the year ended December 31, 2018, compared to a net loss of approximately $0.6 million, primarily as a result of an increase in short-term creditors during the period, mainly comprising deferred income, amounts due to related parties and other current liabilities.

Cash Flows from Investing Activities

Advent has expended minimal cashflows in investing activities during the years ended December 31, 2019 and December 31, 2018. Advent expects to invest substantially in fixed assets, plant and equipment in the near future as it executes its product development programs.

Cash Flows from Financing Activities

In the year ended December 31, 2019, Advent raised net proceeds of approximately $1.4 million from the issuance of preference shares via private placement to certain investors. Advent expects to increase its cash flows from financing activities in the near future as a result of the new proceeds from the Business Combination.

Comparison of 9 Month Period Ended September 30, 2020 to 9 Month Period Ended September 30, 2019

The following table sets forth Advent’s unaudited historical operating results for the periods indicated:

	9 months ended September 30,
	2020	2019	$ change	% change
	(dollar amounts in thousands)

Revenue, net	526	392	134	34.2%
Cost of revenues	(374)	(216)	(158)	73.1%
Gross profit	152	176	(24)	(13.6%)

Income from grants	159	490	(331)	(67.6%)
Research and development expenses	(82)	(126)	44	(34.9%)
Administrative and selling expenses	(1,636)	(661)	(975)	147.5%
Other operating expenses	(5)	(2)	(3)	150.0%
Operating loss	(1,412)	(123)	(1,289)	1,047.9%

Finance costs	(5)	(3)	(2)	66.7%
Finance costs – related parties	–	(26)	26	(100.0%)
Foreign exchange differences, net	(26)	(10)	(16)	160.0%
Other income	26	–	26	100.0%
Other expenses	(1)	(3)	2	(66.7%)
Loss before tax	(1,418)	(165)	(1,253)	759.4%

Income tax expense	–	–	–	–
Net loss	(1,418)	(165)	(1,253)	759.4%

Revenue, net

Revenue, net for the nine-month period ended September 30, 2020 was approximately $0.5 million, compared to approximately $0.4 million in the nine months ended September 30, 2019, representing an increase of 34.2%. This reflected increasing customer orders for Advent’s products during the year, compared to the prior period, due to increased customer demand for and familiarity with Advent’s products.

Cost of Revenues

Cost of revenues increased by approximately $0.2 million or 73.1% from approximately $0.2 million in the nine months ended September 30, 2019 to approximately $0.4 million in the nine months ended September 30, 2020, consistent with increase in revenue, net and due to a more balanced revenue mix leading to more representative gross margins.

Income from Grants

Income from grants decreased by approximately $0.3 million or 67.6% from approximately $0.5 million in the nine months ended September 30, 2019 to approximately $0.2 million in the nine months ended September 30, 2020. The decrease in income from grants was driven by temporarily lower activity in the qualifying processes for grant awards as a result of the coronavirus pandemic.

Research and Development Expenses

Research and development expenses decreased marginally compared to the prior year due to lower levels of activity relating to the coronavirus pandemic.

Administrative and Selling Expenses

Administrative and selling expenses increased from approximately $0.7 million in the nine months ended September 30, 2019 to approximately $1.6 million in the nine months ended September 30, 2020, predominantly due to an increase in headcount and sales and marketing activity in both the company’s U.S. and Greece operations as the company pursued a larger number of revenue opportunities both domestic and international, legal, audit and other professional fees in connection with the Merger Agreement and recognition of stock based compensation expense related to the common stock issued under stock grant plans. In addition, in the period ended September 30, 2020, the Company commenced incurring professional fees in relation to its anticipated capital markets activities.

The following table provides a summary of unaudited cash flow data (in thousands):

	9 months ended 30 September,
	2020	2019	$ change	% change
	(dollar amounts in thousands)

Net cash used in operating activities	(1,045)	(62)	(983)	1,585.5%

Cash flows from investing activities:
Purchase of property, plant and equipment	(89)	(34)	(55)	161.8%
Net cash used in investing activities	(89)	(34)	(55)	161.8%

Cash flows from financing activities:
Proceeds of issuance of preferred stock	1,430	-	1,430	100.0%
Proceeds from exercise of stock grant plans	21	-	21	100.0%
Proceeds from exercise of stock option plan	-	2	(2)	(100.0%)
Repurchase of shares	(69)	-	(69)	(100.0%)
Proceeds from preferred stock Series A	-	549	(549)	(100.0%)
Repayment of Convertible Promissory Notes	(500)	-	(500)	(100.0%)
Net cash flows from financing activities	882	551	331	60.1%

Net increase (decrease) in cash and cash equivalents	(252)	455	(707)	(155.4%)
Net foreign exchange difference	(18)	11	(29)	(263.6%)
Cash and cash equivalents at 1 January	1,199	147	1,052	715.6%
Cash and cash equivalents at 30 September	929	613	316	51.5%

Cash Flows from Operating Activities

Advent’s cash flows from operating activities reflect the income statement position adjusted for working capital movements in current assets and liabilities. As Advent grows, it expects that operating cash flows will be affected by increased working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities was approximately $1.0 million for the nine months ended September 30, 2020, reflecting a predominantly neutral working capital position during the year, combined with the net loss of approximately $1.2 million.

Net cash used in operating activities was approximately $0.1 million for the nine months ended September 30, 2019, in line with the net loss of approximately $0.2 million for the same period.

Cash Flows from Investing Activities

Advent has expended minimal cashflows in investing activities during the nine-month periods ended September 30, 2020 and September 30, 2019. Advent expects to invest substantially in fixed assets, plant and equipment in the near future as it executes its product development programs.

Cash Flows from Financing Activities

In the nine-month period ended September 30, 2020, Advent raised net proceeds of approximately $1.43 million from the issuance of preference shares via private placement to certain investors.

Contract Assets and Contract Liabilities

A contract asset results when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time. As at December 31, 2019, the Company recognized contract assets of $0.05 million in the consolidated balance sheet. As at 30 September, 2020, the Company recognized contract assets of $0.1 million in the consolidated balance sheet.

The Company recognizes contract liabilities when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts. As at December 31, 2019, the Company recognized contract liabilities of $0.04 million in the consolidated balance sheet. As at September 30, 2020, the Company recognized contract liabilities of $0.01 million in the unaudited consolidated balance sheet.

Contract costs

Customer contracts are less than one year and the Company has elected the practical expedient in ASC 340-40-25-4 to expense any contract costs as incurred. During the years ended December 31, 2019 and 2018, no contract costs were recognized in the consolidated statements of operations.

Off-Balance Sheet Arrangements

Since the date of our incorporation, Advent has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Advent’s financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Advent to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date, as well as the reported expenses incurred during the reporting period. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Advent’s financial statements.

While Advent’s significant accounting policies are described in the notes to Advent’s financial statements (see Note 2 in the accompanying audited consolidated financial statements), Advent believes that the following accounting policies require a greater degree of judgment and complexity. Accordingly, these are the policies Advent believes are the most critical to aid in fully understanding and evaluating Advent’s financial condition and results of operations.

Revenue recognition from January 1, 2019

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company adopted ASU No. 2014-09 on January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application. The prior period comparative information has not been restated and continues to be reported under the accounting guidance in effect for that period.

In accordance with ASC 606, revenue is recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	identify the contract with a customer,

●	identify the performance obligations in the contract,

●	determine the transaction price,

●	allocate the transaction price to performance obligations in the contract, and

●	recognize revenue as the performance obligation is satisfied.

With significant and recurring customers, the Company negotiates written master agreements as framework agreements (general terms and conditions of trading), following individually purchase orders. For customers with no master agreements, the approved purchase orders form the contract. Effectively, contracts under the revenue standard have been assessed to be the purchase orders agreed with customers.

The Company has assessed that each product sold is a single performance obligation because the promised goods are distinct on their own and within the context of contract. In cases where the agreement includes customization services for the contracted products, the Company is providing integrated services; therefore, the goods are not separately identifiable, but are inputs to produce and deliver a combined output and form a single performance obligation within the context of the contract. Furthermore, the Company assessed whether it acts as a principal or agent in each of its revenue arrangements and has concluded that in all sales transactions it acts as a principal. Additionally, the Company taking into consideration the guidance and indicative factors provided by ASC 606 concluded that it provides assurance type warranties (warranty period is up to 45 days) as it does not provide a service to the customer beyond fixing defects that existed at the time of sale. The Company based on historical performance, current circumstances, and projections of trends estimated that no allowance for returns as per warranty policy should be recognized, at the time of sale, accounted for under ASC 460, Guarantees.

Under ASC 606, the Company estimates the transaction price, including variable consideration, at the commencement of the contract and recognizes revenue over the contract term, rather than when fees become fixed or determinable. In other words, where contracts with customers include variable consideration (i.e. volume rebates), the Company estimates at contract inception the variable consideration and adjusts the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Furthermore, no material rights or significant financing components have been identified in the Company’s contracts. Payment terms generally include advance payment requirements. The time between a customer’s payment and the receipt of funds is less than one year. Payment terms are in the majority fixed and do not include variable considerations, except from volume rebates.

Revenue from satisfaction of performance obligations is recognized based on identified transaction price. The transaction price reflects the amount to which the Company has rights under the present contract. It is allocated to the distinct performance obligations based on standalone selling prices of the services promised in the contract. In cases of more than one performance obligation, the Company allocates transaction price to the distinct performance obligations in proportion to their observable stand-alone selling prices and recognizes revenue as those performance obligations are satisfied.

In the majority of cases of product sales, revenue is recognized at a point in time when customer obtains control of the respective goods that is, when the products are shipped from the Company’s facilities as control passes to the customer in accordance with agreed contracts and the stated shipping terms. In cases where the contract includes customization services, which one performance obligation is identified, revenue is recognized over time as the Company’s performance does not create an asset with alternative use and the Company has an enforceable right to payment for performance completed to date. The Company uses the input method (i.e. cost-to cost method) to measure progress towards complete satisfaction of the performance obligation.

Income from grants and related deferred income

Grants include cash subsidies received from various institutions and organizations. Grants are recognized as other income. Such amounts are recognized in the consolidated statements of operations when all conditions attached to the grants are fulfilled.

Condition to the grants would not be fulfilled unless related costs have been characterized as eligible by the grantors, are actually incurred and there is certainty that costs are allowable. These grants are recognized as deferred income when received and recorded in income when the eligible and allowable related costs and expenses are incurred. Under all grant programs, a coordinator is specified. The coordinator, among other, receives the funding from the grantor and proceeds to its distribution to the parties agreed in the process specified in the program. The Company assessed whether it acts as a principal or agent in its role as a coordinator for specific grants and has concluded that in all related transactions it acts as an agent.

Convertible Promissory Notes

The Company evaluates terms in Convertible Promissory Notes and embedded features under ASC 470-20 Debt with Conversion and Other Options, ASC 480, Distinguishing liabilities from equity and ASC 815, Derivatives and embedded derivatives.

The Company follows the provisions of ASC 470-50, Modifications and Extinguishments, to account for all modifications or extinguishments of debt instruments, except debt that is extinguished through a troubled debt restructuring. Under ASC 470-50, modifications or exchanges are considered extinguishments with gains or losses recognized in current earnings if the terms of the new debt and original instrument are substantially different. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt should be initially recorded at fair value, with the difference recognized as an extinguishment gain or loss or additional paid in capital if the restructuring is in essence a capital transaction, as per ASC 470-50-40-2.

Share based payments

The Company recognizes cost for common shares vested and non-vested, under stock options and stock awards granted to its employees and directors for their services, (i) immediately at the grant date if no vesting conditions are present, or (ii) using the accelerated method over the requisite service period based on the grant-date fair value of the awards. The Company accounts for forfeitures as they occur.

Liability for Staff Leaving Indemnity

Under Greek labor law, employees are entitled to staff leaving indemnity in the event of dismissal or retirement with the amount of payment varying in relation to the employee’s compensation, length of service and manner of termination (dismissed or retired). Employees who resign or are dismissed with cause are not entitled to staff leaving indemnity. Staff retirement obligations are calculated at the present value of the future retirement benefits deemed to have accrued at year-end, based on the employees earning retirement benefit rights accumulated throughout the working period in accordance with the Greek Labor Law 2112/1920.

The reserve for retirement obligations is classified as defined benefit plan under ASC 715-30 and is based on an actuarial valuation. Net costs for the period are separately reflected in the accompanying consolidated statements of comprehensive loss consist of the present value of benefits earned in the year, interest cost on the benefit obligation, past service cost and gains or losses on curtailment. Past service costs are recognized in the consolidated statements of operations on the earlier of the date of plan amendment and the date that the Company recognizes restructuring or termination costs. Actuarial gains or losses are recognized immediately in the consolidated balance sheets with a corresponding debit or credit to retained earnings through other comprehensive income (loss) in the period in which they occur. Re-measurements are not reclassified to profit and loss in subsequent periods.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company is currently not aware of any issues under review that could result in significant accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

The Company may be subject to potential examination by U.S. federal, state and city, and the Subsidiary may be subject to potential examination by the Greek taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with the U.S. federal, state and city and Greek tax laws. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced from 35% to 21%, among other changes, for which the Company’s management does not believe that have a material effect on the Company’s consolidated financial statements.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Advent elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Advent, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time Advent is no longer considered to be an emerging growth company. At times, Advent may elect to early adopt a new or revised standard. See Note 2 of the accompanying audited financial statements for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ending December 31, 2019 and 2018.

In addition, Advent intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Advent intends to rely on such exemptions, Advent is not required to, among other things: (a) provide an auditor’s attestation report on Advent’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Advent will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Advent’s first fiscal year following the fifth anniversary of the Closing, (b) the last date of Advent’s fiscal year in which Advent has total annual gross revenue of at least $1.1 billion, (c) the date on which Advent is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Advent has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by Advent as of the specified effective date. Unless otherwise discussed, Advent believes that the impact of recently issued standards that are not yet effective will not have a material impact on Advent’s financial position or results of operations under adoption.

See Recent Accounting Pronouncements issued, not yet adopted under Note 2 — Summary of Significant Accounting Policies in the notes to the 2019 financial statements included elsewhere in this proxy statement for more information about recent accounting pronouncements, the timing of their adoption and Advent’s assessment, to the extent Advent has made one, of their potential impact on Advent’s financial condition and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Advent is exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

Advent holds cash and cash equivalents for working capital purposes. As of September 30, 2020, Advent had a cash balance of approximately $0.9 million, consisting of operating and savings accounts which are not affected by changes in the general level of U.S. interest rates. Advent is not expected to be materially exposed to interest rate risk in future as it intends to take on limited debt finance.

Inflation Risk

Advent does not believe that inflation currently has a material effect on its business.

Foreign Exchange Risk

Advent has costs predominantly denominated in euros and revenues denominated in both euros and dollars, and therefore is exposed to fluctuations in the euro/dollar exchange rate. To date, Advent has not entered into any hedging transactions to mitigate the effect of foreign exchange due to the relatively low sums involved. As the Company increases in scale, it expects to continue to incur a substantial proportion of its costs in euros, and therefore expects to put in place appropriate foreign exchange risk mitigation features in due course.

DESCRIPTION OF SECURITIES OF AMCI

The following summary of the material terms of the AMCI’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the proposed Amended Charter in its entirety for a complete description of the rights and preferences of AMCI’s securities following the Business Combination. The proposed Amended Charter is described in “The Charter Amendment Proposals,” and the full text of the proposed Amended and Restated Charter is attached as Annex B to this proxy statement/prospectus/consent solicitation.

Pursuant to the AMCI Charter, our authorized capital stock consists of 100,000,000 shares of Class A common stock, $0.0001 par value, 10,000,000 shares of Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. Following the Business Combination, pursuant to the Amended Charter, the authorized capital stock of New AMCI will consist of [____] shares of common stock, $0.0001 par value, and [____] shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the capital stock of New AMCI after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit had an offering price of $10.00 and consists of one whole share of Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of  $11.50 per share, subject to adjustment as described in this prospectus. On November 20, 2018, AMCI closed the IPO for the sale of 20,000,000 units at a price of $10.00 per unit, and on November 27, 2018, AMCI’s underwriter partially exercised the over-allotment option and purchased an additional 2,052,077 units.

Common Stock

Upon the Closing, the outstanding shares of Class A common stock, including any shares of Class B common stock that are converted into AMCI Class A common stock in accordance with the AMCI Charter, will be redesignated as common stock, par value $0.0001 per share, of Advent Technologies Holdings, Inc. (the new name of AMCI after the Closing), which shares are referred to herein as New AMCI common stock.

It is anticipated that, immediately after the Closing of the Business Combination, New AMCI will have a total of 39,667,083 shares of New AMCI common stock issued and outstanding.  The foregoing excludes any outstanding Warrants and assumes that (i) there are no redemptions of any shares by AMCI’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the Equity Incentive Plan, (iv) no Working Capital Warrants are issued, and (v) AMCI does not engage in any kind of equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the total number of shares of New AMCI common stock issued and outstanding immediately after the Closing of the Business Combination will be different.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of New AMCI common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

All of the outstanding Founder Shares, as shares of Class B common stock, will convert into shares of New AMCI common stock at the Closing of the Business Combination.  With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of  (A) one year after the Closing or (B) subsequent to the Closing, (x) if the last sale price of the New AMCI common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which New AMCI completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Amended Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of New AMCI common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New AMCI common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New AMCI common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New AMCI common stock upon exercise of a warrant unless the New AMCI common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are not registering the shares of New AMCI common stock issuable upon exercise of the Public Warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of New AMCI common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New AMCI common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of New AMCI common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the New AMCI common stock issuable upon exercise of the warrants is not effective within a specified period following the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

●
if, and only if, the reported last sale price of the New AMCI common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New AMCI common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New AMCI common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of New AMCI common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New AMCI common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New AMCI common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New AMCI common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New AMCI common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New AMCI common stock is increased by a stock dividend payable in shares of New AMCI common stock, or by a split-up of shares of New AMCI common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New AMCI common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of New AMCI common stock. A rights offering to holders of New AMCI common stock entitling holders to purchase shares of New AMCI common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New AMCI common stock equal to the product of  (i) the number of shares of New AMCI common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New AMCI common stock) and (ii) one (1) minus the quotient of (x) the price per share of New AMCI common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New AMCI common stock, in determining the price payable for New AMCI common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New AMCI common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New AMCI common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New AMCI common stock on account of such shares of New AMCI common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New AMCI common stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of New AMCI common stock in connection with an Extension Rea stockholder vote to amend the AMCI Charter (i) for an Extension or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New AMCI common stock in respect of such event.

If the number of outstanding shares of our New AMCI common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New AMCI common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New AMCI common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of New AMCI common stock.

Whenever the number of shares of New AMCI common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New AMCI common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New AMCI common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New AMCI common stock (other than those described above or that solely affects the par value of such shares of New AMCI common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New AMCI common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our New AMCI common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New AMCI common stock in such a transaction is payable in the form of New AMCI common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AMCI. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New AMCI common stock and any voting rights until they exercise their warrants and receive shares of New AMCI common stock. After the issuance of shares of New AMCI common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New AMCI common stock to be issued to the warrantholder.

Placement Warrants

Except as described below, the Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.  The Placement Warrants (including the New AMCI common stock issuable upon exercise of the Placement Warrants) are not transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Placement Warrants on a cashless basis. If the Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New AMCI common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New AMCI common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New AMCI common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with an intended initial business combination, Sponsor or its affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants (referred to in this registration statement as Working Capital Warrants) at a price of $1.00 per warrant at the option of the lender. Such Working Capital Warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. On November 20, 2020, the Sponsor agreed to loan AMCI up to $1,000,000 as a working capital loan. This loan is non-interest bearing and is due at the earlier of the date on which AMCI consummates its Business Combination or February 22, 2021. On November 20, 2020, AMCI borrowed $400,000 on the working capital loan.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the Closing of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to the Closing. The payment of any cash dividends subsequent to the Closing will be within the discretion of our board of directors at such time.  Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Certificate of Incorporation

The AMCI Charter contains certain requirements and restrictions relating to the AMCI IPO that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders, who will collectively beneficially own 20% of our common stock upon the closing of the IPO (assuming they do not purchase any units in the IPO), will participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

●
If we are unable to complete our initial business combination prior to February 21, 2022 (subject to further extension by amendment to the AMCI Charter), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

●
Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;

●
Although we do not intend to enter into an initial business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such an initial business combination is fair to our company from a financial point of view;

●
If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the our Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

●
So long as we obtain and maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination;

●
If our stockholders approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares; and

●	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation will provide that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of the IPO. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●
on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The AMCI Charter provides that our board of directors are classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The AMCI Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Subsequent to the consummation of the IPO, any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B common stock.

Classified Board of Directors

Our board of directors are divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The AMCI Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.

Securities Eligible for Future Sale

As of November 24, 2020, there are 9,061,136 shares of Class A common stock issued and outstanding 5,513,019 shares of Class B common stock issued and outstanding.

Registration Rights

The holders of the Founder Shares, Placement Warrants and Working Capital Warrants (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and Working Capital Warrants) are entitled to registration rights pursuant to the registration rights agreement that was signed at the time of the AMCI IPO, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our Units, Class A common stock and Public Warrants are currently listed on Nasdaq under the symbols “AMCIU,” “AMCI” and “AMCIW,” respectively.  It is currently expected that after the Closing, our New AMCI common stock and Public Warrants will be listed on Nasdaq under the symbols “______” and “______W”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Class A common stock (or after the Closing, New AMCI common stock) then outstanding; or

●
the average weekly reported trading volume of the Class A common stock (or after the Closing, New AMCI common stock) then during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

COMPARISON OF STOCKHOLDER RIGHTS

Both AMCI and Advent are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL. If the Merger is completed, Advent stockholders will become stockholders of AMCI, and their rights will be governed by the DGCL, and, assuming the Charter Amendment Proposals are approved by the AMCI stockholders at the AMCI Special Meeting, the Amended Charter attached to this proxy statement/prospectus/consent solicitation as Annex B, and the bylaws of AMCI.

The table below summarizes the material differences between the current rights of Advent stockholders under the Advent certificate of incorporation and bylaws and the rights of AMCI stockholders, post-Closing, under the Amended Charter and bylaws, each as amended, as applicable, and as in effect immediately following the Business Combination.

While AMCI and Advent believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the Business Combination and the rights of AMCI stockholders following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus/consent solicitation and the other documents referred to in this proxy statement/prospectus/consent solicitation for a more complete understanding of the differences between being a stockholder of AMCI or Advent before the Business Combination and being a stockholder of AMCI after the Business Combination. AMCI has attached as Annex B to this proxy statement/prospectus/consent solicitation a copy of the proposed Amended Charter, and has publicly filed its bylaws with the SEC, which you can find in the list of exhibits to this registration statement, and will send copies of the documents referred to in this proxy statement/prospectus/consent solicitation to you upon your request. Advent will also send copies of its organizational documents referred to in this proxy statement/prospectus/consent solicitation to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement.

Current Advent Rights Versus New AMCI Rights Post-Merger

Provision	Advent Technologies Inc. (Pre-Merger)	New AMCI (Post-Closing)
Authorized Capital Stock	Advent is currently authorized to issue 10,000,000 shares of capital stock, consisting of (a) 6,591,595 shares of common stock and (b) 3,408,405 shares of preferred stock.
New AMCI will be authorized to issue [111,000,000] shares of capital stock, consisting of (a) [110,000,000] shares of common stock and (b) [1,000,000] shares of preferred stock.

Upon consummation of the Merger, we expect there will be approximately [•] shares of New AMCI [•].

[Rights of Preferred Stock]

Number and Qualification of Directors
The number of directors of Advent will be fixed from time to time by Advent’s board of directors pursuant to a resolution adopted by a majority of Advent’s board of directors or by the stockholders of Advent at the annual meeting or any special meeting of the stockholders of Advent.

The number of directors of New AMCI shall not be fewer than 7 and not more than 9. The number of directors initially shall be 7. The precise number of directors shall be fixed by the New AMCI board of directors pursuant to a resolution adopted by the board of directors.

Classification of the Board of Directors
Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. However, the current charter of Advent does not provide for a classified board of directors.

Following the Merger, New AMCI will have a classified board of directors, with three classes of directors. Class I will initially serve a 1 year term, Class II will initially serve a 2 year term, and Class III will initially serve a 3 year term. All classes will serve 3 year terms following their initial term.

Appointment of Directors
At Advent’s annual meeting, the stockholders elect directors each of whom shall hold office until his or her successor is elected and qualified, unless sooner displaced.

At stockholder meetings for the election of directors, the vote required for election of a director shall be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee.

At New AMCI’s annual meeting, the stockholders elect directors each of whom shall hold office until his or her successor is elected and qualified, unless sooner displaced.

At stockholder meetings for the election of directors, the vote required for election of a director shall be by a plurality of the votes cast by stockholders entitled to vote in the election in favor or against the election of a nominee.

Removal of Directors
Any director or the entire board may be removed from office with or without cause at any time, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of Advent entitled to vote for the election of directors.

[Any director or the entire board may be removed from office with or without cause at any time, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of New AMCI entitled to vote for the election of directors.]

Vacancies on the Board of Directors
Any newly created directorship on the Advent board that results from an increase in the number of directors and any vacancies on the board resulting from death, resignation, removal or failure of the stockholders to elect as many directors as the number of directorships fixed by them, or otherwise, are filled exclusively by a majority vote of the remaining directors then in office, even if less than a quorum.

Any newly created directorship on the New AMCI board that results from an increase in the number of directors and any vacancies on the board are filled exclusively pursuant to a resolution adopted by the New AMCI board of directors.

	Any director so chosen will hold office until his or her successor has been elected.	Any director so chosen will hold office until his or her successor has been elected and qualified.

Special Meeting of the Board of Directors	Special meetings of the Advent board may be called by the President or upon the written request of any director.
Special meetings of the New AMCI board may be called by the chairman of the board or President and shall be called by the chairman of the board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director

Special Meeting of the Stockholders
Special meetings of the stockholders of Advent may be called by the board of directors, the chairman of the board of directors, the President or, in the absence or disability of the President, by a Vice President.

Upon the written request of more than one-tenth (1/10) of the voting power of all then outstanding shares of Advent entitled to vote at the meeting, the President shall call a special meeting of the stockholders. If the President does not call such special meeting of the stockholders within fifteen (15) days after receipt of such written request, such stockholders may call the special meeting of the stockholders.

[Special meetings of the stockholders of New AMCI may be called by the board of directors, the chairman of the board of directors, or holders of a majority of the total votes entitled to be cast by the holders of all the outstanding capital stock entitled to vote generally in the election of directors.]

Notice of Stockholder Meetings
Except as otherwise required by law or in the current charter, notice of each meeting of Advent stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the Advent stockholders entitled to notice of the meeting.

Except as otherwise required by law or in the current charter, notice of each meeting of New AMCI stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting unless otherwise required by the DGCL

Voting
Except as otherwise required by law or the current charter of Advent, holders of common stock are entitled to one vote for each share of common stock held at all meetings; provided, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the current charter of Advent that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitle, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the current charter of Advent.

Except as otherwise required by law or the current charter of Advent, holders of preferred stock are entitled to case the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date on any matter presented to the stockholders of Advent for their action or consideration at any meeting of the stockholders of Advent.

Except as otherwise required by law or the current charter of Advent, holders of preferred stock shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Except as otherwise required by law or the charter of New AMCI, holders of common stock are entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of New AMCI that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitle, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the charter of New AMCI or the DGCL.

Cumulative Voting	Delaware law allows for cumulative voting only if provided for in the current charter of Advent; however, the current charter of Advent does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the charter of AMCI. The charter of AMCI does not authorize cumulative voting.

Drag Along
If the stockholders of Advent representing a majority of the then-outstanding voting power of Advent propose to consummate a Approved Transaction (as defined in the stockholders’ agreement of Advent), whether in one transaction or a series of related transactions, the stockholders representing a majority of the then-outstanding voting power of Advent have the right to require that such other stockholders support and participate in the Approved Transaction on substantially the same terms and conditions as the stockholders representing a majority of the then-outstanding voting power.

Any action required or permitted to be taken by the stockholders of New AMCI at any annual or special meeting of the stockholders may be effected only at a duly called annual or special meeting of stockholders of New AMCI and may not be effected by any consent in writing by such stockholders.

Declaration and Payment of Dividends
Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The current charter of Advent provides that, Advent shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the preferred stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock in an amount equal to (i) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of preferred stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and (B) the number of shares of common stock issuable upon conversion of a share of preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of preferred stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issue price of such class or series of capital stock (subject to appropriate adjustment) and (B) multiplying such fraction by an amount equal to the applicable original issue price; provided that, if Advent declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock, the dividend payable to the holders of the preferred stock shall be calculate based upon the dividend on the class or series of capital stock that would result in the highest preferred stock dividend.

[The board of directors of New AMCI may from time to time declare, and New AMCI may pay, dividends (payable in cash, property or shares of New AMCI’s capital stock) on New AMCI’s outstanding shares of capital stock, subject to applicable law and New AMCI’s charter.]

Limitation of Liability of Directors and Officers
The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The current charter of Advent provides that, to the fullest extent provided by law, no director will be personally liable to Advent or its stockholders for monetary damages for beach of fiduciary duty as a director.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The charter of New AMCI will provide that, to the fullest extent provided by law, no director will be personally liable to New AMCI or its stockholders for monetary damages for beach of fiduciary duty as a director.

Indemnification of Directors, Officers
The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The current charter of Advent provides that Advent will indemnify each director and officer to the fullest extent permitted by applicable law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The charter of New AMCI will provide that New AMCI will indemnify each director and officer to the fullest extent permitted by applicable law.

Interested Directors
To the fullest extent permitted by law, Advent renounces any expectancy that any of the Advent directors will offer any corporate opportunity in which he or she may become aware to Advent, except with respect to any of the directors of Advent with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director of Advent while such person is performing services in such capacity.

[To the fullest extent permitted by law, New AMCI renounces any expectancy that any of the New AMCI directors will offer any corporate opportunity in which he or she may become aware to New AMCI, except with respect to any of the directors of New AMCI with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director of New AMCI while such person is performing services in such capacity.]

Fiduciary Duties of Directors
Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The Advent board of directors may exercise all such powers of Advent and do all such lawful acts and things as are not by statute or Advent’s charter or Advent’s bylaws of the stockholders’ agreement of Advent stockholders directed or required to be exercised or done solely by stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The New AMCI board of directors may exercise all such powers of New AMCI and do all such lawful acts and things as are not by statute or New AMCI’s charter or New AMCI’s bylaws of the stockholders’ agreement of New AMCI stockholders directed or required to be exercised or done solely by stockholders.

Inspection of Books and Records
Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The current charter of Advent permits Advent’s books and records to be kept within or outside Delaware.

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The charter of New AMCI will permit New AMCI’s books and records to be kept within or outside Delaware.

Choice of Forum
The current charter of Advent generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of Advent, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of Advent to Advent or Advent’s stockholders, (iii) any action asserting a claim against Advent, its directors, officers, or employees arising pursuant to any provision of the DGCL or the current charter of Advent or Advent’s bylaws, (iv) any action asserting a claim against Advent, its directors, officers, or employees governed by the internal affairs doctrine, subject to certain exceptions.

[The charter of New AMCI generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of New AMCI, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of New AMCI to New AMCI or New AMCI’s stockholders, (iii) any action asserting a claim against New AMCI, its directors, officers, or employees arising pursuant to any provision of the DGCL or the current charter of New AMCI or New AMCI’s bylaws, (iv) any action asserting a claim against New AMCI, its directors, officers, or employees governed by the internal affairs doctrine, subject to certain exceptions.]

Quorum
Board of directors. A majority of the Advent board of directors constitutes a quorum at any meeting of the Advent board of directors.

Stockholders. The presence, in person or proxy, at a stockholders meetings of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of directors. A majority of the New AMCI board of directors constitutes a quorum at any meeting of the New AMCI board of directors.

Stockholders. The presence, in person or proxy, at a stockholders meetings of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Amendment to Certificate of Incorporation
Under Delaware law, an amendment to a charter generally requires the approval of the Advent board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the current charter of Advent that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitle, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the current charter of Advent.

Under Delaware law, an amendment to a charter generally requires the approval of the New AMCI board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of New AMCI that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitle, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the charter of New AMCI.

Amendment to Bylaws
The Advent board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of Advent. The bylaws may also be amended, repealed or added to by the Advent stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of Advent.

The New AMCI board of directors will be expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of New AMCI. The bylaws may also be amended, repealed or added to by the New AMCI stockholders representing at lease sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of New AMCI.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of AMCI common stock as of the date hereof (pre-Business Combination) and the currently expected ownership of shares of New AMCI common stock upon the Closing of the Business Combination by:

●
each person known by AMCI to be the beneficial owner of more than 5% of AMCI common stock as of the date hereof (pre-Business Combination) or of shares of New AMCI common stock upon the Closing of the Business Combination;

●	each of AMCI’s officers and directors;

●	each person who will become an executive officer or director of the Combined Entity upon the Closing of the Business Combination; and

●	all executive officers and directors of the Combined Entity as a group upon the Closing of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of AMCI common stock pre-Business Combination is based on 14,574,155 issued and outstanding shares of AMCI common stock as of the date hereof, consisting of 9,061,136 shares of Class A common stock and 5,513,019 shares of Class B common stock. The beneficial ownership of shares of New AMCI common stock upon the closing of the Business Combination is based on 39,667,083 shares to be outstanding. It excludes any outstanding Warrants and assumes that (i) there are no redemptions of any shares by AMCI’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) the negative Closing Net Indebtedness is ($929,283), based on Advent’s unaudited interim condensed consolidated financial statements as of September 30, 2020, (iii) no awards are issued under the Equity Incentive Plan, (iv) no Working Capital Warrants are issued, and (v) AMCI does not engage in any kind of equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by AMCI’s existing stockholders in AMCI will be different.

Unless otherwise indicated, AMCI believes that all persons named in the table have sole voting and investment power with respect to all AMCI common stock beneficially owned by them.

Pre-Business Combination Beneficial Ownership Table

	Class A Common Stock		Class B Common Stock		Approximate
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Percentage of Outstanding Common Stock
AMCI Sponsor LLC(3)	—	—	5,108,019	92.65%	18.5%
Hans J. Mende(3)	—	—	5,108,019	92.65%	18.5%
Fritz R. Kundrun(3)	—	—	5,108,019	92.65%	18.5%
William Hunter	—	—	100,000	1.81%	*
Brian Beem	—	—	100,000	1.81%	*
Nimesh Patel	—	—	100,000	1.81%	*
Gary Uren	—	—	35,000	0.63%	*
Lawrence M. Clark, Jr.	—	—	35,000	0.63%	*
Jason Grant	—	—	35,000	0.63%	*
Shaolin Capital Management LLC(4)**	1,100,000	12.1%	—	—	7.6%
Hudson Bay Capital Management LP(5)**	2,601,100	28.7%	—	—	17.8%
Davidson Kempner Capital Management LP (6)**	1,300,000	14.3%	—	—	8.9%
Glazer Capital (7) **	3,092,538	34.1%	—	—	21.2%
All directors and executive officers as a group (8 individuals)(2)	—	—	5,513,019	100%	20%

 *          less than 1%
**
The stockholder may have redeemed some or all of AMCI’s common stock held by such holder in connection with AMCI’s stockholders meeting in October 2020.  Information relating to such redemption is not available to AMCI as of the date hereof.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o AMCI Acquisition Corp., 1501 Ligonier Street, Suite 370, Latrobe, PA 15650.

(2)
Interests shown consist solely of founder shares, classified as shares of Class B common stock. Such shares are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment.

(3)
AMCI Sponsor LLC is the record holder of such shares. 2005 Kirmar Trust (US) and Fritz R. Kundrun Revocable Trust (US) each hold 50% of the Sponsor. Hans J. Mende, our Executive Chairman, is the trustee of 2005 Kirmar Trust (US) and Fritz R. Kundrun is the trustee of Fritz R. Kundrun Revocable Trust (US), and as a result each has voting and investment discretion with respect to the common stock held by the Sponsor. Each may thus be deemed to have beneficial ownership of the Class B common stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Excludes shares underlying the contingent forward purchase contract, as such shares may not be voted or disposed of by the Sponsor within 60 days of the date hereof.

(4)
According to a Schedule 13G filed with the SEC on February 11, 2019, Shaolin Capital Management LLC holds 1,100,000 shares of the  Class A common stock reported therein. The address of the principal business office of the reporting person is 1460 Broadway New York, New York 10036.

(5)
According to a Schedule 13G Amendment filed with the SEC on April 3, 2020, Hudson Bay Capital Management LP, a Delaware limited partnership (“Hudson Bay”), serves as the investment manager to Hudson Bay Master Fund Ltd., in whose name the shares of Class A common stock reported therein are held. As such, Hudson Bay may be deemed to be the beneficial owner of all shares of Class A common stock held by Hudson Bay Master Fund Ltd. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay. Mr. Gerber disclaims beneficial ownership of these securities. The address of the principal business office of each of the reporting persons is 777 Third Avenue, 30th Floor, New York, NY 10017.

(6)
According to a Schedule 13G/A filed with the SEC on February 13, 2020, Davidson Kempner Capital Management LP  holds 1,300,000 shares of the Company’s Class A common stock. Anthony A. Yoseloff is the Executive Managing Member and controls the reporting person. The address of the principal business office of the reporting person is 520 Madison Avenue, 30th Floor, New York, New York 10022.

(7)
According to a Schedule 13G/A filed with the SEC on May 8, 2020, the shares reported are held by certain funds and managed accounts to which Glazer Capital LLC serves as investment manager.  Paul J. Glazer serves as the Managing Member of Glazer Capital LLC.  The address of the business office of each of the reporting persons is 250 West 55th Street, Suite 30A, New York, New York 10019

The table above does not include the shares of common stock underlying the private placement warrants held or to be held by AMCI’s officers, directors or the Sponsor.

Post-Business Combination Beneficial Ownership Table

			Combined Entity Post-Business Combination
	AMCI Pre-Business Combination		(assuming no redemptions by AMCI stockholders)(1)		(assuming maximum redemptions by AMCI stockholders)(2)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Directors and Executive Officers Post-Business Combination
Vassilios Gregoriou	—	—	5,478,494	13.81	5,478,494	14.33
Nick Stamp	—	—	—	—	—	—
Christos Kaskavelis(3)	—	—	3,713,753	9.36	3,713,753	9.72
Emory De Castro	—	—	2,130,049	5.37	2,130,049	5.57
James F. Coffey	—	—	592,110	1.49	592,110	1.55
Katherine E. Fleming	—	—	—	—	—	—
Anggelos Skutaris	—	—	—	—	—	—
[●]	—	—	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]	[●]	[●]
All directors and executive officers of Combined Entity post-Business Combination as a group ([●] individuals)(4)	—	—	[●]	[●]	[●]	[●]
Five Percent Holders:
AMCI Sponsor LLC (5)(7)	5,108,019	18.5%	4,524,148	11.4%	4,524,148	11.8%
Orion Resource Partners (USA) LP (6))(7)	--	-	4,524,149	11.4%	4,524,149	11.8%

(1)
Assumes that no shares of AMCI Class A common stock are redeemed and 100% participation by Advent shareholders. Percentages are based on 39,667,084 shares of New AMCI common stock outstanding following the consummation of the Business Combination.

(2)
Assumes additional redemption of 1,447,654 AMCI Class A common stock, for aggregate payment of approximately $14.9 million from the Trust Account (based on an assumed redemption price of approximately $10.30 per share based on the redemption price per share of October 16, 2020) that would satisfy the Minimum Cash Condition of $60 million (after giving effect to payments of all unpaid expenses, AMCI’s liabilities and redemptions by AMCI’s public stockholders and excluding Advent’s closing cash), set forth in the merger agreement. Percentages are based on 38,219,430 shares of New AMCI common stock outstanding following the consummation of the Business Combination.

(3)
Christos Kaskavelis’ ownership includes 1,806,689 shares owned by Nemaland Ltd, an entity in which Mr. Kaskavelis and his wife each hold a 50% stake and for which Mr. Kaskavelis holds shared voting and dispositive power with his wife with regard to such 1,806,689 AMCI common shares. The business address of Mr. Kaskavelis is One Mifflin Place, 119 Mt Auburn Street, Suite 400, Cambridge, MA  02138. The business address of Nemaland Ltd is 77 Strovolou, Office 204, 2018 Strovolos, 2018, CY.

(4)	Unless otherwise indicated, the business address of each of the individuals is One Mifflin Place, 119 Mt Auburn Street, Suite 400, Cambridge, MA 02138.

(5)
The number of shares includes 2,554,009 shares of New AMCI common stock to be issued to the Sponsor upon conversion of its founder shares and 1,970,139 shares of New AMCI common stock to be issued upon exercise of warrants owned by the Sponsor. Pursuant to the Merger Agreement, the Sponsor entered into a letter agreement with AMCI and Advent prior to or at the closing of the Business Combination, which provides that the Sponsor will forfeit one-third (1/3rd) of the Placement Warrants that it owns as of the Closing. The business address of the Sponsor is c/o AMCI Acquisition Corp., 1501 Ligonier Street, Suite 370, Latrobe, PA 15650.

(6)
The number of shares includes 2,554,010 shares of New AMCI common stock to be issued to Orion Resource Partners (USA) LP (“Orion”) upon conversion of founder shares to be held by Orion upon the closing of the Business Combination and 1,970,139 shares of New AMCI common stock to be issued upon exercise of warrants to be held by Orion upon the closing of the Business Combination.  The business address of Orion is 1045 Avenue of the America, New York, NY 100018.

(7)
In connection with a loan previously made by Orion to AMCI, the Sponsor has agreed to transfer one-half of its Founder Shares and one-half of its remaining Placement Warrants after the forfeiture described above to Orion as a permitted transferee of Sponsor at the closing of the Business Combination.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as executive officers and directors following the Business Combination, subject to the approval of the Director Election Proposal. For biographical information concerning the Advent executive officers and Advent designees to the board of directors, see “Executive Officers and Directors of Advent.” For biographical information concerning the AMCI designees to the board of directors see “AMCI’s Management.”

Name	Age	Position(s)
Vassilios Gregoriou(1)	55	Chairman, Chief Executive Officer and Director
Nick Stamp	42	Chief Financial Officer
Christos Kaskavelis(1)	52	Chief Marketing Officer and Director
Emory De Castro	63	Chief Technology Officer
James F. Coffey	58	Chief Operating Officer and General Counsel
Katherine E. Fleming(1)	55	Director
Anggelos Skutaris(1)	56	Director
[•](1)	[•]	Director
[•](2)	[•]	Director
[•](2)	[•]	Director

(1)	Advent Designee
(2)	AMCI Designee

Board of Directors

The Combined Entity’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed, immediately after the consummation of the Business Combination, the board of directors of New AMCI will be divided into three classes, Classes I, II and III, each to serve a three year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause.  The directors will be divided among the three classes as follows:

●	the Class I directors will be Anggelos Skutaris, , and , and their terms will expire at the annual meeting of stockholders to be held in 2021;

●	the Class II directors will be Katherine E. Fleming and , and their terms will expire at the annual meeting of stockholders to be held in 2022; and

●	the Class III directors will be Vassilios Gregoriou, Christos Kaskavelis, and , and their terms will expire at the annual meeting of stockholders to be held in 2023.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. AMCI’s board of directors has undertaken a review of the proposed composition of the board of the Combined Entity, the proposed composition of its committees and the independence of each proposed director.

Committees of the Board of Directors

The Combined Entity’s board of directors will have the authority to appoint committees to perform certain management and administration functions. AMCI’s current board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the Closing of the Business Combination, the charters for each of these committees will be available on AMCI’s website at _________.com. Information contained on or accessible through Advent’s website is not a part of this prospectus/proxy statement/consent solicitation, and the inclusion of such website address in this prospectus/proxy statement/consent solicitation is an inactive textual reference only.

Audit Committee

The Combined Entity’s audit committee is expected to consist of Messrs. [____]. AMCI’s board of directors has determined each proposed member is independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our audit committee is Mr. [____]. Following the Business Combination, the Combined Entity’s board of directors will determine which member of the audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq Stock Market.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Entity’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on risk assessment and risk management;

●	reviewing related party transactions;

●
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Entity’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee is expected to consist of Messrs._______. AMCI’s board of directors has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is expected to be Mr. _____. If qualified as a controlled company, the Combined Entity intends to rely upon the exemption for the requirement that it have a compensation committee comprised entirely of independent directors. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

●
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of our other executive officers;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	reviewing our executive compensation policies and plans;

●
reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

●	administering our incentive compensation equity-based incentive plans;

●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	assisting management in complying with AMCI’s proxy statement and Annual Report disclosure requirements;

●	if required, producing a report on executive compensation to be included in AMCI’s annual proxy statement;

●	reviewing and establishing general policies relating to compensation and benefits of our employees; and

●	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is expected to consist of Messrs._______. AMCI’s board of directors has determined each proposed member is independent under Nasdaq listing standards. The chairperson of our nominating and corporate governance committee is expected to be Mr. _______.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors;

●	evaluating the performance of our board of directors and of individual directors;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics

The Combined Entity will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing of the Business Combination, the Code of Business Conduct and Ethics will be available on its website at www.convergeone.com. Information contained on or accessible through such website is not a part of this prospectus/proxy statement, and the inclusion of the website address in this prospectus/proxy statement is an inactive textual reference only. The Combined Company intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of Combined Entity’s compensation committee has ever been an officer or employee of either company. None of Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

EXECUTIVE COMPENSATION OF ADVENT

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Advent Technologies Inc. and its subsidiaries prior to the consummation of the Business Combination, and to Advent Technologies Holdings, Inc. and its subsidiaries after the Business Combination.

Following the Business Combination, AMCI, which will be renamed Advent Technologies Holdings, Inc., will remain an “emerging growth company,” as defined in the JOBS Act and the following disclosure is intended to comply with the scaled disclosure requirements applicable to emerging growth companies.

This section provides an overview discussion of the compensation of Advent’s principal executive officer and next two most highly-compensated executive officers for its fiscal year ended December 31, 2019. These individuals, who Advent refers to as the “named executive officers” in this proxy statement/prospectus/consent solicitation, are:

●	Vassilios Gregoriou, Advent’s Chief Executive Officer and Chairman of the Board of Directors;

●	Emory De Castro, Advent’s Chief Technology Officer; and

●	Christos Kaskavelis, Advent’s Chief Marketing Officer.

This section also provides an overview of certain compensation arrangements that Advent currently anticipates adopting in connection with the Business Combination. This discussion may contain forward-looking statements that are based on Advent’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Advent adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to the named executive officers in respect of their service to Advent during its fiscal years ended December 31, 2019 and December 31, 2018.

Name and Principal Position(1)	Year	Salary ($)(1)(2)	Bonus ($)	Stock Awards ($)	Total ($)
Vassilios Gregoriou	2019	$170,000	—	—	$170,000
Chairman of the Board of Directors and Chief Executive Officer	2018	$170,000	—	—	$170,000
Emory De Castro	2019	$150,000	—	—	$150,000
Chief Technology Officer	2018	$150,000	—	—	$150,000
Christos Kaskavelis	2019	$68,909	—	—	$68,909
Chief Marketing Officer	2018	—	—	—	—

(1)
As described in further detail below in the “Employment Agreements and Other Arrangements with Executive Officers and Directors – Payment of Accrued but Unpaid Base Compensation” of this section and in Note 3 of the Company’s audited financial statements for fiscal year 2019 included as part of this joint proxy statement/prospectus/consent solicitation , although Messrs. Gregoriou, De Castro, and Kaskavelis have earned the base compensation identified above, all or a portion of these amounts have not yet been paid to them. As of November 18, 2020, an aggregate of $648,394, $526,122, and $65,000 is due in unpaid compensation for prior service to, respectively, Messrs. Gregoriou, De Castro, and Kaskavelis. It is expected that these amounts will be repaid to Messrs. Gregoriou, De Castro, and Kaskavelis upon or promptly following from the proceeds from the Business Combination.

(2)	Mr. Kaskavelis compensation was paid to Mamaya IKE, a Greek company owned by Mr. Kaskavelis and his wife.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Each of Advent’s named executive officers receives a salary in respect of his or her services. The current annual base salary for each of Advent’s named executive officers is:

Named Executive Officer	Current Annual Base Salary
Vassilios Gregoriou	$170,000
Emory De Castro	$150,000
Christos Kaskavelis	$120,000

In connection with the Business Combination, and as described in further detail in the “Executive Compensation of Advent — Employment Agreements and Other Arrangements with Executive Officers and Directors —Employment and Consulting Arrangements with Executive Officers and Directors” section of this proxy statement/prospectus/consent solicitation, Mr. Gregoriou’s annual base salary will be increased from $170,000 to $800,000; Mr. De Castro’s annual base salary will be increased from $150,000 to $350,000; and Mr. Kaskavelis’s annual base salary will be increased from $120,000 to $350,000 in each case, effective as of the date of the consummation of the Business Combination.

Annual Bonuses

None of Advent’s named executive officers received an annual bonus during fiscal years 2019 or 2018.

Equity Compensation

None of Advent’s named executive officers was granted any options or other equity-based awards during 2019 or 2018 or held any options or other equity-based awards as of December 31, 2019.

Employment Agreements

Advent is a party to certain offer letters with each of the named executive officers that set forth the initial terms and conditions of the officer’s employment with Advent. The material terms of these offer letters are summarized below.

Mr. Gregoriou. On December 3, 2012, Advent entered into an offer letter with Mr. Gregoriou, which provided for an annual base salary of $170,000, eligibility to receive an annual performance bonus of cash and performance stock awards and an initial grant of restricted stock awards in an amount equal to 4% of outstanding common stock on Mr. Gregoriou’s date of hire.  Pursuant to the offer letter, if Mr. Gregoriou’s employment is terminated without “cause” or if he resigns for “good reason” (as each such term was defined in the offer letter), he is entitled to (i) 6 months’ base salary continuation and (ii) 12 months’ subsidized benefits continuation, in each case subject to Mr. Gregoriou’s execution and non-revocation of a release of claims. As described in further detail in the “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors—Employment and Consulting Arrangements with Executive Officers and Directors” section of this proxy statement/prospectus/consent solicitation, effective as of the consummation of the Business Combination, this offer letter is being superseded in its entirety by a new employment agreement between Mr. Gregoriou and Advent.

On October 19, 2019, Mr. Gregoriou separately entered into an agreement with the Company that contained  (i) a perpetual confidentiality covenant, (ii) an assignment of intellectual property covenant, (iii) a non-competition covenant for two year post-termination of employment, (iv) a covenant not to solicit any of Advent’s customers or patrons during the two-year period following termination and (v) a covenant not to solicit any of Advent’s employees or consultants during the two-year period following termination.

Messrs. De Castro and Kaskavelis. Neither Messrs. De Castro nor Kaskavelis were previously party to employment agreements with Advent, though each entered into offer letters with Advent in May 2020. These offer letters set forth such executive’s base salary ($150,000 for Mr. De Castro and $120,000 for Mr. Kaskavelis), a bonus target of 100% of base salary, and a right to an award pursuant to the 2020-2023 Stock Grant Plan. As described in further detail in the “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors—Employment and Consulting Arrangements with Executive Officers and Directors” section of this proxy statement/prospectus/consent solicitation, in connection with the announcement of the Business Combination, Mr. De Castro entered into an employment agreement with Advent and Mr. Kaskavelis entered into a term sheet with Advent, each of which will become effective as of the consummation of the Business Combination.

Employee Benefits

Advent did not provide, in 2018 and 2019, any health and welfare benefits or 401(k) retirement plan to its U.S. full-time employees.  As described in further detail in Note 2.22 of the Company’s audited financial statements for fiscal year 2019 included as part of this proxy statement/prospectus/consent solicitation, pursuant to Greek Labor Law 2112/1920, employees in Greece are entitled to an indemnity in the event of dismissal or retirement, though as a director, Mr. Gregoriou is not eligible for such indemnity.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2019, none of Messrs. Gregoriou, De Castro or Kaskavelis had any outstanding equity awards. However, in 2020, each of Messrs. Gregoriou, Castro and Kaskavelis and certain other executive officers were issued stock awards pursuant to the terms of certain stock grant plans, the terms of which are described in further detail in the “Executive Compensation of Advent-Employment Agreements and Other Arrangements with Executive Officers and Directors-Lapse of Repurchase Rights with respect to Shares granted pursuant to Advent Stock Grant Programs” section of this proxy statement/prospectus/consent solicitation.

Director Compensation

None of Advent’s non-employee directors received compensation in respect of their services as directors of Advent during the 2019 fiscal year. While each of Messrs. Gregoriou, De Castro and Kaskavelis served as members of the board of directors of Advent in 2019, none received additional compensation for director services and all compensation earned by them with respect to their employment with Advent is set forth in the “Summary Compensation Table” above.

Upon consummation of the Business Combination, we will appoint directors to serve as members of our newly formed board of directors, as described above under “The Business Combination Proposal — Board of Directors and Management Following the Business Combination.”  As of the time of this filing, we are evaluating the specific terms of our director compensation program; however, we anticipate that each of our non-employee directors will receive an annual director fee as well as equity awards in connection with their services.

Employment Agreements and Other Arrangements with Executive Officers and Directors

Employment and Consulting Arrangements with Executive Officers and Directors

Employment Arrangements

On October 12, 2020, in connection with the execution of the Merger Agreement and the announcement of the Business Combination, Advent entered into (i) employment agreements, with each of Messrs. Gregoriou, De Castro, and Coffey and (ii) a term sheet with each of Messrs. Kaskavelis and Antoniou.  We expect that Mr. Kaskavelis will enter into an employment agreement and Mr. Antoniou will enter into a consulting agreement, in each case, reflecting the terms and conditions of their respective term sheets prior to the consummation of the Business Combination.   The material terms of these new employment and consulting arrangements are set forth below:

●
Mr. Gregoriou will serve as our Chief Executive Officer and Chairman of our board of directors, with an initial annual base salary of $800,000, a one-time signing bonus of $500,000, and beginning in fiscal year 2021, eligibility to earn an annual performance bonus with a target equal to 150% of his annual base salary.

●
Mr. Coffey will serve as our Chief Operating Officer and General Counsel, with an annual base salary of $475,000, a one-time signing bonus of $250,000, and beginning in fiscal year 2021, eligibility to earn an annual performance bonus with a target equal to 100% of his annual base salary.

●
Mr. De Castro will serve as our Chief Technology Officer, with an annual base salary of $350,000, a one-time signing bonus of $250,000, and beginning in fiscal year 2021, eligibility to earn an annual performance bonus with a target equal to 100% of his annual base salary.

●
Mr. Kaskavelis will serve as our Chief Marketing Officer, with an annual base salary of $350,000, a one-time signing bonus of $250,000, and beginning in fiscal year 2021, eligibility to earn an annual performance bonus with a target equal to 100% of his annual base salary.

The sign-on bonuses are payable in two installments:  (i) 50% on the first payroll date following the consummation of the Business Combination and (ii) 50% to be paid on the first payroll date following the one year anniversary of the consummation of the Business Combination, subject to the applicable executive’s employment through the relevant payment date.

The employment agreements (and term sheet, for Mr. Kaskavelis) provide that if an executive’s employment terminates without “cause” or by him for “good reason,” (as such terms are defined in the employment agreement or term sheet, as applicable), the executive will be entitled to (i) up to 12 months’ subsidized medical, dental and vision benefits continuation (18 months for Mr. Gregoriou) and (ii) payment of one times (two times for Mr. Gregoriou) the sum of such executive’s annual base salary and target bonus, payable over 12 months.   If such termination of employment without “cause” or resignation for “good reason” occurs within 60 days prior to, or 12 months following, a “change in control” (as such term is defined in the Equity Incentive Plan described in further details in “The Incentive Plan Proposal” section in this proxy statement/prospectus/consent solicitation), severance is enhanced and provides for (i) up to 18 months’ subsidized medical, dental and vision benefits continuation for all executives, (ii) two times (three times for Mr. Gregoriou) the sum of such executive’s annual base salary and target bonus, payable over 12 months, and (iii) the initial grant of stock options and restricted stock units issued pursuant to the Equity Incentive Plan, as described in further detail below under “Executive Compensation of Advent — Employment Agreements and Other Arrangements with Executive Officers and Directors — Equity Award Grants to Executive Officers”, shall become fully vested, and such options will remain exercisable for a period of one year following such termination of employment.  Moreover, if the acquirer in such “change in control” does not agree to assume or substitute for equivalent stock options, any unvested portion of the initial grant of stock options shall become fully vested and exercisable at the time of such transaction.

The employment agreements for Messrs. Gregoriou, Kaskavelis, and Coffey each contain (i) a perpetual confidentiality covenant, (ii) an assignment of intellectual property covenant, (iii) a non-competition covenant for one year post-termination of employment (subject to, for Messrs. Gregoriou and Coffey, the Executive’s receipt of at least 50% of the Executive’s highest annualized base salary within the two (2) year period preceding termination) for the entire year, (iv) a covenant not to solicit any of our  customers, vendors, suppliers or other business partners during the eighteen (18)-month period following termination and (v) a covenant not to solicit any of our employees or independent contractors during the eighteen (18)-month period following termination.

Consulting Arrangement

In addition, the term sheet for Mr. Antoniou provides that he will serve as our Business Development Representative, with annual consulting fees of $240,000 per year and eligibility to earn a discretionary annual performance bonus, each beginning in fiscal year 2021.

Transaction Bonus Letter Agreements with Executive Officers

Advent entered into transaction bonus letter agreements with each of Messrs. Gregoriou, De Castro, Coffey and Kaskavelis, which entitle each executive to receive a transaction bonus that is payable promptly following the Business Combination, contingent upon such executive’s continued employment through the consummation of the Business Combination and execution of a general release of claims.  The transaction bonus entitlement for each executive is as follows: (i) for Mr. Gregoriou, $1,450,000, (ii) for each of Messrs. De Castro and Kaskavelis, $500,000 and (iii) for Mr. Coffey, $300,000.

Lapse of Repurchase Right with respect to Shares granted pursuant to Advent Stock Grant Programs

In recognition of past service, in 2020, each of our executive officers was granted shares of common stock of Advent Technologies Inc. at a discounted purchase price of $0.01 per share.  These shares were issued pursuant to the terms of either (i) the Advent Technologies Inc. 2018-2020 Stock Grant Plan or (ii) the Advent Technologies Inc. 2020-2023 Stock Grant Plan (collectively, the “Stock Grant Programs”).  In general, under the Stock Grant Programs, if the employee ceases to be employed with Advent for any reason prior to December 31, 2020, if a participant in the Stock Grant Programs terminates his or her employment with Advent prior to December 31, 2020, Advent has a limited repurchase period to repurchase the granted shares at a price of $0.01 per share. If Advent does not exercise such repurchase option and unless Advent declines in writing to exercise its repurchase option prior to such time, the repurchase option is automatically deemed exercised at the end of the repurchase window.  This limited repurchase right will lapse upon the occurrence of the Business Combination.  Therefore, even if an executive officer were to no longer be employed with Advent as of December 31, 2020, such shares will no longer be subject to the repurchase right contemplated above.

Name	Date of Share Grant	Shares granted under 2018-2020 Stock Grant Plan (#)	Date of Share Grant	Shares granted under 2020-2023 Stock Grant Plan (#)
Vassilios Gregoriou	March 26, 2020	512,080	September 9, 2020	297,834
Emory De Castro	March 26, 2020	256,040	September 9, 2020	178,701
Christos Kaskavelis	March 26, 2020	256,040	September 9, 2020	178,701
James F. Coffey	March 26, 2020	51,208	September 9, 2020	89,350
Total		1,075,368		744,856

Payment of Accrued but Unpaid Base Compensation

As described in further detail in Note 3 of Advent’s audited financial statements for fiscal year 2019 included as part of this proxy statement/prospectus/consent solicitation, although Messrs. Gregoriou, De Castro and Kaskavelis had earned base compensation for prior years of service, these amounts have not yet been paid to them. As of November 18, 2020, an aggregate of $648,394, $526,122 and $65,000 is due in unpaid compensation for prior service to, respectively, Messrs. Gregoriou, De Castro and Kaskavelis. It is expected that these amounts will be repaid to Messrs. Gregoriou, De Castro and Kaskavelis upon or promptly following the Business Combination.

Executive Compensation following the Business Combination

Our executive officers will continue to be compensated in accordance with their employment agreements, described above, following the Business Combination. We expect that our executive compensation program, as overseen by the independent compensation committee, will evolve to reflect its status as a newly publicly-traded company, while still supporting our overall business and compensation objectives. In connection with the Business Combination, Advent retained Clearbridge Compensation Consultants, LLC, an independent executive compensation consultant, to help advise on its executive compensation program.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

AMCI

Certain Relationships and Related Transactions

In June 2018, we issued an aggregate of 5,750,000 Founder Shares to Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. In October 2018, Sponsor transferred 35,000 Founder Shares to each of Messrs. Uren, Clark and Grant, our independent directors, and 100,000 shares to each of Messrs. Hunter, Beem and Patel, our officers. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the AMCI IPO. On November 27, 2018, the underwriters in the AMCI IPO elected to exercise a portion of the over-allotment option for 2,052,077 additional Units. As a result of such partial exercise, Sponsor forfeited 236,981 shares of Class B common stock. The Founder Shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

In November 2018, Sponsor purchased an aggregate of 5,500,000 Placement Warrants for a purchase price of $1.00 per warrant, for an aggregate purchase price of $5,500,000, in a private placement that occurred simultaneously with the closing of the AMCI IPO. Each Placement Warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share. The Placement Warrants (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. As a result of the partial exercise of the underwriter’s over-allotment option, Sponsor purchased an additional 410,416 Placement Warrants for aggregate gross process of $410,416.

Commencing November 2018, we paid AMCI Holdings, Inc., an affiliate of our sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the consummation of our initial public offering, our sponsor loaned us $218,610 under an unsecured promissory note, which were used for a portion of the expenses of our initial public offering. The loan was non-interest bearing and unsecured and was repaid in full on November 23, 2018 out of the offering proceeds that were allocated to the payment of offering expenses (other than underwriting commissions).

In addition, in order to finance transaction costs in connection with an intended initial business combination, Sponsor or its affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. On November 20, 2020, the Sponsor agreed to loan AMCI up to $1,000,000 as a working capital loan. This loan is non-interest bearing and is due at the earlier of the date on which AMCI consummates its Business Combination or February 22, 2021.  On November 20, 2020, AMCI borrowed $400,000 on the working capital loan. Up to $1,500,000 of such loans may be convertible into warrants (which we refer to in this registration statement as Working Capital Warrants) at a price of $1.00 per warrant at the option of the lender. The Working Capital Warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

In connection with a loan previously made by Orion to AMCI, the outstanding balance of which as of November 24, 2020 is $2,365,649, the Sponsor has agreed to transfer one-half of its remaining Founder Shares and one-half of its remaining Placement Warrants to Orion as a permitted transferee of Sponsor at the Closing of the Business Combination.  The loan by Orion is due and payable by AMCI upon the earlier of the Closing of the Business Combination or February 22, 2021.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the Founder Shares, the Placement Warrants, the Working Capital Warrants (if any) and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

Advent

Employment and Consulting Arrangements and Transaction Bonus

In contemplation of the Business Combination, Advent has entered into employment arrangements (including transaction bonuses) with each of its executive officers and a consulting arrangement with one of its current directors. For more information regarding these agreements with Advent’s executive officers and directors, please see “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors—Employment and Consulting Arrangements with Executive Officers and Directors” and “Executive Compensation of Advent—Employment Agreements and Other Arrangements with Executive Officers and Directors—Transaction Bonus Letter Agreements with Executive Officers” of this proxy statement/prospectus/consent solicitation.

Voting Agreement

In connection with the Business Combination, Advent and AMCI have entered into voting agreements with certain significant Advent stockholders, including certain key employees

Longspur Agreement

On April 6, 2020, Advent entered into a letter agreement with Longspur Capital Limited (“Longspur” and such agreement, the “Longspur Engagement”), the company through which Advent’s current interim chief financial officer is providing services to Advent (as further discussed below). The Longspur Engagement was entered into in connection with Advent’s contemplated listing on the AIM Market of the London Stock Exchange and provides for Longspur to prepare an IPO preparation program, including but not limited to preparing an investment story, identifying potential private investors, and preparing research and a revised company valuation. Pursuant to such agreement an annual fee of £30,000 (plus VAT at the prevailing rate if applicable) would be charged. An additional fee of at least 15% of any monetary fees charged by any broker or NOMAD engaged by the company during the engagement period would also be charged. The initial term of the Longspur Engagement is a period of one year from April 1, 2020. On July 29, 2020, Advent and Longspur entered into a section letter agreement regarding the provision of interim chief financial officer services to Advent (the “Longspur Interim CFO Agreement”). The Longspur Interim CFO Agreement provided for Nick Stamp to act as Interim Chief Financial Officer, while remaining an employee of Longspur for an initial term of six months. The Longspur Interim CFO Agreement contemplated a £10,000 monthly fee, a £60,000 fee upon successful completion of the IPO, an additional fee of 0.25% of the total market capitalization of Advent upon IPO (payable in cash and shares), and an additional fee of 0.25% of the implied market valuation of Advent at the point of any interim fundraise payable on completion of the IPO. In connection with Advent’s decision to pursue the Transactions with AMCI rather than an IPO on the London Stock Exchange, Advent and Longspur subsequently entered into a verbal agreement pursuant to which all fees and compensation owed under the Longspur Engagement and the Longspur Interim CFO Agreement were cancelled and Advent will instead pay Longspur $1.3 million total at the Closing of the Business Combination.

APPRAISAL RIGHTS

AMCI’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

Advent’s stockholders will have appraisal rights in connection with the Business Combination under Delaware law. No Advent stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Advent stock (such shares, “Dissenting Shares”) will be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder will have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder will be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. A copy of Section 262 of the DGCL is attached as Annex D to this proxy statement/prospectus/consent solicitation.  Advent will give AMCI and the Purchaser Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable laws that are received by Advent relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Advent will not, except with the prior written consent of AMCI and the Purchaser Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. The Dissenting Stockholders will have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

LEGAL MATTERS

Certain legal matters relating to the validity of the Class A common stock to be issued hereunder will be passed upon for AMCI by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The audited financial statements of AMCI Acquisition Corp. for the period from June 18, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019 included in this proxy statement/prospectus/consent solicitation have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The consolidated financial statements of Advent Technologies Inc. as at December 31, 2019 and 2018, and for each of the two  years in the period ended December 31, 2019 included in this proxy statement/prospectus/consent solicitation of AMCI which is referred to and made a part of this prospectus and registration statement have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.

TRANSFER AGENT AND REGISTRAR

The transfer agent for AMCI’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS AND WARRANTHOLDERS

Pursuant to the rules of the SEC, AMCI and servicers that it employs to deliver communications to AMCI’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus/consent solicitation. Upon written or oral request, AMCI will deliver a separate copy of this proxy statement/prospectus/consent solicitation to any stockholder at a shared address to which a single copy of this proxy statement/prospectus/consent solicitation was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus/consent solicitation may likewise request that AMCI deliver single copies of AMCI’s proxy statement in the future. Stockholders may notify AMCI of their requests by calling or writing AMCI at its principal executive offices at 1501 Ligonier Street, Suite 370, Latrobe, PA  15650, (724) 672-4319.

SUBMISSION OF STOCKHOLDER PROPOSALS

AMCI’s board of directors is aware of no other matter that may be brought before the AMCI Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the AMCI Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the surviving entity’s annual meetings of stockholders. If we hold a 2021 annual meeting of stockholders, we will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with AMCI’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of William Hunter, Chief Executive Officer, 1501 Ligonier Street, Suite 370, Latrobe, PA  15650, (724) 672-4319. Following the Business Combination, such communications should be sent to Advent Technologies Holdings, Inc., One Mifflin Place, 119 Mt Auburn Street, Suite 400, Cambridge, MA 02138. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read AMCI’s SEC filings, including this proxy statement/prospectus/consent solicitation, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document AMCI files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus/consent solicitation or if you have questions about the Business Combination or the proposals to be presented at the AMCI Special Meeting, you should contact AMCI by telephone or in writing:

William Hunter
Chief Executive Officer
AMCI Acquisition Corp.
1501 Ligonier Street, Suite 370
Latrobe, PA 15650
(724) 672-4319

You may also obtain these documents by requesting them in writing or by telephone from AMCI’s proxy solicitation, Advantage Proxy agent at the following address and telephone number:

Karen Smith
President and Chief Executive Officer
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free:  (877) 870-8565
Collect:  (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com

If you are a stockholder of AMCI and would like to request documents, please do so by [   ], in order to receive them before the AMCI Special Meeting. If you request any documents from AMCI, AMCI will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus/consent solicitation relating to AMCI has been supplied by AMCI, and all such information relating to Advent has been supplied by Advent. Information provided by either AMCI or Advent does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of AMCI for the AMCI Special Meeting. AMCI has not authorized anyone to give any information or make any representation about the Business Combination, AMCI or Advent that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation speaks only as of the date of this proxy statement/prospectus/consent solicitation, unless the information specifically indicates that another date applies.

This document is a proxy statement/prospectus/consent solicitation of Advent for the Advent Written Consent. Advent has not authorized anyone to give any information or make any representation about the Business Combination, AMCI or Advent that is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation speaks only as of the date of this proxy statement/prospectus/consent solicitation, unless the information specifically indicates that another date applies.

AMCI ACQUISITION CORP.
INDEX TO FINANCIAL STATEMENTS

AMCI Acquisition Corp. Audited Financial Statements	Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2019 and December 31, 2018	F-3
Statements of Operations for the Year Ended December 31, 2019 and for the period from June 18, 2018 (inception) through December 31, 2018	F-4
Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2019 and for the period from June 18, 2018 (inception) through December 31, 2018	F-5
Statements of Cash Flows for the Year Ended December 31, 2019 and for the period from June 18, 2018 (inception) through December 31, 2018	F-6
Notes to Financial Statements	F-7

AMCI Acquisition Corp. Condensed Unaudited Financial Statements
Balance Sheets as of September 30, 2020, and December 31, 2019	F-18
Statements of Operations for the nine months ended September 30, 2020 and September 30, 2019	F-19
Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2020 and September 30, 2019	F-20
Statements of Cash Flows for the nine months ended September 30, 2020 and the nine months ended September 30, 2019	F-21
Notes to Financial Statements	F-22

Advent Technologies Inc. Consolidated Balance Sheets
Report of Independent Registered Public Accounting Firm	F-34
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-35
Consolidated Statements of Operations for the years ended December 31, 2019 and 2018	F-36
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2019 and 2018	F-37
Consolidated Statements of Changes of Stockholders’ Deficit for the years ended December 31, 2019 and 2018	F-38
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-39
Notes to the Consolidated Financial Statements	F-40

Advent Technologies Inc. Unaudited Interim Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019 (audited)	F-58
Unaudited Interim Condensed Consolidated Statements of Operations for the nine-month periods ended September 30, 2020 and 2019	F-59
Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss for the nine-month periods ended September 30, 2020 and 2019	F-60
Unaudited Interim Condensed Consolidated Statements of Changes of Stockholders’ Deficit for the nine-month periods ended September 30, 2020 and 2019	F-61
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 2020 and 2019.	F-62
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
AMCI Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AMCI Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from June 18, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from June 18, 2018 (inception) through December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph  - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2019 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY
March 27, 2020

AMCI ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2019	December 31, 2018

ASSETS
Current Assets
Cash	$520,422	$886,279
Prepaid expenses and other current assets	57,109	129,825
Total Current Assets	577,531	1,016,104

Cash and cash equivalents held in Trust Account	225,433,349	221,060,045
Total Assets	$226,010,880	$222,076,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$25,496	$55,364
Accrued expenses	25,000	-
Accrued offering costs	-	25,000
Franchise tax payable	200,050	54,000
Income tax payable	1,033,660	113,000
Total Current Liabilities	1,284,206	247,364

Deferred underwriting fees	7,718,227	7,718,227
Total Liabilities	9,002,433	7,965,591

Commitments

Common stock subject to possible redemption, 20,846,454 and 20,869,316 shares at redemption value at December 31, 2019 and December 31, 2018, respectively	212,008,440	209,110,550

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	-	-
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,205,623 and 1,182,761 shares issued and outstanding (excluding 20,846,454 and 20,869,316 shares subject to possible redemption at December 31, 2019 and December 31, 2018, respectively)	121	118
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,513,019 shares issued and outstanding at December 31, 2019 and December 31, 2018	551	551
Additional paid-in capital	1,818,808	4,691,701
Retained earnings	3,180,527	307,638
Total Stockholders’ Equity	5,000,007	5,000,008
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$226,010,880	$222,076,149

The accompanying notes are an integral part of these financial statements.

AMCI ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2019	For the period from June 18, 2018 (inception) through December 31, 2018
Operating expenses
Operating and formation costs	$439,017	$64,637
Franchise tax expense	257,540	54,000
Loss from operations	(696,557)	(118,637)

Other Income – dividends and interest	4,638,361	539,275
Income before provision for income tax	3,941,804	420,638
Provision for income tax	(1,068,915)	(113,000)
Net income	$2,872,889	$307,638

Weighted average number of common shares outstanding, basic and diluted (1)	6,695,864	5,338,303
Basic and diluted net loss per share (2)	$(0.05)	$(0.01)
_______________________

(1)	Excludes an aggregate of 20,846,454 and 20,869,316 shares subject to possible redemption as of December 31, 2019 and December 31, 2018, respectively.

(2)
Excludes income of $3,185,186 and $353,013 attributable to common stock subject to possible redemption for the Year Ended December 31, 2019 and the Period from June 18, 2018 (inception) through December 31, 2018, respectively (see Note 2).

The accompanying notes are an integral part of these financial statements.

AMCI ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2019 AND FOR THE PERIOD FROM JUNE 18, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

	Shares of Class A Common Stock		Shares of Class B Common stock		Additional paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Earnings	Equity
Balance at January 1, 2019	1,182,761	$118	5,513,019	$551	$4,691,701	$307,638	$5,000,008
Reversal of offering costs	-	-	-	-	25,000	-	25,000
Change in common stock subject to possible redemption	22,862	3	-	-	(2,897,893)	-	(2,897,890)
Net income	-	-	-	-	-	2,872,889	2,872,889
Balance at December 31, 2019	1,205,623	$121	5,513,019	$551	$1,818,808	$3,180,527	$5,000,007

	Shares of Class A Common Stock		Shares of Class B Common stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Equity
Balance at June 18, 2018 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of common stock to Sponsor (1)	-	-	5,750,000	575	24,425	-	25,000
Sale of 22,052,077 units at $10 per unit	22,052,077	2,205	-	-	220,518,565	-	220,520,770
Underwriters’ discount and offering expenses	-	-	-	-	(12,653,266)	-	(12,653,266)
Proceeds from sale of warrants to Sponsors	-	-	-	-	5,910,416	-	5,910,416
Sponsors’ shares cancelled (over-allotment)	-	-	(236,981)	(24)	24	-	-
Change in shares subject to redemption	(20,869,316)	(2,087)	-	-	(209,108,463)	-	(209,110,550)
Net income	-	-	-	-	-	307,638	307,638
Balance at December 31, 2018	1,182,761	$118	5,513,019	$551	$4,691,701	$307,638	$5,000,008
_______________________

(1)	Included 750,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

AMCI ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2019	For the Period from June 18, 2018 (inception) through December 31, 2018

Cash Flows from Operating Activities:
Net income	$2,872,889	$307,638
Adjustments to reconcile net income to net cash used in operating activities:
Other income – dividends and interest	(4,638,361)	(539,275)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	72,716	(129,825)
Accounts payable	(29,868)	55,364
Accrued expenses	25,000	-
Accrued offering costs	-	25,000
Franchise tax payable	146,050	54,000
Income tax payable	920,660	113,000
Net cash used in operating activities	(630,914)	(114,098)

Cash Flows from Investing Activities:
Trust Account deposit	-	(220,520,770)
Trust Account withdrawals for the payment of franchise taxes and income taxes	265,057	-
Net cash provided by and used in investing activities	265,057	(220,520,770)

Cash Flows from Financing Activities:
Payment of offering costs	-	(4,935,039)
Proceeds from issuance of common stock to Sponsor	-	25,000
Proceeds from sale of warrants	-	5,910,416
Proceeds from sale of Units	-	220,520,770
Proceeds from Promissory Note – related party	-	218,610
Repayment of Promissory Note – related party	-	(218,610)
Net cash provided by financing activities	-	221,521,147

Net Change in Cash	(365,857)	886,279
Cash – Beginning	886,279	-
Cash – Ending	$520,422	$886,279

Supplemental Disclosure for Cash Flow activities:
Cash paid for income taxes	$153,617	$-

Non-Cash investing and financing activities:
Initial classification of common stock subject to redemption	$-	$209,511,210
Initial classification of deferred underwriting fee payable	$-	$7,718,227
Change in value of common stock subject to possible redemption	$2,897,890	$400,660
Reversal of deferred offering costs over accrual	$25,000	-

The accompanying notes are an integral part of these financial statements.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
Note 1 - Description of Organization and Business Operations

AMCI Acquisition Corp. (the “Company”) was incorporated in Delaware on June 18, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company’s sponsor is AMCI Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the global natural resource infrastructure, value chain and logistics-related sectors. These sectors include equipment, services and technology that is used in, or related to, the resource value chain, and we refer to Natural Resources and Mining Equipment, Technology and Services (“Natural Resources and METS”) sectors.

As of December 31, 2019, the Company had not commenced any operations. All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and its search for a suitable Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on November 15, 2018. On November 20, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating total gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 5,500,000 warrants (the “Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Sponsor, generating total gross proceeds of $5,500,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 20, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On November 27, 2018, the Company closed on the sale of 2,052,077 additional units at a price of $10.00 per unit upon receiving notice of the underwriters’ election to partially exercise their over-allotment option, generating additional gross proceeds of $20,520,770, which were placed in the Trust Account and incurring additional offering costs of $410,416 in underwriting fees, which were paid via purchase by the Sponsor of an additional 410,416 Placement Warrants at a price of $1.00 per warrant. As a result of the partial exercise of the over-allotment option by the underwriters and the expiration of the remaining portion of the over-allotment option, the Sponsor forfeited 236,981 Founder Shares (as defined in Note 5).

Transaction costs amounted to $12,628,266, consisting of $4,410,416 of underwriting fees, $7,718,227 of deferred underwriting fees and $499,623 of other costs. In addition, $520,422 of cash remained outside of the Trust Account and was available for working capital purposes as of December 31, 2019.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Warrants, although substantially all of the remaining net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting fees and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion unless otherwise required by law or regulation. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed to vote their Founder Shares (as defined below in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company has entered a contingent forward purchase agreement with the Sponsor. This contingent forward purchase agreement allows the Sponsor to purchase up to 5,000,000 units (the “Forward Purchase Units”) for $10.00 each, in a private placement to occur concurrently with the closing of an initial Business Combination, for an aggregate purchase price of up to $50,000,000. The Forward Purchase Units and their component securities would be identical to the units being sold in this offering, except that the Forward Purchase Units and their component securities would be subject to transfer restrictions and certain registration rights, as described therein. The proceeds from the sale of Forward Purchase Units may be used as part of the consideration to the sellers in the initial Business Combination.

The Company’s initial stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until May 20, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As indicated in the accompanying financial statements, at December 31, 2019, the Company had $520,422 in cash, working capital of $527,035, and $4,912,579 of interest available to pay its tax obligations.

The Company’s liquidity needs have been satisfied to date through the contribution of $25,000 from the sale of the Founder Shares, the loan from the Sponsor in an aggregate amount of $218,610 pursuant to a promissory note, and the net proceeds from the sale of the Units and Placement Warrants held outside the Trust Account.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and may require additional funds to meet its obligations and sustain its operations.

The Company may need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of the Sponsor or the Company’s officers and directors. The Company’s Sponsor, an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of an initial business combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of balance sheet in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents held in Trust Account

At December 31, 2019, the assets held in the Trust Account were invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.  The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash equivalents totaling $225,433,349 and $221,060,045 held in the Trust Account as of December 31, 2019 and December 31, 2018, respectively.  During the year ended December 31, 2019, the Company withdrew $265,057 from interest accrued in the Trust Account for the payment of franchise taxes and income taxes.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. An aggregate of 20,846,454 and 20,869,316 shares of common stock subject to possible redemption at December 31, 2019 and December 31, 2018, respectively, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 27,962,493 shares of common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the income or losses of the Company.  Accordingly, basic and diluted loss per common share is calculated as follows:

	For the Year Ended December 31, 2019	For the period from June 18, 2018 (inception) through December 31, 2018
Net income	$2,872,889	$307,638
Less: Income attributable to common stock subject to possible redemption	(3,185,186)	(353,013)
Adjusted net loss	$(312,297)	$(45,375)
Weighted average shares outstanding, basic and diluted	6,695,864	5,338,303
Basic and diluted net loss per common share	$(0.05)	$(0.01)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 – Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 22,052,077 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 - Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,500,000 Placement Warrants at a purchase price of $1.00 per Placement Warrant for an aggregate purchase price of $5,500,000. Simultaneously with the exercise of the over-allotment, the Sponsor purchased an aggregate of 410,416 Placement Warrants at a price of $1.00 per Placement Warrant for an aggregate purchase price of $410,416. Each Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Placement Warrants were added to the proceeds from the sale of the Units in the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Placement Warrants will expire worthless. The Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The warrants will expire five years after the completion of the Company’s Business Combination or earlier upon liquidation.

The Sponsor, and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 - Related Party Transactions

Founder Shares

On June 25, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.  In October 2018, the Sponsor transferred 35,000 Founder Shares to each of Messrs. Uren, Clark and Grant, the Company’s independent director nominees, and 100,000 each to Messrs. Hunter, Beem and Patel, the Company’s officers.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
As a result of the partial exercise of the over-allotment option by the Underwriters and the expiration of the remaining portion of the over-allotment option, the Sponsor forfeited 236,981 Founder Shares.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement with an affiliate of the Sponsor whereby, commencing on November 16, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the affiliate $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2019, the Company recorded $120,000 in fees in connection with such services in general and administrative expenses in the accompanying statements of operations. There were no fees payable and outstanding as of December 31, 2019 and December 31, 2018.

Related Party Loans

On June 25, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2018 or the completion of the Initial Public Offering. $218,610 was outstanding under the Promissory Note as of November 20, 2018. The Company repaid the outstanding balance of the Promissory Note in the amount of $218,610 to the Sponsor on November 23, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Placement Warrants.

Note 6 – Commitments

Registration Rights

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants), Forward Purchase Units (and any shares of Class A common stock issuable upon the exercise of the Forward Purchase Units and the Shares of Class A common stock underlying the warrants underlying the Forward Purchase Units) and securities that may be issued upon conversion of Working Capital Loans are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
Other Agreements

In May 2018, the Company entered into an agreement with a legal firm to assist the Company with a potential business combination and related securities and corporate work. The Company has agreed to pay a portion of the invoices and the payment of the remaining amount will be deferred until the consummation of the Business Combination.

In November 2018, the Company entered into an agreement with a transfer agent and trust company. The Company has paid a portion of the initial fees and the payment of the remaining amount will be deferred until the consummation of the Business Combination.

As of December 31, 2019, the aggregate amount deferred for such legal firm and transfer agent and trust company was $26,706. The deferred amount is an unrecognized contingent liability, as closing of the Business Combination was not considered probable as of December 31, 2019.

Note 7 - Stockholders’ Equity

Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and December 31, 2018, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A common stock - The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019 and December 31, 2018, there were 1,205,623 and 1,182,761 shares of Class A common stock issued and outstanding, excluding 20,846,454 and 20,869,316 shares of common stock subject to possible redemption, respectively.

Class B Common Stock - The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019 and December 31, 2018, there were 5,513,019 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
Warrants - Each warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share.

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption;
●
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 - Income Taxes

The income tax provision consists of the following:

	Year ended December 31, 2019	Period from June 18, 2018 (inception) through December 31, 2018
Federal
Current	$853,534	$113,000
Deferred	-	-

State
Current	215,381	-
Deferred	-	-
Income tax provision	$1,068,915	$113,000

As of December 31, 2019 and 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”).

	December 31, 2019	December 31, 2018
Deferred tax assets:
Startup Costs	$131,532	$-
Total deferred income tax assets	$131,532	$-

Net deferred income tax assets	131,532	$-
Valuation allowance	(131,532)	-
Deferred tax asset, net of allowance	$-	$-

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

AMCI ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and December 31, 2018 is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	3.10%	-%
Return to provision	(0.30)%	-%
Other	-%	3.00%
Change in valuation allowance	3.30%	-%
Income tax provision	27.10%	24.00%

The Company files income tax returns in the U.S. federal jurisdiction and Pennsylvania and is subject to examination for the years ended December 31, 2018 and December 31, 2019.

Note 9 - Fair Value Measurements

The Company follows the guidance of ASC 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Observable inputs such as quoted prices in active markets;

●	Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

The following table presents information about the Company’s assets that are measured on a recurring basis at December 31, 2019 and December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash and cash equivalents held in Trust Account	$225,433,349

December 31, 2018

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash and cash equivalents held in Trust Account	$221,060,045

Note 10 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

AMCI ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current Assets
Cash	$109,940	$520,422
Prepaid expenses and other current assets	25,722	57,109
Total Currents Assets	135,662	577,531

Cash and cash equivalents held in Trust Account	153,781,268	225,433,349
Total Assets	$153,916,930	$226,010,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$57,810	$25,496
Accrued expenses	10,903	25,000
Franchise tax payable	30,050	200,050
Income tax payable	18,225	1,033,660
Promissory note	2,330,304	-
Total Current Liabilities	2,447,292	1,284,206

Deferred underwriting fees	7,718,227	7,718,227
Total Liabilities	10,165,519	9,002,433

Commitments

Common stock subject to possible redemption, 13,471,011 and 20,846,454 shares at redemption value at September 30, 2020 and December 31, 2019, respectively	138,751,410	212,008,440

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	-	-
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,454,178 and 1,205,623 issued and outstanding (excluding 13,471,011 and 20,846,454 shares subject to possible redemption at September 30, 2020 and December 31, 2019, respectively)	146	121
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,513,019 shares issued and outstanding at September 30, 2020 and December 31, 2019	551	551
Additional paid-in capital	2,490,372	1,818,808
Retained earnings	2,508,932	3,180,527
Total Stockholders’ Equity	5,000,001	5,000,007
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$153,916,930	$226,010,880
The accompanying notes are an integral part of these unaudited condensed financial statements.

AMCI ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30, 2020	For the Nine Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	For the Nine Months Ended September 30, 2019
Operating expenses
Operating costs	$414,612	$924,742	$114,179	$351,396
Franchise tax expense	50,000	158,794	50,000	207,540
Loss from operations	(464,612)	(1,083,536)	(164,179)	(558,936)

Other Income – dividends and interest	39,434	832,809	1,179,253	3,710,334
(Loss) income before provision for income tax	(425,178)	(250,727)	1,015,074	3,151,398
Provision for income tax	192,727	420,868	199,916	703,055
Net (loss) income	$(617,905)	$(671,595)	$815,158	$2,448,343

Weighted average number of common shares outstanding, basic and diluted (1)	6,816,278	6,753,460	6,699,373	6,695,791
Basic and diluted net loss per share (2)	$(0.09)	$(0.13)	$(0.01)	$(0.04)

(1)	Excludes an aggregate of 13,471,011 and 20,866,262 shares subject to possible redemption as of September 30, 2020 and 2019, respectively.

(2)
Excludes income of $0, $228,483, $879,363, and $2,703,586 attributable to common stock subject to possible redemption for the Three and Nine Months Ended September 30, 2020 and 2019, respectively (see Note 2).

The accompanying notes are an integral part of these unaudited condensed financial statements.

AMCI ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited)

	Shares of Class A Common Stock		Shares of Class B Common stock		Additional paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Earnings	Equity
Balance at January 1, 2020	1,205,623	$121	5,513,019	$551	$1,818,808	$3,180,527	$5,000,007
Change in common stock subject to possible redemption	5,072	-	-	-	(365,240)	-	(365,240)
Net income	-	-	-	-	-	365,235	365,235
Balance at March 31, 2020	1,210,695	$121	5,513,019	$551	$1,453,568	$3,545,762	$5,000,002

Change in common stock subject to possible redemption	90,906	10	-	-	418,919	-	418,929
Net loss	-	-	-	-	-	(418,925)	(418,925)
Balance at September 30, 2020	1,301,601	$131	5,513,019	$551	$1,872,487	$3,126,837	$5,000,006

Change in common stock subject to possible redemption	152,577	15	-	-	617,885	-	617,900
Net loss	-	-	-	-	-	(617,905)	(617,905)
Balance at September 30, 2020	1,454,178	$146	5,513,019	$551	$2,490,372	$2,508,932	$5,000,001

	Shares of Class A Common Stock		Shares of Class B Common stock		Additional paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Earnings	Equity
Balance at January 1, 2019	1,182,761	$118	5,513,019	$551	$4,691,701	$307,638	$5,000,008
Change in common stock subject to possible redemption	4,424	1	-	-	(790,261)	-	(790,260)
Net income	-	-	-	-	-	790,254	790,254
Balance at March 31, 2019	1,187,185	$119	5,513,019	$551	$3,901,440	$1,097,892	$5,000,002

Change in common stock subject to possible redemption	(825)	-	-	-	(842,930)	-	(842,930)
Net income	-	-	-	-	-	842,931	842,931
Balance at September 30, 2019	1,186,360	$119	5,513,019	$551	$3,058,510	$1,940,823	$5,000,003

Reversal of offering costs	-	-	-	-	25,000	-	25,000
Change in common stock subject to possible redemption	(545)	-	-	-	(840,160)	-	(840,160)
Net income	-	-	-	-	-	815,158	815,158
Balance at September 30, 2019	1,185,815	$119	5,513,019	$551	$2,243,350	$2,755,981	$5,000,001

The accompanying notes are an integral part of these unaudited condensed financial statements.

AMCI ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2020	2019

Cash Flows from Operating Activities:
Net (loss) income	$(671,595)	$2,448,343
Adjustments to reconcile net income to net cash used in operating activities:
Dividends and interest on Trust Account	(832,809)	(3,710,334)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	31,387	88,342
Accounts payable	32,314	(39,696)
Accrued expenses	(14,097)	-
Franchise tax payable	(170,000)	96,050
Income tax payable	(1,015,435)	565,278
Net cash used in operating activities	(2,640,235)	(552,017)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,865,649)	-
Trust Account withdrawal for redemption of common stock	72,585,441	-
Trust Account withdrawals for the payment of franchise and income taxes	1,765,098	254,579
Net cash provided by investing activities	72,484,890	254,579

Cash Flows from Financing Activities:
Payment for redemption of common stock	(72,585,441)	-
Proceeds from promissory note	2,330,304	-
Net cash used by financing activities	(70,255,137)	-

Net Change in Cash	(410,482)	(297,438)
Cash – Beginning	520,422	886,279
Cash – Ending	$109,940	$588,841

Supplemental Disclosure for Cash Flow activities:
Cash paid for income taxes	$1,436,303	$143,139

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(671,589)	$2,473,350
Reversal of deferred offering costs	$-	$25,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)

Note 1 - Description of Organization and Business Operations

AMCI Acquisition Corp. (the “Company”) was incorporated in Delaware on June 18, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company’s sponsor is AMCI Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the global natural resource infrastructure, value chain and logistics-related sectors. These sectors include equipment, services and technology that is used in, or related to, the resource value chain, and we refer to Natural Resources and Mining Equipment, Technology and Services (“Natural Resources and METS”) sectors.

As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and its search for a suitable Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on November 15, 2018. On November 20, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating total gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 5,500,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Sponsor, generating total gross proceeds of $5,500,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 20, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) and was subsequently invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On November 27, 2018, the Company closed on the sale of 2,052,077 additional units at a price of $10.00 per unit upon receiving notice of the underwriters’ election to partially exercise their over-allotment option, generating additional gross proceeds of $20,520,770, which were placed in the Trust Account and incurring additional offering costs of $410,416 in underwriting fees, which were paid via purchase by the Sponsor of an additional 410,416 Private Placement Warrants at a price of $1.00 per warrant. As a result of the partial exercise of the over-allotment option by the Underwriters and the expiration of the remaining portion of the over-allotment option, the Sponsor forfeited 236,981 Founder Shares (as defined below in Note 5).

Transaction costs amounted to $12,628,266, consisting of $4,410,416 of underwriting fees, $7,718,227 of deferred underwriting fees and $499,623 of other costs. In addition, $109,940 of cash remained outside of the Trust Account and was available for working capital purposes as of September 30, 2020.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the remaining net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting fees and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion unless otherwise required by law or regulation. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed to vote their Founder Shares, and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company has entered a contingent forward purchase agreement with the Sponsor. This contingent forward purchase agreement allows the Sponsor to purchase up to 5,000,000 units (the “Forward Purchase Units”) for $10.00 each, in a private placement to occur concurrently with the closing of an initial Business Combination, for an aggregate purchase price of up to $50,000,000. The Forward Purchase Units and their component securities would be identical to the units being sold in this offering, except that the Forward Purchase Units and their component securities would be subject to transfer restrictions and certain registration rights, as described therein. The proceeds from the sale of Forward Purchase Units may be used as part of the consideration to the sellers in the initial Business Combination.

The Company’s initial stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
The Company has until February 22, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

On May 15, 2020, the Company held a special meeting of stockholders to seek stockholder approval to extend the Combination Period from May 20, 2020 to October 20, 2020. The stockholders voted in favor to extend the deadline to complete a Business Combination to October 20, 2020.  In addition, stockholders holding 7,126,888 shares of the Company’s Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.  As a result, approximately $72.6 million (approximately $10.18 per share) was removed from the Trust Account to pay such holders. Approximately $373,000 (equal to $0.025 for each share of Class A common stock that was not redeemed at the special meeting) will be deposited into the Trust Account for each calendar month, or portion thereof, that is needed by the Company to complete an initial business combination.  As of September 30, 2020, an additional $1,865,649 was deposited into the Trust Account.

On October 16, 2020, the Company held a special meeting of stockholders to seek stockholder approval to extend the Combination Period from October 20, 2020 to February 22, 2021. The stockholders voted in favor of the extension of the deadline to complete a Business Combination to February 22, 2021.  In addition, stockholders holding 5,864,053 shares of the Company’s Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.  As a result, approximately $60.4 million (approximately $10.30 per share) was removed from the Trust Account to pay such holders.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Marcum LLP, our independent registered public accounting firm, and the underwriters of the Initial Public Offering will not execute agreements with us waiving such claims to the monies held in the Trust Account.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
The Company has principally financed its operations from inception using proceeds from the sale of its equity  securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the sale of the  Private Placement Warrants and the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of September 30, 2020, the Company had $109,940 in its operating bank account, $153,781,268 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $(2,263,355), which excludes approximately $48,000 of franchise taxes and income tax payable that may be paid from interest earned on the Trust Account. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or February 22, 2021, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. Operating results for the three and nine months ended September 30, 2020 is not necessarily indicative of the results that may be expected for the year ended December 31, 2020.  In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 27, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents held in Trust Account

At September 30, 2020, the assets held in the Trust Account were invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.  The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash equivalents totaling $153,781,268 and $225,433,349 held in Trust Account as of September 30, 2020 and December 31, 2019, respectively.  During the nine months ended September 30, 2020, the Company withdrew $1,765,098 from interest accrued on the Trust Account for the payment of franchise taxes and income taxes. On May 21, 2020, the Company withdrew $72,585,441 for payment to the stockholders who redeemed their shares.  On October 20, 2020, the Company withdrew $40,000 from interest accrued on the Trust Account for the payment of franchise taxes.  On October 20, 2020, the Company withdrew an additional $60,404,995 for payment to the stockholders who redeemed their shares.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. An aggregate of 13,471,011 and 20,866,262 shares of common stock subject to possible redemption at September 30, 2020 and September 30, 2019, respectively, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 27,962,493 shares of common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
Reconciliation of net loss per common share

The Company’s net loss/income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the income or losses of the Company.  Accordingly, basic and diluted loss per common share is calculated as follows:

	For the Three Months Ended September 30, 2020	For the Nine Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	For the Nine Months Ended September 30, 2019
Net (loss) income	$(617,905)	$(671,595)	$815,158	$2,448,343
Less: Income attributable to common stock subject to possible redemption	-	(228,483)	(879,363)	(2,703,586)
Adjusted net loss	$(617,905)	$(900,078)	$(64,205)	$(255,243)
Weighted average shares outstanding, basic and diluted	6,816,278	6,753,460	6,699,373	6,695,791
Basic and diluted net loss per common share	$(0.09)	$(0.13)	$(0.01)	$(0.04)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Note 3 – Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 22,052,077 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). On May 20, 2020, 7,126,888 shares were redeemed.  On October 20, 2020, 5,864,053 shares were redeemed.

Note 4 - Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,500,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant for an aggregate purchase price of $5,500,000. Simultaneously with the exercise of the over-allotment, the Sponsor purchased an aggregate of 410,416 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $410,416. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the sale of the Units in the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The warrants will expire five years after the completion of the Company’s Business Combination or earlier upon liquidation.

The Sponsor, and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 - Related Party Transactions

Founder Shares

On June 25, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.  In October 2018, the Sponsor transferred 35,000 Founder Shares to each of Messrs. Uren, Clark and Grant, the Company’s independent director nominees, and 100,000 each to Messrs. Hunter, Beem and Patel, the Company’s officers.

As a result of the partial exercise of the over-allotment option by the Underwriters and the expiration of the remaining portion of the over-allotment option, the Sponsor forfeited 236,981 Founder Shares.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
Administrative Services Agreement

The Company entered into an agreement with an affiliate of the Sponsor whereby, commencing on November 16, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the affiliate $10,000 per month for office space, utilities and secretarial and administrative support. For the nine months ended September 30, 2020 and 2019, the Company recorded $90,000 in fees in connection with such services in general and administrative expenses in the accompanying statements of operations. There were no fees payable and outstanding as of September 30, 2020 and 2019 and December 31, 2019.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Note 6 – Commitments

Registration Rights

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), Forward Purchase Units (and any shares of Class A common stock issuable upon the exercise of the Forward Purchase Units and the Shares of Class A common stock underlying the warrants underlying the Forward Purchase Units) and securities that may be issued upon conversion of Working Capital Loans are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Other Agreements

In May 2018, the Company entered into an agreement with a legal firm to assist the Company with a potential business combination and related securities and corporate work. The Company has agreed to pay a portion of the invoices and the payment of the remaining amount will be deferred until the consummation of the Business Combination.

In November 2018, the Company entered into an agreement with a transfer agent and trust company. The Company has paid a portion of the initial fees and the payment of the remaining amount will be deferred until the consummation of the Business Combination.

As of September 30, 2020, the aggregate amount deferred for such legal firm and transfer agent and trust company was $234,948. The deferred amount is an unrecognized contingent liability, as closing of a potential Business Combination was not considered probable as of September 30, 2020.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
On May 20, 2020, the Company issued a promissory note (the “Note”) in the principal amount of up to $2,365,649 to an affiliate of a business combination target (the “Lender”), pursuant to which Lender agreed, among other things, to loan the Company the necessary funds to deposit in the Company’s Trust Account for each share of the Company’s Class A common stock (“Public Share”) that was not redeemed in connection with the extension of the Company’s termination date from May 20, 2020 until October 20, 2020. The Note provides that, commencing May 20, 2020, Lender shall advance to the Company monthly payments of approximately $373,000, up to a maximum amount of approximately $1.9 million. The Company will deposit these advances into the Company’s Trust Account and such amounts will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial business combination. Lender will also advance the Company up to $500,000 to pay fees and expenses incurred by the Company in completing its initial business combination. The Note bears no interest unless the Company enters into a definitive agreement for an initial business combination with a party that is not affiliated with Lender (“Third Party Business Combination”), in which case the Note will bear interest at 1% per annum. The Note is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination or (ii) February 22, 2021, pursuant to the Amendment to Promissory Note dated October 12, 2020. The Company’s obligations under the Note are subject to a limited recourse guarantee by the Sponsor and are secured by a portion of the Founder Shares and private placement warrants (the “Pledged Securities”) of the Company owned by Sponsor. Following the occurrence of a Third Party Business Combination, no amounts will be due under the Note if Lender elects to realize under the Pledged Securities.  As of September 30, 2020, the outstanding amount is $2,330,304. On November 5, 2020, the Company borrowed an additional $35,344.

Note 7 - Stockholders’ Equity

Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A common stock - The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 1,454,178 and 1,205,623 shares of Class A common stock issued and outstanding, excluding 13,471,011 and 20,846,454 shares of common stock subject to possible redemption, respectively.

Class B Common Stock - The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 5,513,019 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants - Each warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share.

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

–	in whole and not in part;

–	at a price of $0.01 per warrant;

–	upon not less than 30 days’ prior written notice of redemption; and

–
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

–	if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 - Fair Value Measurements

The Company follows the guidance of ASC 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Observable inputs such as quoted prices in active markets;

●	Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

The following table presents information about the Company’s assets that are measured on a recurring basis at September 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

September 30, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash and cash equivalents held in Trust Account	$153,781,268	-	-

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash and cash equivalents held in Trust Account	$225,433,349	-	-

AMCI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2020
(Unaudited)
Note 9 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than described in these condensed financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On October 12, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AMCI Merger Sub Corp., a Delaware corporation and newly formed wholly-owned subsidiary of the Company (“Merger Sub”), AMCI Sponsor LLC, a Delaware limited liability company (the “Sponsor”), solely in the capacity as the representative from and after the effective time of the Merger (as defined below) (the “Effective Time”) for the stockholders of the Company (other than the Advent stockholders) (the “Purchaser Representative”), Advent Technologies Inc., a Delaware corporation (“Advent”), and Vassilios Gregoriou, solely in his capacity as the representative from and after the Effective Time for the Advent stockholders (the “Seller Representative”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Advent (the “Merger” and, together with the Warrant Amendment and the other transactions contemplated by the Merger Agreement, the “Transactions”), with Advent continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company.  In the Merger, (i) all shares of Advent common stock and Advent preferred stock (together, “Advent Stock”) issued and outstanding immediately prior to the Effective Time (other than those properly exercising any applicable dissenters rights under Delaware law) will be converted into the right to receive the Merger Consideration (as defined below) (with Advent preferred stock treated on an as-converted to Advent common stock basis); and (ii) all outstanding options, warrants or rights to subscribe for or purchase any capital stock of Advent or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Advent that have not been exercised or converted prior to the Effective Time will be cancelled, retired and terminated without any liability to Advent with respect thereto.  At the Closing, the Company will amend its charter to, among other matters, change its name to “Advent Technologies Holdings Inc.”.

The aggregate merger consideration to be paid pursuant to the Merger Agreement to holders of Advent Stock as of immediately prior to the Effective Time (“Advent Stockholders”) will be an amount equal to (the “Merger Consideration”) (i) $250 million, minus (ii) the estimated consolidated indebtedness of Advent and its subsidiaries as of the Closing, net of their estimated consolidated cash and cash equivalents (“Closing Net Indebtedness”).  The Merger Consideration to be paid to Advent Stockholders will be paid solely by the delivery of new shares of the Company’s Class A common stock, each valued at $10.00 per share.  The Closing Net Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment.  The Merger Consideration will be allocated among holders of Advent Stock (including holders based on their pro rata ownership in Advent as of immediately prior to the Effective Time (treating Advent preferred stock on an as-converted to common stock basis for such purposes and including Advent Convertible Securities that have exercised or converted prior to the Effective Time).

For further information on Advent, the Merger Agreement, and the Transactions, please see the Form 8-K filed by the Company with the SEC on October 16, 2020 and Form S-4 filed by the Company on November 24, 2020.

On November 20, 2020, the Sponsor agreed to loan the Company up to $1,000,000 as a Working Capital Loan. This loan is non-interest bearing and is due at the earlier of the date on which the Company consummates its Business Combination or February 22, 2021.  On November 20, 2020, the Company borrowed $400,000 on the Working Capital Loan.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Advent Technologies Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Advent Technologies Inc. (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, changes of stockholders' deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

We have served as the Company’s auditor since 2020.

Athens, Greece
November 9, 2020

Advent Technologies Inc.
CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

(All amounts are in USD)

		December 31,
	Notes	2019	2018
ASSETS
Current assets
Cash and cash equivalents		$1,199,015	$147,398
Accounts receivable, net	2.8	316,438	99,255
Contract assets	2.15	51,936	-
Inventories	4	32,440	28,352
Prepaid expenses		2,642	31,879
Other current assets	5	219,003	271,631
Total current assets		$1,821,474	$578,515
Non-current assets
Property and equipment, net	6	84,977	67,510
Other non-current assets		125	127
Total non-current assets		$85,102	$67,637
Total Assets		$1,906,576	$646,152

LIABILITIES
Current liabilities
Convertible Promissory Notes	10	$-	$791,003
Convertible Promissory Notes-Related parties	3, 10	500,000	2,638,135
Trade and other payables	7	307,822	302,739
Due to related parties	3	1,243,424	1,003,201
Deferred income from grants, current	2.20	79,591	108,375
Deferred revenue		-	128,400
Contract liabilities	2.15,13	38,728	-
Other current liabilities	8	167,480	239,862
Income tax payable	12	194,000	106,982
Total current liabilities		$2,531,045	$5,318,697
Non-current liabilities
Liability for Staff Leaving Indemnity	9	$28,853	$25,996
Deferred income from grants, non-current	2.20	180,480	61,311
Total non-current liabilities		$209,333	$87,307
Total liabilities		$2,740,378	$5,406,004
Commitments and contingent liabilities	16	-	-

STOCKHOLDERS’ DEFICIT
Common stock ($0.001 par value per share; Shares authorized: 6,591,595 at December 31, 2019; Issued and outstanding: 888,184 at December 31, 2019)	11	$888	$-
Common Stock A ($0.001 par value per share; Shares authorized: 1,600,000 at December 31, 2018; Issued and outstanding: 67,982 at December 31, 2018)	11	-	68
Common Stock B ($0.001 par value per share; Shares authorized: 1,000,000 at December 31, 2018; Issued and outstanding: 668,354 at December 31, 2018)	11	-	668
Preferred stock Series A ($0.001 par value per share; Shares authorized: 1,300,000 at December 31, 2019; Issued and outstanding: 314,505 at December 31, 2019)	11	315	-
Preferred stock Series seed ($0.001 par value per share; Shares authorized: 2,108,405 at December 31, 2019; Issued and outstanding: 2,108,405 at December 31, 2019)	11	2,108	-
Additional Paid in Capital	11	8,811,647	4,520,138
Accumulated other comprehensive income		118,859	128,639
Accumulated Deficit		$(9,767,619)	$(9,409,365)
Total stockholders’ deficit		$(833,802)	$(4,759,852)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT		$1,906,576	$646,152

The accompanying notes are an integral part of these consolidated financial statements.

Advent Technologies Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2019 AND 2018

(All amounts are in USD)

		Years ended December 31,
	Note	2019	2018
Revenue, net	13	$620,168	$373,741
Cost of revenues		(397,393)	(200,495)
Gross profit		$222,775	$173,246

Income from grants	2.20	601,945	471,509
Research and development expenses		(124,728)	(99,974)
Administrative and selling expenses		(863,573)	(859,819)
Other operating expenses		(10,156)	(35,968)
Operating Loss		$(173,737)	$(351,006)

Finance costs	14	$(72,117)	$(25,405)
Finance costs-Relates parties		(34,541)	(85,291)
Foreign exchange differences, net		11,883	1,623
Other income		568	1,780
Other expenses		(2,483)	(6,507)
Loss before tax		$(270,427)	$(464,806)
Income tax expense	12	(87,827)	(100,577)
Net loss		$(358,254)	$(565,383)

The accompanying notes are an integral part of these consolidated financial statements.

Advent Technologies Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(All amounts are in USD)

		Years ended December 31,
	Note	2019	2018
Net loss		$(358,254)	$(565,383)
Other comprehensive income (loss):
Net foreign currency translation adjustments	2.4	(9,780)	42,805
Other comprehensive income (loss)		(9,780)	42,805
Comprehensive loss		$(368,033)	$(522,578)

The accompanying notes are an integral part of these consolidated financial statements.

Advent Technologies Inc.

CONSOLIDATED STATEMENT OF CHANGES OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(All amounts are in USD)

	No. of shares	Common Stock	No. of shares	Common Stock Class A	No. of shares	Common Stock Class B	No. of shares	Preferred stock series A	No. of shares	Preferred stock series seed	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
As at January 1, 2018	—	$—	67,982	$68	668,354	$668	—	$—	—	$—	$4,520,138	$(8,843,982)	$85,835	$(4,237,273)
Net loss	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$(565,383)	$—	$(565,383)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	42,804	42,804
At December 31, 2018	—	$—	67,982	$68	668,354	$668	—	$—	—	$—	$4,520,138	$(9,409,365)	$128,639	$(4,759,852)
Net loss for the year	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$(358,254)	$—	$(358,254)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(9,780)	(9,780)
Conversion of Convertible Promissory Notes (Note 10)	—	—	—	—	—	—	—	—	1,681,453	1,681	2,767,888	—	—	2,769,569
Exchange of common stock A & B to common stock	736,336	736	(67,982)	(68)	(668,354)	(668)	—	—	—	—	—	—	—	—
Exercise of stock options (Note 11)	151,848	152	—	—	—	—	—	—	—	—	1,366	—	—	1,518
Issuance of preferred stock (Note 11)	—	—	—	—	—	—	314,505	315	426,952	427	1,348,361	—	—	1,349,103
Extinguishment of Convertible Promissory Notes–Related parties	—	—	—	—	—	—	—	—	—	—	173,894	—	—	173,894
At December 31, 2019	888,184	$888	—	$—	—	$—	314,505	$315	2,108,405	$2,108	$8,811,647	$(9,767,619)	$118,859	$(833,802)

The accompanying notes are an integral part of these consolidated financial statements.

Advent Technologies Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED

DECEMBER 31, 2019 AND 2018

(All amounts are in USD)

		Years ended December 31,
	Notes	2019	2018
Net loss		$(358,254)		$(565,383)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment		16,804		22,112
Non cash interest and service cost	9	3,337		2,777
Income tax expense		87,827		100,577
Accrued Interest – Convertible Promissory Notes		—		(61,781)

Decrease (Increase) in:
Accounts receivable, net		(217,183)		17,867
Contract assets		(51,936)		—
Inventories		(4,088)		(28,352)
Prepaid expenses		29,237		(31,880)
Other current assets		52,628		(79,984)
Trade and other payables		39,658		(47,342)
Due to related parties		240,223		227,250
Deferred income from grants, current and deferred revenue		(38,012)		162,954
Contract liabilities		38,728		—
Other current liabilities		(72,382)		240,147
Income tax payable		951		—
Net Cash used in Operating Activities		$(232,462)		$(41,038)

Cash Flows from Investing Activities:
Purchases of property and equipment	6	(34,935)		—
Net Cash used in Investing Activities		$(34,935)	$

Cash Flows from Financing Activities:
Proceeds of issuance of preferred stock	11	1,349,102		—
Proceeds from exercise of stock options	11	1,518		—
Net Cash provided by Financing Activities		$1,350,620	$

Net increase (decrease) in cash and cash equivalents		1,083,223		(41,038)
Effect of exchange rate changes on cash and cash equivalents		(31,606)		9,676
Cash and cash equivalents at the beginning of the year		147,398		178,760
Cash and cash equivalents at the end of the year		$1,199,015		$147,398

Supplemental Cash Flow Information
Cash paid during the period for:
Interest paid		—		—
Tax paid		—		—

Non cash Financing Activities:
Extinguishment of Convertible Promissory Notes–Related parties	10	173,894		—
Conversion of Convertible Promissory Notes & issuance of preferred shares	10 & 11	2,769,569		—

The accompanying notes are an integral part of these consolidated financial statements.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1.	COMPANY INFORMATION:

Advent Technologies Inc. (the “Parent”) was incorporated under the laws of the State of Delaware on October 12, 2012. Following that date, the stockholders of Advanced Energy Technologies S.A., under a share exchange agreement, effected a share exchange with the Advent Technologies Inc. resulting in identical common ownership between the two companies which was accounted for similar to a business combination between entities under common control.

The Parent is headquartered in Cambridge, Massachusetts and its wholly owned subsidiary, Advanced Energy Technologies S.A. (the “Subsidiary”) is headquartered in Patras, Greece. The Parent and the Subsidiary (collectively, “the Company”) is principally engaged in the manufacturing of membranes and fuel cells that convert methanol, natural gas, and hydrogen to electricity.

As an early stage growth company, the Company is incurring operational losses and its ability to access capital is critical. As of December 31, 2019, the Company reported a working capital deficit of $0.7 million. In addition, the Company incurred losses in 2019 and 2018 of $0.4 million and $0.6 million, respectively, and has historically incurred losses resulting in stockholders’ deficit as of December 31, 2019 of $0.9 million. The Company historically, has funded its operations primarily through the issuance of debt and equity securities. Subsequent to December 31, 2019, the Company repaid $0.5 million outstanding debt of its interest bearing Convertible Promissory Notes (Note 10) and raised additional funding from the issuance of preferred stock of $1.43 million (Note 17), resulting in no outstanding debt, and positive working capital as of June 30, 2020.

The Company currently is exploring opportunities for raising additional funds to implement its growth plan. On October 12, 2020, the Company entered into a merger agreement with AMCI Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of AMCI Acquisition Corp. (“AMCI”), a Special Purpose Acquisition Company, listed on the NASDAQ Stock Market. Completion of the transaction is subject to a number of conditions set forth in the merger agreement including, among others, stockholders' approval. (Note 17).

The Company believes that it will be in a position to cover its liquidity needs for the next twelve months after the date of these consolidated financial statements, through cash on hand, cash from operations, raising additional capital, or a combination thereof.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Accordingly, they do not include any adjustments that might result in the event the Company is unable to continue as a going concern.

2.	Summary of Significant Accounting Policies:

2.1	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

2.2	Principles of consolidation

The consolidated financial statements include the accounts of the Parent and its Subsidiary. All intercompany balances and transactions have been eliminated upon consolidation.

2.3	Use of Estimates

The preparation of consolidated financial statements in conformity U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates (Notes 2.8 and 12).

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies - continued:

2.4	Foreign Currency Translation

The Company’s reporting currency is U.S. dollar. The functional currency of the Subsidiary is the Euro, and the assets and liabilities of this Subsidiary are translated into U.S. Dollars at the exchange rates in effect at the balance sheet dates, and revenue and expense amounts are translated at average exchange rates in effect during the period, and equity accounts are translated at historical rates. The gain or loss resulting from the translation of foreign currency financial statements into U.S. dollars is reported in the consolidated statements of comprehensive loss.

The functional currency of the Company is the U.S. dollar. Transactions denominated in foreign currencies are converted into U.S. dollars at the exchange rate in effect at the time of the transactions. At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated to U.S. dollars at exchange rates in effect at the balance sheet date. Any resulting foreign exchange differences are included in the consolidated statements of operations.

2.5	Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (loss), net of tax. The Company’s other comprehensive income (loss), net of tax, consists of foreign currency translation adjustments that result from consolidation of its Subsidiary.

2.6	Segment Information

Under ASC 280, Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer, who is also the CODM, makes decisions and manages the Company’s operations as a single operating segment for purposes of allocating resources and evaluating financial performance. For the above reasons, the Company has determined that it operates in one reportable segment.

2.7	Cash and cash equivalents

Cash and cash equivalents include bank deposits. Time deposits and all highly liquid investments with an original maturity of three months or less are cash equivalents. As at December 31, 2019 and 2018, the Company has no cash and cash equivalents which are restricted as to withdrawal or usage or as a compensating balance requirement.

2.8	Accounts Receivable, net

Accounts receivable are recorded at the amount billed to customers less an estimated allowance for uncollectible accounts. The allowance is estimated from historical performance, current circumstances, and projections of trends. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. As of December 31, 2019 and 2018, there was no allowance for doubtful accounts as the Company considers all of the accounts receivable fully collectible.

2.9	Inventories

Inventories include raw materials used in the production process and are stated at the lower of average cost or net realizable value. Net realizable value is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Cost is determined by the first in, first out method.

2.10	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimate useful life of the assets. The Company uses an estimated useful life of 10 years for machinery and 5 to 7 years for furniture and other equipment.

The Company enters into leasehold improvements mainly in its office premises in Patras. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvement. The amounts of leasehold improvements as at December 31, 2019 and 2018 are $2,667 and $2,931 respectively. Repair and maintenance costs which do not improve or extend asset lives are expensed as incurred. Gains or losses from disposals are included in income.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies - continued:

2.11	Leases

The Company leases office and manufacturing space in Patras, Greece and office premises in Cambridge, Massachusetts. These leases are classified as operating leases in accordance with ASC 840, Leases. Rent expense, including any contractual rent increases, is recorded on a straight-line basis over the life of the lease. Building improvements made with the lease incentives or tenant allowances are capitalized as leasehold improvements and included in property and equipment in the balance sheet.

2.12	Convertible Promissory Notes

The Company evaluates terms in Convertible Promissory Notes and embedded features under ASC 470-20 Debt with Conversion and Other Options, ASC 480, Distinguishing liabilities from equity and ASC 815, Derivatives and embedded derivatives.

The Company follows the provisions of ASC 470-50, Modifications and Extinguishments, to account for all modifications or extinguishments of debt instruments, except debt that is extinguished through a troubled debt restructuring. Under ASC 470-50, modifications or exchanges are considered extinguishments with gains or losses recognized in current earnings if the terms of the new debt and original instrument are substantially different. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt should be initially recorded at fair value, with the difference recognized as an extinguishment gain or loss or additional paid in capital if the restructuring is in essence a capital transaction, as per ASC 470-50-40-2.

2.13	Value added taxes

The Company collects value added taxes directly on its customers. The Company then remits such taxes on behalf of its customers to the governmental authorities. The Company excludes from net operating revenues the tax amounts imposed on revenue-producing transactions that were collected from its customers to be remitted to governmental authorities. Accordingly, such tax amounts are recorded in the line item trade accounts receivable in the consolidated balance sheets when collection of taxes from the customer has not yet occurred and are recorded in the line item trade and other payable in the Company’s consolidated balance sheets until they are remitted to the applicable governmental authorities.

2.14	Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. For the years ended December 31, 2019 or 2018, income tax provisions of $87,827 and $100,577, respectively, have been recorded in the consolidated statements of operations, including provisions for accrued interest and penalties. The Company is currently not aware of any issues under review that could result in significant accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

The Company may be subject to potential examination by U.S. federal, state and city, and the Subsidiary may be subject to potential examination by the Greek taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with the U.S. federal, state and city and Greek tax laws. The Company has recorded no deferred tax assets or liabilities as of December 31, 2019 and 2018. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced from 35% to 21%, among other changes, for which the Company’s management does not believe that have a material effect on the Company’s consolidated financial statements.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies - continued:

2.15	Revenue Recognition

The Company’s revenues derive from product sales. The Company sells electrochemistry materials, i.e. high-temperature plastic membranes, electrodes, and their combination-resulting MEAs (Membrane-Electrode Assemblies), as well as MEAs consumables. The Company recognizes revenue as follows:

Revenue recognition up to December 31, 2018

Up to December 31, 2018, revenue was recognized in accordance with ASC 605, Revenue Recognition. For product sales, revenue was recognized when product was shipped from the Company’s facilities and risk of loss and title had passed to the customer, which was in accordance with customer contracts and the stated shipping terms. In general, customers do not have any rights of return, except for quality/specification disputes and the Company offers limited time warranty, up to 45 days as per its policy. With significant and recurring customers, the Company negotiates written master agreements as framework agreements (general terms and conditions of trading), following individually purchase orders. For customers with no master agreements, the approved purchase orders form the contract. Contracts with customers and sales in general are short-term.

The Company based on historical performance, current circumstances, and projections of trends estimated that no allowance for returns as per warranty policy should have been recognized.

Revenue recognition from January 1, 2019

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company adopted ASU No. 2014-09 on January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application. The prior period comparative information has not been restated and continues to be reported under the accounting guidance in effect for that period.

In accordance with ASC 606, revenue is recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	identify the contract with a customer,

●	identify the performance obligations in the contract,

●	determine the transaction price,

●	allocate the transaction price to performance obligations in the contract, and

●	recognize revenue as the performance obligation is satisfied.

With significant and recurring customers, the Company negotiates written master agreements as framework agreements (general terms and conditions of trading), following individually purchase orders. For customers with no master agreements, the approved purchase orders form the contract. Effectively, contracts under the revenue standard have been assessed to be the purchase orders agreed with customers.

The Company has assessed that each product sold is a single performance obligation because the promised goods are distinct on their own and within the context of contract. In cases where the agreement includes customization services for the contracted products, the Company is providing integrated services; therefore, the goods are not separately identifiable, but are inputs to produce and deliver a combined output and form a single performance obligation within the context of the contract. Furthermore, the Company assessed whether it acts as a principal or agent in each of its revenue arrangements and has concluded that in all sales transactions it acts as a principal. Additionally, the Company taking into consideration the guidance and indicative factors provided by ASC 606 concluded that it provides assurance type warranties (warranty period is up to 45 days) as it does not provide a service to the customer beyond fixing defects that existed at the time of sale. The Company based on historical performance, current circumstances, and projections of trends estimated that no allowance for returns as per warranty policy should be recognized at the time of sale, accounted for under ASC 460, Guarantees.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies - continued:

Under ASC 606, the Company estimates the transaction price, including variable consideration, at the commencement of the contract and recognizes revenue over the contract term, rather than when fees become fixed or determinable. In other words, where contracts with customers include variable consideration (i.e. volume rebates), the Company estimates at contract inception the variable consideration and adjusts the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Furthermore, no material rights or significant financing components have been identified in the Company’s contracts. Payment terms generally include advance payment requirements. The time between a customer’s payment and the receipt of funds is less than one year. Payment terms are in the majority fixed and do not include variable considerations, except from volume rebates.

Revenue from satisfaction of performance obligations is recognized based on identified transaction price. The transaction price reflects the amount to which the Company has rights under the present contract. It is allocated to the distinct performance obligations based on standalone selling prices of the services promised in the contract. In cases of more than one performance obligation, the Company allocates transaction price to the distinct performance obligations in proportion to their observable stand-alone selling prices and recognizes revenue as those performance obligations are satisfied.

In the majority of cases of product sales, revenue is recognized at a point in time when customer obtains control of the respective goods that is, when the products are shipped from the Company’s facilities as control passes to the customer in accordance with agreed contracts and the stated shipping terms. In cases where the contract includes customization services, which one performance obligation is identified, revenue is recognized over time as the Company’s performance does not create an asset with alternative use and the Company has an enforceable right to payment for performance completed to date. The Company uses the input method (i.e. cost-to cost method) to measure progress towards complete satisfaction of the performance obligation.

Contract Assets and Contract Liabilities

A contract asset results when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time. As at December 31, 2019, the Company recognized contract asset of $51,936, in the consolidated balance sheets.

The Company recognizes contract liabilities when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts. The Company generally invoices its customers in advance of services being provided. As at December 31, 2019, the Company recognized contract liabilities of amount $38,728, in the consolidated balance sheets.

For more information regarding the impact of adopting the revenue standard in terms of contract assets and liabilities refer to Note 13.

Contract costs

Customer contracts are less than one year and the Company has elected the practical expedient in ASC 340-40-25-4 to expense any contract costs as incurred. During the years ended December 31, 2019 and 2018, no contract costs were recognized in the consolidated statements of operations.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies - continued:

2.16	Cost of Revenues

Cost of revenues include consumables and product materials, labor and employee compensation, third party services and fees, and other direct costs such as depreciation, travel costs and rent expenses, that relate to the manufacturing of Company’s products. The Company recognizes cost of revenues in the period that revenues are recognized.

2.17	Research and Development Expenses

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses include employee compensation, materials, depreciation and other indirect costs related to the development of the Company’s products.

2.18	Administrative and Selling Expenses

Administrative expenses include employee compensation, benefits and travel expenses, consulting and legal fees, and other general overhead costs including depreciation to support our operations. Selling expenses include allocated depreciation, personnel remuneration, advertising expenses and other allocated amounts.

2.19	Patent Costs

The Company expenses patent renewal costs and related legal costs as they are incurred and classifies such costs as other operating expenses, in the accompanying consolidated statements of operations. The Company recorded patent expenses of $10,156 and $35,968 for the years ended December 31, 2019 and 2018.

2.20	Income from grants and related deferred income

Grants include cash subsidies received from various institutions and organizations. Grants are recognized as other income. Such amounts are recognized in the consolidated statements of operations when all conditions attached to the grants are fulfilled.

Condition to the grants would not be fulfilled unless related costs have been characterized as eligible by the grantors, are actually incurred and there is certainty that costs are allowable. These grants are recognized as deferred income when received and recorded in income when the eligible and allowable related costs and expenses are incurred. Under all grant programs, a coordinator is specified. The coordinator, among other, receives the funding from the grantor and proceeds to its distribution to the parties agreed in the process specified in the program. The Company assessed whether it acts as a principal or agent in its role as a coordinator for specific grants and has concluded that in all related transactions it acts as an agent. During the years ended December 31, 2019 and 2018, the Company recognized income for grants of $601,945 and $471,509, respectively, in connection with amounts received for fuel cell research and development. Deferred income from grants as at December 31, 2019 and December 31, 2018 in the consolidated balance sheets is $260,071 and $169,686, respectively, and is split between current and non-current portion based on the estimated time of realization of eligible costs and expenses.

2.21	Share based payments

The Company recognizes cost for common shares vested and non-vested, under stock options and stock awards granted to its employees and directors for their services, (i) immediately at the grant date if no vesting conditions are present, or (ii) using the accelerated method over the requisite service period based on the grant-date fair value of the awards. The Company accounts for forfeitures as they occur. For the years ended December 31, 2019 and 2018, no amortization of compensation cost was recorded, since there were no unvested shares outstanding during these years.

2.22	Liability for Staff Leaving Indemnity

Under Greek labor law, employees are entitled to staff leaving indemnity in the event of dismissal or retirement with the amount of payment varying in relation to the employee’s compensation, length of service and manner of termination (dismissed or retired). Employees who resign or are dismissed with cause are not entitled to staff leaving indemnity. Staff retirement obligations are calculated at the present value of the future retirement benefits deemed to have accrued at year-end, based on the employees earning retirement benefit rights accumulated throughout the working period in accordance with the Greek Labor Law 2112/1920.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies - continued:

The reserve for retirement obligations is classified as defined benefit plan under ASC 715-30 and is based on an actuarial valuation. Net costs for the period are separately reflected in the accompanying consolidated statements of comprehensive loss consist of the present value of benefits earned in the year, interest cost on the benefit obligation, past service cost and gains or losses on curtailment. Past service costs are recognized in the consolidated statements of operations on the earlier of the date of plan amendment and the date that the Company recognizes restructuring or termination costs. Actuarial gains or losses are recognized immediately in the consolidated balance sheets with a corresponding debit or credit to retained earnings through other comprehensive income (loss) in the period in which they occur. Re-measurements are not reclassified to profit and loss in subsequent periods.

2.23	Fair Value Measurement

The Company follows the accounting guidance in ASC 820 for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

●	Level 1: Quoted prices in active markets for identical assets or liabilities.

●	Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

●
Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value, if any, are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

2.24	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company’s cash is placed with high-credit-quality financial institutions. The Company limits its concentration of risk in accounts receivable from product sales as it transacts with different customers. The Company has not experienced any credit loss relating to its cash equivalents or accounts receivable. The Company performs periodic credit evaluations of its customers and generally does not require collateral.

Revenue, net for years ended December 31, 2019 and 2018 included revenues derived from significant customers as follows (in percentages of total revenue, net):

Customer	2019	2018
A	19%
B	11%
C		12%
D		11%
E		11%

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies - continued:

2.25	Commitment and contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties, environmental and remediation obligations and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

2.26	Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Additionally, ASU 2019-01, Codification Improvements to Topic 842, Leases and ASU 2020-02, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), provided additional clarifications for implementing ASU 2016.02. The new lease standard was originally effective for the private entities on January 1, 2021, with early adoption permitted. Following the issuance of ASU 2020-05, Effective Dates for Certain Entities (Topic 842), the effective date of Leases was deferred for private entities (the “all other” category) to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application continues to be permitted which means that an entity may choose to implement Leases before those deferred effective dates. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. Furthermore, amendments, ASU 2019-10 and ASU 2019-11 provided additional clarification for implementing ASU 2016-13. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements. In October 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). ASU 2018-17 provides that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. This is consistent with how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a VIE. The Amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.

In August 2018, FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement”. This update modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and earlier adoption is permitted. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3.	Related party disclosures:

The amounts included in the accompanying consolidated balance sheets and consolidated statements of operations are as follows:

Consolidated Balance Sheets

	December 31, 2019			December 31, 2018
Convertible Promissory Notes – Related parties	Total	Notes	Interest	Total	Notes	Interest
Convertible Promissory Notes - Vassilios Gregoriou	$–	$–	$–	$28,982	$20,000	$8,982
Convertible Promissory Notes -Advanced Energy Innovation Inc.	–	–	–	1,449,096	1,000,000	449,096
Convertible Promissory Notes - System Sunlight SA	–	–	–	369,967	256,758	113,209
Convertible Promissory Notes - Christos Kaskavelis	–	–	–	130,521	99,955	30,566
Convertible Promissory Notes - Piraeus-Taneo Capital Fund	500,000	500,000	–	659,569	441,600	217,969
Total	$500,000	$500,000	$–	$2,638,135	$1,818,313	$819,822

	December 31,
	2019	2018
Due to related parties	Unpaid compensation cost	Unpaid compensation cost
Vassilios Gregoriou	$648,394	$554,894
Christos Kaskavelis	68,908	–
Emory Sayre De Castro	526,122	448,307
Total	$1,243,424	$1,003,201

Consolidated statements of operations

	December 31,
	2019	2018
Finance costs – Related parties	Interest	Interest
Convertible Promissory Notes – Vassilios Gregoriou	$	$710
Convertible Promissory Notes – Advanced Energy Innovation Inc.	-	35,507
Convertible Promissory Notes – System Sunlight SA	-	9,117
Convertible Promissory Notes – Christos Kaskavelis	-	3,549
Convertible Promissory Notes – Piraeus-Taneo Capital Fund (“PTCF”)	34,541	$36,408
Total	$34,541	$85,291

Vassilios Gregoriou: Vassilios Gregoriou is the Company’s Chairman and CEO and one of the major stockholders of the Company, owning 15% and 2% of the Company’s common stock as of December 31, 2019 and December 31, 2018, respectively. As further discussed in Note 10, Vassilios Gregoriou holds convertible notes converted to Company’s preferred shares in 2019. The Company has entered into a consultancy agreement with the CEO for his services, with an annual remuneration of $170,000. The table above presents unpaid compensation costs as at December 31, 2019 and 2018.

Advanced Energy Innovation Inc.: Vassilios Gregoriou, the Company’s Chairman and CEO and major stockholder and Christos Kaskavelis, Company’s Director, owns 40% and 40% of Advanced Energy Innovation Inc., respectively. As further discussed in Note 10, Advanced Energy Innovation Inc. holds convertible notes converted to Company’s preferred shares in 2019.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Related party disclosures:

Christos Kaskavelis: Christos Kaskavelis serves as the Company’s Director and minor stockholder. The Company pays Christos Kaskavelis for professional services rendered, through Mamaya IKE, a Greek company owed by him and his wife. The table above presents unpaid compensation costs as at December 31, 2019 and 2018.

System Sunlight SA: System Sunlight SA is one of the major stockholders of the Company, owning 13% and 19% of the Company’s common stock as of December 31, 2019 and December 31, 2018, respectively. As further discussed in Note 10, System Sunlight SA holds convertible notes converted to Company’s preferred shares in 2019.

Piraeus-Taneo Capital Fund (“PTCF”): PTCF is a venture capital mutual fund represented by Piraeus Capital Management SA, a member of Piraeus Bank SA group, owning 3% and 43% of the Company’s common stock as of December 31, 2019 and December 31, 2018, respectively. As further discussed in Note 10, PTCF is holder of convertible notes, which have been settled in cash subsequent to December 31, 2019. According to the terms of the respective notes, PTCF was entitled with representation in the Board and in this respect one representative of the fund was appointed as Director. Subsequent to December 31, 2019 and following the settlement of the respective notes, the representative of PTCF resigned his position in Board.

Emory Sayre De Castro: Emory Sayre De Castro, is the Company’s Director, CTO and minor stockholder. The Company has entered into a consultancy agreement with the CTO for his services, with an annual remuneration of $150,000. The table above presents unpaid compensation costs at December 31, 2019 and 2018.

4.	Inventories:

Inventories consist of the following:

	December 31,
	2019	2018
Raw materials and supplies	$32,440	$28,352
Total	$32,440	$28,352

5.	Other current assets:

Other current assets are analyzed as follows:

	December 31,
	2019	2018
VAT receivable	$171,057	$135,835
Grants receivable	43,779	130,244
Other current receivables	4,167	5,552
Total	$219,003	$271,631

VAT receivable related to sales of the Subsidiary.

Grants receivable as of December 31, 2018 consist of grants accrued of amount $ 93,747 (not invoiced) and grants invoiced of amount $36,497. As of December 31, 2019 the amount of $ 43,779 relates wholly to grants accrued amounts.

6.	Property and equipment:

Property and equipment as of December 31, 2019 and 2018, are composed of the following:

	Property and Equipment	Accumulated Depreciation	Exchange Differences	Net Book Value
Balance January 1, 2018	$550,932	$(459,152)	$–	$91,780
Depreciation for the year	–	(22,112)	–	(22,112)
Reversal of fully depreciated asset	(343,986)	343,986	–	–
Exchange differences	–	–	(2,158)	(2,158)
Balance December 31, 2018	$206,946	$(137,278)	$(2,158)	$67,510
Additions	34,935	–	–	34,935
Depreciation for the year	–	(16,804)	–	(16,804)
Reversal of fully depreciated asset	(6,672)	6,672	–	–
Exchange differences	–	–	(664)	(664)
Balance December 31, 2019	$235,209	$(147,410)	$(2,822)	$84,977

There were $34,935 of additions to office and other equipment in the year ended December 31, 2019 and $nil in the year ended December 31, 2018. Depreciation expense for the years ended December 31, 2019 and 2018 was $22,112 and $16,804, respectively. Also, property and equipment include leasehold improvements of amount $2,667 and $2,931 as at December 31, 2019 and 2018, respectively. There are no collaterals or other commitments on the Company’s property and equipment.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
7.	Trade and other payables:

	December 31,
	2019	2018
Trade payables	$267,706	$269,036
Other payables	40,116	33,703
Total	$307,822	$302,739

8.	Other current liabilities:

Other current liabilities of the Company are analyzed as follows:

	December 31,
	2019	2018
Accrued expenses for legal and consulting fees	$76,555	$147,718
Other accruals and short-term payables	79,767	78,522
Provision for unused vacation	11,158	13,622
Total	$167,480	$239,862

Amounts of $54,174 and $55,219 classified in other current liabilities as of December 31, 2019 and December 31, 2018, respectively, relate to amounts received from grantor to the Company in its role as a coordinator to this grant and the Company is obliged to transfer these amounts to one of its stockholders, which is also part in the respective grant program.

9.	Liability for Staff Leaving Indemnity:

The movements in the net liability in the accompanying consolidated balance sheets has as follows:

	December 31,
	2019	2018
Liability at the beginning of the period	$25,996	$24,405
Interest cost	292	276
Service cost	3,045	2,501
Cost recognized in loss for the year	3,337	2,777
Exchange differences	(480)	(1,186)
Net liability at the end of the period	$28,853	$25,996

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	Liability for Staff Leaving Indemnity:

The main actuarial assumptions used were as follows:

	December 31,
	2019	2018
	%	%
Discount rate	1.15	1.15
Future salary increases	1.50	1.50
Inflation	1.50	1.50

10.	Convertible Promissory Notes:

Convertible Promissory Notes and Convertible Promissory Notes – Related parties are analyzed as follows:

	Interest	December 31,
	rate	2019	2018
	%
Senior secured Convertible Promissory Notes – (“Advent Notes”)	8%	$—	$1,961,690
Senior secured Convertible Promissory Notes – (“PTCF Note”)	8%	500,000	441,600
Total Convertible Promissory Notes Face Amount		500,000	2,403,290
Interest accrues to redemption or conversion – Advent Notes		—	807,879
Interest accrues to redemption or conversion - PTCF Note		—	217,969
Total Convertible Promissory Notes Interest accrued		—	1,025,848
Advent Notes		—	2,769,569
PTCF Note		500,000	659,569
Total Notes		500,000	3,429,138
Related Party Convertible Promissory Notes
Advent Notes		—	1,978,566
PTCF Note		500,000	659,569
Total Related Party Convertible Promissory Notes		500,000	2,638,135
Convertible Promissory Notes
Advent Notes		—	791,003
Total Convertible Promissory Notes		$—	$791,003
Senior Secured Promissory Notes – Advent Notes

On October 12, 2012, the Parent issued $1,961,690 of Senior Secured Convertible Promissory Notes (“Advent Notes”), according to an agreement between the Parent, its Subsidiary and several investors, including related parties. Under this agreement, as amended, the investors (except for PTCF, which had entered into a separate agreement with the Subsidiary, as discussed below) entered into separate agreements with the Parent for the issuance of the Advent Notes. The Advent Notes are issued in their face value, interest of 8% is accrued on the principal until repayment or conversion, and their maturity dates were December 31, 2017. The Advent Notes are contingently convertible into a variable number of preferred shares or other equity securities. At June 11, 2018, the Required Holders, majority of Advent Notes’ holders as defined by the agreement (the “Required Holders”), exercised their option according to which all notes are convertible in preferred shares, with conversion price equal to 65% or 50% as per terms of each separate agreement with each investor, multiplied by $2.61, being the price per common share established by an independent valuator appointed by the Company and the Required Holders. The aggregate of this outstanding principal balance and the accrued and unpaid interest of $807,879 at that date was $2,769,569. It was further agreed that the Parent will authorize and issue preferred stock to effect the conversion. As at December 31, 2018 the authorization of preferred stock was not effected and Advent Notes were classified as a current liability. On May 28, 2019, the Company amended its certificate of incorporation and 2,500,000 preferred shares were authorized. On the same date, 1,681,453 Series Seed Preferred Shares, par value $0.001 per share were issued to the investors, of which 1,176,539 were issued to related parties (Note 11).

In October 2012, upon the issuance of initial Advent Notes, and in each additional issuance of Advent Notes up to December 31, 2017, warrants were issued to the investors. The warrants had an exercise price of $0.01 and matured on the fifth anniversary from their issuance or conversion if earlier, with their exercise contingent on a liquidity event. Most of the warrants have matured by December 31, 2017. No value was assigned to the remaining warrants. On June 11, 2018, any unexpired warrants held by Advent Notes holders, were terminated.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Convertible Promissory Notes:

Interest expense was $nil and $69,652 for the years ended December 31, 2019 and 2018, respectively (Note 14), of which $48,883 is included in Finance costs − Related parties and the remaining in Finance costs, in the consolidated statements of operations for the year ended December 31, 2018.

Senior secured convertible promissory notes – PTCF Note

Pursuant to the agreement with the Parent and several investors described above, Advanced Energy Technologies S.A., entered into a senior secured convertible promissory note agreement with PTCF and Piraeus Bank S.A. with a nominal value of Euro 385,743 ($499,846), with the Parent as guarantor and security provider (the “PTCF Note”). The PTCF Note was issued in its face value, bears interest of 8% per annum and its maturity date, as amended, was December 31, 2017. Under the terms of the note, the notes are contingently convertible into Subsidiary’s common stock at a conversion ratio of ten euro per share, and able to be further converted to Parent’s preferred stock at a variable price, at the option of the holders, and subject to condition imposed by Advent Notes. The Company’s assessment of the conversion features resulted to no bifurcation of embedded derivatives or beneficial conversion features, and the debt was classified as a current liability as at December 31, 2018.

On December 31, 2019, Advanced Energy Technologies S.A. and PTCF agreed the full repayment of the PTCF Note up to January 20, 2020, pursuant to which Euro 452,285 ($500,000) was agreed to be paid in full settlement of the PTCF Note with a principal balance of Euro 385,743 and accrued interest payable of Euro 221,342.50 at that date. The Company determined that the modified repayment terms met the criteria for debt extinguishment per ASC 470-50, Debt - Modifications and Extinguishments and resulted in a gain on debt extinguishment. The difference between the settlement amount of Euro 452,285 ($500,000) and the carrying amount of Euro 607,085.50 ($673,894 principal and interest), of Euro 154,801 ($173,894) was recognized in additional paid in capital as a capital transaction in accordance to ASC 470-50-40-2, since PTCF is a related party (Note 3).

On January 20, 2020, the Company repaid in full the amount of $500,000 as originally agreed with PTCF (Note 17).

Interest expense was $34,541 and $36,408 for the years ended December 31, 2019 and 2018, respectively (Note 14) and is classified in Finance costs − Related parties in consolidated statements of comprehensive operations.

11.	Stockholders’ Deficit:

The Company upon its incorporation had authorized 2,600,000 shares of common stock, with par value of $0.001 per share, consisting of 1,600,000 shares of Class A Voting Common Stock and 1,000,000 shares of Class B Non-Voting Common Stock.

On May 28, 2019, the Company amended and restated its certificate of incorporation to authorize 10,000,000 shares, consisting of 7,500,000 shares of Common Stock (one class of voting common stock), with par value of $0.001 per share, and 2,500,000 shares of Preferred Stock, with par value of $0.001 per share. The Preferred Stock was designated as Series Seed Preferred Stock.

On May 28, 2019, the Company exchanged the outstanding at that time Class A and Class B Common Stock, of 67,982 and 668,354, respectively, for shares in the newly authorized Common Stock amounting to 736,336 common shares.

On May 31, 2019, 151,848 common shares were issued in connection with the stock option plans discussed below, and as of December 31, 2019, the Company’s issued and outstanding common shares was 888,184.

As discussed in Note 10 above, upon the authorization of Series Seed Preferred Stock, the total outstanding balance of Advent Notes amounting to $2,769,569 was converted to 1,681,453 Series Seed Preferred Stock.

In December 2019, the Company entered into private placement agreements pursuant to which the Company issued 426,952 Series Seed Preferred Shares for net proceeds of $499,937.

On October 11, 2019, the Company further amended and restated its certificate of incorporation to issue up to 6,591,595 shares of common stock, par value of $0.001 per share, and up to 3,408,405 shares of Preferred stock, with par value of $0.001 per share. Such Preferred stock is comprised of 2,108,405 Series Seed Preferred Stock and 1,300,000 Series A Preferred Stock. Terms of Series Seed Preferred Stock and Series A Preferred Stock were similar to the May 28, 2019, certificate of incorporation.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Stockholders’ Deficit:

Upon authorization of the Series A Preferred Stock, the Company issued 314,505 Series A Preferred Shares for net proceeds of $849,165 in connection with private placement agreement with several investors.

As per the second amended and restated certificate of incorporation each share of Series Seed Preferred Stock and Series A Preferred Stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, participate on an as-converted basis in dividends declared and paid on the Company’s common shares and have a liquidation preference equal to the greater of $2.61 or $4.0046 for Series Seed Preferred Stock and Series A Preferred Stock, respectively, or the liquidation amount per share on an as converted basis.

The Series Seed Preferred Stock and Series A Preferred Stock are convertible at any time, at the option of the holder, at a conversion rate of one common share per Series Seed Preferred Stock or Series A Preferred Stock. All of the Series Seed Preferred Stock and Series A Preferred Stock will automatically convert into common shares, upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $6.0684 per share or (b) upon request of holders of more than 50% of the preferred stock acting as a single class in an as converted basis, at a conversion rate of one common share per Series Seed Preferred Stock or Series A Preferred Stock.

The conversion price is subject to customary anti-dilution and other adjustments such as issuance of common shares as a dividend or the subdivision, combination, or reclassification of common shares into a greater or lesser number of common shares.

If a deemed liquidation occurs (such as merger or consolidation of the Company or its Subsidiary and sale of all or substantially all of the Company’s and its subsidiary’s assets, unless holders of at least majority of the outstanding shares of preferred stock voting together as a single class and on an as-converted basis elect otherwise) and the Company does not effect the dissolution in 90 days, holders of the preferred stock can request, subject to the approval by majority holders of the preferred stock acting as a single class on an as converted basis, the redemption of the preferred stock at a price equal to the liquidation amount.

The Series Seed Preferred Stock and Series A Preferred Stock did not meet the criteria for mandatorily redeemable financial instruments.

Additionally, the Company determined that the nature of both classes of preferred stock were more akin to an equity instrument and that the economic characteristics and risks of the embedded conversion options were clearly and closely related to both classes of preferred stock. As such, the conversion options were not required to be bifurcated from the equity host under ASC 815, Derivatives and Hedging. The Company assessed that no beneficial conversion feature should be assigned. The Company also determined that the contingent redemption call option did not meet the definition of a derivative, since the Company’s shares are not readily convertible into cash, and thus net settlement criterion for an instrument to be characterized as a derivative under ASC 815, is not met. The Company assessed that equity classification was appropriate for both series of preferred stock.

The Series Seed Preferred Stock and Series A Preferred Stock rank pari passu with each other and senior to the Company’s common stock with respect to dividend distributions and distributions upon any liquidation event.

In 2017, the Company awarded options for 151,848 fully vested common shares to Company’s employees and directors, for their services with an exercise price of $0.01 under the stock plans of 2012-2016 and 2017. In 2019, all the grantees exercised their option and 151,848 common shares par value $0.001 were issued, for $1,518.

12.	Income Tax (Current and Deferred):

The Company’s consolidated financial statements include total net loss before taxes of $270,427 and $464,806 for the years ended December 31, 2019 and 2018. The income tax provision consists of the following:

	December 31,
	2019	2018
Federal:
Current	$–	$–
Deferred	–	–
State and Local:
Current	–	–
Deferred	–	–
Non-U.S.:
Current	87,827	100,577
Deferred	–	–
Income tax provision	$87,827	$100,577

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Income Tax (Current and Deferred):

Reconciliations of the differences between the provision for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

	2019
	Amount	Percent of Pretax Income
Current tax at U.S. statutory rate	$(56,790)	21.00%
Effect of state tax	(33,856)	12.52%
Effect of valuation allowance	32,489	(12.01)%
Non-U.S. change in tax rate	38,128	(14.10)%
Effect of non-U.S. income tax rates	1,957	(0.72)%
Effect of non-deductible expenses	34,579	(12.79)%
Change in tax reserves	71,320	(26.37)%
Total Income Tax Provision	$87,827	(32.48)%

	2018
	Amount	Percent of Pretax Income
Current tax at U.S. statutory rate	$(97,609)	21.00%
Effect of state tax	(19,848)	4.27%
Effect of valuation allowance	80,489	(17.32)%
Effect of non-U.S. income tax rates	6,522	(1.40)%
Effect of non-deductible expenses	37,251	(8.01)%
Change in tax reserves	93,772	(20.17)%
Total Income Tax Provision	$100,577	(21.64)%

Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of the Company’s assets and liabilities at the applicable tax rates in effect. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2019	2018
Deferred Tax Assets:
Net Operating Loss Carryforwards	$814,849	$589,852
Accounts receivable	36,838	33,444
Capitalized costs	404,325	527,760
Deferred revenue	62,417	85,006
Other current assets	–	40,947
Other current liabilities	28,599	30,111
Other	48,706	15,681
Gross Deferred Tax Assets	$1,395,734	$1,322,801
Less: Valuation Allowance	(1,384,230)	(1,313,741)
Total Deferred Tax Assets	$11,504	$9,060
Deferred Tax Liabilities:
Depreciation	$(11,504)	$(9,060)
Total Deferred Tax Liabilities	$(11,504)	$(9,060)
Net Deferred Tax Assets/(Liabilities)	$–	$–

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Income Tax (Current and Deferred):

A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. The Company provides a valuation allowance to offset deferred tax assets for net operating losses incurred during the year and for other deferred tax assets where, in the Company’s opinion, it is more likely than not that the financial statement benefit of these losses will not be realized. The Company’s valuation allowance increased by $70,489 in 2019 mainly due to increase in carried forward losses and by $80,489 in 2018 due to the same reason.

As of December 31, 2019, the Company had U.S. federal and state net operating loss carryforwards of $2,827,555 and $1,052,680, respectively, which may be used to offset future taxable income, if any. As of December 31, 2018, the Company had U.S. federal and state net operating loss carryforwards of $2,291,848 and $516,973, respectively, which may be used to offset future taxable income, if any. The Company’s U.S. federal and state net operating loss carryforwards begin to expire in 2033 and the U.S. federal net operating losses generated in 2018 and 2019 can be carried forward indefinitely. Ownership changes, as defined under Section 382 of the Internal Revenue Code of 1986, may limit the amount of net operating losses that can be utilized to offset future taxable income or tax liability. The Company has not yet completed an analysis of whether its net operating loss carryforwards may be limited.

As of December 31, 2019, the Company had $134,595 of gross unrecognized tax benefits, which would impact the effective tax rate, if recognized. As of December 31, 2018, the Company had $63,276 of gross unrecognized tax benefits, which would impact the effective tax rate, if recognized. A reconciliation of unrecognized tax benefits is as follows:

	December 31,
	2019	2018
Balance at beginning of period	$63,276	$5,280
Increase in tax positions for current year	71,319	57,996
Decrease in tax positions for prior year	–	–
Lapse in statute of limitations	–	–
Balance at end of period	$134,595	$63,276

The Company’s policy is to classify interest and penalties, if any, as components of the income tax provision in the consolidated statement of operations. The Company has not recorded any interest or penalty in the year ended December 31, 2019, whereas it has recorded an increase of $36,230 in the year ended December 31, 2018. Both as of December 31, 2019 and 2018, the amount of accrued interest and penalties totaled $38,919. The Company expects its unrecognized tax benefits to increase within the next twelve months but the range cannot be estimated at this time.

The Company files income tax returns in the U.S. federal and Massachusetts jurisdictions. The statute of limitations for assessment by the Internal Revenue Service and Massachusetts tax authorities is closed for tax years prior to 2017, although carryforward attributes that were generated prior to tax year 2017 may still be adjusted upon examination by the Internal Revenue Service or Massachusetts tax authorities if they either have been, or will be, utilized in a future period.

The Subsidiary files income tax returns in Greece and is subject to examination by the taxing authorities. The Subsidiary’s income tax returns are open for audit for tax years 2015 and forward.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	Revenue, net:

Revenue, net is analyzed as follows:

	2019	2018
Sales of goods	$620,168	$374,524
Discounts on sales	–	(783)
Total revenue from contracts with customers	$620,168	$373,741

The timing of revenue recognition is analyzed as follows:

Timing of revenue recognitionTiming of revenue recognition	2019	2018
Goods and services transferred at a point in time	$493,087	$373,741
Goods and services transferred over time	127,081	–
Total revenue from contracts with customers	$620,168	$373,741

The adoption of ASC 606 did not have an impact in revenue recognition in the Company’s consolidated financial statements for the prior annual period, except for the recognition of contract assets and contract liabilities, which under the previous standard are classified as accrued income or deferred revenue. In particular, as the Company’s revenue stream is the sale of products, the revenue recognition process has been assessed and has not changed.

No contract assets were recognized as at January 1, 2019. As at December 31, 2019 contract assets are $51,936. Also, the Company has recognized contract liabilities at an amount of $128,400 as at January 1, 2019 and $38,728 as at December 31, 2019. Within 2019, the Company fully transferred goods to the customers in respect of the open balance of $128,400.

14.	Finance costs:

Finance costs are analyzed as follows:

	2019	2018
Interest on bank loans and bonds	$–	$20,769
Interest cost on benefit obligation	292	276
Bank fees	4,237	4,360
Other financing costs	67,588	–
Total finance costs	72,117	25,405
Finance costs – related parties	$34,541	$85,291
Total finance costs – related parties	$34,541	$85,291

15.	Fair value measurement:

The carrying amounts reflected in the consolidated balance sheets of cash and cash equivalents, accounts receivables, net, other current assets, trade and other payables, due to related parties, other current liabilities, income tax payable and convertible promissory notes, approximate their respective fair values due to the short maturity of these instruments.

16.	Commitments and contingencies:

16.1	Litigations

The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. There is no material pending or threatened litigation against the Company that remains outstanding as of December 31, 2019 and 2018.

16.2	Lease Agreements

The Company leases office and manufacturing premises in Patras, Greece and office premises in Cambridge, Massachusetts. In detail, for the office and manufacturing areas leased in Patras, there is a single lease agreement in force with a lease term up to 2028, while the lease in Cambridge is negotiated yearly. The cost of each lease, including any contractual rent increases, is recognized over the life of the lease agreement using the straight-line method.

ADVENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.	Commitments and contingencies:

Rent expense for the above leases for the year ended December 31, 2019 and 2018, was $19,097 and $12,845 respectively. The future minimum lease payments are as follows:

Time period	Amount ($)
Within 1 year	24,619
From 2 to 5 years	63,122
Thereafter	143,460

17.	Subsequent Events:

a)	On January 20, 2020, the Company settled the outstanding PTCF Notes, according to the settlement agreement dated December 31, 2019 (Note 10).

b)
During the six-month period ended June 30, 2020 the Company has repurchased 44,829 number of common shares from existing minority stockholders for $118,199, out of which $83,363 remain payable. The respective shares have been cancelled.

c)	During the six-month period ended June 30, 2020, the Company has issued 529,532 Series A Preferred Shares, upon various private placements with investors. Proceeds from the issuances are $1,430,005.

d)
On October 12, 2020 and as amended on October 19, 2020 the Company entered into a merger agreement with AMCI, under which all shares of Company's common stock, par value $0.001 per share and all Company's convertible preferred shares, par value $0.001 per share, on an as converted basis, issued and outstanding immediately prior to the effective time, will be converted into the right to receive AMCI Class A common stock, par value $0.0001 per share, representing a pro rata share of $250 million in the aggregate, minus net debt adjustment, with each stockholder of the Company being entitled to receive its pro rata share of the total consideration.

e)
In March and September 2020, the Company’s Board of Directors and stockholders approved the issuance of an aggregate of 2,173,702 shares of common stock, pursuant to restricted stock award agreements to reward certain employees, directors, and consultants of the Company.

f)
With the recent and rapid development of the Coronavirus disease (COVID-19) outbreak the world economy entered a period of unprecedented health care crisis that has already caused considerable global disruption in business activities and everyday life, many countries have adopted extraordinary and economically costly containment measures while certain countries have required companies to limit or even suspend normal business operations, Governments, including Greek and U.S. Government, have implemented restrictions on travelling as well as strict quarantine measures.  The financial effect of the current crisis on the global economy and overall business activities cannot be estimated with reasonable certainty at this stage, due to the pace at which the outbreak expands and the high level of uncertainties arising from the inability to reliably predict the outcome, The event is considered as a non-adjusting event and is therefore not reflected in the recognition and measurement of the assets and liabilities in the consolidated financial statements as at December 31, 2019.  Management has considered the unique circumstances and the risk exposures of the Company and has concluded that the event is not expected to have an immediate material impact on the business operations, Management will continue to monitor the situation closely in case the period of disruption becomes prolonged.

Advent Technologies Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2020 (unaudited) and December 31, 2019 (audited)

(All amounts are in USD)

	Notes	September 30, 2020 (unaudited)	December 31, 2019 (audited)
ASSETS
Current assets
Cash and cash equivalents		$929,283	$1,199,015
Accounts receivable, net		209,845	316,438
Contract assets	12	128,608	51,936
Inventories	4	107,350	32,440
Prepaid expenses		2,106	2,642
Other current assets	5	298,922	219,003
Total current assets		$1,676,114	$1,821,474

Non-current assets
Property and equipment, net	6	162,899	84,977
Other non-current assets		130	125
Total non-current assets		$163,029	$85,102
Total Assets		$1,839,143	$1,906,576

LIABILITIES
Current liabilities
Convertible Promissory Notes-Related parties	3,9	$-	$500,000
Trade and other payables	7	363,261	307,822
Due to related parties	3	1,038,148	1,243,424
Deferred income from grants, current		177,221	79,591
Contract liabilities	12	11,102	38,728
Other current liabilities	8	423,258	167,480
Income tax payable		196,122	194,000
Total current liabilities		$2,209,112	$2,531,045

Non-current liabilities
Provision for staff leaving indemnities		32,967	28,853
Deferred income from grants, non-current		131,370	180,480
Other long term liabilities		18,733	-
Total non-current liabilities		$183,070	$209,333
Total liabilities		$2,392,182	$2,740,378

Commitments and contingent liabilities		-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock ($0.001 par value per share; Shares authorized: 6,591,595 at September 30, 2020 and December 31, 2019; Issued and outstanding: 3,017,057 at September 30, 2020 and 888,184 at December 31,2019)	10	$3,017	$888
Preferred stock Series A ($0.001 par value per share; Shares authorized: 1,300,000 at September 30, 2020 and December 31, 2019; Issued and outstanding: 844,037 at September 30, 2020 and 314,505 at December 31, 2019)	10	844	315
Preferred stock Series seed ($0.001 par value per share; Shares authorized: 2,095,592 at September 30, 2020 and December 31, 2019; Issued and outstanding: 2,095,592 at September 30, 2020 and December 31, 2019)	10	2,096	2,108
Additional Paid in Capital	10	10,534,202	8,811,647
Accumulated other comprehensive income		105,315	118,859
Accumulated Deficit		(11,198,513)	(9,767,619)
Total stockholders’ deficit		$(553,039)	$(833,802)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT		$1,839,143	$1,906,576

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Advent Technologies Inc.
Unaudited Interim Condensed Consolidated Statements of Operations
For the nine-month periods ended September 30, 2020 and 2019
(All amounts are in USD)

		Nine-month periods ended September 30
	Notes	2020	2019

Revenue, net	12	$526,032	$392,264
Cost of revenues		(374,430)	(216,237)
Gross profit		$151,602	$176,027

Income from grants		159,182	490,477
Research and development expenses		(81,273)	(125,786)
Administrative and selling expenses	13	(1,636,449)	(662,297)
Other operating expenses		(4,614)	(1,986)
Operating Loss		$(1,411,552)	$(123,565)

Finance costs	14	(4,749)	(2,766)
Finance costs - Related parties	14	-	(26,031)
Foreign exchange differences, net		(26,584)	(9,891)
Other income		25,545	5
Other expenses		(697)	(2,554)
Loss before tax		$(1,418,037)	$(164,802)

Income tax expense		-	-
Net Loss		$(1,418,037)	$(164,802)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Advent Technologies Inc.
Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss
For the nine-month periods ended September 30, 2020 and 2019
(All amounts are in USD)

		Nine-month periods ended September 30
	Notes	2020	2019

Net loss		$(1,418,037)	$(164,802)

Other comprehensive income (loss):
Net foreign currency translation adjustments		(13,544)	48,331
Other comprehensive income (loss)		(13,544)	48,331
Comprehensive loss		$(1,431,581)	$(116,471)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Advent Technologies Inc.
Unaudited Interim Condensed Consolidated Statement of Changes of Stockholders’ Deficit
For the nine-month periods ended September 30, 2020 and 2019
(All amounts are in USD)

	No. of shares	Common Stock	No. of shares	Common Stock Class A	No. of shares	Common Stock Class B	No. of shares	Preferred stock series A	No. of shares	Preferred stock series seed	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit

As at January 1, 2019	-	$-	67,982	$68	668,354	$668	-	$-	-	$-	$4,520,138	$(9,409,365)	$128,639	$(4,759,852)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(164,801)	-	(164,801)
Other comprehensive income (loss)	-	-	-	-	-	-	-	-	-	-	-	-	48,331	48,331
Conversion of Convertible Promissory Notes (Note 9)	-	-	-	-	-	-	-	-	1,681,453	1,681	2,767,888	-	-	2,769,569
Exchange of common stock A & B to common stock (Note 10)	736,336	736	(67,982)	(68)	(668,354)	(668)	-	-	-	-	-	-	-	-
Exercise of stock options (Note 10)	151,848	152	-	-	-	-	-	-	-	-	1,366	-	-	1,518
At September 30, 2019	888,184	$888	-	$-	-	$-	-	$-	1,681,453	$1,681	$7,289,392	$(9,574,166)	$176,970	$(2,105,235)
As at January 1, 2020	888,184	$888	-	$-	-	$-	314,505	$315	2,108,405	$2,108	$8,811,647	$(9,767,619)	$118,859	$(833,802)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(1,418,037)	-	(1,418,037)
Other comprehensive income (loss)	-	-	-	-	-	-	-	-	-	-		-	(13,544)	(13,544)
Issuance of preferred stock (Note 10)	-	-	-	-	-	-	529,532	529	-	-	1,429,475	-	-	1,430,005
Issuance of non-vested stock awards(Note 10 and 11)	2,173,702	2,174	-	-	-	-	-	-	-	-	19,562	-	-	21,736
Repurchase of shares (Note 10)	(44,829)	(45)	-	-	-	-	-	-	(12,813)	(12)	(139,878)	(12,857)	-	(152,792)
Recognition of stock grant plans (Note 11)	-	-	-	-	-	-	-	-	-	-	413,396	-	-	413,396
At September 30, 2020	3,017,057	$3,017	-	$-	-	$-	844,037	$844	2,095,592	$2,096	$10,534,202	$(11,198,513)	$105,315	$(553,039)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Advent Technologies Inc.
Unaudited Interim Condensed Consolidated Statements of Cash Flows
For the nine-month periods ended September 30, 2020 and 2019
(All amounts are in USD)

		Nine-month periods ended September 30
	Notes	2020	2019
Net Cash used in Operating Activities		$(1,045,004)	$(62,610)

Cash Flows from Investing Activities:
Purchases of property and equipment		(89,123)	(34,698)
Net Cash used in Investing Activities		$(89,123)	$(34,698)

Cash Flows from Financing Activities:
Proceeds of issuance of preferred stock	10	1,430,005	-
Proceeds from issuance of non-vested stock awards	10, 11	21,736	1,518
Repurchase of shares	10	(69,430)	-
Proceeds from preferred series A shares		-	549,223
Repayment of Convertible Promissory Notes	9	(500,000)	-
Net Cash provided by Financing Activities		$882,311	$550,741
Net increase (decrease) in cash and cash equivalents		(251,815)	453,433
Effect of exchange rate changes on cash and cash equivalents		(17,918)	12,603
Cash and cash equivalents at the beginning of the period		1,199,015	147,398
Cash and cash equivalents at the end of the period		$929,283	$613,434
Supplemental Cash Flow Information
Non-cash Operating Activities:
Recognition of stock grant plans	11	$413,396	$-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

1.	Company Information:

Advent Technologies Inc. (the “Parent”) was incorporated under the laws of the State of Delaware on October 12, 2012. Following that date, the shareholders of Advanced Energy Technologies S.A., under a share exchange agreement, effected a share exchange with the Advent Technologies Inc. resulting in identical common ownership between the two companies which was accounted for similar to a business combination between entities under common control.

The Parent is headquartered in Cambridge, Massachusetts and its wholly owned subsidiary, Advanced Energy Technologies S.A. (the “Subsidiary”) is headquartered in Patras, Greece. The Parent and the Subsidiary (collectively, “the Company”) is principally engaged in the manufacturing of membranes and fuel cells that convert methanol, natural gas, and hydrogen to electricity.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("U.S. GAAP"). Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These unaudited interim condensed consolidated financial statements and the accompanying notes have been prepared on the same basis and should be read in conjunction with the Company's annual financial statements for the fiscal year ended December 31, 2019, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. Operating results for the nine-month period ended September 30, 2020 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2020.

As of September 30, 2020, the Company reported a working capital deficit of $0.53 million. The Company has historically funded its operations primarily through the issuance of debt and equity securities.  The Company believes that it will be in a position to cover its liquidity needs for the next twelve months after the date of these unaudited interim condensed consolidated financial statements, through cash on hand and cash from operations.

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

2.	Summary of Significant Accounting Policies:

A discussion of the Company's significant accounting policies can be found in the Company's audited annual consolidated financial statements for the years ended December 31, 2019 and 2018. There have been no material changes to these policies in the nine-month period ended September 30, 2020, except from the adoption of the standard discussed below:

When stock is retired or purchased for constructive retirement, any excess purchase price over par value may be allocated between Additional Paid In Capital (“APIC”) and retained earnings or may be charged directly to retained earnings. For the repurchased shares during the nine-month period ended September 30, 2020, the Company decreased its common stock and APIC respectively-in other words any excess par value over the purchase price was credited to capital surplus.

Recent Accounting Pronouncements

a)
In February 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Additionally, ASU 2019-01, Codification Improvements to Topic 842, Leases and ASU 2020-02, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), provided additional clarifications for implementing ASU 2016.02.  The new lease standard was originally effective for the private entities on January 1, 2021, with early adoption permitted. Following the issuance of ASU 2020-05, Effective Dates for Certain Entities (Topic 842), the effective date of Leases was deferred for private entities (the “all other” category) to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application continues to be permitted which means that an entity may choose to implement Leases before those deferred effective dates. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.

b)
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. Furthermore, amendments, ASU 2019-10 and ASU 2019-11 provided additional clarification for implementing ASU 2016-13. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the consolidated financial statements.

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

2.	Summary of Significant Accounting Policies - continued:

c)
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company's financial statements and does not expect it to have a material impact on the consolidated financial statements.

3.	Related party disclosures

The amounts included in the accompanying interim condensed consolidated balance sheets as of September 30, 2020 (unaudited) and as of December 31, 2019 (audited) and unaudited interim condensed consolidated statements of operations for the nine-month periods ended September 30, 2020 and 2019 are as follows:

Consolidated Balance Sheets

	September 30,			December 31,
	2020 (unaudited)			2019 (audited)
	Total	Notes	Interest	Total	Notes	Interest
Convertible Promissory Notes – Piraeus-Taneo Capital Fund	$-	$-	$-	$500,000	$500,000	$-
Total	$-	$-	$-	$500,000	$500,000	$-

	September 30,	December 31,
	2020 (unaudited)	2019 (audited)
Due to related parties	Unpaid compensation cost	Unpaid compensation cost
Vassilios Gregoriou	$592,638	$648,394
Charalampos Antoniou	1,666	-
James Coffey	10,818	-
Christos Kaskavelis	45,000	68,908
Emory Sayre De Castro	388,026	526,122
Total	$1,038,148	$1,243,424

Consolidated statements of operations

	Nine-month periods ended September 30,
	2020	2019
Finance costs – Related parties	Interest	Interest
Convertible Promissory Notes – Piraeus-Taneo Capital Fund	$-	$26,031
Total	$-	$26,031

Vassilios Gregoriou: Vassilios Gregoriou is the Company’s CEO (“Chief Executive Officer”) and one of the major shareholders of the Company. The Company has entered into a consultancy agreement with the CEO for his services, with an annual remuneration of $170,000. The table above presents unpaid compensation costs as at September 30, 2020 and December 31, 2019, amounted to $592,638 and $648,394, respectively. Also, during the nine-month period ended September 30, 2020 he was awarded 809,914 common shares from the stock grant plans (Note 11).

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

3.	Related party disclosures – continued:

Piraeus-Taneo Capital Fund (“PTCF”): PTCF is a venture capital mutual fund represented by Piraeus Capital Management SA, a member of Piraeus Bank SA group. PTCF was the holder of convertible notes and shareholder of 3% as of December 31, 2019, until the repayment of the convertible notes in January 2020 (Note 9). Upon the repayment of the notes PTCF sold its ownership interest to other existing minority shareholders of the Company.

Emory Sayre De Castro: Emory Sayre De Castro is the Company’s Director, CTO and shareholder. The Company has entered into a consultancy agreement with the CTO for his services, with an annual remuneration of $150,000. The table above presents unpaid compensation costs as at September 30, 2020 and December 31, 2019, amounted to $388,026 and $526,122, respectively. Also, during the nine-month period ended September 30, 2020 he was awarded 434,741 common shares from the stock grant plans (Note 11).

Christos Kaskavelis: Christos Kaskavelis is the Company’s Director and shareholder. Also, during the nine-month period ended September 30, 2020 he was awarded 434,741 common shares from the stock grant plans (Note 11). The Company on May 16, 2020 has entered into a consultancy agreement with the CMO (“Chief Marketing Officer”) for his services, with an annual remuneration of $120,000. The table above presents unpaid compensation costs as at September 30, 2020 and December 31, 2019, amounted to $45,000 and $68,908 respectively.

Charalampos Antoniou: Charalampos Antoniou is the Company’s Director and shareholder and during the nine-month period ended September 30, 2020 was awarded 235,727 common shares from the stock grant plans (Note 11). The Company on May 16, 2020 has entered into a board member agreement for his services, with an annual remuneration of $40,000.The table above presents unpaid compensation costs as at September 30, 2020 and December 31, 2019, amounted to $1,666 and $nil respectively.

James Coffey: James Coffey is Company’s Director and shareholder and during the nine-month period ended September 30, 2020 was awarded 140,558 common shares from the stock grant plans (Note 11). The Company on March 11, 2020 has entered into a consultancy agreement for his services as a general counsel, with an annual remuneration of $100,000. The table above presents unpaid compensation costs as at September 30, 2020 and December 31, 2019, amounted to $10,818 and $nil, respectively.

4.	Inventories:

Inventories are analyzed as of follows:

	September 30,	December 31,
	2020	2019
Raw materials and supplies	$107,350	$32,440
Total	$107,350	$32,440

5.	Other current assets:

Other current assets are analyzed as follows:

	September 30,	December 31,
	2020	2019
VAT receivable	$226,993	$171,057
Grants receivable	67,784	43,779
Other current receivables	4,145	4,167
Total	$298,922	$219,003

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

6.	Property and equipment, net:

During the nine-month period ended September 30, 2020, $89,123 additions to property and equipment concerns machinery, office and other equipment. There are no collaterals or other commitments on the Company’s property and equipment.

7.	Trade and other payables:

Trade and other payables are analyzed as follows:

	September 30,	December 31,
	2020	2019
Trade payables	$318,642	$267,706
Other payables	44,619	40,116
Total	$363,261	$307,822

8.	Other current liabilities:

Other current liabilities of the Company are analyzed as follows:

	September 30,	December 31,
	2020	2019
Accrued expenses for legal and consulting fees	$327,649	$76,555
Other accruals and short-term payables	82,086	79,767
Provision for unused vacation	13,523	11,158
Total	$423,258	$167,480

Amounts of $56,463 and $54,174 classified in Other accruals and short-term payables as of September 30, 2020 and December 31, 2019, respectively, relate to amounts received from grantor to the Company in its role as a coordinator to this grant and the Company is obliged to transfer these amounts to one of its shareholders, which is also part in the respective grant program.

9.	Convertible Promissory Notes:

Convertible Promissory Notes and Convertible Promissory Notes – Related parties are analyzed as follows:

Senior Secured Promissory Notes – Advent Notes

On May 28, 2019, the Company issued 1,681,453 Series Seed preferred shares, of par value $0.001 per share, to settle the then outstanding balance of Advent Notes amounted to $2,769,569 (principal and interest).

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

9.	Convertible Promissory Notes – continued:

Senior secured convertible debenture loan – PTCF Note

On December 31, 2019, Advanced Energy Technologies S.A. and PTCF agreed to fully repay the PTCF Note by January 20, 2020, pursuant to which Euro 452,285 ($500,000) was agreed to be paid in full settlement of the PTCF Note with a principal balance of Euro 385,743 and accrued interest payable amounted of Euro 221,342.50 at that date. The Company determined that the modified repayment terms met the criteria for debt extinguishment per ASC 470-50, Debt - Modifications and Extinguishments and resulted in a gain on debt extinguishment. The difference between the settlement amount of Euro 452,285 ($500,000) and the carrying amount of Euro 607,085.50 ($673,894 principal and interest), of Euro 154,801 ($173,894) was recognized in additional paid in capital as a capital transaction in accordance to ASC 470-50-40-2, since PTCF was a related party (Note 3). On January 20, 2020, the Company repaid the amount of $500,000 as originally agreed.

10.	Stockholders’ Deficit:

The Company upon its incorporation had authorized 2,600,000 shares of common stock, with par value of $0.001, consisting of 1,600,000 shares of Class A Voting Common Stock and 1,000,000 shares of Class B Non-Voting Common Stock.

On May 28, 2019, the Company amended and restated its certificate of incorporation to authorize 10,000,000 shares, consisting of 7,500,000 shares of Common Stock (one class of voting common stock), with par value of $0.001 per share, and 2,500,000 shares of Preferred Stock, with par value of $0.001 per share. The Preferred Stock was designated as Series Seed Preferred Stock.

On May 28, 2019, the Company exchanged the outstanding at that time Class A and Class B Common Stock of 67,982 and 668,345, respectively for shares in the newly authorized Common Stock amounting to 736,336 common shares.

On May 28, 2019, the total outstanding balance of Advent Notes amounting to $2,769,569 was converted to 1,681,453 Series Seed Preferred Stock.

On May 31, 2019, 151,848 common shares were issued in connection with the stock option plans discussed below, and as of December 31, 2019, the Company’s issued and outstanding common shares was 888,184.

In December 2019, the Company entered into private placement agreements pursuant to which the Company issued 426,952 Series Seed Preferred Shares for net proceeds of $499,937.

On October 11, 2019, the Company further amended and restated its certificate of incorporation to issue up to 6,591,595 common stock, with par value of $0.001 per share, and up to 3,408,405 Preferred stock, with par value of $0.001 per share. Such Preferred stock is comprised of 2,108,405 Series Seed Preferred Stock and 1,300,000 of Series A Preferred Stock. Terms of Series Seed Preferred Stock and Series A Preferred Stock were similar to the May 28, 2019 certificate of incorporation.

Upon authorization of the Series A Preferred Stock, the Company issued 314,505 shares in Series A Preferred Stock for net proceeds of $849,165 in connection with private placement agreement with several investors.

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

10.	Stockholders’ Deficit - continued:

As per the second amended and restated certificate of incorporation each share of Series Seed Preferred Stock and Series A Preferred Stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, participate on an as-converted basis in dividends declared and paid on the Company’s common shares and have a liquidation preference equal to the greater of $2.61 or $4.0046 for Series Seed Preferred Stock and Series A Preferred Stock, respectively, or the liquidation amount per share on an as converted basis.

The Series Seed Preferred Stock and Series A Preferred Stock are convertible at any time, at the option of the holder, at a conversion rate of one common share per Series Seed Preferred Stock or Series A Preferred Stock. All of the Series Seed Preferred Stock and Series A Preferred Stock will automatically convert into common shares, upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $6.0684 per share or (b) upon request of holders of more than 50% of the preferred shares acting as a single class in an as converted basis, at a conversion rate of one common share per Series Seed Preferred Stock or Series A Preferred Stock.

The conversion price is subject to customary anti-dilution and other adjustments such as issuance of common shares as a dividend or the subdivision, combination, or reclassification of common shares into a greater or lesser number of common shares.

If a deemed liquidation occurs (such as merger or consolidation of the Company or its subsidiaries and sale of all or substantially all of the Company’s and its subsidiary’s assets, unless holders of at least majority of the outstanding shares of preferred stock voting together as a single class and on an as-converted basis elect otherwise) and the Company does not effect the dissolution in 90 days, holders of the preferred stock can request, subject to the approval by majority holders of the preferred shares acting as a single class on an as converted basis, the redemption of the preferred stock at a price equal to the liquidation amount.

The Series Seed Preferred Stock and Series A Preferred Stock did not meet the criteria for mandatorily redeemable financial instruments.

Additionally, the Company determined that the nature of both classes of preferred shares were more akin to an equity instrument and that the economic characteristics and risks of the embedded conversion options were clearly and closely related to both classes of preferred shares. As such, the conversion options were not required to be bifurcated from the equity host under ASC 815, Derivatives and Hedging. The Company assessed that no beneficial conversion feature should be assigned. The Company also determined that the contingent redemption call option did not meet the definition of a derivative, since the Company’s shares are not readily convertible into cash, and thus net settlement criterion for an instrument to be characterized as a derivative under ASC 815, is not met. The Company assessed that equity classification was appropriate for both series of preferred stock.

The Series Seed Preferred Stock and Series A Preferred Stock rank pari passu with each other and senior to the Company’s common shares with respect to dividend distributions and distributions upon any liquidation event.

During the nine-month period ended September 30, 2020, the Company entered into private placement agreements with certain investors pursuant to which the Company issued 529,532 Series A Preferred Shares for net proceeds of $1,430,005.

During the nine-month period ended September 30, 2020, 2,173,702 common shares were issued in connection with the stock grant plans discussed below.

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

10.	Stockholders’ Deficit - continued:

In addition, during the nine-month period ended September 30, 2020, 44,829 common shares and 12,813 Series Seed Preferred Stock were repurchased by the Company, from existing minority shareholders, for an amount of  $118,199 and $34,594, respectively. The respective shares have been cancelled.

11.	Stock grant plans:

On March 26, 2020, the Company’s Board of Directors and shareholders approved the 2018-2020 Stock Grant Plan (the “2018-2020 Plan”) to reward certain employees and directors of the Company. The maximum aggregate number of shares that may be issued under this plan is 1,280,199 common shares. The Company entered into separate Restricted Stock Award Agreements with each participant according to which awards for 1,280,199 shares of common stock were granted with purchase price $0.01 per share. Under the Plan, if the employee ceases to be employed with the Company for any reason prior to December 31, 2020, the Company has a limited repurchase period to repurchase the granted shares at a price of $0.01 per share. If the Company does not exercise such repurchase option and unless the Company declines in writing to exercise the repurchase option prior to such time, the repurchase option is automatically deemed exercised at the end of the repurchase window.  This limited repurchase right will lapse upon the occurrence of a liquidation event. The repurchase feature is deemed equivalent to a forfeiture (vesting) provision. The shares shall vest over a period ending December 31, 2020. The stock-based compensation is being recognized to administrative and selling expenses over the vesting period and based on the fair value of the shares on the grant date.

As of September 9, 2020, the Company’s Board of Directors and shareholders approved the 2020-2023 Stock Grant Plan (the “2020-2023 Plan”) to reward certain employees and directors of the Company. The maximum aggregate number of shares that may be issued under this plan is 893,503 common shares. The Company entered into separate Restricted Stock Award Agreements with each participant according to which awards for 893,503 shares of common stock were granted with purchase price $0.01 per share. If the Company does not exercise such repurchase option and unless the Company declines in writing to exercise the repurchase option prior to such time, the repurchase option is automatically deemed exercised at the end of the repurchase window. This limited repurchase right will lapse upon the occurrence of a liquidation event. The repurchase feature is deemed equivalent to a forfeiture (vesting) provision. The shares shall vest over a period ending December 31, 2020. The stock-based compensation is being recognized to administrative and selling expenses over the vesting period and based on the fair value of the shares on the grant date.

A summary of the status of the Company’s non-vested shares as of January 1, 2020 and the movement for the nine-month periods ended September 30, 2020, is presented below. There were no shares forfeited during the nine-month periods ended September 30, 2020 and 2019.

	Number of non-vested shares	Grant date fair value per non- vested shares
Balance January 1, 2020	$-	$-
Granted	2,173,702	0.40
Vested	-	-
Balance September 30, 2020	$2,173,702	$0.40

The total of 2,173,702 granted and non-vested shares from both Plans, are legally outstanding.

As of January 1, 2019, 2020 there was $nil total unrecognized compensation cost related to non-vested share-based compensation arrangements. As of September 30, 2019 and 2020, there was $nil and $167,656 total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2018-2020 Plan. As of September 30, 2019 and 2020, there was $nil and $288,429 total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2020-2023 Plan.  The amount of $456,085, in aggregate from both plans, is expected to be recognized through December 31, 2020.

The amounts of $nil and $413,396, represent the stock based compensation expense for both plans for the nine-month periods ended September 30, 2019 and 2020, respectively and are recorded in "Administrative and selling expenses", in the accompanying unaudited interim condensed consolidated statements of operations.

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

12.	Revenue, net:

Revenue, net for the nine-month periods ended September 30, 2020 and 2019 (unaudited), is analyzed as follows:

	Nine-month periods ended September 30,
Type of goods or service	2020	2019
Sales of goods	$526,032	$392,264
Total revenue from contracts with customers	$526,032	$392,264

The timing of revenue recognition is analyzed as follows:

	Nine-month periods ended September 30,
Timing of revenue recognition	2020	2019
Goods and services transferred at a point in time	$443,183	$392,264
Goods and services transferred over time	82,849	-
Total revenue from contracts with customers	$526,032	$392,264

As at September 30, 2020 and December 31, 2019 contract assets are $ 128,608 and $51,936, respectively. Also, the Company has recognized contract liabilities at an amount of $ 11,102 and $38,728 as at September 30, 2020 and December 31, 2019, respectively.

Revenue, net for the nine-month periods ended September 30, 2020 and 2019 (unaudited), included revenues derived from significant customers as follows (in percentages of total revenue, net):

	Nine-month periods ended September 30,
Customer	2020	2019
A	34%	16%
B	34%	18%
C	16%	21%
D	-	20%

13.	Administrative and selling expenses:

Administrative and selling expenses for the nine-month periods ended September 30, 2020 and 2019 (unaudited), respectively, are analyzed as follows:

	Nine-month periods ended September 30,
	2020	2019
Administrative expenses	$1,509,205	$552,838
Selling and distribution expenses	127,244	109,459
Total administrative and selling expenses	$1,636,449	$662,297

Administrative expenses	Nine-month periods ended September 30,
	2020	2019
Staff remuneration and expenses	$743,423	$481,621
Third party fees and expenses	300,327	1,472
Compensation expenses for stock grant plans	413,396	-
Various expenses	44,319	63,972
Depreciation of PPE	7,740	5,773
Total administrative expenses	$1,509,205	$552,838

Selling and distribution expenses	Nine-month periods ended September 30,
	2020	2019
Staff remuneration and expenses	$67,814	$61,204
Rentals	20,318	9,286
Various expenses	39,112	38,969
Total selling and distribution expenses	$127,244	$109,459

14.	Finance costs:

Finance costs for the nine-month periods ended September 30, 2020 and 2019 (unaudited), respectively, are analyzed as follows:

	Nine-month periods ended September 30,
	2020	2019
Bank fees	4,722	2,550
Other finance costs	27	216
Total finance costs	4,749	2,766

Finance costs - related parties	$-	$26,031
Total finance costs – related parties	$-	$26,031

Advent Technologies Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(All amounts are in USD, unless otherwise stated)

15.	Fair value measurement:

The carrying amounts reflected in the condensed consolidated balance sheets of cash and cash equivalents, accounts receivables, net, other current assets, trade and other payables, due to related parties, other current liabilities, income tax payable and convertible promissory notes, approximate their respective fair values due to the short maturity of these instruments.

16.	Commitments and contingencies:

Litigations

The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. There is no material pending or threatened litigation against the Company that remains outstanding as of September 30, 2020 and December 31, 2019.

17.	Subsequent Events

a)
On October 12, 2020 and as amended on October 19, 2020 the Company entered into a merger agreement with AMCI, under which all shares of Company's common stock, par value  $0.001 per share and all Company's convertible preferred shares, par value $0.001 per share, on an as converted basis, issued and outstanding immediately prior to the effective time, will be converted into the right to receive AMCI Class A common stock, par value $0.0001 per share, representing a pro rata share of $250 million in the aggregate, subject to a post-closing working capital adjustment, with each stockholder of the Company being entitled to receive its pro rata share of the total consideration.

b)
With the recent and rapid development of the Coronavirus disease (COVID-19) outbreak the world economy entered a period of unprecedented health care crisis that has already caused considerable global disruption in business activities and everyday life. Many countries have adopted extraordinary and economically costly containment measures while certain countries have required companies to limit or even suspend normal business operations, governments, including Greek and US Government, have implemented restrictions on travelling as well as strict quarantine measures. The situation is rapidly evolving and, as such, it is difficult to predict the ultimate severity and long-term impact of the pandemic on the industry and the Company at this time. Management has considered the unique circumstances and the risk exposures of the Company and has concluded that the event is not expected to have an immediate material impact on the business operations. Management will continue to monitor the situation closely in case the period of disruption becomes prolonged.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

AMCI ACQUISITION CORP.,
as the Purchaser,

AMCI MERGER SUB CORP.,
as Merger Sub,

AMCI SPONSOR LLC,
in the capacity as the Purchaser Representative,

VASSILIOS GREGORIOU,
in the capacity as the Seller Representative,

and

ADVENT TECHNOLOGIES INC.,
as the Company,

Dated as of October 12, 2020

A-i

A-ii

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Lock-Up Agreement

Exhibit C	Form of Non-Competition Agreement

Exhibit D	Employment Agreements

Exhibit E	Sponsor Warrant Letter

Exhibit F	Form of Letter of Transmittal

Exhibit G	Form of Incentive Plan

Exhibit H	Form of Transaction Bonus Agreement

A-1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 12, 2020 by and among (i) AMCI Acquisition Corp., a company incorporated in Delaware (together with its successors, the “Purchaser”), (ii) AMCI Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) AMCI Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Stockholders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Vassilios Gregoriou, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) Advent Technologies Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.  The Company, directly and indirectly through its subsidiaries, is in the business of developing, producing and selling fuel cells that cleanly convert methanol, natural gas and hydrogen into electricity;

B.  The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C.  The Parties intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined herein) of the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”), all in accordance with the terms of this Agreement;

D.  The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

E. The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain of the holders of Company Stock (as defined herein) indicating the agreement of such Company Stockholders to approve the Merger and the other transactions contemplated by this Agreement);

F.  Prior to or simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have each entered into (a) a Lock-Up Agreement with Purchaser and the Purchaser Representative, the form of which is attached as Exhibit B hereto (each, a “Lock-Up Agreement”) and (b) a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, the form of which is attached as Exhibit C hereto (each, a “Non-Competition Agreement”), each of which agreements described in clauses (a) and (b) above will become effective as of the Closing;

G.  Prior to or simultaneously with the execution and delivery of this Agreement, certain members of the Company’s management team have entered into Transaction Bonus Agreements, the form of which is attached as Exhibit H hereto (each, a “Transaction Bonus Agreement”), each of which will become effective as of the Closing, for aggregate cash bonus payments of $2,955,208 payable in connection with the Closing;

H.  Prior to or simultaneously with the execution and delivery of this Agreement, each of the Key Executives have entered into new employment agreements with the Company, in each case effective as of the Closing (the “Employment Agreements”), copies of which are attached as Exhibit D hereto and which will be assumed by Purchaser in connection with the Closing;

I.  Prior to or simultaneously with the execution and delivery of this Agreement, the Purchaser’s sponsor AMCI Sponsor LLC, a Delaware limited liability company (the “Sponsor”) is entering into a letter agreement with the Purchaser and the Company (the “Sponsor Warrant Letter”), a copy of which is attached as Exhibit E hereto, pursuant to which the Sponsor is agreeing to forfeit one-third (1/3rd) of the Purchaser Private Warrants that it owns as of the Closing (the “Forfeited Warrants”);

J.  The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

L. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2  Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the Merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Advent Technologies Inc.” or such other name as agreed to by the Company and Purchaser.

1.6  Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.18, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7  Amended Purchaser Charter. Effective upon the Effective Time, the Purchaser shall amend and restate its Certificate of Incorporation in a form to be agreed upon by the Company and the Purchaser, acting reasonably (the “Amended Purchaser Charter”), which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to “Advent Technologies Holdings Inc.”, or such other name as mutually agreed to by the Purchaser and the Company, (ii) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.18, and (iii) remove and change certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company.

1.8 Merger Consideration. As consideration for the Merger, the Company Stockholders (including, for the avoidance of doubt, the holders of any Company Convertible Securities who convert or exercise their Company Convertible Securities into shares of Company Stock prior to the Closing) collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to (the “Merger Consideration”) (i) Two Hundred Fifty Million U.S. Dollars ($250,000,000), minus (ii) the amount of Closing Net Indebtedness, with each share of Purchaser Common Stock valued for such purposes at Ten U.S. Dollars ($10.00) (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, the “Merger Consideration Price Per Share”).

1.9  Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)   Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.10. All shares of Company Preferred Stock will be treated on an as-converted to Company Common Stock basis. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.14 below).

(b)  Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)  Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.14 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.14.

(d) Company Convertible Securities. Any Company Convertible Security, if not exercised or deemed converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock, and the Company will have no further Liability with respect thereto.

1.10  Surrender of Company Stock and Disbursement of Merger Consideration.

(a)  Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”) for the Merger Consideration. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. As promptly as practicable after the date hereof, the Purchaser shall use its reasonable best efforts to send, or to cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form attached hereto as Exhibit F (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates (or a Lost Certificate Affidavit) to the Exchange Agent).

(b)  Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any shares of Company Stock described in Sections 1.9(b) or 1.9(c)), as soon as reasonably practicable after the Effective Time and after delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other related documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c)  If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Key Executive or certain other Company Stockholders, counterparts to a Lock-Up Agreement and Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)  Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.10(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e)  After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.10. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(f)  All securities issued upon the surrender of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.10(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.10 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)  Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead be entitled to receive for each such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (x) the amount of the fractional share interest to which such holder would otherwise be entitled but for this Section 1.10(g), multiplied by (y) the Merger Consideration Price Per Share.

1.11 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.12 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Company’s Closing Net Indebtedness and the resulting Merger Consideration based on such calculation, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement to reflect any reasonable comments of the Purchaser prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14 Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser and the Purchaser Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser and the Purchaser Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

ARTICLE II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR at least one (1) Business Day prior to the date hereof (excluding any risk factors, forward-looking statements or similar predictive statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) and Section 3.5 (Capitalization)), the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a)  Purchaser is authorized to issue a total of 111,000,000 shares of capital stock, par value $0.0001 per share, consisting of 110,000,000 shares of Purchaser Common Stock and 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)  Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) or as contemplated by the Warrant Amendment, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption (or any redemption in connection with an Extension), the Warrant Amendment or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e)  Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a)  The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)  Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2019, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a)  The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other Actions pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)  Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)  Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) from Purchaser or its Subsidiaries becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)  With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser. Schedule 3.17 sets forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due, or would be due, upon the Closing based on obligations existing as of the date of this Agreement.

3.18 Ownership of Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a)  Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)  The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)  None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident or located in, or a national of, a comprehensively sanctioned country, or (iii) in the aggregate fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a Person identified in clauses (i) or (ii); and the Purchaser has not, since its formation, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

3.21 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

3.22 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies, the Company Stockholders or any of their respective Affiliates.

3.23 Trust Account. As of the date hereof, Purchaser has an amount of assets in the Trust Account of no less than $153,781,000. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions in accordance with Purchaser’s underwriting agreement with the IPO Underwriter or Taxes, (ii) the holders of Purchaser Common Stock prior to the Effective Time who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s public stockholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Common Stock pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business as of the date hereof. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include the Key Executives, and such Voting Agreements are in full force and effect.

4.3 Capitalization.

(a)  The Company is authorized to issue (i) 6,591,595 shares of Company Common Stock, 843,355 of which shares are issued and outstanding, and (ii) 3,408,405 shares of Company Preferred Stock, 2,939,630 of which shares are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated 2,108,405 shares as Series Seed Preferred Stock and 1,300,000 shares as Series A Preferred Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.

(b)  The Company has reserved 893,503 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. All of such shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan. There are no outstanding Company Options. Other than as set forth on Schedule 4.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)   Except as disclosed in the Company Financials, since January 1, 2019, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4  Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5  Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6  Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

4.7  Financial Statements.

(a)  As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2019 and December 31, 2018, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”), and (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2020 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the three (3) months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)   Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)  The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)  Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)   All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)   All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.8  Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2019 to the date of this Agreement, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9  Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2015, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10  Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a)   As of the date hereof, Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are currently bound (each Contract described below, whether in effect as of the date hereof or entered into during the Interim Period, a “Company Material Contract”) that:

(i)   contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $200,000;

(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $200,000 per year or $500,000 in the aggregate;

(viii)  is with any Top Customer or Top Supplier;

(ix)  obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $200,000, entered into outside of the ordinary course of business;

(x)   is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)  obligates the Target Companies to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(xii)   relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)   provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv)   relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv)   that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or(xvi) that any Target Company otherwise reasonably considers material to the operation of its business and not described in clauses (i) through (xv) above.

(b)  Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a)  Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item (with respect to Company Registered IP licensed by a Target Company, to the Company’s Knowledge), (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or to the Company’s Knowledge is otherwise authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. To the Company’s Knowledge, each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b)   To the Company’s Knowledge, each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and, to the Company’s Knowledge, all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)  Schedule 4.13(c) sets forth all material licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)   No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) materially restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e)   All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no material violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)   To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)   The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a)   Each Target Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)   No Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it in respect of any material Taxes (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)  There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)   Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)   No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes other than such waivers or extensions entered into in the ordinary course of business. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return other than any requests made in the ordinary course of business.

(g)   No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h)   No Target Company has any Liability for the material Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to material Taxes that will be binding on any Target Company with respect to any period following the Closing Date.

(i)   No Target Company has requested, or is bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material Taxes.

(j)  No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(k)   No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. To the Company’s Knowledge, the Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. To the Knowledge of the Company, the Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.18 Employee Matters.

(a)  Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)  Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)  Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name/staff identification number, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2019, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2020. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)  Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a)  Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b)   Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact exists which could materially adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no material breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)   No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or, to the Knowledge of the Company, otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)   There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)   The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)   Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)   All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k)  Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(k). No Company Options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a)   Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)   No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)   No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)   To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or previously owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)   To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)   The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company, in each case that are in the Company’s possession.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a)  Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)  Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the past three (3) years, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23  Product Warranty and Liability.

(a)   Each product manufactured, sold or delivered by any Target Company in conducting its business has been in all material respects in conformity with all product specifications all express and implied warranties and all applicable Laws. To the Company’s Knowledge, no Target Company has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the Financial Statements. No Target Company has sold any products or delivered any services that included a warranty for a period of longer than one year.

(b)   To the Company’s Knowledge, no Target Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of a Target Company. No Target Company has committed any act or omission which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of a Target Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Target Company.

4.24  Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Top Customers and Suppliers. Schedule 4.25 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2019 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.26 Certain Business Practices.

(a)   No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Since January 1, 2015, no Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)   Since January 1, 2015, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)   No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident or located in, or a national of, a comprehensively sanctioned country, or (iii) in the aggregate fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a Person identified in clauses (i) or (ii); and no Target Company has in the last five (5) fiscal years, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28 Finders and Brokers . Except as set forth in Schedule 4.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

ARTICLE V
COVENANTS

5.1 Access and Information.

(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.16, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers (other than any confidential information in respect of Taxes), client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)  During the Interim Period, subject to Section 5.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers (other than any confidential information in respect of Taxes), client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2 Conduct of Business of the Company.

(a)  Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)  Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)  amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate;

(v)   increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)   make or rescind inconsistent with past practice any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, file any material amended Tax Return or claim for refund, or change any Tax accounting period or method, in each case except as required by applicable Law or in compliance with GAAP;

(vii)  transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, material Company Licensed IP or other material Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)  terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)  establish any Subsidiary or enter into any new line of business;

(xi)   fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)  revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii)  waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)   close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi)   make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xvii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)  voluntarily incur any Liability in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Company Material Contract or Company Benefit Plan in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2;

(xix)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)  enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other material liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)    authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.2.

5.3 Conduct of Business of the Purchaser.

(a)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith, including incurring any expenses in connection therewith (such expenses, including any additional amounts paid to the Trust Account in connection with such Extension, “Extension Expenses”).

(b)  Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 5.21 or the Warrant Amendment) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)  amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any PIPE Investment and any Extension Expenses), up to aggregate additional Indebtedness during the Interim Period of $1,500,000;

(v)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)  amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)  terminate, waive or assign any material right under any Purchaser Material Contract;

(viii)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)  establish any Subsidiary or enter into any new line of business;

(x)   fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)  make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)   voluntarily incur any Liability in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)  enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)  authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.3.

5.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Common Stock on Nasdaq.

5.6 No Solicitation.

(a)  For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any material portion of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)   Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9  Efforts.

(a)   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)  In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(c)   Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any applicable Laws, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(d)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(e)   Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.11  Transfer Taxes. The Purchaser shall pay for any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Merger or the other transactions contemplated by this Agreement.

5.12  Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.13 The Registration Statement.

(a)   As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and holders of Purchaser Warrants for the matters to be acted upon at the Warrantholder Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters.

(b)  The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from:

(i)   Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with any PIPE Investment), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (B) the adoption and approval of the Amended Purchaser Charter, (C) adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit G hereto (the “Incentive Plan”), which will provide for awards for a number of shares of Purchaser Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (D) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.18 hereof, (E) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) through (E), collectively, the “Purchaser Stockholder Approval Matters”), and (F) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser; and

(ii)   holders of Purchaser Warrants to vote, at a special meeting of the holders of Purchaser Warrants to be called and held for such purpose (the “Warrantholder Meeting”), in favor of resolutions approving (A) the adoption and approval of an amendment to the Warrant Agreement to provide that all issued and outstanding Purchaser Warrants as of the Closing will no longer be exercisable and will be cancelled, and each holder of a Purchaser Warrant will instead receive a cash payment of One and One-Half U.S. Dollar ($1.50) per whole Purchaser Warrant, payable by Purchaser promptly following the Closing (the “Warrant Amendment”), (B) such other matters as Purchaser shall hereafter determine to be reasonably necessary or appropriate in order to effect the Warrant Amendment (the approvals described in foregoing clauses (A) and (B), together, the “Warrantholder Approval Matters”), and (C) the adjournment of the Warrantholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(c)   If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. Purchaser shall use its reasonable best efforts to solicit from the Purchaser stockholders proxies in favor of the Purchaser Stockholder Approval Matters prior to such Purchaser Special Meeting, and to take all other reasonable actions necessary or advisable to secure the Required Purchaser Stockholder Approval.

(d)   If on the date for which the Warrantholder Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of votes of holders of Purchaser Warrants to approve the Warrantholder Approval Matters at the Warrantholder Meeting in accordance with the Warrant Agreement, applicable Law and the Proxy Statement (the “Required Warrantholder Approval”), whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Warrant Meeting. Purchaser shall use its reasonable best efforts to solicit from the holders of Purchaser Warrants proxies in favor of the Warrantholder Approval Matters prior to such Warrantholder Meeting, and to take all other reasonable actions necessary or advisable to secure the Required Warrantholder Approval (provided, that Purchaser shall not be required to make any additional payments or provide any additional consideration to holders of Purchaser Warrants in connection therewith).

(e)   In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(f)   Purchaser shall exert reasonable best efforts to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting, the Warrantholder Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders and the holders of Purchaser Warrants, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(g)   Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting, the Warrantholder Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments (and Purchaser shall consider any such comments by the Company in good faith).

(h)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to the Company Stockholders and the Proxy Statement to Purchaser’s stockholders and the holders of Purchaser Warrants, and, pursuant thereto, shall call the Purchaser Special Meeting and the Warrantholder Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(i)   Purchaser shall apply for, and shall use reasonable best efforts to cause the Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq as of the Closing Date and shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

5.14 Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting (the “Company Special Meeting”) of its stockholders or solicit a written consent of its stockholders in order to obtain the Required Company Stockholder Approval, and if such written consent is not obtained promptly after the Registration Statement has become effective, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to any such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.15 Public Announcements.

(a)   The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement; provided, that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.16 Confidential Information.

(a)   The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)   The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.17 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

5.18 Post-Closing Board of Directors and Executive Officers.

(a)   The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of nine (9) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the three (3) persons that are designated by the Purchaser prior to the Closing (the “Purchaser Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) the six (6) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least four (4) of whom shall be required to qualify as an independent director under Nasdaq rules. Pursuant to the Amended Purchaser Charter as in effect as of the Closing, the Post-Closing Purchaser Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing. One of the Purchaser Directors shall be a Class I Director, one shall be a Class II Director and the third shall be a Class III Director. In accordance with the Amended Purchaser Charter as in effect at the Closing, no director on the Post-Closing Purchaser Board may be removed without cause. The Parties shall also take all necessary action, including causing the directors and officers of the Company to resign effective as of the Closing, so that the board of directors of the Surviving Corporation immediately after the Closing shall be the same as the Post-Closing Purchaser Board. At or prior to the Closing, the Purchaser will provide each member of the Post-Closing Purchaser Board with a customary director indemnification agreement, in form and substance reasonable acceptable to such director, to be effective upon the Closing (or if later, such director’s appointment).

(b)   The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.19 Indemnification of Directors and Officers; Tail Insurance.

(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.19 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)   For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

5.20 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any PIPE Investment shall first be used to pay (i) if applicable, the aggregate payment to be made to the former holders of Purchaser Warrants for the Warrant Amendment, (ii) the Purchaser’s accrued Expenses, (iii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iv) any loans owed by the Purchaser to Orion Resource Partners (USA) LP, a Delaware limited partnership, (v) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (vi) any other Liabilities of the Purchaser due and payable as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.21 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of Purchaser in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment”), and, if Purchaser elects, with the Company’s consent (not to be unreasonably withheld, delayed or conditioned), to seek a PIPE Investment, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

5.22 Required Extension. Purchaser hereby agrees that it will seek, and use its reasonable best efforts to obtain, from its stockholders an Extension (the “Required Extension”) of its current deadline to consummate a Business Combination of October 20, 2020, with such Required Extension to be to February 22, 2021 unless otherwise consented to by the Company (such consent not to be unreasonably withheld, delayed or conditioned), or such other period as agreed by Purchaser and the Company. Notwithstanding the foregoing or anything else to the contrary in this Agreement, Purchaser may, but shall not be required to, pay additional amounts to the Trust Account in connection with any Extension.

5.23 Section 16 Matters. Prior to the Closing, the Purchaser’s board of directors, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Purchaser Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Purchaser following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

ARTICLE VI
CLOSING CONDITIONS

6.1  Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)  Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b)  Required Warrantholder Approval. The Required Warrantholder Approval shall have been obtained by Purchaser.

(c)  Required Company Stockholder Approval. The requisite vote or consent of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) in accordance with the DGCL and the Company’s Organizational Documents, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”) shall have been obtained.

(d)  Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(e)  Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(f)  Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(f) shall have each been obtained or made.

(g)  No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(h)  Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001.

(i)  Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.18.

(j)  Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)  Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)  Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  Warrant Forfeiture and Warrant Amendment. Sponsor shall have forfeited the Forfeited Warrants in accordance with the Sponsor Warrant Letter, and the Warrant Amendment shall be in full force and effect.

(d)  No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(e)  Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account and the proceeds of any PIPE Investment approved by the Company in accordance with Section 5.21 (but after giving effect to (i) the completion and payment of the Redemption, (ii) the payment of all unpaid Expenses incurred by or on behalf of the Purchaser, the Company or any of its Subsidiaries, and any other Liabilities of the Purchaser due at the Closing, and (iii) the repurchase any Purchaser Warrants outstanding as of the Closing in accordance with the Warrant Amendment), and excluding Company Closing Cash taken into account in the calculation of Company Net Indebtedness, of at least equal to Sixty Million U.S. Dollars ($60,000,000).

(f)  Nasdaq. The Purchaser Common Stock to be issued as Merger Consideration shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(g)  Closing Deliveries.

(i)  OFFICER CERTIFICATE. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(d).

(ii)  SECRETARY CERTIFICATE. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the adoption of the Amended Purchaser Charter), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)  GOOD STANDING. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)  Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)  Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)  Certain Ancillary Documents. Each Lock-Up Agreement, Non-Competition Agreement, Transaction Bonus Agreement and Employment Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)  Closing Deliveries.

(i)  OFFICER CERTIFICATE. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c)

(ii)  SECRETARY CERTIFICATE. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)  GOOD STANDING. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)  CERTIFIED CHARTER. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)  COMPANY CONVERTIBLE SECURITIES. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor, without the Company having any further Liability with respect thereto.

(vi)  REGISTERED AGENT LETTER. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)  by mutual written consent of the Purchaser and the Company;

(b)  by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived on or prior to October 20, 2020 (the “Outside Date”); provided, that if the Required Extension is obtained, the Outside Date shall also be extended to the same date as such Required Extension requires a Business Combination be completed by; provided, further the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)   by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)   by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)   by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)   by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is uncured and continuing;

(g)   by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(h)   by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(i)   by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; or

(j)   by written notice by either the Purchaser or the Company to the other if the Required Extension shall have not been obtained on or prior to October 20, 2020.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.15, 5.16, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Sections 8.1, 9.14 and 9.15 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any costs and expenses incurred by Purchaser in connection with any PIPE Investment and any Extension Expenses. With respect to the Company, Expenses shall include any payments pursuant to the Transaction Bonus Agreements or Employment Agreements due at or prior to the Closing.

ARTICLE VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within 18 months after the closing of the IPO, which has since been extended to October 20, 2020, and will upon the Required Extension be further extended to February 22, 2021, and is subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE IX
MISCELLANEOUS

9.1 No Survival. The representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

AMCI Acquisition Corp.	Ellenoff Grossman & Schole LLP
975 Georges Station Road, Suite 900	1345 Avenue of the Americas, 11th Floor
Greensburg, PA 15601	New York, New York 10105
Attn: William Hunter	Attn:	Matthew A. Gray, Esq.
Telephone No.: (203) 856-7285		Stuart Neuhauser, Esq.
Email: whunter@amcigroup.com	Facsimile No.:	(212) 370-7889
	Telephone No.:	(212) 370-1300
	Email:	mgray@egsllp.com
sneuhauser@egsllp.com

If to the Purchaser Representative, to:	with a copy (which will not constitute notice) to:

AMCI Sponsor LLC	Ellenoff Grossman & Schole LLP
1501 Ligonier Street, Suite 370	1345 Avenue of the Americas, 11th Floor
Latrobe, PA 15601	New York, New York 10105
Attn: William Hunter	Attn:	Matthew A. Gray, Esq.
Telephone No.: (203) 856-7285		Stuart Neuhauser, Esq.
Email: whunter@amcigroup.com	Facsimile No.:	(212) 370-7889
	Telephone No.:	(212) 370-1300
	Email:	mgray@egsllp.com
sneuhauser@egsllp.com

If to the Company or the Surviving Corporation, to:	with a copy (which will not constitute notice) to:

c/o Advent Technologies Inc.	Ropes & Gray LLP
One Mifflin Place	1211 Avenue of the Americas
119 Mt Auburn Street, Suite 400	New York, New York 10036-8704
Cambridge, MA 02138	Attn:	Carl Marcellino, Esq
Attn: James F. Coffey		Paul D. Tropp, Esq.
Telephone No.: (617) 645-0017	Facsimile No.:	(212) 596-9090
Email: jcoffey@advent.energy	Telephone No.:	(212) 841-0623
(212) 596-9515
	Email	Carl.Marcellino@ropesgray.com
Paul.Tropp@ropesgray.com

If to the Seller Representative to:	with a copy (which will not constitute notice) to:

Vassilios Gregoriou	Ropes & Gray LLP
One Mifflin Place	1211 Avenue of the Americas
119 Mt Auburn Street, Suite 400	New York, New York 10036-8704
Cambridge, MA 02138	Attn:	Carl Marcellino, Esq.
Telephone No.: (857) 264-7035		Paul D. Tropp, Esq.
Email: v@advent.energy	Facsimile No.:	(212) 596-9090
	Telephone No.:	(212) 841-0623
(212) 596-9515
	Email:	Carl.Marcellino@ropesgray.com
Paul.Tropp@ropesgray.com

If to the Purchaser after the Closing, to:	with a copy (which will not constitute notice) to:

Advent Technologies Holdings Inc.	Ropes & Gray LLP
One Mifflin Place	1211 Avenue of the Americas
119 Mt Auburn Street, Suite 400	New York, New York 10036-8704
Cambridge, MA 02138	Attn:	Carl Marcellino, Esq.
Attn: Vassilios Gregoriou		Paul D. Tropp, Esq.
Telephone No.: (857) 264-7035	Facsimile No.:	(212) 596-9090
Email: v@advent.energy	Telephone No.:	(212) 841-0623
(212) 596-9515
and	Email:	Carl.Marcellino@ropesgray.com
Paul.Tropp@ropesgray.com

the Purchaser Representative	and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
	Attn:	Matthew A. Gray, Esq.
Stuart Neuhauser, Esq.
	Facsimile No.:	(212) 370-7889
	Telephone No.:	(212) 370-1300
	Email:	mgray@egsllp.com
sneuhauser@egsllp.com

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.2. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached.

Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

9.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s stockholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Purchaser Representative.

(a)  The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints AMCI Sponsor LLC, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Stockholders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)   The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, if reasonably determined to be necessary or appropriate by the Purchaser Representative, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable and documented out-of-pocket expenses, as the Purchaser Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 9.14 shall survive the Closing and continue indefinitely.

(c)   The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

9.15 Seller Representative.

(a)   Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Vassilios Gregoriou, in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b)   Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the Purchaser Representative, the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 9.15(d) of the replacement of the Seller Representative).

(c)   The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable and documented out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 9.15 shall survive the Closing and continue indefinitely.

(d)   If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

9.16 Legal Representation.

(a)   The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, any Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)  Recognizing that Ropes & Gray LLP (“R&G”) has acted as legal counsel to the Seller Representative, its Affiliates and the Target Companies prior to the Closing, and that R&G intends to act as legal counsel to the Seller Representative and its Affiliates after the Closing, Purchaser, Purchaser Representative and the Company (on its own behalf and on behalf of each Target Company) hereby waives, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with R&G representing the Seller Representative and/or its Affiliates after the Closing as such representation may relate to Purchaser, any Target Company or any of the transactions contemplated by this Agreement or any of the Ancillary Documents. All communications involving attorney-client confidences between Seller Representative, its Affiliates or any Target Company, on the one hand, and R&G, on the other hand, in the course of the preparations, planning, negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller Representative. Accordingly, without the prior written consent of the Seller Representative, the Target Companies shall not have access to any such communications, or to the files of R&G relating to engagement, if the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller Representative shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Target Companies shall be a holder thereof, (ii) to the extent that files of R&G in respect of such engagement constitute property of the client, only Seller Representative (and not the Target Companies) shall hold such property rights and (iii) R&G shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Target Companies by reason of any attorney-client relationship between R&G and any of the Target Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Target Companies or any of their Affiliates and a third party (other than a Party or any of its Affiliates) after the Closing, the Target Companies may assert the attorney-client privilege to prevent disclosure of confidential attorney-client communications by R&G to such third party.

9.17 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Document with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Document and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Document, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Document, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Purchaser or Merger Sub under this Agreement or any Ancillary Document of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

ARTICLE X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the consummation of its Business Combination.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time (in each case determined in accordance with the Accounting Principles).

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the Advent Technologies Inc. 2020-2023 Stock Grant Plan.

“Company Option” means an option to purchase Company Stock that was granted pursuant to the Company Equity Plan.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Securities” means, collectively, the Company Stock, the Company Options and any other Company Convertible Securities.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided that, in the case of the Company, Indebtedness shall not include any Expenses, regardless as to whether or not incurred by or on behalf of the Company or any of its Subsidiaries.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of November 15, 2018, and filed with the SEC pursuant to Rule 424(b) on November 16, 2018 (File No. 333-227994).

“IPO Underwriter” means Jefferies LLC as Sole Book-Running Manager and UBS Securities LLC as Lead Manager.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Executives” means Vassilios Gregoriou, Christos Kaskavelis, Emory De Castro and James F. Coffey.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of any of the Key Executives, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, or (B) if a natural person, the actual knowledge of such Party, in each case of clauses (i) and (ii), after reasonable inquiry of employees and independent contractors who would reasonably be expected to have knowledge of such information and reasonable review of internal records and documentation.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business (including any effects of Brexit); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak of an epidemic or pandemic (including COVID-19); (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with an Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with an Extension, if any) shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Named Parties” means (i) with respect to this Agreement, the Company, the Purchaser and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Documents, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Warrants” means one whole warrant that was issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Common Stock and one Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 15, 2018, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of November 15, 2018, as it may be amended, by and between Purchaser and Continental Stock Transfer & Trust Company, in its capacity as warrant agent.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Accounts Receivable	4.7(f)	Company IP Licenses	4.13(a)
Acquisition Proposal	5.6(a)	Company Material Contracts	4.12(a)
Agreement	Preamble	Company Permits	4.10
Alternative Transaction	5.6(a)	Company Personal Property Leases	4.16
Amended Purchaser Charter	1.7	Company Real Property Leases	4.15
Antitrust Laws	5.9(b)	Company Registered IP	4.13(a)
Audited Company Financials	4.7(a)	Company Special Meeting	5.14
Business Combination	8.1	D&O Indemnified Persons	5.19(a)
Certificate of Merger	1.2	D&O Tail Insurance	5.19(b)
Closing	2.1	DCGL	Recitals
Closing Date	2.1	Dissenting Shares	1.14
Closing Filing	5.15(b)	Dissenting Stockholder	1.14
Closing Press Release	5.15(b)	Effective Time	1.2
Closing Statement	1.12	EGS	2.1
Company	Preamble	Employment Agreements	Recitals
Company Benefit Plan	4.19(a)	Enforceability Exceptions	3.2
Company Certificates	1.10(a)	Environmental Permits	4.20(a)
Company Directors	5.18(a)	Exchange Agent	1.10(a)
Company Disclosure Schedules	Article IV	Expenses	7.3
Company Financials	4.7(a)	Extension	5.3(a)
Company IP	4.13(d)	Extension Expenses	5.3(a)

Term	Section	Term	Section
Federal Securities Laws	5.7	Purchaser Stockholder Approval Matters	5.13(b)(i)
Forfeited Warrants	Recitals	Purchaser Special Meeting	5.13(b)(i)
Incentive Plan	5.13(b)(i)	R&G	9.16(b)
Interim Balance Sheet Date	4.7(a)	Redemption	5.13(a)
Interim Period	5.1(a)	Registration Statement	5.13(a)
Letter of Transmittal	1.10(a)	Related Person	4.21
Lock-Up Agreement	Recitals	Released Claims	8.1
Lost Certificate Affidavit	1.10(d)	Required Company Stockholder Approval	6.1(c)
Merger	Recitals	Required Extension	5.22
Merger Consideration	1.8	Required Purchaser Stockholder Approval	6.1(a)
Merger Consideration Price Per Share	1.8	Required Warrantholder Approval	5.13(d)
Merger Sub	Preamble	SEC Reports	3.6(a)
Non-Competition Agreement	Recitals	Section 409A Plan	4.19(k)
OFAC	3.19(c)	Seller Representative	Preamble
Off-the-Shelf Software	4.13(a)	Seller Representative Documents	9.15(a)
Outbound IP License	4.13(c)	Signing Filing	5.15(b)
Outside Date	7.1(b)	Signing Press Release	5.15(b)
Party(ies)	Preamble	Specified Courts	9.5
PIPE Investment	5.21	Sponsor	Recitals
Post-Closing Purchaser Board	5.18(a)	Sponsor Warrant Letter	Recitals
Proxy Statement	5.13(a)	Surviving Corporation	1.1
Public Certifications	3.6(a)	Top Customers	4.25
Public Stockholders	8.1	Top Suppliers	4.25
Purchaser	Preamble	Transaction Bonus Agreement	Recitals
Purchaser Directors	5.18(a)	Transmittal Documents	1.10(b)
Purchaser Disclosure Schedules	Article III	Voting Agreements	Recitals
Purchaser Financials	3.6(b)	Warrant Amendment	5.13(b)(ii)
Purchaser Material Contract	3.13(a)	Warrantholder Approval Matters	5.13(b)(ii)
Purchaser Representative	Preamble	Warrantholder Meeting	5.13(b)(ii)
Purchaser Representative Documents	9.14(a)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

AMCI ACQUISITION CORP.

By:	/s/ William Hunter

	Name:	William Hunter

	Title:	Chief Executive Officer

The Purchaser Representative:

AMCI SPONSOR LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ William Hunter

	Name:	William Hunter

	Title:	Managing Member

Merger Sub:

AMCI MERGER SUB CORP.

By:	/s/ William Hunter

	Name:	William Hunter

	Title:	Secretary

The Company:

ADVENT TECHNOLOGIES INC.

By:	/s/ Vassilios Gregoriou

	Name:	Vassilios Gregoriou

	Title:	Chairman and Chief Executive Officer

The Seller Representative:

Vassilios Gregoriou, solely in the capacity as the Seller Representative hereunder

By:	/s/ Vassilios Gregoriou

	Name:	Vassilios Gregoriou

[Signature Page to Merger Agreement]

EXECUTION COPY
CONFIDENTIAL

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “First Amendment”) to Agreement and Plan of Merger is made and entered into effective as of October 19, 2020, by and among (i) AMCI Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) AMCI Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) AMCI Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative under the Merger Agreement (as defined below) (the “Purchaser Representative”), (iv) Vassilios Gregoriou, in the capacity as the Seller Representative under the Merger Agreement (the “Seller Representative”), and (v) Advent Technologies Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

WHEREAS, Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are parties to that certain Agreement and Plan of Merger made and entered into as of October 12, 2020 (the “Original Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement on the terms and conditions set forth herein (as amended, including by this First Amendment, the “Merger Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.          Amendments to Remove Warrant Amendment.  The parties hereby agree to amend the Original Agreement as follows:

a.          Sections 3.5(c) and 5.3(b) of the Original Agreement are hereby amended to delete each of the references to “Warrant Amendment” contained therein.

b.          Section 5.13 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“5.13          The Registration Statement.

(a)          As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Shareholder Approval Matters.

(b)          The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with any PIPE Investment), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (B) the adoption and approval of the Amended Purchaser Charter, (C) adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit G hereto (the “Incentive Plan”), which will provide for awards for a number of shares of Purchaser Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (D) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.18 hereof, (E) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) through (E), collectively, the “Purchaser Shareholder Approval Matters”), and (F) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(c)          If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting.  Purchaser shall use its reasonable best efforts to solicit from the Purchaser stockholders proxies in favor of the Purchaser Shareholder Approval Matters prior to such Purchaser Special Meeting, and to take all other reasonable actions necessary or advisable to secure the Required Purchaser Shareholder Approval.

(d)          [RESERVED]

(e)          In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq.  Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments in good faith.  The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(f)          Purchaser shall exert reasonable best efforts to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption.  Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC.  Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.  Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(g)          Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.  Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting, and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments (and Purchaser shall consider any such comments by the Company in good faith).

(h)          As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to the Company Stockholders and the Proxy Statement to Purchaser’s stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(i)          Purchaser shall apply for, and shall use reasonable best efforts to cause the Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq as of the Closing Date and shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.”

c.          Section 5.20 of the Original Agreement is hereby amended to delete clause (i) thereof in its entirety and replace it with the following:  “[RESERVED]”.

d.          Section 6.1(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:  “[RESERVED]”.

e.          Section 6.2(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c)          Warrant Forfeiture.  Sponsor shall have forfeited the Forfeited Warrants in accordance with the Sponsor Warrant Letter.

f.          Section 6.2(e) of the Original Agreement is hereby amended to delete clause (iii) thereof in its entirety and replace it with the following:  “[RESERVED]”.

g.          Section 10.2 of the Original Agreement is hereby amended to delete the references to the “Required Warrantholder Approval”. “Warrant Amendment”, “Warrantholder Approval Matters” and “Warrantholder Meeting”.

2.          Miscellaneous.  Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein.  This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein.  Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).  The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.  If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded.  This First Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original Agreement, and, without limiting the foregoing, Sections 9.2 through 9.10, 9.12 and 9.13 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

{The remainder of this page is intentionally blank; the next page is the signature page.}

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Agreement and Plan of Merger as of the date first written above.

The Purchaser:

AMCI ACQUISITION CORP.

By:	/s/ William Hunter
Name: William Hunter
Title: Chief Executive Officer

The Purchaser Representative:

AMCI SPONSOR LLC, solely in the capacity as the Purchaser Representative

By:	/s/ William Hunter
Name: William Hunter
Title: Managing Member

Merger Sub:

AMCI MERGER SUB CORP.

By:	/s/ William Hunter
Name: William Hunter
Title: Secretary

The Company:

ADVENT TECHNOLOGIES INC.

By:	/s/ Vassilios Gregoriou
Name: Vassilios Gregoriou
Title: Chief Executive Officer

The Seller Representative:

Vassilios Gregoriou, solely in the capacity as the Seller Representative

By:	/s/ Vassilios Gregoriou
Name: Vassilios Gregoriou

{Signature Page to First Amendment to Agreement and Plan of Merger}

ANNEX B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVENT TECHNOLOGIES HOLDINGS, INC.

Advent Technologies Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:

A. The name of the Corporation is: Advent Technologies Holdings, Inc.

B. The name of the Corporation was formerly: AMCI Acquisition Corp.

C.  The original Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 18, 2018; an Amended and Restated Certificate of Incorporation of the Corporation was filed on November 15, 2018; a Certificate of Amendment to such Amended and Restated Certificate of Incorporation of the Corporation was filed on May 19, 2019 (as amended by such amendments, the “Amended and Restated Certificate”).

C. This Second Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate.

D. Upon filing of this Second Amended and Restated Certificate of Incorporation of the Corporation, the Certificate of Incorporation of the Corporation shall read as follows:

ARTICLE I – NAME

The name of the corporation is Advent Technologies Holdings, Inc. (the “Corporation”). The name of the corporate was formerly AMCI Acquisition Corp.

ARTICLE II -- REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III – PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV – CAPITALIZATION

(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is [111,000,000] shares, consisting of [110,000,000] shares of Common Stock, par value $0.0001 per share (“Common Stock”), and [1,000,000] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

(b) Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes of Preferred Stock, if any, or Common Stock, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions.

(c) Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(d) No Class Vote On Changes In Authorized Number of Shares Of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Second Amended and Restated Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V -- BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than seven (7) and not more than nine (9), each of whom shall be a natural person. The number of directors initially shall be nine (9). Subject to the previous sentence and to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any election of directors by stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote in the election.

(b) Classified Board of Directors. Subject to the special right of the holders of any class or series of stock to elect directors, the Board of Directors shall be classified with respect to the time for which directors severally hold office into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

ARTICLE VI -- LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

(a) Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

(b) Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article VI(b).

(c)  Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, non-profit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

(d) Non-Exclusivity of Rights. The indemnification provided by this Article VI is not exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

(e) Fulfillment of Standard of Conduct. Any Indemnitee shall be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established by a final, non-appealable judgment by a court of competent jurisdiction.

ARTICLE VII -- MEETINGS OF STOCKHOLDERS

(a) No Action by Written Consent. Except as otherwise provided for or fixed by or pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b) Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by (a) the [Chairman of the Board of Directors], (b) the Board of Directors or (c) holders of a majority of the total votes entitled to be cast by the holders of all of the outstanding capital stock of the Corporation entitled to vote generally in an election of directors.

(c) Election of Directors by Written Ballot. Election of directors need not be by written ballot.

ARTICLE VIII -- AMENDMENTS TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to make, alter, amend or repeal the Bylaws; provided, that with respect to the powers of stockholders to make, alter, amend or repeal the Bylaws, the affirmative vote of holders of at least [sixty-six and two-thirds percent (66 2/3%)] of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal the Bylaws of the Corporation.

[remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be executed by the officer below this     day of       , 2020.

[•]

By:
Name:
Title:

ANNEX C
ADVENT TECHNOLOGIES HOLDINGS, INC.
2020 EQUITY INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.

3. ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, (a) to administer and interpret the Plan and any Awards; (b) to determine eligibility for and grant Awards; (c) to determine the exercise price or base value from which appreciation is measured, or the purchase price, if any, applicable to any Award; (d) to determine, modify, accelerate or waive the terms and conditions of any Award; (e) to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); (f) to prescribe forms, rules and procedures relating to the Plan and Awards; (g) to determine the time or times of receipt, type of and the number of shares of Stock covered by Awards, and (h) to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is [•] shares (the “Initial Share Pool”). Up to [•] shares of Stock from the Share Pool may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by including shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) by including the full number of shares of Stock covered by any portion of the SAR that is settled in Stock (and not, for the avoidance of doubt, only the number of shares of Stock delivered in settlement thereof), and (iii) by excluding any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with Section 422.

(b) Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock delivered in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future grant under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all.

(c) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(d) Director Limits. Notwithstanding the foregoing, the aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan for his or her services as a Director during such calendar year, may not exceed $500,000 in the aggregate, calculating the value of any Awards based on the grant date Fair Market Value in accordance with the Accounting Rules, assuming a maximum payout. For the avoidance of doubt, the limitation in this Section 4(d) will not apply to any compensation granted or paid to a Director for his or her services to the Company or a subsidiary other than as a Director.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are Employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6. RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. Each Award granted under the Plan shall be evidenced by an Award agreement in such form as the Administrator shall determine (any such agreement, an “Award Agreement”). No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of an Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant or the Participant’s legal representative. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4) Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested will be forfeited.

(B) Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) Subject to (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company due to his or her Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5) Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant breaches any agreement with the Company or its affiliates with respect to non-competition, non-solicitation, non-disparagement, confidentiality or other restrictive covenant.

(6) Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted (or the Participant’s permitted transferee) is not in compliance with any provision of the Plan or any applicable Award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(6) and any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(6). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(6).

(7) Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award Agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(7) will be treated as though such payment had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

(8) Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and such additional limitations or restrictions as the Administrator may impose and (b) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(9) Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(10) Section 409A.

(A) Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B) Notwithstanding anything to the contrary in the Plan or any Award Agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict. If an operational failure occurs with respect to the requirements of Section 409A, any affected Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service. No provision of the Plan shall be interpreted to transfer any liability for a failure to comply with Section 409A from a Participant or any other Person to the Company.

(C) If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the effective date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award Agreement.

(D) For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(E) With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(b) Stock Options and SARs.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.

(3) Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).

(5) No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7. EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise expressly provided in an Award Agreement or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in Section 7(a)(4) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (B) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally), as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (A) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above, and (B) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5) Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6) Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b) Changes in and Distributions with Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be delivered under the Plan, and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may in its sole discretion also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider necessary and appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock delivered to Participants under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose, and may at any time suspend or terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award Agreement, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the applicable Award Agreement. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), regulations, or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 7 or Section 12 will be treated as an amendment requiring a Participant’s consent.

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan. The Company, in establishing and maintaining the Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in Participants or others claiming entitlement under the Plan or any obligations on the part of the Company or any of its subsidiaries, or the Administrator, except as expressly provided herein. No Award shall be deemed to be salary or compensation for the purposes of computing benefits under any employee benefit, severance, pension or retirement plan of the Company or any of its subsidiaries, unless the Administrator shall determine otherwise, applicable local law provides otherwise or the terms of such plan specifically include such compensation.

11. MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c) Unfunded Plan. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

(d) Severability. If any provision of this Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws in the manner that most closely reflects the original intent of the Award or the Plan, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

12. ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award Agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase the Share Pool.

13. GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award Agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

(c) Jurisdiction. Subject to Section 11(a) and except as may be expressly set forth in an Award Agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement, plan or policy with the Company or any of its subsidiaries that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, (i) a failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its subsidiaries or negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or any of its subsidiaries of any material policy of the Company or any of its subsidiaries (including those relating to sexual harassment), or of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) a material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or any of its subsidiaries and the Participant; (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company or any of its subsidiaries; or (vii) willful misconduct with respect to the Participant’s duties. If, subsequent to a Participant’s termination of employment other than for Cause, it is determined that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall be deemed for purposes of the Plan and any Award issued thereunder to have been terminated for Cause retroactively to the date of the action or event giving rise to such Cause.

“Change of Control”: the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction); or

(iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets (it being understood that the sale or spinoff of one or more (but not all material) divisions of the Company shall not constitute the sale or disposition of all or substantially all of the Company’s assets).

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Advent Technologies Holdings, Inc.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: The consummation of any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a Change of Control, or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Administrator, absence from work due to a disability for a period in excess of 90 days in any 12-month period that would entitle an employee of the Company to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries; provided, that if a Participant is both an employee and a director or member of a board of directors of the Company and/or any of its affiliates, as applicable, Employment with respect to such Participant shall only mean service as an employee of the Company and/or its affiliates, unless the Administrator determines otherwise; provided, further, that if a Participant receives an Award in his or her capacity as an employee and later transitions to a consulting or non-employee service provider role, Employment with respect to such Participant shall only mean service as an Employee of the Company and/or its affiliates, unless the Administrator determines otherwise. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations), after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, as determined by the Administrator consistent with the rules of Section 422 and Section 409A, as applicable, (i) if the Stock is traded on the Nasdaq Capital Market (or any other national securities exchange on which the Stock is then listed), the closing price for a share of Stock for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Criteria applicable to an Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Advent Technologies Holdings, Inc. 2020 Equity Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards granted under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

ANNEX D
§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2)
If the Merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the Merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the Merger or consolidation for such total number of shares exceeds $1 million, or (3) the Merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

AMCI’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and AMCI’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, AMCI has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require AMCI, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

1.1	Underwriting Agreement, dated November 15, 2018, by and among AMCI and Jefferies LLC, as the representatives of the several underwriters. (1)

2.1
Agreement and Plan of Merger, dated as of October 12, 2020, by and among AMCI, Sponsor, in its capacity as Purchaser Representative thereunder, Advent and Vassilios Gregoriou in his capacity as Seller Representative thereunder (included as Annex A to this proxy statement/prospectus/consent solicitation)

2.2
First Amendment to Agreement and Plan of Merger, dated as of October 19, 2020, by and among AMCI, Sponsor, in its capacity as the Purchaser Representative thereunder, Advent, and Vassilios Gregoriou in his capacity as Seller Representative thereunder (included as Annex A to this proxy statement/prospectus/consent solicitation).

3.1	Amended and Restated Certificate of Incorporation. (1)

3.2	Bylaws. (2)

3.3	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus/consent solicitation)

4.1	Specimen Unit Certificate. (3)

4.2	Specimen Common Stock Certificate. (3)

4.3	Specimen Warrant Certificate.(3)

4.4	Warrant Agreement, dated November 15, 2018, by and between Continental Stock Transfer & Trust Company and AMCI. (1)

10.1	Promissory Note, dated as of June 25, 2018, issued to the Sponsor (2)

10.2	Letter Agreement, dated November 15, 2018, by and between AMCI, its officers, directors and the Sponsor. (1)

10.3	Investment Management Trust Account Agreement, dated November 15, 2018, by and between Continental Stock Transfer & Trust Company, LLC and AMCI. (1)

10.4	Registration Rights Agreement, dated November 15, 2018, by and among AMCI, the Sponsor and the holders party thereto. (1)

10.5	Securities Subscription Agreement, dated June 25, 2018, between AMCI and the Sponsor. (3)

10.6	Warrants Purchase Agreement, dated November 15, 2018, between AMCI and the Sponsor. (1)

10.7	Form of Indemnity Agreement. (2)

10.8	Contingent Forward Purchase Contract, dated November 15, 2018, between AMCI and the Sponsor. (4)

10.9	Form of 2020 equity incentive plan (included as Annex C to this proxy statement/prospectus/consent solicitation)

10.10	Promissory Note, dated November 20, 2020, issued to the Sponsor.**

23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

23.2	Consent of Marcum LLP*

101
The following financial information from AMCI Acquisition Corp. Form S-4 filed with the SEC, formatted in Inline Extensible Business Reporting Language (iXBRL): (i) the Consolidated Balance Sheets; (ii) the Consolidated Statements of Operations; (iii) the Consolidated Statements of Changes in Stockholders’ Equity; (iv) the Consolidated Statements of Cash Flows; and (v) the Notes to the Consolidated Financial Statements. XBRL Instance Document – the XBRL Instance Document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL Document.*

(1)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on November 20, 2018.

(2)	Incorporated by reference to the Company’s Form S-1, filed with the SEC on October 25, 2018.

(3)	Incorporated by reference to the Company’s Form S-1/A, filed with the SEC on November 9, 2018.

(4)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on November 27, 2018.

*	Filed herewith.
**	To be filed.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the IPO of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the IPO.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the IPO required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the IPO prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the IPO containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the IPO made by the undersigned registrant to the purchaser.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the IPO of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Latrobe, State of Pennsylvania, on November 24, 2020.

AMCI ACQUISITION CORP.

By:	/s/ WILLIAM HUNTER
William Hunter
Chief Executive Officer

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Latrobe, State of Pennsylvania, on November 24, 2020.

Name	Position	Date

/s/ Hans J. Mende	Executive Chairman of the Board of Directors	November 24, 2020
Hans J. Mende

/s/ William Hunter	President, Chief Executive Officer, Chief Financial Officer and Director	November 24, 2020
William Hunter	(Principal Executive, Financial and Accounting Officer)

/s/ Brian Beem	Vice President	November 24, 2020
Brian Beem

/s/ Nimesh Patel	Vice President	November 24, 2020
Nimesh Patel

/s/ Gary Uren	Director	November 24, 2020
Gary Uren

/s/ Lawrence M. Clark, Jr.	Director	November 24, 2020
Lawrence M. Clark, Jr.

/s/ Jason Grant	Director	November 24, 2020
Jason Grant